Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
ENERGY FUTURE HOLDINGS CORP., et al.,[1]	)	Case No. 14-10979 (CSS)
)
Debtors.	)	(Jointly Administered)
)

DISCLOSURE STATEMENT FOR THE JOINT

PLAN OF REORGANIZATION OF ENERGY FUTURE HOLDINGS

CORP., ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP	RICHARDS, LAYTON & FINGER, P.A.
601 Lexington Avenue	920 North King Street
New York, New York 10022	Wilmington, Delaware 19801
Telephone: (212) 446-4800	Telephone: (302) 651-7700
Facsimile: (212) 446-4900	Facsimile: (302) 651-7701

—and—

300 North LaSalle
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Counsel to the Debtors and Debtors in Possession

—and—

PROSKAUER ROSE LLP	O’KELLY ERNST & BIELLI, LLC
Three First National Plaza 70 W. Madison Street, Suite 3800 Chicago, IL 60602	901 North Market Street Wilmington, Delaware 19801 Telephone: (302) 778-4000
Telephone: (312) 962-3550	Facsimile: (302) 295-2873
Facsimile: (312) 962-3551

Co-Counsel to the Debtor Energy Future Holdings Corp.

—and—

[1]	The last four digits of Energy Future Holdings Corp.’s tax identification number are 8810. The location of the debtors’ service address is 1601 Bryan Street, Dallas, Texas 75201. Due to the large number of debtors in the Chapter 11 Cases, which are being jointly administered, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at http://www.efhcaseinfo.com.

CRAVATH, SWAINE AND MOORE LLP	STEVENS & LEE, P.C.
Worldwide Plaza 825 Eighth Avenue New York, New York 10019	1105 North Market Street, Suite 700 Wilmington, Delaware 19801 Telephone: (302) 425-3310
Telephone: (212) 474-1978	Facsimile: (610) 371-7927
Facsimile: (212) 474-3700

Co-Counsel to the Debtor Energy Future Intermediate Holding Company LLC

—and—

MUNGER, TOLLES & OLSON LLP	MCELROY, DEUTSCH, MULVANEY & CARPENTER, LLP
355 South Grand Avenue, 35th Floor Los Angeles, California 90071 Telephone: (213) 683-9100	300 Delaware Avenue, Suite 770 Wilmington, Delaware 19801 Telephone: (302) 300-4515
Facsimile: (213) 683-4022	Facsimile: (302) 654-4031

Co-Counsel to the TCEH Debtors

THIS IS NOT A SOLICITATION OF AN ACCEPTANCE OR REJECTION OF THE PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ACCEPTANCES OR REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DRAFT DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

Dated: April 14, 2015

IMPORTANT INFORMATION REGARDING THIS DISCLOSURE STATEMENT

DISCLOSURE STATEMENT, DATED APRIL 14, 2015

SOLICITATION OF VOTES

ON THE JOINT PLAN OF REORGANIZATION OF

ENERGY FUTURE HOLDINGS CORP., ET AL.,

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

From the Holders of Outstanding:

Voting Class	Name of Class Under the Plan

Class A4	EFH Legacy Note Claims

Class A5	EFH Unexchanged Note Claims

Class A6	EFH LBO Note Primary Claims

Class A7	EFH Swap Claims

Class A8	EFH Non-Qualified Benefit Claims

Class A9	General Unsecured Claims Against EFH Corp.

Class A10	General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.

Class A11	EFH Settlement Claim

Class A12	TCEH Settlement Claim

Class A16	Interests in EFH Corp.

Class B3	EFIH First Lien Note Claims

Class B4	EFIH Second Lien Note Claims

Class B5	General Unsecured Claims Against the EFIH Debtors

Class C3	TCEH First Lien Secured Claims

Class C4	TCEH Unsecured Debt Claims

Class C5	General Unsecured Claims Against the TCEH Debtors Other Than EFCH

IF YOU ARE IN ONE OF THESE CLASSES, YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN.

RECOMMENDATION BY THE DEBTORS

THE BOARD OF MANAGERS OR DIRECTORS (AS APPLICABLE) OR THE SOLE MEMBER OF EACH OF THE DEBTORS HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT AND RECOMMEND THAT ALL HOLDERS OF CLAIMS OR INTERESTS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN.

DELIVERY OF BALLOTS

BALLOTS AND MASTER BALLOTS, AS APPLICABLE, MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING EASTERN TIME) ON OCTOBER 21, 2015, AT THE FOLLOWING ADDRESSES:

FOR ALL BALLOTS OTHER THAN MASTER BALLOTS

VIA FIRST CLASS MAIL:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

P.O. BOX 4422

BEAVERTON, OREGON 97076-4422

VIA OVERNIGHT COURIER OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

10300 SW ALLEN BOULEVARD

BEAVERTON, OREGON 97005

FOR MASTER BALLOTS

VIA FIRST CLASS MAIL, OVERNIGHT COURIER, OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

777 THIRD AVENUE, 12TH FLOOR

NEW YORK, NEW YORK 10017

IF YOU RECEIVED AN ENVELOPE ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ENOUGH TIME WHEN YOU RETURN YOUR BALLOT FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT BEFORE THE VOTING DEADLINE.

BALLOTS RECEIVED VIA EMAIL OR FACSIMILE WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS ON THE PROCEDURE FOR VOTING ON THE PLAN, PLEASE CALL THE DEBTORS’ RESTRUCTURING HOTLINE AT:

(877) 276-7311

READERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN.

SEE SECTION IX OF THE DISCLOSURE STATEMENT FOR IMPORTANT SECURITIES LAW DISCLOSURES.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED IN THIS DISCLOSURE STATEMENT.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS, INCLUDING RISKS ASSOCIATED WITH THE FOLLOWING: (I) FUTURE FINANCIAL RESULTS AND LIQUIDITY, INCLUDING THE ABILITY TO FINANCE OPERATIONS IN THE ORDINARY COURSE OF BUSINESS; (II) VARIOUS FACTORS THAT MAY AFFECT THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN AND THE EXISTING INTERESTS IN EFH CORP. TO BE RETAINED UNDER THE PLAN; (III) THE RELATIONSHIPS WITH AND PAYMENT TERMS PROVIDED BY TRADE CREDITORS; (IV) ADDITIONAL FINANCING REQUIREMENTS POST-RESTRUCTURING; (V) FUTURE DISPOSITIONS AND ACQUISITIONS; (VI) THE EFFECT OF COMPETITIVE PRODUCTS, SERVICES, OR PROCURING BY COMPETITORS; (VII) CHANGES TO THE COSTS OF COMMODITIES AND RAW MATERIALS; (VIII) THE PROPOSED RESTRUCTURING AND COSTS ASSOCIATED THEREWITH; (IX) THE EFFECT OF CONDITIONS IN THE ENERGY MARKET ON THE DEBTORS; (X) THE CONFIRMATION AND CONSUMMATION OF THE PLAN; (XI) CHANGES IN LAWS AND REGULATIONS FROM GOVERNMENT AGENCIES; AND (XII) EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PLAN AND THE SUMMARIES CONTAINED IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR THE PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT, ALONG WITH ALL OTHER DOCUMENTS FILED WITH THE SEC BY THE DEBTORS AND THEIR AFFILIATES, ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL IN THIS DISCLOSURE STATEMENT. THE DOCUMENTS FILED WITH THE SEC BY THE DEBTORS AND THEIR AFFILIATES ARE AVAILABLE FREE OF CHARGE ONLINE AT THE DEBTORS’ WEBPAGE, HTTP://WWW.ENERGYFUTUREHOLDINGS.COM/FINANCIAL/DEFAULT.ASPX, AT THE DEBTORS’ RESTRUCTURING WEBPAGE, WWW.EFHCASEINFO.COM, AND AT THE SEC’S WEBPAGE, HTTP://WWW.SEC.GOV/EDGAR.SHTML.

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VI.	Confirmation of the Plan		117
	A.	The Confirmation Hearing	117
	B.	Requirements for Confirmation	118
	C.	Conditions Precedent to Confirmation of the Plan	121
	D.	Conditions Precedent to the Effective Date	122
	E.	Waiver of Conditions	123
	F.	Effect of Failure of Conditions	123

VII.	Voting Instructions		124
	A.	Overview	124
	B.	Holders of Claims and Interests Entitled to Vote on the Plan	124
	C.	Voting Record Date	124
	D.	Voting on the Plan	124
	E.	Ballots Not Counted	125

VIII.	Risk Factors		127
	A.	Risks Related to the Restructuring	127
	B.	Risks Related to Confirmation and Consummation of the Plan	132
	C.	Risks Related to Recoveries Under the Plan	134
	D.	Risk Factors Related to the Business Operations of the Debtors, the Reorganized Debtors, and Oncor	137
	E.	Miscellaneous Risk Factors and Disclaimers	153

IX.	Important Securities Laws Disclosures		159
	A.	Section 1145 of the Bankruptcy Code	159
	B.	Subsequent Transfers of Securities Not Covered by the Section 1145(a)(1) Exemption	160

X.	Certain U.S. Federal Income Tax Consequences of the Plan		161
	A.	Introduction	161
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors	162
	C.	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Claims and Interests	165
	D.	Withholding and Reporting	176

XI.	Recommendation of the Debtors		178

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EXHIBITS

Exhibit A	List of EFH Debtors

Exhibit B	List of TCEH Debtors

Exhibit C	Plan of Reorganization

Exhibit D	Corporate Structure of the Debtors and Certain Non-Debtor Affiliates

Exhibit E	Reorganized Debtors’ Financial Projections

Exhibit F	Reorganized TCEH Valuation Analysis

Exhibit G	Liquidation Analysis

Exhibit H	Disclosure Statement Order

Exhibit I	Confirmation Scheduling Order

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

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I. Executive Summary

A.	Purpose of this Disclosure Statement and the Plan.

This disclosure statement (this “Disclosure Statement”) is being sent to you on the date hereof (the “Solicitation Date”) pursuant to section 1125 of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in connection with the chapter 11 cases (the “Chapter 11 Cases”) commenced on April 29, 2014 (the “Petition Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by Energy Future Holdings Corp. (“EFH Corp.” and, together with certain of its direct and indirect subsidiaries listed on Exhibit A to this Disclosure Statement, the “EFH Debtors”), the ultimate parent company of each of the entities that comprise the EFH corporate group (collectively, “EFH”); Texas Competitive Electric Holdings Company LLC (“TCEH” and, together with its direct parent company, Energy Future Competitive Holdings Company LLC (“EFCH”) and certain of TCEH’s direct and indirect subsidiaries as listed on Exhibit B to this Disclosure Statement, the “TCEH Debtors”); and Energy Future Intermediate Holding Company LLC (“EFIH” and, together with EFIH Finance, Inc., the “EFIH Debtors”). Collectively, the EFH Debtors, the TCEH Debtors, and the EFIH Debtors are referred to herein as the “Debtors.”

The Debtors seek to confirm the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”),2 including the Plan Supplement, to effect a comprehensive restructuring of their balance sheets (the “Restructuring”). The Bankruptcy Court approved this Disclosure Statement, authorized solicitation of votes to accept or reject the Plan, and scheduled the hearing to confirm the Plan (the “Confirmation Hearing”) to begin at [    :    ] (prevailing Eastern Time) on [DATE]. It is important that Holders of Claims and Interests carefully read this Disclosure Statement and all of the materials attached to this Disclosure Statement and incorporated into this Disclosure Statement by reference to fully understand the business operations of all of the Debtors and their non-Debtor affiliates.

As described in this Disclosure Statement, the Debtors believe that the Plan provides for a comprehensive restructuring and recapitalization of the Debtors’ pre-bankruptcy obligations and corporate form, preserves the going-concern value of the Debtors’ businesses, maximizes recoveries available to all constituents, provides for an equitable distribution to the Debtors’ stakeholders, protects the jobs of employees, and ensures continued provision of electricity in Texas to the TCEH Debtors’ approximately 1.7 million retail customers and the smooth delivery of electricity to the entire state through the TCEH Debtors’ generation activities.

A bankruptcy court’s confirmation of a plan of reorganization binds the debtor, any entity or person acquiring property under the plan, any creditor of or interest holder in a debtor, and any other entities and persons as may be ordered by the bankruptcy court to the terms of the confirmed plan, whether or not such creditor or interest holder is impaired under or has voted to accept the plan or receives or retains any property under the plan, through an order confirming the plan (the “Confirmation Order”). Among other things (subject to certain limited exceptions and except as otherwise provided in the Plan or the Confirmation Order), the Confirmation Order will discharge the Debtors from any Claim (as that term is defined in the Plan) arising before the Effective Date and substitute the obligations set forth in the Plan for those pre-bankruptcy Claims. Under the Plan, Claims and Interests are divided into groups called “Classes” according to their relative priority and other criteria.

[2]	The Plan is attached hereto as Exhibit C and incorporated into this Disclosure Statement by reference. Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan, and capitalized terms used but not otherwise defined in this Executive Summary have the meanings ascribed to them in the remainder of this Disclosure Statement or the Plan. Additionally, this Disclosure Statement incorporates the rules of interpretation set forth in Article I.B of the Plan. The summaries provided in this Disclosure Statement of any documents attached to this Disclosure Statement, including the Plan, the exhibits, and the other materials referenced in the Plan, the Plan Supplement, and any other documents referenced or summarized herein, are qualified in their entirety by reference to the applicable document. In the event of any inconsistency between the discussion in this Disclosure Statement and the documents referenced or summarized herein, the applicable document being referenced or summarized shall govern. In the event of any inconsistencies between any document and the Plan, the Plan shall govern.

Each of the Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan does not contemplate the substantive consolidation of the Debtors’ estates. Except to the extent that a Holder of an Allowed Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for such Claim, each Holder of an Allowed Claim or Allowed Interest with regard to each of the Debtors will receive the same recovery (if any) provided to other Holders of Allowed Claims or Allowed Interests in the applicable Class according to the respective Debtor against which they hold a Claim or Interest, and will be entitled to their Pro Rata share of consideration available for distribution to such Class (if any).

The Debtors believe that their businesses and assets have significant value that would not be realized under any alternative reorganization option or in a liquidation. Consistent with the valuation, liquidation, and other analyses prepared by the Debtors with the assistance of their advisors, the going concern value of the Debtors is substantially greater than their liquidation value. The Debtors believe that all alternative transactions that have been presented to the Debtors to date would result in significant delays, litigation, and additional risks and costs, and could negatively affect the Debtors’ value by, among other things, increasing administrative costs and causing unnecessary uncertainty with the Debtors’ key customers, employees, trading counterparties, and supplier constituencies, which could ultimately lower the recoveries for all Holders of Allowed Claims and Allowed Interests.

Prior to voting on the Plan, you are encouraged to read this Disclosure Statement and all documents attached to this Disclosure Statement in their entirety, as well as the various reports and other filings filed with the SEC by the Debtors and their Affiliates (collectively, the “EFH Public Filings”). The EFH Public Filings include those reports filed by EFH Corp., EFIH, and EFCH, as well as those filed by the non-Debtor Entity Oncor Electric Delivery Company LLC (“Oncor”) and Oncor Electric Delivery Transition Bond Company LLC (“Oncor BondCo”). The EFH Public Filings are available free of charge online at http://www.energyfutureholdings.com/financial/default.aspx, http://www.sec.gov/edgar.shtml, and www.efhcaseinfo.com. This Disclosure Statement expressly incorporates the EFH Public Filings by reference. As reflected in the EFH Public Filings and this Disclosure Statement, there are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project, and the Debtors undertake no obligation to update any such statement. Certain of these risks, uncertainties, and factors are described in Section VIII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 127.

B.	Overview of EFH.

EFH’s businesses include the largest generator, distributor, and certified retail provider of electricity (or “REP”) in Texas.3 EFH conducts substantially all of its business operations in the electricity market overseen by the Electric Reliability Council of Texas (“ERCOT”), which covers the majority of Texas. The Texas electricity market, in turn, is subject to oversight and regulation by the Public Utility Commission of Texas (the “PUC”). As of December 31, 2014, EFH had approximately 8,920 employees, approximately 5,500 of whom are employed by the Debtors and the remainder of which are employed by the non-Debtor, Oncor. EFH has three distinct business units:

•	EFH’s competitive electricity generation, mining, wholesale electricity sales, and commodity risk management and trading activities, conducted by the TCEH Debtors composing “Luminant”;

•	EFH’s competitive retail electricity sales and related operations, mainly conducted by the TCEH Debtors composing “TXU Energy”;[4] and

•	EFH’s rate-regulated electricity transmission and distribution operations, conducted by the non-Debtor Oncor Electric Delivery Company LLC (“Oncor”). EFIH, which is 100% owned by EFH Corp., indirectly owns approximately 80% of Oncor. As described below, Oncor Holdings and Oncor are not Debtors in the Chapter 11 Cases.

[3]	For financial reporting under Generally Accepted Accounting Principles, EFH Corp. reports information for two segments: the Competitive Electric and Regulated Delivery business segments. The Competitive Electric segment includes both Luminant and TXU Energy. The Regulated Delivery segment is composed of Oncor. The Competitive Electric segment is essentially engaged in the production of electricity and the sale of electricity in wholesale and retail channels.
[4]	The Debtors also conduct a relatively small amount of retail electricity operations through their 4Change Energy brand and another entity, Luminant ET Services Company, which provides retail electricity service to one municipality and to some of Luminant’s mining operations, and a small amount of retail gas operations through Luminant Energy Company LLC.

EFH and its management team have significant experience as leaders in the electricity industry.

Luminant owns and operates 13 power plants comprising 36 electricity generation units.5 Luminant’s total electricity generation6 of 13,772 megawatts (“MW”) accounts for approximately 15% of the generation capacity in the ERCOT market. Luminant sells approximately 50% of its electricity generation output to TXU Energy, and sells the remainder through bilateral sales to third parties or through sales directly to ERCOT. Luminant also owns and operates 12 surface lignite coal mines in Texas that supply coal to Luminant’s lignite/coal-fueled units.7 Luminant is the largest coal miner in Texas and the ninth-largest coal miner in the United States.8

TXU Energy sells electricity to approximately 1.7 million residential and business customers, and is the single largest REP by customer count in Texas. TXU Energy serves approximately 25% of the residential customers and approximately 19% of the business customers in the areas of the ERCOT market that are open to competition. TXU Energy generally purchases all of its electricity requirements from Luminant. TXU Energy maintains a strong position in the highly competitive ERCOT retail electricity market due to its industry-leading customer care performance and technological innovation.

Oncor is engaged in rate-regulated electricity transmission and distribution activities in Texas. Oncor provides these services at rates approved by the PUC to REPs (including TXU Energy) that sell electricity to residential and business customers, as well as to electricity distribution companies, cooperatives, and municipalities. Oncor operates the largest transmission and distribution system in Texas, delivering electricity to more than 3.3 million homes and businesses and operating more than 121,000 miles of transmission and distribution lines. Oncor has the largest geographic service territory of any transmission and distribution utility within the ERCOT market, covering 91 counties and over 400 incorporated municipalities. Importantly, however, Oncor is “ring-fenced” from the Debtors: it has an independent board of directors, and it is operated, financed, and managed independently. As a result, its financial results of operation are not consolidated into EFH Corp.’s financial statements. A significant portion of Oncor’s revenues are attributable to TXU Energy, which is Oncor’s largest customer. Oncor Holdings, Oncor, and their ring-fenced subsidiaries are not Debtors in the Chapter 11 Cases.

EFH largely adopted its current organizational structure, and issued a significant portion of the debt that composes its capital structure, in October 2007, as a result of the private acquisition of a public company, TXU Corp. (the “2007 Acquisition”). At the time, investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), TPG Capital, L.P. (“TPG”) and Goldman, Sachs & Co. (“Goldman Sachs”) (together with KKR and TPG, the “Sponsor Group”), together with certain co-investors, contributed approximately $8.3 billion of equity capital into EFH through Texas Energy Future Holdings Limited Partnership (“Texas Holdings”). And, like many other private acquisitions, EFH issued significant new debt and assumed existing debt and liabilities in connection with the 2007 Acquisition. Immediately following the 2007 Acquisition, the Debtors’ total funded indebtedness was approximately $36.13 billion, comprised of approximately $28.8 billion at TCEH, $128 million at EFCH, and $7.2 billion at EFH Corp.

[5]	Of those units, 33 units are in active year-round operation, and three units (at two plants) are subject to seasonal operation. The units exclude four units (at two plants) that are idled and expected to be retired in June 2015. Luminant has noticed ERCOT that the four idled units will be retired, effective June 3, 2015, thereby reducing Luminant’s total nameplate generation capacity by 1,655 MW.
[6]	These amounts do not include four natural gas fueled generation units representing 1,655 MW of Capacity that Luminant plans to retire in June 2015.
[7]	Of these mines, eight are active, two are in development, and two are currently idle.
[8]	Based on tons of coal mined in 2013.

As of the Petition Date, the principal amount of the Debtors’ total funded indebtedness was nearly $42 billion, including:

•	approximately $24.385 billion of TCEH First Lien Debt (excluding amounts due under cancelled TCEH First Lien Interest Rate Swaps and TCEH First Lien Commodity Hedges, which the TCEH Debtors estimate total approximately $1.235 billion), $1.571 billion of TCEH Second Lien Notes, $5.237 billion of TCEH Unsecured Notes, and $875 million of Pollution Control Revenue Bonds;

•	approximately $61 million of Tex-La Obligations that are obligations of EFCH, which are guaranteed by EFH Corp., and secured by an interest in certain assets owned by the TCEH Debtors and Oncor, and approximately $9 million of EFCH 2037 Notes;

•	approximately $1.929 billion of EFH Unsecured Notes (including $1.282 billion of EFH Legacy Notes held by EFIH); and

•	approximately $3.985 billion of EFIH First Lien Notes, $2.156 billion of EFIH Second Lien Notes, and $1.568 billion of EFIH Unsecured Notes.

Although the Debtors’ core business operations are strong, and TCEH and EFIH have historically been and will continue to be cash flow positive before debt service, low wholesale electricity prices in the Texas electricity market have made it impossible for the TCEH Debtors to support their current debt load. In October 2007, the main ingredients for EFH’s financial success were robust. Since 2007, however, overall economic growth was reduced because of the economic recession in 2008 and 2009 and wholesale electricity prices have significantly declined. The material and unexpected reduction in wholesale electricity prices was caused, in large part, by an increase in the supply of natural gas caused by the rise of hydraulic fracturing (known as “fracking”) and advances in directional drilling techniques. This increase in the supply of natural gas caused a significant decline in natural gas prices, and because the wholesale price of electricity in the ERCOT market is closely tied to the price of natural gas, the wholesale price of electricity in the ERCOT market has significantly declined since 2007. As a result of this significant decline in wholesale electricity prices in ERCOT coupled with higher fuel and environmental compliance costs, the profitability of the TCEH Debtors’ generation assets has substantially declined.

Separately, EFIH and EFH Corp. have significant funded indebtedness and had insufficient cash flows to service those obligations. Before the Petition Date, EFIH—which is a holding company that has no independent business operations—relied on dividend distributions from Oncor and intercompany interest payments (relating to debt issued by EFH Corp. and the TCEH Debtors that EFIH acquired in exchange offers) to satisfy its funded debt obligations. These sources of cash, however, were not sufficient to service EFIH’s obligations. EFH Corp. also has minimal cash flow. As a result, both EFIH and EFH Corp. faced significant liquidity constraints that prompted their chapter 11 filings.

C.	Overview of the Plan.

1.	Events Leading Up to the Plan.

The Debtors filed the Plan and this Disclosure Statement after months of negotiations with stakeholders regarding a consensual, value-maximizing plan of reorganization. The Debtors commenced their Chapter 11 Cases on April 29, 2014, after signing a restructuring support agreement (the “Restructuring Support Agreement”) with certain of their significant stakeholders. The Restructuring Support Agreement was the product of arm’s-length negotiations with the Debtors’ stakeholders and more than two years of efforts to evaluate available restructuring alternatives. At the time the Debtors signed the Restructuring Support Agreement, the Restructuring Support Agreement represented the best available, value-maximizing restructuring alternative. The Restructuring Support Agreement contemplated, among other things, an EFIH Second Lien DIP Facility, under which certain Holders of EFIH Unsecured Notes would have become the majority owners of Reorganized EFH. After the Debtors filed the Chapter 11 Cases, however, the Debtors received competing offers to acquire EFH Corp.’s economic ownership interest in Oncor, including from third party strategic buyers. These bids offered new alternatives to maximize the value of the Debtors’ estates, and the Debtors opted to terminate the Restructuring Support Agreement in July 2014 to pursue these potential offers, consistent with their fiduciary duties.

After terminating the Restructuring Support Agreement, the Debtors then worked diligently with their advisors and stakeholders to develop a process to maximize estate recoveries resulting from the market interest in EFH Corp.’s indirect economic ownership interest in Oncor (the “Bidding Procedures”). The Bankruptcy Court entered an order approving the Bidding Procedures and related auction process for the selection of the highest or otherwise best bid (the “Bidding Procedures Order”) over the objection of certain parties. This bidding process is currently underway, with the sealed portion of the bidding process anticipated to be complete by May 2015.

At the same time, the Debtors and their advisors took a number of key steps to advance plan negotiations and set the stage for the negotiations and settlements that led to the filing of the Plan and Disclosure Statement.

First, in November 2014, each of EFH Corp., EFIH, and EFCH/TCEH, retained counsel and financial advisors (together, the “Conflicts Matter Advisors”) to advise and represent them in reviewing and analyzing actual conflicts matters among those Debtors’ estates, including potential intercompany Claims among the Debtors, at the direction of the disinterested directors and managers at each of EFH, EFIH, and EFCH/TCEH, respectively.

Second, to allow the disinterested directors or managers and the Conflicts Matter Advisors to fully engage in restructuring discussions on actual conflict matters, the Debtors expended significant efforts to provide the Conflicts Matter Advisors with diligence regarding potential conflicts matters and actual conflicts matters. This included frequent telephonic and in-person diligence sessions, and involved the Debtors or their advisors providing materials or presentations that helped inform the Conflicts Matter Advisors on key factual and legal issues and the Debtors’ historical transactions.

Third, the Debtors’ co-chief restructuring officers (“co-CROs”) led the development of a plan term sheet that was based on proposals and feedback received from the Debtors’ creditors following numerous meetings and telephone conferences the Debtors and their advisors participated in with their stakeholders where the parties discussed various plan of reorganization concepts and issues. Numerous stakeholders made their own proposals, which the Debtors closely reviewed and analyzed.

Fourth, on February 11, 2015, taking into consideration the various stakeholder discussions and proposals, the Debtors posted to their restructuring website and circulated to their key stakeholders a plan term sheet that contemplated a global settlement of all intercompany claims and a proposed confirmation timeline. The substantive content of the plan term sheet and confirmation timeline was approved by the co-CROs. While the Debtors had not sought and received approval from their boards of the substantive content of the plan term sheet, the circulation of the plan term sheet and confirmation timeline was supported by each of the Debtors’ boards, including the disinterested directors and managers after consultation with their respective Conflicts Matter Advisors. Although this plan term sheet did not include key numbers regarding plan treatment and intercompany claim issues, the Debtors circulated the plan term sheet to stakeholders for the purposes of putting forth a flexible structure, fostering dialogue about a comprehensive solution, and soliciting stakeholder feedback on how to improve and refine the suggested structure.

Fifth, following nearly a month of discussions and negotiations with their stakeholders about the plan term sheet and alternative proposals, on March 2, 2015, the Debtors circulated to the same stakeholder groups a revised draft of the plan term sheet and a revised proposed confirmation timeline that set forth preliminary illustrative settlement numbers based on feedback the co-CRO’s had received from stakeholders. The substantive content of the plan term sheet and confirmation timeline were approved by the co-CROs and the numbers were intended to strike a preliminary but appropriate balance among the various interests reflected in the various proposals that had been discussed. As had been the case with the term sheet circulated on February 11, 2015, while the Debtors had not sought and received approval from their boards of the substantive content of the revised plan term sheet, the circulation of the revised plan term sheet and confirmation timeline was supported by each of the Debtors’ boards, including the disinterested directors and managers in consultation with their respective Conflicts Matter Advisors.

Sixth, since the engagement of the Conflicts Matter Advisors and while all of the above was taking place, the Debtors’ disinterested directors and managers undertook a comprehensive process to prepare for and participate in negotiations with each other regarding the various inter-Debtor issues and claims that would necessarily affect any plan of reorganization. This included in-person and telephonic discussions and negotiation sessions over the course of multiple weeks and culminated in the Disinterested Director Settlement (as defined and described in Section I.E and further described in Section V.H.1 of this Disclosure Statement). This settlement is based on independent analyses and diligence conducted by the Debtors’ disinterested directors and managers after consultation with the Conflicts Matter Advisors and was the product of significant and deliberate negotiations among the Debtors’ disinterested directors and managers.

In sum, the co-CROs led the formulation and the negotiation of the Plan as a whole, subject to the Debtors’ disinterested directors’ and managers’ formulation and negotiation of the Plan with respect to actual conflict matters.

Approximately one year after the Petition Date, and following months of discussions with their stakeholders and following good faith, arm’s length negotiations among the Debtors’ disinterested directors and managers, the Debtors filed the Plan and this Disclosure Statement in a continued effort to negotiate a consensual, value-maximizing Plan. The Debtors hope to achieve additional support for their Plan in advance of Confirmation. At the same time, the Debtors continue to consider and evaluate alternatives to maximize value for the benefit of their stakeholders. The Debtors may withdraw the Plan at any time before Confirmation for any reason, including to the extent the Debtors receive a higher or otherwise better offer than what is provided for in the Plan, or if the Debtors determine that pursuing Confirmation of the Plan would be inconsistent with any Debtor’s fiduciary duties. Moreover, each of (a) the disinterested directors of EFH, (b) the disinterested manager of EFIH, and (c) the disinterested manager of TCEH may (without the consent of the other disinterested managers or disinterested directors, as applicable) terminate the Disinterested Director Settlement if any of them determines, based on the advice of counsel, that termination of the Disinterested Director Settlement would be consistent with the exercise of their fiduciary duties.

2.	Plan Structure.

The Plan is premised on the following structure:

•	The highest or otherwise best form of transaction available to the Debtors that will include either a taxable deconsolidation or tax-free spin-off of TCEH (the “Tax-Free Spin-Off”) combined with one of three forms of transaction for Reorganized EFH: a merger, an equity investment, or a standalone reorganization (the “EFH/EFIH Transaction”). Importantly, the Tax-Free Spin-Off is intended to avoid a significant potential tax liability that the Debtors believe would, if triggered, materially reduce creditor recoveries at all of the Estates.

•	Under the Tax-Free Spin-Off, TCEH will spin off from the Debtors to form a standalone reorganized entity, Reorganized TCEH, and the tax attributes of the EFH Group will be substantially used to provide Reorganized TCEH with a partial step-up in tax basis in certain of its assets, valued at approximately $1.0 billion. As a result, the Holders of TCEH First Lien Secured Claims will receive Reorganized TCEH Common Stock (subject to dilution by the New Reorganized TCEH Warrants and the Reorganized TCEH Management Incentive Plan) and 100% of the net cash proceeds of the New Reorganized TCEH Debt, in addition to recoveries on account of the TCEH Settlement Claim and potentially, the TCEH Equity Sharing Recovery, as discussed in more detail below. If either Class of TCEH Unsecured Debt Claims (including the TCEH Second Lien Note Claims, TCEH Unsecured Note Claims, and TCEH First Lien Deficiency Claims) or the General Unsecured Claims Against the TCEH Debtors Other Than EFCH votes to accept the Plan, such Holders will be entitled to receive their Pro Rata share of a $[ ] distribution in the form of cash and New Reorganized TCEH Warrants, in addition to a potential share of the recoveries distributed to TCEH on account of the TCEH Settlement Claim and the TCEH Equity Sharing Recovery, all as discussed in more detail below (collectively, the “TCEH Unsecured Settlement Distribution”), excluding Holders of TCEH First Lien Deficiency Claims, who will waive any recovery on account of such Claims. If either Class votes to reject the Plan, such Holders will receive what they otherwise would be entitled to receive in a chapter 7 liquidation.

•

TCEH will receive a $700 million settlement claim from EFH Corp. (the “TCEH Settlement Claim”), which will result in a payment up to such amount to be distributed in a to be determined manner among holders of Holders of TCEH First Lien Secured Claims, TCEH Unsecured Debt Claims, and

General Unsecured Claims Against the TCEH Debtors Other than EFCH. The Holders of Interests in EFH Corp. will receive a $10 million settlement claim from EFH Corp. (the “EFH Settlement Claim,” and together with the TCEH Settlement Claim, the “Settlement Claims”), which will result in a payment up to such amount to be distributed to such Holders of Interests in EFH Corp.

•	The EFH/EFIH Transaction proceeds (including Cash and Reorganized EFH Common Stock) will be distributed to Holders of EFIH and EFH Claims (including the Settlement Claims) in accordance with their priorities under the Bankruptcy Code, as follows:

•	first, to all “Other Secured Claims” and “Other Priority Claims” against the EFH Debtors and the EFIH Debtors and the Legacy General Unsecured Claims Against EFH Corp.;

•	second, to EFIH First Lien Note Claims, if any, the EFIH Second Lien Note Claims, and the General Unsecured Claims Against the EFIH Debtors, in that order of priority;

•	third, in an amount up to $1.41 billion, (i) 49.645% to TCEH on account of the TCEH Settlement Claim; (ii) 0.709% to Holders of Interests in EFH Corp. on account of the EFH Settlement Claim; and (iii) 49.645% Pro Rata to the Holders of the EFH Legacy Note Claims, the EFH Unexchanged Note Claims, the EFH Swap Claims, the EFH Non-Qualified Benefit Claims, and the General Unsecured Claims Against EFH Corp. (collectively, the “Other EFH Transaction Consideration Pool Claims”), with any remainder to the Holders of Interests in EFH Corp.; and

•	fourth, (i) 50% of up to $210 million to TCEH (the “TCEH Equity Sharing Recovery”); and (ii) 50% of up to $210 million, and 100% of amounts in excess of $210 million, Pro Rata to Holders of the Other EFH Transaction Consideration Pool Claims Against EFH Corp., and any remainder after satisfaction of such Claims in full, to the Holders of Interests in EFH Corp., all as set forth more fully in Section V.E of this Disclosure Statement, entitled “Treatment of Classified Claims and Interests,” which begins on page 88.

•	The Plan includes a series of settlement offers for alleged Makewhole Claims and Interest Rate Claims for Holders of EFIH Second Lien Note Claims, General Unsecured Claims Against the EFIH Debtors, and EFH Legacy Note Claims. To the extent such classes of Holders do not accept the Plan, they will have the opportunity to litigate the amount of their Claims in the Bankruptcy Court and may receive treatment under 1129(b) of the Bankruptcy Code with respect to Allowed amounts.

•	In exchange for the value provided and the compromises contained in the Plan, the Plan provides for the mutual release of Claims among all Debtors and consenting Holders of Claims and Interests and third-party releases of direct and indirect Holders of Interests in EFH Corp. and its affiliates.

Other significant aspects of the Plan are summarized below.

(a)	EFH/EFIH Transaction.

The Debtors will select the highest or otherwise best available EFH/EFIH Transaction in accordance with the Bidding Procedures Order and the Plan. The Bidding Procedures Order and Plan allow for the Debtors to select among any alternative transaction bid, including a merger bid (the “Merger Scenario”), an equity investment bid (the “Backstop Scenario”), or a standalone plan structure in which the Debtors do not receive a new money equity investment (the “Standalone Scenario”).

For more information on the Bidding Procedures Order and the Debtors’ auction process, refer to Section IV.G of this Disclosure Statement, entitled “Motion to Approve Bidding Procedures and Schedule an Auction Related to EFH/EFIH,” which begins on page 67.

On the Effective Date, regardless of which of the Merger Scenario, Backstop Scenario, or Standalone Scenario occurs, the proceeds of the EFH/EFIH Transaction, including (a) (i) cash on hand, (ii) any cash received from the Parent, in the Merger Scenario, or the Backstop Parties, in the Backstop Scenario, and (iii) the cash proceeds of the

Tranche A Reorganized EFIH First Lien Debt (collectively, the “Cash Consideration”), and (b) Parent Common Stock, in the Merger Scenario, or Reorganized EFH Common Stock, in the Backstop Scenario or Standalone Scenario (the “Stock Consideration,” and together with the Cash Consideration, the “Transaction Consideration”) shall be applied to Holders of Claims and Interests under the Plan as set forth above, in the following manner:

•	the Cash Consideration will first be applied to the Priority Transaction Consideration Pool, which is distributed to Holders of “Other Secured Claims” and “Other Priority Claims” against the EFH Debtors and the EFIH Debtors and the Legacy General Unsecured Claims Against EFH Corp.;

•	the remaining Cash Consideration, if any, will be applied first to the EFIH Transaction Consideration Pool, which is distributed to Holders of all EFIH First Lien Note Claims, if any, EFIH Second Lien Note Claims, and General Unsecured Claims Against the EFIH Debtors, in that order of priority until satisfied in full, and second to the EFH Transaction Consideration Pool, in an amount up to $1.41 billion, which is distributed in accordance with the Plan as follows: (i) 49.645% to TCEH on account of the TCEH Settlement Claim; (ii) 0.709% to the Holders of Interests in EFH Corp. on account of the EFH Settlement Claim ; and (iii) 49.645% Pro Rata to the Other EFH Transaction Consideration Pool Claims, and any remainder after satisfaction of such Claims in full, to the Holders of Interests in EFH Corp.; and

•	once the Cash Consideration has been fully distributed, the Stock Consideration will be applied first to the EFIH Transaction Consideration Pool until satisfied in full, second Pro Rata to the EFH Transaction Consideration Pool until satisfied in full in the manner described above, and third to the Equity Transaction Consideration Pool, which is distributed in accordance with the Plan as follows: (i) 50% of up to $210 million on account of the TCEH Equity Sharing Recovery provided to TCEH; and (ii) 50% of up to $210 million, and 100% of amounts in excess of $210 million, Pro Rata to the Holders of Other EFH Transaction Consideration Pool Claims, and any remainder after satisfaction of such Claims in full, to the Holders of Interests in EFH Corp.

In the Backstop Scenario and Standalone Scenario, each Holder of a Claim or Interest in such Class receiving Transaction Consideration under the Plan may elect to receive Stock Consideration in lieu of Cash Consideration on account of such Holder’s Claim or Interest to the extent consistent with the intended tax treatment under the Plan.

For more information on the Merger, in the Merger Scenario, the Equity Investment in the Backstop Scenario, or the distribution of Transaction Consideration, refer to Sections V.B.3, V.B.4, V.A.7 of this Disclosure Statement, entitled “Merger,” “Equity Investment,” and “Transaction Consideration,” respectively, which begin on pages 82, 82, and 80, respectively.

(b)	TCEH Tax-Free Spin-Off.

The Debtors will undertake the Tax-Free Spin-Off. Under the Tax-Free Spin-Off, TCEH will form a new subsidiary, Reorganized TCEH, to which TCEH will transfer all of its assets and certain liabilities, and to which EFH Corp. will transfer the equity securities or assets of EFH Corporate Services and its subsidiaries and certain other assets, liabilities, and equity interests related to the TCEH Debtors’ operations (collectively, the “Contribution”), in exchange for which Reorganized TCEH will transfer to TCEH all of the New Reorganized TCEH Common Stock and the net Cash proceeds of the New Reorganized TCEH Debt. TCEH will distribute the New Reorganized TCEH Common Stock and cash proceeds of the New Reorganized TCEH Debt to certain Holders of Claims Against the TCEH Debtors, and all Claims against, and Interests in, the TCEH Debtors will be canceled in accordance with the Plan.

For more information on the Tax-Free Spin-Off, refer to Section X.B.1 of this Disclosure Statement, entitled “TCEH Tax-Free Spin,” which begins on page 164.

(i)	TCEH Step-Up in Tax Basis.

Pursuant to the Plan, as part of the Tax-Free Spin-Off, substantially all of the tax attributes of the EFH Group will be used to provide Reorganized TCEH with a partial step-up in tax basis in certain of its assets (the “TCEH Basis Step-Up”).

For more information on the TCEH Basis Step-Up, refer to Section X.B of this Disclosure Statement, entitled “Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors,” which begins on page 162.

(ii)	Private Letter Ruling.

The Tax-Free Spin-Off is conditioned upon the Debtors’ receipt of the Private Letter Ruling (as defined below). EFH filed a written request with the IRS dated June 10, 2014 (the “Ruling Request”) that the IRS issue a private letter ruling (the “Private Letter Ruling”) to EFH addressing the qualification of the Tax-Free Spin-Off and the Contribution as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355, and 356 of the IRC, as well as addressing certain other matters.

The Debtors must obtain the Private Letter Ruling to the reasonable satisfaction of (a) EFH Corp., (b) either the Parent, in the Merger Scenario, or the Investment Parties, in the Backstop Scenario (the “Plan Sponsor”), and (c) TCEH. It is anticipated that the IRS will not provide every ruling requested in the Ruling Request.

For more information on the Private Letter Ruling, refer to Section VIII.C.8 of this Disclosure Statement, entitled “The IRS May Not Issue the Private Letter Ruling, May Not Rule on All of the Requested Rulings, and May Challenge the Intended Tax Treatment of the Plan,” which begins on page 136.

D.	Makewhole and Postpetition Interest Claims Discussion.

The Plan provides specified settlement offers on account of alleged Claims under certain series of EFH Corp. and EFIH funded indebtedness regarding the entitlement to, if any, (a) in the case of unsecured creditors, interest accruing on such indebtedness after the Petition Date or, in the case of secured creditors, interest accruing at penalty rates, including additional interest or interest on interest (“Postpetition Interest Claims”) and (b) optional redemption premiums or similar “makewhole” payments asserted in connection with the repayment or satisfaction of such indebtedness during the Chapter 11 Cases or under the Plan (“Makewhole Claims”). For more information on the applicable litigation thus far in the Chapter 11 Cases, refer to Section IV.K of this Disclosure Statement, which begins on page 71.

As settlement offers on account of Postpetition Interest Claims, the Plan provides for Allowed Claims equal to the following amounts if the applicable class accepts the Plan:

•	EFIH Second Lien Note Claims: all accrued but unpaid postpetition interest (including any Additional Interest and interest on interest) on outstanding principal on the terms set forth in the applicable indenture through the Effective Date.

•	EFIH Unsecured Note Claims and EFH LBO Note Guaranty Claims: 25% of accrued but unpaid postpetition interest (including any Additional Interest and interest on interest) on outstanding principal on the terms set forth in the applicable indenture through the Effective Date.

•	EFH Legacy Note Claims: to the extent EFH Corp. is solvent, under certain circumstances, 25% of accrued but unpaid postpetition interest (including any interest on interest) on outstanding principal on the terms set forth in the applicable indenture through the Effective Date.

As settlement offers on account of Makewhole Claims, the Plan provides for Allowed Claims equal to the following amounts if the applicable class accepts the Plan:

•	EFIH Second Lien Note Claims: 5% of any Makewhole Claims.

•	EFIH Unsecured Note Claims: 5% of any Makewhole Claims.

•	EFH Legacy Note Claims: 15% of any Makewhole Claims.

To the extent any of the applicable classes do not vote to accept the Plan, the Debtors will seek to disallow any Postpetition Interest Claims and Makewhole Claims on the terms set forth in the Plan. For more information on these and other Claim and Interest Holder recoveries, including the forms of distributions, refer to Section V.E of this Disclosure Statement, which begins on page 88.

E.	Settlement and Release of Debtor Claims.

The Plan includes a proposed settlement of numerous claims belonging to the Debtors, including claims against creditors, other Debtors, and third parties. During the Chapter 11 Cases a number of parties have asserted that there are potential litigation claims that could be asserted on behalf of EFCH, TCEH, and certain of EFCH’s and TCEH’s direct and indirect subsidiaries related to various pre-petition transactions. Motions seeking standing to prosecute and settle certain claims against the TCEH first lien creditors were filed by (a) the TCEH Committee [D.I. 3593]; (b) the EFH Committee [D.I. 3605]; and (c) the Ad Hoc Group of TCEH Unsecured Noteholders [D.I. 3603].

The transactions underlying these claims have been the subject of significant investigation by the Debtors (including their respective disinterested directors and managers and together with their respective Conflicts Matter Advisors), the Creditors’ Committees, and various creditor groups. In addition to informal diligence, in August 2014, the Debtors negotiated entry of an order establishing formal discovery procedures governing a wide breadth of prepetition issues and transactions for a broad time period, in some cases more than 15 years prepetition. This extensive discovery effort, referred to as Legacy Discovery, resulted in the Debtors’ production of more than 806,000 documents (comprising over 5.6 million pages). The Sponsor Group and other parties also made significant document productions. Further discussion of Legacy Discovery is provided in Section IV.I, entitled “Legacy Discovery”, which begins on page 69.

The release provisions of the Plan contemplate, among other things, the release of any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that each Debtor would have been legally entitled to assert (whether individually or collectively). In particular, the Plan contemplates the settlement of all Intercompany Claims and provides for the following (as discussed herein, the “Disinterested Director Settlement”):

•	TCEH shall have an allowed unsecured non-priority claim of $700,000,000 against EFH, which claim shall receive the same form of distributable value as all other unsecured non-priority EFH creditors under any plan of reorganization (the “TCEH Claim”).

•	After full satisfaction of all allowed administrative, priority and secured claims against EFH, the next $1,410,000,000 of distributable value from the EFH estate shall be distributed as follows: (a) EFH shall retain 49.645% for distribution on account of allowed unsecured claims and interests (other than the TCEH Claim); (b) TCEH shall receive 49.645% on account of the TCEH Claim (i.e. up to $700,000,000 million of the first $1,410,000,000 of distributable value for unsecured creditors from the EFH estate); and (c) the EFH equity holders shall receive 0.709%.

•	Distributable value from the EFH estate in excess of $1,410,000,000 shall be distributed as follows: (a) TCEH shall receive 50%, until TCEH receives an additional $105,000,000, for a total distribution to TCEH of $805,000,000; and (b) EFH shall retain 50% for distribution on account of allowed unsecured claims and interests (other than the TCEH Claim).

•	Once TCEH has received a total of $805,000,000 in distributable value, all remaining distributable value from the EFH estate shall be retained by EFH and distributed in accordance with the terms of the plan of reorganization.

•	The sharing of distributable value between EFH’s stakeholders and TCEH as described above shall not be affected by the total amount of allowed unsecured claims against EFH. If allowed claims of creditors of EFH (other than TCEH) are less than $700,000,000, EFH shall remain entitled to the same percentages of distributable value from the EFH estate as described above. If allowed claims of creditors of EFH (other than TCEH) are greater than $700,000,000, TCEH shall remain entitled to the same percentages of distributable value from the EFH estate as described above, up to a maximum aggregate distribution of $805,000,000 to TCEH.

•	Other than the allowed claim and distribution right of TCEH in the EFH estate as described above, there will not be any allowed prepetition claims between any of EFH, EFIH, and TCEH or any of their subsidiaries, including Oncor Electric Distribution Holdings Company LLC and its subsidiary.

•	Each of (a) the disinterested directors of EFH, (b) the disinterested manager of EFIH, and (c) the disinterested manager of TCEH may (without the consent of the other disinterested managers or disinterested directors, as applicable) terminate the Settlement if any of them determines, after consultation with counsel, that termination of the Settlement would be consistent with the exercise of their fiduciary duties.

The plan of reorganization to be filed will provide for the spin-off of TCEH in a tax-free transaction (with a partial step-up in tax basis in certain of TCEH’s assets), and the tax-free reorganization of EFH and EFIH through one of three possible scenarios, each of which may include a REIT structure: sale to a third party; backstopped recapitalization by existing stakeholders in the EFH Case; or stand-alone reorganization.

The Disinterested Director Settlement is the product of extensive, arm’s-length negotiations among the Debtors’ disinterested directors and managers after receiving significant input from the Creditors’ Committees and various groups throughout the Debtors’ capital structure and is designed to maximize the value of the Debtors’ estates.

A summary of the alleged claims that would be settled pursuant to the Plan can be found in Section V.H.2 of this Disclosure Statement, entitled “Summary and Discussion of Material Potential Claims Subject to Plan Settlement,” which begins on page 104.

F.	Summary of Treatment of Claims and Interests and Description of Recoveries Under the Plan.

The Plan organizes the Debtors’ creditor and equity constituencies into Classes. For each Class, the Plan describes: (1) the underlying Claim or Interest; (2) the recovery available to the Holders of Claims or Interests in that Class under the Plan; (3) whether the Class is Impaired under the Plan; and (4) the form of consideration, if any, that such Holders will receive on account of their respective Claims or Interests.

Although the Chapter 11 Cases are being jointly administered pursuant to an order of the Bankruptcy Court, the Debtors are not proposing the substantive consolidation of their respective bankruptcy estates.

The proposed distributions and classifications under the Plan are based upon a number of factors. The valuation of Reorganized TCEH as a going concern is based upon the value of TCEH’s assets and liabilities as of an assumed Effective Date of March 31, 2016 and incorporates various assumptions and estimates, as discussed in detail in the Valuation Analysis of Reorganized TCEH, attached hereto as Exhibit F. Similarly, the valuation of Reorganized EFH and Reorganized EFIH as a going concern is based in substantial part on the valuation of EFIH’s indirect ownership of approximately 80% of Oncor, as shall be determined pursuant to the auction conducted in accordance with the Bidding Procedures Order.

The table below provides a summary of the classification, description, and treatment of Claims and Interests under the Plan. This information is provided in summary form below for illustrative purposes only and is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the treatment of Claims and Interests under the Plan and the sources of satisfaction for Claims, including the treatment of certain types of Claims that are not separately classified under the Plan, see Section V of this Disclosure Statement, entitled “Summary of the Plan,” which begins on page 79.

The Plan, at this time, does not specify the amount of the TCEH Unsecured Settlement Distribution, which will depend on, among other things, (1) what percentage of the recovery on account of the TCEH Settlement Claim will be included in the TCEH Unsecured Settlement Distribution or what percentage will be included in the distribution to Holders of TCEH First Lien Secured Claims or (2) what percentage of the TCEH Equity Sharing Recovery will be included in the TCEH Unsecured Settlement Distribution or what percentage of the TCEH Equity Sharing Recovery will be included in the distribution to Holders of TCEH First Lien Secured Claims. TCEH will determine the appropriate allocation of the proceeds of the TCEH Settlement Claim on or before 10 days before the hearing to approve the Disclosure Statement, unless the TCEH Committee and TCEH First Lien Ad Hoc Committee otherwise agree on an allocation acceptable to TCEH before such time.

Estimated recovery percentages for the TCEH Debtors will be updated, as appropriate, following: (1) the determination of the value of EFIH’s indirect ownership of approximately 80% of Oncor, (2) the determination of the appropriate allocation of the TCEH Settlement Claim, and (3) the determination of the appropriate allocation of the TCEH Equity Sharing Recovery.

Estimated recoveries of certain Classes of Claims and Interests of the EFH Debtors, EFIH Debtors, and TCEH Debtors will be determined based of the outcome of the EFH/EFIH Transaction.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

Unclassified Non-Voting Claims Against the Debtors

N/A	TCEH DIP Claims	Holders of Claims under the TCEH DIP Facility.	100%	Each Holder shall receive payment in full in cash.

N/A	EFIH First Lien DIP Claims	Holders of Claims under the EFIH First Lien DIP Facility including any Claims asserted by the EFIH First Lien DIP Agent.	100%	Each Holder shall receive payment in full in cash.

N/A	Administrative Claims	Holders of Allowed Administrative Claims against any Debtor.	100%	Each Holder shall receive payment in full in cash.

N/A	Priority Tax Claims	Holders of any Priority Tax Claim against any Debtor.	100%	Each Holder shall receive payment in cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

Classified Claims and Interests of the EFH Debtors

(EFH Corp. and each of EFH Corp.’s direct and indirect subsidiaries other than (a) EFIH and its direct and indirect subsidiaries and (b) EFCH and its direct and indirect subsidiaries)

A1	Other Secured Claims Against the EFH Debtors	Holders of Allowed Other Secured Claims Against the EFH Debtors.	100%

Each Holder shall receive, at the option of the applicable EFH Debtor(s), either: (a) payment in full in Cash from the Priority Transaction Consideration Pool; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

A2	Other Priority Claims against the EFH Debtors	Holders of any Allowed Other Priority Claims Against the EFH Debtors, including all priority Claims other than Administrative Claims and Priority Tax Claims.	100%

Each Holder shall receive, at the option of the applicable EFH Debtor(s), either: (a) payment in full in Cash from the Priority Transaction Consideration Pool; or (b) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

A3	Legacy General Unsecured Claims Against the EFH Debtors	Holders of any Allowed Claims against the EFH Debtors derived from or based upon liabilities based on asbestos or qualified post-employment benefits relating to discontinued operations of the EFH Debtors.	100%

Each Holder shall receive, at the option of the applicable EFH Debtor(s), either: (a) payment in full in Cash from the Priority Transaction Consideration Pool; (b) Reinstatement of such Claim; or (c) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

A4	EFH Legacy Note Claims	Holders of any Allowed Claims against EFH Corp. derived from or based upon the EFH Legacy Notes, including any Claim derived from or based upon EFH Legacy Notes held by EFIH.	%	Each Holder shall receive its Pro Rata share with all Other EFH Transaction Consideration Pool Claims, up to the amount of its Allowed Claim, of:

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

(i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool; provided, however, that EFIH shall waive any recovery on account of its Class A4 Claim.

Impaired; entitled to vote.

A5	EFH Unexchanged Note Claims	Holders of any Allowed Claims against EFH Corp. derived from or based upon the EFH Unexchanged Notes.	%

Each Holder shall receive its Pro Rata share with all Other EFH Transaction Consideration Pool Claims, up to the amount of its Allowed Claim, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool.

Impaired; entitled to vote.

A6	EFH LBO Note Primary Claims	Holders of any Allowed Claims against EFH Corp. derived from or based upon the EFH LBO Notes.	%	Each Holder shall receive a recovery on account of such Claims under Class B5 as Allowed EFH LBO Note Guaranty Claims. Impaired; entitled to vote.

A7	EFH Swap Claims	Holders of any Allowed Claims against EFH Corp. derived from or based upon the EFH Swaps.	%

Each Holder shall receive its Pro Rata share with all Other EFH Transaction Consideration Pool Claims, up to the amount of its Allowed Claim, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool.

Impaired; entitled to vote.

A8	EFH Non- Qualified Benefit Claims	Holders of any Allowed Claims against EFH Corp. derived from or based upon either: (a) a non-contributory, non-qualified pension plan that provides retirement benefits to participants whose tax-qualified pension benefits are limited due to restrictions under the IRC and/or deferrals to other benefit programs; and/or (b) a contributory, non-qualified defined contribution plan that permits participants to voluntarily defer a portion of their base salary and/or annual incentive plan bonuses.	%

Each Holder shall receive its Pro Rata share with all Other EFH Transaction Consideration Pool Claims, up to the amount of its Allowed Claim, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool.

Impaired; entitled to vote.

A9	General Unsecured Claims Against EFH Corp.	Holders of any Allowed Unsecured Claims against EFH Corp. that are not otherwise paid in full pursuant to an order of the Bankruptcy Court, excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Legacy Note Claims; (c) EFH Unexchanged Note Claims; (d) EFH LBO Note Primary Claims; (e) EFH Swap Claims; (f) EFH Non-Qualified Benefit Claims; (g) the EFH Settlement Claim; (h) the TCEH Settlement Claim; (i) Administrative Claims against EFH Corp.; (j) Priority Tax Claims against EFH Corp.; (k) Intercompany Claims against EFH Corp.; (l) Other Priority Claims against EFH Corp.; and (m) DIP Claims.	%

Each Holder shall receive its Pro Rata share with all Other EFH Transaction Consideration Pool Claims, up to the amount of its Allowed Claim, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool; provided, however, that any recovery to Holders on account of such Allowed Claims shall be in the form of Cash Consideration.

Impaired; entitled to vote.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

A10	General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.	Holders of any Allowed Unsecured Claims against one or more of the EFH Debtors (other than EFH Corp.) that are not otherwise paid in full pursuant to an order of the Bankruptcy Court, excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Non-Qualified Benefit Claims; (c) Administrative Claims against the EFH Debtors other than EFH Corp.; (d) Priority Tax Claims against the EFH Debtors other than EFH Corp.; (e) Intercompany Claims against the EFH Debtors other than EFH Corp.; (f) Other Priority Claims against the EFH Debtors other than EFH Corp.; and (g) DIP Claims.	%	Each Holder shall receive the Liquidation Recovery. Impaired; entitled to vote.

A11	EFH Settlement Claim	The Claim for Holders of Interests in EFH Corp. in the amount of $10 million, an amount up to which shall be paid in consideration of the terms and conditions embodied in the Plan.	%	Each Holder shall receive payment, up to the amount of its Claim, shall receive its Pro Rata share of 0.709% of the EFH Transaction Consideration Pool. Impaired; entitled to vote.

A12	TCEH Settlement Claim	The Claim for TCEH in the amount of $700 million, an amount up to which shall be paid from the EFH Transaction Pool, which, in combination with the TCEH Equity Sharing Recovery, is in consideration for the terms and conditions embodied in the Plan, including settlement of any prepetition Claim or Cause of Action against the EFH Debtors, the EFIH Debtors, Oncor Holdings and its direct and indirect subsidiaries, or their Affiliates, and the Holders of Interests in EFH Corp.	%	TCEH shall receive payment, up to the amount of its Claim, shall receive its Pro Rata share of 49.645% of the EFH Transaction Consideration Pool. Impaired; entitled to vote.

A13	EFH Debtor Intercompany Claims	Any Claims by an EFH Debtor against another EFH Debtor.	0%/100%

EFH Debtor Intercompany Claims shall be, at the option of the applicable EFH Debtor(s), either: (a) Reinstated or (b) canceled without any distribution on account of such Claims.

Unimpaired/Impaired; deemed to accept or reject.

A14	Non-EFH Debtor Intercompany Claims	Any Claims by any direct or indirect subsidiary of EFH Corp. (other than an EFH Debtor) against an EFH Debtor, including EFH Note Claims held by EFIH.	0%	Non-EFH Debtor Intercompany Claims shall be cancelled and released without any distribution on account of such Claims. Impaired; deemed to reject.

A15	Interests in the EFH Debtors Other Than EFH Corp.	Interests in the EFH Debtors other than EFH Corp.	0%/100%

Interests in the EFH Debtors other than EFH Corp. shall be, at the option of the applicable EFH Debtor(s), either: (a) Reinstated or (b) canceled and released without any distribution on account of such Interests.

Unimpaired; deemed to accept.

A16	Interests in EFH Corp.	Interests in EFH Corp.	%	Each Holder shall receive its Pro Rata share, after all Other EFH Transaction Consideration Pool Claims

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

have been satisfied in full, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool.

Impaired; entitled to vote.

Classified Claims and Interests of the EFIH Debtors (EFIH and EFIH Finance)

B1	Other Secured Claims Against the EFIH Debtors	Holders of Allowed Other Secured Claims Against the EFIH Debtors.	100%

Each Holder shall receive, at the option of the applicable EFIH Debtor(s), either: (a) payment in full in Cash from the Priority Transaction Consideration Pool; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

B2	Other Priority Claims against the EFIH Debtors	Holders of any Allowed Other Priority Claims Against the EFIH Debtors, including all priority Claims other than Administrative Claims and Priority Tax Claims.	100%

Each Holder shall receive, at the option of the applicable EFIH Debtor(s), either: (a) payment in full in Cash from the Priority Transaction Consideration Pool; or (b) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

B3	EFIH First Lien Note Claims	Holders of any Allowed Secured Claims derived from or based upon the EFIH First Lien Notes.	%

EFIH First Lien Note Claims are disallowed in their entirely, unless such Claims are otherwise Allowed in any amount by Final Order, in which case each Holder shall receive payment, up to the amount of its Allowed Claim, from either: (a) in the Merger Scenario, the EFIH Transaction Consideration Pool in first priority; or (b) in the Backstop Scenario or Standalone Scenario, Tranche B New Reorganized EFIH First Lien Debt.

Impaired; entitled to vote.

B4	EFIH Second Lien Note Claims	Holders of any Allowed Secured Claims derived from or based upon the EFIH Second Lien Notes.	%

Each Holder shall receive payment, up to the amount of its Allowed Claim, from either: (a) if Class B4 votes to accept the Plan, the EFIH Transaction Consideration Pool in second priority; or (b) if class B4 votes to reject the Plan, either (i) in the Merger Scenario, the EFIH Transaction Consideration Pool in second priority, or (ii) in the Backstop Scenario or Standalone Scenario, the New Reorganization EFIH Second Lien Debt.

Impaired; entitled to vote.

B5	General Unsecured Claims Against the EFIH Debtors	Holders of any Allowed Unsecured Claims against one or more of the EFIH Debtors that are not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFIH Unsecured Note Claims, EFH LBO Note Guaranty Claims, and any Unsecured	%	Each Holder shall receive payment, up to the amount of its Allowed Claim, from the EFIH Transaction Consideration Pool in third priority. Impaired; entitled to vote.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

		Claims derived from or based upon the EFIH First Lien Notes or EFIH Second Lien Notes, but excluding: (a) Administrative Claims against the EFIH Debtors; (b) Priority Tax Claims against the EFIH Debtors; (c) Intercompany Claims against the EFIH Debtors; (d) Other Priority Claims against the EFIH Debtors; and (e) DIP Claims.

B6	EFIH Debtor Intercompany Claims	Any Claims by an EFIH Debtor against another EFIH Debtor.	0%	EFIH Debtor Intercompany Claims shall be canceled and released without any distribution on account of such Claims. Impaired; deemed to reject.

B7	Non-EFIH Debtor Intercompany Claims	Any Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. (other than an EFIH Debtor) against an EFIH Debtor.	0%	Non-EFIH Debtor Intercompany Claims shall be cancelled and released without any distribution on account of such Claims. Impaired; deemed to reject.

B8	Interests in EFIH Debtors	Interests in each EFIH Debtor.	100%	Interests in the EFIH Debtors shall be Reinstated. Unimpaired; deemed to accept.

Classified Claims and Interests of the TCEH Debtors (EFCH, TCEH, and each of TCEH’s direct and indirect Debtor subsidiaries)

C1	Other Secured Claims against the TCEH Debtors	Holders of Allowed Other Secured Claims Against the TCEH Debtors.	100%

Each Holder shall receive, at the option of the applicable TCEH Debtor(s), either: (a) payment in full in Cash; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

Unimpaired; deemed to accept.

C2	Other Priority Claims against the TCEH Debtors	Holders of any Allowed Other Priority Claims Against the TCEH Debtors, including all priority Claims other than Administrative Claims and Priority Tax Claims.	100%	Each Holder shall receive, at the option of the applicable TCEH Debtor(s), either: (a) payment in full in Cash or (b) other treatment rendering such Claim Unimpaired. Unimpaired; deemed to accept.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

C3	TCEH First Lien Secured Claims	Holders of any Allowed TCEH First Lien Claims that are Secured.	%[9]

Each Holder shall receive its Pro Rata share of: (a) 100% of the Reorganized TCEH Common Stock, following the TCEH Basis Step-Up, subject to dilution after the Distribution only on account of the Reorganized TCEH Management Incentive Plan and the New Reorganized TCEH Warrants; (b) the net Cash proceeds from the issuance of the New Reorganized TCEH Debt after funding any Cash distributions required to be made by the TCEH Debtors under the Plan, including payment of the Cash amounts under TCEH Unsecured Settlement Distribution and payment in full of each Allowed TCEH DIP Claim, and providing for adequate post–Effective Date liquidity for TCEH as determined by the TCEH Debtors; (c) [    ]% of the amounts distributed to TCEH on account of the TCEH Settlement Claim; and (d) [    ]% of the amounts distributed to TCEH on account of the TCEH Equity Sharing Recovery.

Impaired; entitled to vote.

C4	TCEH Unsecured Debt Claims	Holders of any Allowed Claims that are based upon or derived from : (a) the TCEH First Lien Deficiency Claims; (b) the TCEH Second Lien Note Claims; and (c) the TCEH Unsecured Note Claims.	%[10]

Each Holder shall receive its Pro Rata share of either: (a) if Class C4 votes to accept the Plan, the TCEH Unsecured Settlement Distribution; or (b) if Class C4 votes to reject the Plan, the Liquidation Recovery, unless otherwise ordered by Final Order; provided, however, that Holders of TCEH First Lien Deficiency Claims shall waive any recovery on account of their Class C4 Claims.

Impaired; entitled to vote.

C5	General Unsecured Claims Against the TCEH Debtors Other Than EFCH	Holders of any Unsecured Claims against one or more of the TCEH Debtors other than EFCH not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the Legacy General Unsecured Claims Against the TCEH Debtors and the PCRB Claims, but excluding: (a) the TCEH Unsecured Debt Claims; (b) Administrative Claims against the TCEH Debtors Other Than EFCH; (c) Priority Tax Claims against the TCEH Debtors Other	%[10]	Each Holder shall receive its Pro Rata share of either: (a) if Class C5 votes to accept the Plan, the TCEH Unsecured Distribution; or (b) if Class C5 votes to reject the Plan, the Liquidation Recovery, unless otherwise ordered by Final Order; provided, however, that any recovery to Holders of General Unsecured Claims Against the TCEH Debtors Other than EFCH on account of such Allowed Claims shall be in the form of Cash.

[9]	Among other things, recoveries for Holders of Class C3 Claims will depend on the amount of the TCEH Unsecured Settlement Distribution, which will depend on, among other things, (1) whether any of the recovery by TCEH from EFH Corp. on account of the TCEH Settlement Claim (up to a maximum of $700 million) or the TCEH Equity Sharing Recovery (up to a maximum of $105 million) is included in the TCEH Unsecured Settlement Distribution. Increases in the amount of the TCEH Unsecured Settlement Distribution will reduce recoveries for Holders of TCEH First Lien Secured Claims.
[10]	Recoveries under the Plan for Holders of Class C4/C5 Claims will depend on the amount of the TCEH Unsecured Settlement Distribution, which will depend on, among other things, whether any of the recovery by TCEH from EFH Corp. on account of the TCEH Settlement Claim (up to a maximum of $700 million) or the TCEH Equity Sharing Recovery (up to a maximum of $105 million) is included in the TCEH Unsecured Settlement Distribution. Increases in the amount of the TCEH Unsecured Settlement Distribution will increase recoveries for Holders of Class C4/C5 Claims.

Class	Name of Class Under the Plan	Description of Class	Estimated Percentage Recovery Under the Plan	Plan Treatment and Voting Rights

		Than EFCH; (d) Intercompany Claims against the TCEH Debtors Other Than EFCH; (e) Other Priority Claims against the TCEH Debtors Other Than EFCH; and (f) DIP Claims.		Impaired; entitled to vote.

C6	General Unsecured Claims Against EFCH	Holders of any Allowed Unsecured Claims against EFCH not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFCH 2037 Note Claims, but excluding: (a) Administrative Claims against EFCH; (b) Priority Tax Claims against EFCH; (c) Intercompany Claims against EFCH; (d) Other Priority Claims against EFCH; and (e) DIP Claims.	0%	General Unsecured Claims Against EFCH shall be cancelled and released without any distribution on account of such Claims. Impaired; deemed to reject.

C7	TCEH Debtor Intercompany Claims	Any Claims by a TCEH Debtor against another TCEH Debtor.	N/A

TCEH Debtor Intercompany Claims shall be, at the option of the applicable TCEH Debtor(s), either: (a) Reinstated; or (b) cancelled and released without any distribution on account of such Claims.

Unimpaired/Impaired; deemed to accept or reject.

C8	Non-TCEH Debtor Intercompany Claims	Any Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. (other than a TCEH Debtor) against a TCEH Debtor, including any Claim derived from or based upon TCEH First Lien Notes or TCEH Unsecured Notes held by EFH Corp.	N/A	Non-TCEH Debtor Intercompany Claims shall be cancelled and released without any distribution on account of such Claims. Impaired; deemed to reject.

C9	Interests in TCEH Debtors other than TCEH and EFCH	Interests in each TCEH Debtor other than Interests in TCEH and EFCH.	N/A	Interests in TCEH Debtors Other Than TCEH and EFCH shall be Reinstated. Unimpaired; deemed to accept.

C10	Interests in TCEH and EFCH	Interests in TCEH and EFCH.	N/A	Interests in TCEH and EFCH shall be cancelled and released in accordance with the Tax-Free Spin-off. Impaired; deemed to reject.

G.	Voting on the Plan.

Certain procedures will be used to collect and tabulate votes on the Plan (the “Solicitation Procedures”). The Solicitation Procedures are summarized in Section VII of this Disclosure Statement, entitled “Voting Instructions,” which begins on page 2, and are described in more detail in the Order (A) Approving the Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline, and Other Dates; (C) Approving Procedures for Soliciting, Receiving, and Tabulating Votes on the Plan and for Filing Objections to the Plan, and (D) Approving the Manner and Forms of Notice and Other Related Documents (the “Disclosure Statement Order”) (attached hereto as Exhibit H), particularly with respect to certain voting procedures applicable to beneficial Holders of Claims under the TCEH First Lien Notes, TCEH Second Lien Notes, TCEH Unsecured Notes, EFIH First Lien Notes, EFIH Second Lien Notes, EFIH Unsecured Notes, and EFH Unsecured Notes (the “Beneficial Holders”) and their agents (the “Nominees”).

Only Holders of Claims in Classes A4, A5, A6, A7, A8, A9, A10, A11, A12, A16, B3, B4, B5, C3, C4 and C5, respectively (the “Voting Classes”), are entitled to vote on the Plan. Holders of all other Classes of Claims and Interests are deemed to: (a) accept the Plan because (i) their Claims are being paid in full or (ii) their Claims or Interests are being Reinstated; or (b) reject the Plan.

The Voting Deadline is 4:00 p.m. (prevailing Eastern Time) on October 21, 2015. To be counted as votes to accept or reject the Plan, all ballots (each, a “Ballot”) and master ballots (each, a “Master Ballot”) must be properly pre-validated (if applicable), executed, completed, and delivered (by using the return envelope provided either by first class mail, overnight courier, or personal delivery) such that they are actually received on or before the Voting Deadline by Epiq Bankruptcy Solutions, LLC (the “Solicitation Agent”) as follows:

DELIVERY OF BALLOTS

BALLOTS AND MASTER BALLOTS, AS APPLICABLE, MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING EASTERN TIME) ON OCTOBER 21, 2015, AT THE FOLLOWING ADDRESSES:

FOR ALL BALLOTS OTHER THAN MASTER BALLOTS

VIA FIRST CLASS MAIL:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

P.O. BOX 4422

BEAVERTON, OREGON 97076-4422

VIA OVERNIGHT COURIER OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

10300 SW ALLEN BOULEVARD

BEAVERTON, OREGON 97005

FOR MASTER BALLOTS

VIA FIRST CLASS MAIL, OVERNIGHT COURIER, OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

777 THIRD AVENUE, 12TH FLOOR

NEW YORK, NEW YORK 10017

IF YOU RECEIVED AN ENVELOPE ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ENOUGH TIME WHEN YOU RETURN YOUR BALLOT FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT BEFORE THE VOTING DEADLINE.

BALLOTS RECEIVED VIA EMAIL OR FACSIMILE WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS ON THE PROCEDURE FOR VOTING ON THE PLAN, PLEASE CALL THE DEBTORS’ RESTRUCTURING HOTLINE AT:

(877) 276-7311

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE SOLICITATION PROCEDURES WILL NOT BE COUNTED EXCEPT IN THE DEBTORS’ SOLE DISCRETION.

H.	Confirmation and Consummation of the Plan.

The following is a brief summary of the Confirmation process. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and to consult their own advisors.

1.	Confirmation Schedule.

The Bankruptcy Court entered the Order Scheduling Certain Hearing Dates and Deadlines and Establishing Certain Protocols in Connection with the Confirmation of Debtors’ Plan of Reorganization and the Approval of Debtors’ Disclosure Statement (the “Confirmation Scheduling Order”), attached to this Disclosure Statement as Exhibit I. The Confirmation Scheduling Order (a) scheduled certain dates and deadlines in connection with the approval of this Disclosure Statement (the “Disclosure Statement Proceedings”) and the confirmation of the Plan (the “Confirmation Proceedings” and, together with the Disclosure Statement Proceedings, the “Proceedings”) and (b) established certain protocols in connection with the Proceedings (the “Protocols”).

The Protocols (a) establish the manner by which parties can initiate their participation in the Disclosure Statement Proceedings or the Confirmation Proceedings, (b) make clear the scope of the Confirmation Proceedings, (c) delineate parameters for discovery, and (d) clarify certain processes relating to the Disclosure Statement Proceedings and the Confirmation Proceedings.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan should be Confirmed in light of both the affirmative requirements of the Bankruptcy Code and any objections that are timely filed. For a more detailed discussion of the Confirmation Hearing, see Section VI of this Disclosure Statement, entitled “Confirmation of the Plan,” which begins on page 117.

2.	Effect of Confirmation and Consummation of the Plan.

Following Confirmation, subject to the conditions precedent in Article IX of the Plan, the Plan will be Consummated on the Effective Date. Among other things, on the Effective Date, certain release, injunction, exculpation, and discharge provisions set forth in Article VIII of the Plan will become effective. As such, it is important to read the provisions contained in Article VIII of the Plan very carefully so that you understand how Confirmation and Consummation—which effectuates such provisions—will affect you and any Claim or Interest you may hold against the Debtors so that you cast your vote accordingly. The releases are described in Section V.G of this Disclosure Statement, entitled “Effect of Confirmation,” which begins on page 101.

I.	The Plan Supplement.

The Debtors will file certain documents that provide more details about implementation of the Plan in the Plan Supplement, which will be filed with the Bankruptcy Court no later than fourteen days prior to the deadline to vote on the Plan (or such later date as may be approved by the Bankruptcy Court). The Debtors will serve a notice that will inform all parties that the Plan Supplement was filed, list the information included therein, and explain how copies of the Plan Supplement may be obtained. Holders of Claims and Interests that are eligible to vote to accept or reject the Plan shall not be entitled to change their vote based on the contents of the Plan Supplement. The Plan Supplement will include:

•	the New Organizational Documents;

•	the Rejected Executory Contract and Unexpired Lease List;

•	the Assumed Executory Contract and Unexpired Lease List;

•	a list of retained Causes of Action;

•	the Reorganized EFH/EFIH Management Incentive Plan, if any;

•	the Reorganized TCEH Management Incentive Plan;

•	the New Employment Agreements;

•	the Reorganized TCEH Registration Rights Agreement;

•	the identity of the members of the New Boards and management for the Reorganized Debtors;

•	the New Reorganized TCEH Debt Documents;

•	the New Reorganized EFIH Debt Documents;

•	the form of the New Reorganized TCEH Warrants;

•	the Merger Agreement or Backstop Agreement, if any and as applicable;

•	the Tax Matters Agreement;

•	the Transition Services Agreement; and

•	the Reorganized TCEH Shareholder Rights Agreement.

THE FOREGOING EXECUTIVE SUMMARY IS ONLY A GENERAL OVERVIEW OF THIS DISCLOSURE STATEMENT AND THE MATERIAL TERMS OF, AND TRANSACTIONS PROPOSED BY, THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED DISCUSSIONS APPEARING ELSEWHERE IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED TO THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN.

THE BOARD OF MANAGERS OR DIRECTORS (AS APPLICABLE) OR THE SOLE MEMBER OF EACH OF THE DEBTORS HAS UNANIMOUSLY APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT AND RECOMMEND THAT ALL HOLDERS OF CLAIMS OR INTERESTS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN.

II. EFH’s Business Operations and Capital Structure

A.	Overview of EFH’s Corporate Structure.

EFH Corp. is the parent company of each of the entities that compose EFH, including: (1) EFCH and its direct and indirect debtor and non-debtor subsidiaries (the “TCEH Entities”); (2) EFIH; (3) non-Debtor Oncor Holdings, which is 100% owned by EFIH, Oncor, which is approximately 80% owned by Oncor Holdings, and certain subsidiaries and affiliates of Oncor Holdings and Oncor;11 and (4) certain of EFH Corp.’s other direct and indirect Debtor and non-Debtor subsidiaries that are discussed below.

The following chart is a simplified representation of EFH’s corporate structure:12

As of December 31, 2014, EFH Corp. reported total assets of approximately $29.2 billion in book value, approximately $21.3 billion of which is attributable to the TCEH Entities, and total liabilities of approximately $49.0 billion in book value, approximately $39.6 billion of which is attributable to the TCEH Entities.13 EFH Corp.’s assets and liabilities that are not attributable to the TCEH Entities are mostly attributable to EFIH’s indirect ownership of approximately 80% of Oncor. EFH Corp.’s consolidated revenues for the year ending December 31, 2014 were approximately $6.0 billion, all of which were attributable to TCEH. EFH Corp.’s consolidated annual revenues for the year ending December 31, 2013 were approximately $5.9 billion.14

[11]	Texas Transmission Investment LLC (“Texas Transmission”) is an unaffiliated entity that owns approximately 19.75% of Oncor. It is owned by an investment group led by OMERS Administrative Corporation, acting through its infrastructure investment entity, Borealis Infrastructure Management Inc., and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte. Ltd. The remaining ownership interests in Oncor are indirectly held by members of Oncor’s management.
[12]	A chart of the Debtors’ corporate and capital structure as of the Petition Date is included on Exhibit D.
[13]	Figures for the TCEH Entities are derived from EFCH’s public filings with the SEC, and are almost entirely attributable to TCEH and its Debtor and non-Debtor subsidiaries.
[14]	Oncor’s revenues are not included in EFH Corp.’s consolidated revenues because EFH Corp. accounts for its ownership of Oncor under the equity method of accounting.

B.	EFH’s Business Operations.

1.	TCEH.

The TCEH Entities are composed of: (a) the TCEH Debtors, which include TCEH, TCEH’s direct parent company, EFCH, and most of TCEH’s direct and indirect subsidiaries, including the entities that compose Luminant’s electricity generation, mining, commodity risk management, hedging and trading activities, and wholesale operations, TXU Energy and the other entities that compose the Debtors’ retail operations, and TCEH Finance, Inc. (“TCEH Finance”); and (b) certain other entities that are not obligated on the TCEH Debtors’ prepetition funded indebtedness, and are not Debtors in the Chapter 11 Cases.15 The TCEH Entities’ business operations also depend on certain services that are provided by EFH Corporate Services Company (“EFH Corporate Services”), a subsidiary of EFH Corp., which acts as a shared services provider for EFH Corp. and its subsidiaries, including for TCEH and its businesses, Luminant and TXU Energy, which are the predominant users and beneficiaries of the services.

(a)	Luminant.

Luminant is the largest electricity generator and lignite coal miner in Texas. Luminant also operates a wholesale electricity sales, commodity risk management, hedging and trading activities organization. As of the December 31, 2014, Luminant employed approximately 4,100 individuals.

(i)	Generation Activities.

Luminant’s total electricity generation of 13,772 MW is composed of nuclear, lignite/coal, and natural gas-fueled units and accounts for approximately 15% of the electricity generation in ERCOT. Luminant’s generation capacity can be categorized as:

•	Year-round or full operations: approximately 11,892 MW (33 units) of lignite/coal, nuclear, and gas-fueled units;

•	Seasonal operations: approximately 1,880 MW (3 units) of lignite/coal-fueled units that Luminant has previously sought, and received, permission to operate only during high-demand periods (e.g., during the peak demand of summer); and

Luminant’s generation capacity does not include approximately 1,655 MW (4 units) of idled natural gas-fueled units that are expected to be retired in June 2015.

[15]	Specifically, these entities are: (a) non-Debtor Greenway Development Holding Company LLC, which is the managing partner of non-Debtor joint venture Collin G/G&B LLC; (b) non-Debtors Nuclear Energy Future Holdings LLC and Nuclear Energy Future Holdings II LLC, which directly or indirectly own non-Debtor Comanche Peak Nuclear Power Company LLC (on November 20, 2014, the Bankruptcy Court authorized the Debtors to enter into agreements providing for the withdrawal of the participation of Mitsubishi Heavy Industries, Ltd. and its affiliates from the Comanche Peak Nuclear Power Company LLC and to pay the costs associated with preserving certain assets held by the entity — for further discussion, see Section IV.O.3 of this Disclosure Statement, entitled “Comanche Peak Joint Venture Agreements Amendment Motion,” which begins on page 77); and (c) Debtor TXU Energy Receivables Company LLC, an entity associated with a terminated accounts receivable program.

In 2014, Luminant generated approximately 68,330 GWh gigawatt hours (“GWh”), compared to the ERCOT market’s total electricity consumption of approximately 340,000 GWh. As demonstrated by the chart below, Luminant was the 14th largest generator of electricity in the United States in 2014:

(A)	Nuclear Generation.

Luminant’s nuclear generation operations consist of two units at its Comanche Peak location, with total nameplate capacity of 2,300 MW. The units generally run at full capacity except during nuclear fuel assembly replacement outages scheduled approximately every 18 months. Comanche Peak units 1 and 2 began commercial operation in 1990 and 1993, respectively; each unit has a permit allowing for 40 years of operations, and Luminant anticipates that it will obtain a permit to extend operation of the units for an additional 20 years. The Comanche Peak units operated at approximately 92.5%, 101.7% and 98.5% of nameplate generation capacity in 2014, 2013, and 2012, respectively, and have consistently ranked in the top decile of nuclear plants in the U.S. for production reliability and cost performance. Additionally, Comanche Peak operations have consistently demonstrated high performance as evaluated across the industry by the Institute of Nuclear Power Operations. Nuclear-fueled generation accounted for 17% of Luminant’s nameplate capacity and 27% of Luminant’s electricity generation in 2014.

(B)	Lignite/Coal-Fueled Generation.

Luminant’s lignite/coal-fueled generation operations include twelve units at five plant sites, with total nameplate capacity of 8,017 MW. These include:

•	two units at Big Brown with total nameplate capacity of 1,150 MW;

•	three units at Monticello with total nameplate capacity of 1,880 MW;

•	three units at Martin Lake with total nameplate capacity of 2,250 MW;

•	two units at Oak Grove with total nameplate capacity of 1,600 MW; and

•	two units at Sandow with total nameplate capacity of 1,137 MW.

Luminant’s lignite/coal units are generally available for full operations throughout the year except when they are out of service for either a scheduled or unscheduled maintenance outage. As discussed in more detail below, however, in recent years, Luminant has reduced electricity generation from selected lignite/coal units during times when the demand for electricity and wholesale electricity prices in the ERCOT market are comparatively low. These reductions are achieved through short-term reductions of operations in response to low wholesale electricity prices or longer-term seasonal shutdowns in response to sustained periods of relatively low wholesale electricity prices and demand for electricity. Indeed, two units at Monticello and one unit at Martin Lake are currently subject to seasonal operations.

Luminant’s lignite/coal-fueled units operated at 69.6%, 74.1%, and 70.0% of nameplate generation capacity for the years 2014, 2013, and 2012, respectively. In 2011 and 2010, the units performed at the top decile for U.S. coal-fueled generation facilities. Reduced generation in 2012 through 2014 was largely due to low wholesale electricity prices in the ERCOT market. Coal/lignite-fueled generation accounted for 58% of Luminant’s nameplate capacity and 72% of Luminant’s electricity generation in 2014.

(C)	Natural Gas-Fueled Generation.

Luminant’s natural gas-fueled generation operations consist of 22 units at seven plant sites with 3,455 MW of nameplate capacity, including:

•	two steam units at Graham with total nameplate capacity of 630 MW;

•	two steam units at Lake Hubbard with total nameplate capacity of 921 MW;

•	two steam units at Stryker Creek with total nameplate capacity of 675 MW;

•	one steam unit at Trinidad with total nameplate capacity of 240 MW;

•	four combustion turbines at DeCordova with total nameplate capacity of 260 MW;

•	six combustion turbines at Morgan Creek with total nameplate capacity of 390 MW; and

•	five combustion turbines at Permian Basin with total nameplate capacity of 325 MW.

This excludes four idled units at two plant sites with 1,655 MW of total nameplate capacity (Valley - 1,115 MW and Permian Basin - 540 MW) that are expected to be retired in June 2015.

Luminant’s natural gas-fueled units are primarily used when electricity demand is highest (i.e., they are considered “peaking” units because they are generally used during peak demand periods) or to support system reliability at times of low “reserve margins” (i.e., times when the system’s overall generation capacity needs to be increased to maintain a certain target “cushion” over expected demand for electricity). Natural gas-fueled generation accounted for approximately 25% of Luminant’s nameplate capacity and 1% of Luminant’s electricity generation in 2014.

Luminant also manages approximately 10.5 billion cubic feet of natural gas storage capacity, primarily to assist in fueling its natural gas-fueled units, and engages in various activities related to natural gas including direct purchases, transportation agreements, storage leases, and commercial retail sales.

Luminant filed permit applications with, and received approval from, the Texas Commission on Environmental Quality (the “TCEQ”) to build two natural gas combustion turbine generation units totaling 420 MW to 460 MW at each of Luminant’s existing DeCordova, Tradinghouse and Lake Creek generation facilities. In 2014 and 2015, Luminant filed air permit applications with the TCEQ to build two natural gas combustion turbine generation units totaling 420 MW to 460 MW at each of its existing Valley and Permian Basin generation facilities. In 2014 and 2015, Luminant filed air permit applications with the TCEQ to build a combined cycle natural gas generation unit totaling 730 MW to 810 MW at each of its existing Eagle Mountain and DeCordova generation facilities. In 2015, Luminant filed air permit applications with the TCEQ to build two combined cycle natural gas generation units totaling 1460 MW to 1620 MW at its existing Tradinghouse generation facility. The proposed combined cycle natural gas generation units would be alternatives to the natural gas combustion turbine generation units at Luminant’s DeCordova and Tradinghouse generation facilities. Luminant believes current market conditions, primarily driven by low wholesale electricity prices, do not provide adequate economic returns to warrant completion of these projects at this time.

(ii)	Mining Operations.

Luminant currently owns twelve surface lignite coal mines in Texas, eight of which are in active operation. Luminant is the largest coal miner in Texas and the ninth-largest coal miner in the United States. Luminant’s mining activity supports generation at its lignite/coal units. In 2014, Luminant recovered approximately 30 million tons of lignite to fuel its generation plants, and approximately 56% of the fuel used at the Big Brown, Monticello and Martin Lake generation facilities and 73% of the fuel used at all of Luminant’s lignite/coal fueled generation facilities was supplied from surface-minable lignite reserves located adjacent to Luminant’s plants.

As of December 31, 2014, Luminant owned or had under lease an estimated 730 million tons of lignite reserves supporting plant sites, including an undivided interest in approximately 170 million tons of lignite reserves that provide fuel for the Sandow facility, and also owned or had under lease approximately 85 million tons of reserves not currently dedicated to existing plant sites. Luminant meets its fuel requirements at its Big Brown, Monticello, and Martin Lake plants by blending lignite with coal purchased from third-party suppliers in the Powder River Basin in Wyoming. The coal is transported from the Powder River Basin to Luminant’s plants by railcar pursuant to various contracts. As a result of projected mining development costs, current economic forecasts and regulatory uncertainty, in 2014, Luminant decided to transition the fuel plans at its Big Brown and Monticello generation facilities to be fully fueled with coal from the Power River Basin. As a result, Luminant plans to discontinue lignite mining operations at these sites once mining and reclamation of current mine sites is complete. Lignite mining and the majority of reclamation activities at these facilities is expected to be completed by the end of 2020 unless economic forecasts and increased regulatory uncertainty justify additional mine development.

Luminant Mining Company LLC (“Luminant Mining”), a Debtor entity, holds all of Luminant’s mining permits and contracts with several of the TCEH Debtors to conduct Luminant’s mining operations. Luminant Mining is subject to regulatory oversight by the Railroad Commission of Texas (the “RCT”), which regulates, among other things, mining permits and land reclamation requirements related to mining sites. As part of the land reclamation requirements, Luminant Mining is required to satisfy certain bonding requirements. Before the Petition Date, Luminant Mining “self-bonded” these obligations with the support of a guarantee from another Debtor entity, Luminant Generation Company LLC (“Luminant Generation”). Due to Luminant Generation’s status as a chapter 11 Debtor after the Petition Date, Luminant Mining was required to substitute its bond coverage pursuant to RCT regulations.

On June 17, 2014, the RCT determined that Luminant Mining could satisfy these bonding obligations by providing a collateral bond in the form of a super-priority “carve-out” (the “RCT Carve Out”) from the super-priority liens under the TCEH DIP Facility. Under the terms of the RCT Carve Out, in the event reclamation obligations are not satisfied, the RCT will be paid on account of such obligations before the Holders of Claims under the TCEH DIP Facility lenders and the TCEH Debtors’ prepetition secured creditors recover on their claims. Luminant Mining currently satisfies its bonding obligations through the RCT Carve Out. The RCT’s acceptance of the RCT Carve Out became final on July 11, 2014, following expiration of the period to appeal the RCT’s determination.

(iii)	Wholesale Electricity Sales, Commodity Risk Management, and Hedging and Trading Activities.

Luminant’s generation units provide electricity through which Luminant’s wholesale business supplies TXU Energy and other third-party wholesale and retail counterparties with electricity and electricity-related services. Luminant enters into both short-term and long-term electricity contracts, enabling it to manage variations in electricity generation, price risk associated with generation output and changing consumer demand, as well as to meet the needs of large wholesale customers. Luminant also purchases electricity, including electricity generated from renewable energy resources such as wind and solar, from third-parties. Additionally, Luminant manages physical fuel purchase agreements and financial hedges with a variety of counterparties to manage key commodity costs and delivery risks that affect Luminant’s electricity generation and mining operations.

Wholesale electricity prices in the ERCOT market vary and are based on electricity supply and demand, fuel prices, variable costs for electricity generation assets, and other market factors. As discussed in greater detail below, wholesale electricity prices in the ERCOT market are closely tied to the price of natural gas. Additionally, weather can significantly influence short-term wholesale electricity prices, particularly where there are weather extremes in Texas and throughout the country of the kind that occurred in the winter of 2013 and 2014 or the summer of 2011. Those weather extremes can cause increases in natural gas prices or shortages in electricity generation capacity and increased demand for electricity. Luminant’s wholesale operations manage these risks, and others, through optimizing the dispatch of the electricity generation fleet, physical purchases and sales of electricity and fuel commodities, as well as the use of financial and bilateral contracts and other hedging activities.

Luminant’s commodity risk management and hedging and trading activities hedge the volume and price risk associated with Luminant’s generation fleet and TXU Energy’s retail needs. These activities require significant collateral support and account for a significant portion of funds the TCEH Debtors were authorized to borrow under the TCEH DIP Facility.16

(b)	TXU Energy.

TXU Energy serves approximately 1.7 million residential and commercial retail electricity consumers in Texas.17 Approximately 67% of TXU Energy’s retail revenues in 2014 represented sales to residential customers, with the remaining amount attributable to commercial and industrial business customers. TXU Energy has a very strong market position in the ERCOT market, serving approximately 25% of the residential customers and 19% of the business customers in the areas of ERCOT open to competition. Indeed, TXU Energy is the single largest certificated REP by customer count in Texas. In general, Luminant procures or supplies 100% of TXU Energy’s electricity requirements. As of the Petition Date, TXU Energy employed approximately 1,000 individuals in its marketing, customer operations, and support organizations.

Texas is one of the fastest growing states in the United States with a diverse economy. As a result, competition for retail electricity customers is robust. The number of certified REPs has grown from approximately 40 in 2002, the first year of retail electricity competition in Texas, to over 100 today. Based on data published by the PUC, as of June 30, 2014, approximately 63% of residential customers and 70% of small commercial customers in competitive areas of the ERCOT market are served by REPs that are not associated with the “incumbent” REP that was the traditional provider in their service area before deregulation. Moreover, approximately 89% of residential customers and 90% of small commercial load customers have chosen an electricity provider at least once since the ERCOT retail market deregulation process began in Texas in 2002.18 As a result, TXU Energy, like other REPs formerly affiliated with the regulated, monopoly electricity utilities (such as EFH’s predecessor, TXU Corp.) that

[16]	Luminant’s hedging and trading activities, and the required collateral support obligations, are discussed in more detail in the Motion of Energy Future Holdings Corp., et al. For Entry of Interim and Final Orders Authorizing the Debtors to (A) Continue Performing Under Prepetition Hedging and Trading Arrangements, (B) Pledge Collateral and Honor Obligations Thereunder, and (C) Enter Into and Perform Under Trading Continuation Agreements and New Postpetition Hedging and Trading Arrangements [D.I. 41] (the “Hedging and Trading Arrangements Motion”) (see Section IV.C.1(f) of this Disclosure Statement, entitled “Hedging and Trading Arrangements,” which begins on page 68). The Hedging and Trading Arrangements Motion was granted on an interim basis on May 2, 2014 [D.I. 315], and on a final basis with respect to non-proprietary trading on June 6, 2014 [D.I. 860]. The Bankruptcy Court entered an interim order with respect to proprietary trading on June 6, 2014 [D.I. 861], and a final order on June 30, 2014 [D.I. 1309]. On November 6, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., Clarifying Certain Relief Granted in the Non-Proprietary Trading Order and Seeking Entry of an Order Authorizing Certain Debtors to Enter Into Non-Proprietary Hedging and Trading Arrangements with a Tenor Beyond December 31, 2015 and Subject to Hedge and Tenor Limitations Consistent with Historical Practice [D.I. 2710]. This motion sought approval to enter into non-proprietary Hedging and Trading Arrangements with an arrangement length extending beyond December 31, 2015. On November 20, 2014, the Bankruptcy Court granted the relief requested [D.I. 2832].
[17]	Customer count measured by number of meters served.
[18]	Electric Reliability Council of Texas, Inc., Supplemental Information Retail Electric Market (March 21, 2014).

existed before deregulation of Texas’s electricity market in 2002, has experienced customer attrition since the Texas electricity market was opened to competition. Indeed, that significant level of competition is one of the reasons that TXU Energy believes it was essential to receive the authority to promptly assume its retail electricity contracts.

The Debtors sought this authority pursuant to the Motion of Energy Future Holdings Corp., et al., for Entry of (A) An Order Authorizing the Debtors to (I) Maintain and Administer Customer Programs and Customer Agreements, (II) Honor Prepetition Obligations Related Thereto, (III) Pay Certain Expenses on Behalf of Certain Organizations, (IV) Fix the Deadline to File Proofs of Claim for Certain Customer Claims, and (V) Establish Procedures for Notifying Customers of Commencement of the Debtors’ Chapter 11 Cases, Assumption of Customer Agreement, and the Bar Date for Customer Claims and (B) An Order Authorizing Certain of the Debtors to Assume the Customer Agreements [D.I. 31] (the “Customer Programs Motion”) (see Section IV.C.1(e) of this Disclosure Statement, entitled “Customer Programs,” which begins on page 59). On June 4, 2014, the Bankruptcy Court entered a final order granting the relief requested under the Customer Programs Motion [D.I. 785].

Despite customer attrition due to the opening of the competitive retail electricity market in 2002, TXU Energy has managed to maintain a greater percentage of its residential customer market share within its former utility service territory than has any other affiliated REP in the ERCOT market. Additionally, TXU Energy has managed an excellent track record of customer satisfaction. Importantly, TXU Energy’s key customer metrics including bad debt, days sales outstanding, and PUC complaints have significantly improved since the 2007 Acquisition, performing at or better than industry-leading levels.

2.	EFH Corp. and Certain EFH Corp. Subsidiaries.

In addition to the TCEH Entities, EFIH, Oncor Holdings, Oncor, and Oncor’s affiliates and subsidiaries, EFH is composed of: (a) EFH Corp.; (b) EFH Corporate Services; (c) EFH Properties Company; and (d) various other direct and indirect subsidiaries of EFH Corp. that are legacy entities without active business operations. These entities are discussed below.

(a)	EFH Corp.

EFH Corp. is the ultimate parent holding company of each of the entities composing EFH. Its principal assets are its indirect approximately 80% ownership of Oncor (through its direct ownership of EFIH) and its indirect ownership of the TCEH Entities (through its direct ownership of EFCH). EFH Corp. also directly or indirectly owns a number of other subsidiaries that are discussed below.

(b)	EFH Corporate Services.

EFH Corporate Services provides a host of vital shared services to the TCEH Entities (i.e., Luminant and TXU Energy), EFH Corp., EFIH, and Oncor. EFH Corporate Services employs approximately 450 individuals—including the majority of the Debtors’ senior executives. These shared services are integral to EFH Corp. and its subsidiaries’ business operations, and also generate significant cost savings.

EFH Corporate Services provides the shared services to the TCEH Entities and EFIH under separate shared services agreements (the “Shared Services Agreements”), and to EFH Corp. and certain of EFH Corp.’s other direct and indirect subsidiaries through a series of operating procedures and the cash management system administered by EFH Corporate Services.19 Services are provided to Oncor based on historical practice. All shared services are billed at cost.

The shared services include, among other things, certain:

•	legal functions;

•	human resources functions;

[19]	EFH’s cash management system, the Shared Services Agreements, and intercompany payments in general are discussed in more detail in Section IV.C.1(b), entitled “Cash Management,” which begins on page 55.

•	treasury functions;

•	enterprise and market risk management functions;

•	controller functions;

•	federal, state, and local tax services;

•	financial planning functions;

•	strategy and business development functions;

•	information technology and infrastructure services;

•	external affairs, including political and regulatory advocacy;

•	investor and media relations;

•	corporate secretarial, security, compliance, and ethics issues;

•	internal auditing and Sarbanes-Oxley compliance;

•	supply chain services;

•	business services administration; and

•	facility design and construction and real estate management.

As described in the Cash Management Motion, the treasury function at EFH Corporate Services provides certain cash management services to the Debtors (and certain of their non-Debtor, non-Oncor affiliates). Specifically, EFH Corporate Services issues checks and automated clearing house payments to third parties for goods and services received by the Debtors. The applicable Debtors then reimburse EFH Corporate Services for amounts paid.

As part of the Restructuring, in order for TCEH to perform the functions currently being performed by EFH Corporate Services, either the equity of EFH Corporate Services or certain assets and liabilities of EFH Corporate Services will be transferred to Reorganized TCEH, as discussed above in Section I.C.2 of this Disclosure Statement, entitled “Plan Structure,” which begins on page 6.

(c)	EFH Properties Company.

Non-Debtor EFH Properties Company, a direct subsidiary of EFH Corp., is the lessee of record with respect to certain of EFH’s real property leases, including the lease of EFH Corp.’s headquarters, which houses approximately 370 EFH Corporate Services and EFH Corp. employees and executives and approximately 400 of Luminant’s employees.20 Additionally, EFH Properties Company administers certain subleases with respect to EFH’s real property leases, primarily with respect to the headquarters lease, and operates certain parking facilities. The Debtors were granted the authority to continue performing under and honoring their obligations related the Intercompany Transactions and Intercompany Claims with respect to the subleases pursuant to the order approving the Cash Management Motion.

[20]	Nothing in this Disclosure Statement should be interpreted as foreclosing the possibility that EFH Properties Company will become a Debtor in the Chapter 11 Cases.

(d)	Other Direct and Indirect Subsidiaries of EFH Corp.

EFH Corp. also is the parent of several entities with de minimis assets,21 including (i) three Debtor entities that hold or once held international assets that have either been liquidated or otherwise disposed of or are currently in administration and/or liquidation cases initiated before the 2007 Acquisition; (ii) Debtor entities associated with a natural gas distribution business that was sold in 2004, a related non-Debtor captive insurance company, a related non-Debtor United Kingdom entity in liquidation, and a related Debtor Canadian entity that is associated with certain de minimis pension obligations; and (iii) other entities that hold miscellaneous assets,22 including a small number of patents, trade names, IT assets, land, and other de minimis assets.

3.	EFIH.

EFIH is a holding company and a direct, wholly-owned subsidiary of EFH Corp. Its primary asset is its 100% ownership of Oncor Holdings, which, in turn, owns approximately 80% of Oncor. Oncor has made dividend distributions to EFIH (through Oncor Holdings) totaling approximately $202 million, $213 million, $147 million, and $116 million in 2014, 2013, 2012, and 2011, respectively.23 EFIH has no active business operations.

4.	Oncor.

(a)	Overview of Oncor’s Business Operations.

Oncor provides transmission and distribution services in Texas. Unlike Luminant and TXU Energy, whose rates are subject to market competition, Oncor’s rates are fully regulated and are subject to detailed rate-setting proceedings before the PUC. Oncor provides these services to REPs, including TXU Energy, which sell electricity to residential and business customers, and electricity distribution companies, cooperatives, and municipalities. TXU Energy is Oncor’s largest customer and accounts for a large portion of Oncor’s annual operating revenues: approximately 25%, 27%, 29%, 33%, and 36% in 2014, 2013, 2012, 2011, and 2010, respectively.24 Oncor operates the largest transmission and distribution system in Texas: it covers more than 91 counties and over 400 incorporated municipalities in Texas, delivers electricity to more than 3.3 million homes and businesses, and operates more than 121,000 miles of transmission and distribution lines.

Pursuant to its organizational documents and applicable PUC orders and rules, Oncor is restricted from making distributions under certain conditions. Oncor’s dividend distributions are limited by its regulatory capital structure, which is required to be at or below the assumed debt-to-equity ratio established periodically by the PUC for ratemaking purposes. That ratio is currently set at 60% debt to 40% equity. Additionally, Oncor’s independent directors, acting by majority vote, and, during certain periods, any director designated by Oncor’s minority investor, may prevent dividend distributions from Oncor if they determine that it is in the best interests of Oncor to retain such amounts to meet expected future cash requirements.

(b)	The Ring-Fencing Measures.

As part of the 2007 Acquisition, Oncor implemented certain structural and operational “ring-fencing” measures, including certain measures required by the PUC, to enhance Oncor’s credit quality. The ring-fence has a number of components. Most importantly, Oncor’s independence is ensured by a requirement that its board be composed of a majority of directors that are independent from EFH Corp., EFIH, and TCEH (and their subsidiaries excluding Oncor Holdings and its direct and indirect subsidiaries). Oncor also has management and employees separate from EFH’s other businesses. Two of Oncor’s directors are appointed by EFIH.

[21]	Excluding intercompany receivables.
[22]	Each of these entities other than Basic Resources, Inc., which owns certain comparatively minor patents and is a wholly-owned subsidiary of non-Debtor EFH Properties Company, is a Debtor. Nothing in this Disclosure Statement should be interpreted as foreclosing the possibility that Basic Resources, Inc., will become a Debtor in the Chapter 11 Cases.
[23]	Does not include amounts in 2012 and 2013 distributed by Oncor to Oncor Holdings that Oncor Holdings used to pay its liability to EFH Corp. under the Oncor TSA.
[24]	These figures also include a relatively small amount attributable to TCEH’s other REPs.

The ring-fence also provides that Oncor is prohibited from securing any indebtedness of EFH Corp. or its other non-Oncor subsidiaries (including the Debtors).25 In addition to protecting Oncor’s credit rating, the prohibition on cross-collateralization means that Oncor is not subject to the operational and financial restraints in the various documents governing the Debtors’ prepetition funded indebtedness.

Finally, among other things, Oncor’s books and records are maintained separately from those of EFH Corp. and its non-Oncor subsidiaries, and Oncor’s headquarters are physically separated from those of EFH Corp., EFIH, Luminant, and TXU Energy.

None of the Oncor entities are Debtors in the Chapter 11 Cases.

5.	EFH’s Regulatory Environment.

EFH’s business operations are subject to significant regulation and oversight. Certain of those regulators were discussed above, and the regulators that are most material to EFH’s business operations are identified in the following chart:

Agency or Entity	Area(s) of Authority
Commodity Futures Trading Commission (the “CFTC”)	Futures market derivatives and over-the-counter derivatives (including interest rate swaps and commodity swaps)
ERCOT

Ensure reliable operation of transmission and distribution grid in the ERCOT market

Dispatch generation to satisfy electricity requirements in the ERCOT market

Manage real-time and day-ahead markets and financial settlement process in wholesale electricity markets in the ERCOT market

Environmental Protection Agency (the “EPA”)	Air and water quality Solid waste disposal
Equal Employment Opportunity Commission (the “EEOC”)	Labor relations
Federal Communications Commission (the “FCC”)	Wireless radio licenses for emergency radio communication
Federal Energy Regulatory Commission (the “FERC”)	FERC has nationwide electricity reliability authority, including with respect to the ERCOT market. The ERCOT market, however, is not subject to the plenary jurisdiction of the FERC and electricity sales within the ERCOT market are not within the FERC’s jurisdiction. FERC does have jurisdiction over imports and exports of wholesale electricity to and from the ERCOT market, and over Oncor’s facilities and agreements that provide for electrical interconnection to non-ERCOT utilities.
Mine Safety and Health Administration (the “MSHA”)	Mine safety
North American Electric Reliability Corporation (the “NERC”), in conjunction with the Texas Reliability Entity (the “TRE”)	National electricity grid reliability standards
Nuclear Regulatory Commission (the “NRC”)	Nuclear operating licenses Nuclear waste disposal

[25]	As noted below, certain obligations of EFCH that predate the 2007 Acquisition are secured by certain Oncor assets.

Agency or Entity	Area(s) of Authority
Occupational Safety and Health Administration (the “OSHA”)	Workplace safety
Office of Surface Mining Reclamation and Enforcement (the “OSM”)	Enforces federal surface mining and environmental standards
PUC	Wide-ranging oversight over the Texas electricity market including, among other things, ensuring customer protection and regulating the rates and services, as well as certain “change of control” transactions, of transmission and distribution utilities such as Oncor
RCT	Permits, enforces, and oversees Texas surface mining and land reclamation process
TCEQ	Air quality Water quality Waste management

Pursuant to 28 U.S.C. § 959(b), the Debtors intend to comply with all applicable regulatory requirements, including all requirements related to or associated with safety, health, and environmental law compliance, during the Chapter 11 Cases. In addition, the Debtors will seek all necessary regulatory approvals, if any, from state and federal regulatory authorities, in connection with the Debtors’ business operations and the Plan. Moreover, to the extent the Debtors maintain insurance of their regulatory compliance obligations, the Debtors intend to continue such insurance in the ordinary course of business.

The Debtors intend to continue funding their obligations related to a nuclear decommissioning trust that will be used to fund the decommissioning of the Comanche Peak plant. Those funding obligations are satisfied by customer surcharges collected by REPs on behalf of Oncor and indirectly remitted from Oncor to TCEH.26 The Debtors also intend to remain in compliance with their mining land reclamation obligations, including their reclamation bonding requirements, as discussed above.

C.	EFH’s Capital Structure.

1.	TCEH Debtors.

(a)	Overview.

The TCEH Debtors’ funded prepetition debt obligations as of the Petition Date totaled approximately $32.068 billion (excluding approximately $1.235 billion of obligations under certain first lien hedging arrangements, which are discussed in more detail below, and certain other obligations such as capital leases). That amount included approximately $24.385 billion of first lien debt (excluding hedging arrangements), approximately $1.571 billion of second lien debt, and approximately $6.112 billion of unsecured debt,27 as summarized in the following table:

[26]	The Debtors were authorized to continue making these payments to the nuclear decommissioning trust pursuant to the Taxes Order, as discussed below in Section IV.C.1(d) of this Disclosure Statement, entitled “Taxes and Fees,” which begins on page 74.
[27]	Total amounts exclude unamortized premiums, set off rights, accrued but unpaid interest, and fair value discounts, and include amounts held by EFH Corp. or EFIH. Amounts held by EFH Corp. or EFIH are noted herein. The unsecured debt amount also includes approximately $19 million of Pollution Control Revenue Bonds that were supported by letters of credit issued under the TCEH Credit Agreement. As of the date hereof, there are no Pollution Control Revenue bonds supported by outstanding letters of credit under the TCEH Credit Agreement.

Security	Debt Obligation	Approx. Amount Outstanding as of the Petition Date		Interest or Other Payment Due Dates	Original Maturity/Payoff Date	Debtor Obligors
TCEH First Lien Secured	TCEH Credit Agreement	$22.635 billion		Varies	Varies	All TCEH Debtors
	TCEH First Lien Notes	$1.750 billion		Jan. 1; April 1; July 1; Oct. 1	October 2020	All TCEH Debtors
	TCEH First Lien Commodity Hedges TCEH First Lien Interest Rate Swaps	$1.235 billion	[28]	Varies	Varies	All TCEH Debtors
TCEH Second Lien Secured	TCEH Second Lien Notes	$1.571 billion		Jan. 1; April 1; July 1; Oct. 1	April 2021	All TCEH Debtors
TCEH Unsecured	TCEH 2015 Unsecured Notes	$3.488 billion		May 1; Nov. 1	November 2015	All TCEH Debtors
	TCEH Senior Toggle Notes	$1.749 billion		May 1; Nov. 1	November 2016
	Pollution Control Revenue Bonds	$875 million		Varies	Varies	TCEH

In addition to the amounts described above, EFCH is an unsecured guarantor of approximately $60 million of unsecured notes issued by EFH Corp. that are discussed in more detail below. Additionally, certain of the TCEH Debtors also have additional obligations not reflected in the above table, which are discussed below.

(b)	TCEH First Lien Debt.

As of the Petition Date, TCEH’s first lien debt was composed of: (i) approximately $22.635 billion in outstanding principal amount under TCEH’s first lien credit agreement (the “TCEH Credit Agreement”); (ii) approximately $1.750 billion issued and outstanding TCEH 11.50% senior secured notes (the “TCEH First Lien Notes”); and (iii) approximately $1.235 billion in obligations related to TCEH’s interest rate swaps that are secured on a first lien basis (the “TCEH First Lien Interest Rate Swaps”) and natural gas commodity hedges that are secured on a first lien basis (the “TCEH First Lien Commodity Hedges” and, collectively with the TCEH Credit Agreement, the TCEH First Lien Notes, and the TCEH First Lien Interest Rate Swaps, the “TCEH First Lien Debt,” and Claims under the TCEH First Lien Debt, the “TCEH First Lien Claims”). TCEH First Lien Claims are classified as Class C3 TCEH First Lien Secured Claims to the extent such Claims are Secured in accordance with section 506 of the Bankruptcy Code. The remaining amount of any such TCEH First Lien Claims shall be a classified with the General Unsecured Claims Against the TCEH Debtors Other Than EFCH.

As discussed more fully in Section IV.J of this Disclosure Statement, entitled “TCEH First Lien Investigation,” which begins on page 70, pursuant to the TCEH Cash Collateral Order, the Debtors stipulated that the TCEH First Lien Claims are valid and perfected first lien secured claims. The TCEH Committee, the EFH Committee, and certain Holders of TCEH Unsecured Note Claims (the “Ad Hoc Group of TCEH Unsecured Noteholders”), however, each filed motions seeking standing to prosecute and investigate the TCEH First Lien Claims. If they are ultimately successful, the TCEH First Lien Claims may not be first lien claims.

(i)	TCEH Credit Agreement.

Pursuant to the TCEH Credit Agreement, dated as of October 10, 2007 (as amended, modified, or supplemented and in effect immediately prior to the Petition Date), among TCEH, as borrower, EFCH and the other

[28]	Amounts due under cancelled TCEH First Lien Interest Rate Swaps and TCEH First Lien Commodity Hedges were determined after such swaps and hedges were cancelled following the Petition Date.

TCEH Debtors, as guarantors, Wilmington Trust, N.A., as successor administrative and collateral agent (in such capacity, the “TCEH First Lien Credit Agreement Agent”), and the lenders that are parties thereto from time to time, the TCEH Debtors borrowed money from the lenders under term loan and revolving credit facilities. As of the Petition Date, a total of approximately $22.635 billion was outstanding in principal amount under the TCEH Credit Agreement, which included approximately $2.054 billion under a revolving credit facility, approximately $1.062 billion under deposit letter of credit term loan facilities, and approximately $19.519 billion of term loan facilities.

(ii)	TCEH First Lien Notes.

Pursuant to that certain indenture, dated April 19, 2011, for the 11.50% TCEH First Lien Notes originally due October 1, 2020, by and among TCEH and TCEH Finance, as issuers, the other TCEH Debtors, as guarantors, and Delaware Trust Company, as successor indenture trustee (in such capacity, the “TCEH First Lien Notes Trustee”) to Bank of New York Mellon Trust Company, N.A. (“BNY”), TCEH and TCEH Finance issued the TCEH First Lien Notes. Approximately $1.75 billion in principal amount of TCEH First Lien Notes were outstanding as of the Petition Date.

(iii)	TCEH First Lien Interest Rate Swaps and TCEH First Lien Commodity Hedges.

As of the Petition Date, the TCEH Debtors were party to (A) certain transactions with counterparties under the TCEH First Lien Commodity Hedges and (B) certain transactions under the TCEH First Lien Interest Rate Swaps used to hedge interest rate exposure on their variable rate debt. Certain holders of TCEH First Lien Interest Rate Swaps were also counterparties to TCEH First Lien Commodity Hedges.

As of the date hereof, all of the counterparties to the TCEH First Lien Interest Rate Swaps have exercised their termination rights under the “safe harbor” provisions of the Bankruptcy Code. Of those, one of the counterparties is also a counterparty to a TCEH First Lien Commodity Hedge; that counterparty is arguably entitled to set off its liability to the TCEH Debtors under the TCEH First Lien Commodity Hedge against its Claim against the TCEH Debtors under the TCEH First Lien Interest Rate Swaps. The TCEH Debtors estimate that their total net liability under cancelled TCEH First Lien Interest Rate Swaps and TCEH First Lien Commodity Hedges is approximately $1.235 billion, which amount varies by less than 1.4% from the termination payments calculated by all of the terminating counterparties. The Claims against the TCEH Debtors under the TCEH First Lien Interest Rate Swaps and the TCEH First Lien Commodity Hedges (if any) have not been finalized as of the date hereof.

(iv)	Collateral Securing the TCEH First Lien Debt.

The TCEH First Lien Debt is secured by first priority liens on the collateral as defined in the TCEH Credit Agreement and the TCEH First Lien Intercreditor Agreement (defined below), including substantially all of the assets of TCEH, and is guaranteed on a secured basis by a first priority lien on EFCH’s equity interests in TCEH and by a first priority lien on substantially all of the assets of the other TCEH Debtors. The collateral documents governing the TCEH First Lien Debt provide that liens do not attach to certain limited categories of assets as provided in the governing collateral documents.

(c)	TCEH Second Lien Notes.

Pursuant to that certain indenture, dated as of October 6, 2010 (as amended, modified, or supplemented) for the 15% second lien notes (the “TCEH Second Lien Notes”) originally due April 1, 2021, by and among TCEH and TCEH Finance, as issuers, the other TCEH Debtors, as guarantors, and Wilmington Savings Fund Society, FSB (a/k/a Christiana Trust) (“Wilmington Savings”), as successor indenture trustee to BNY (in such capacity, the “TCEH Second Lien Notes Trustee”), TCEH and TCEH Finance issued the TCEH Second Lien Notes. Approximately $1.571 billion in principal amount of TCEH Second Lien Notes were outstanding as of the Petition Date.

The TCEH Second Lien Notes are secured by a second priority lien on the collateral as set forth in that certain second lien security agreement, dated as of October 6, 2010, by and among the TCEH Debtors and BNY, as collateral agent, including substantially all of the assets of the TCEH Debtors other than (i) the same categories of assets excluded from the TCEH First Lien Debt and (ii) EFCH’s equity interests in TCEH and TCEH’s direct and indirect equity interests in the TCEH Debtors if the pledge of such equity interests would require that separate financial statements be filed with the SEC for such subsidiaries. EFCH’s guarantee of the TCEH Second Lien Notes is unsecured.

In accordance with section 506 of the Bankruptcy Code, the Valuation Analysis, attached to this Disclosure Statement as Exhibit F, demonstrates that the TCEH Second Lien Note Claims are unsecured. Accordingly, they are classified as Class C4 TCEH Unsecured Debt Claims.

(d)	TCEH Unsecured Funded Debt.

(i)	Senior Unsecured Notes.

Pursuant to that certain indenture, dated as of October 31, 2007 (as amended, modified, or supplemented) for two series of unsecured notes (the “TCEH Unsecured Notes”), by and among TCEH and TCEH Finance, as issuers, the other TCEH Debtors, as guarantors, and Law Debenture Trust Company of New York (“LDTC”), as successor indenture trustee to BNY (in such capacity, the “TCEH Unsecured Notes Trustee”), TCEH and TCEH Finance issued the TCEH Unsecured Notes. The following TCEH Unsecured Notes were issued and outstanding as of the Petition Date:

•	approximately $3.488 billion principal amount of 10.25% notes originally due November 1, 2015;[29] and

•	approximately $1.749 billion principal amount of 10.50% notes originally due November 1, 2016.

The TCEH Unsecured Notes are classified as Class C4 TCEH Unsecured Debt Claims.

(ii)	Pollution Control Revenue Bonds.

TCEH has executed certain assumption agreements with respect to multiple series of pollution control revenue bonds (the “Pollution Control Revenue Bonds”) that are held by unaffiliated third-parties.30 As of the Petition Date, principal amounts outstanding under the Pollution Control Revenue Bonds totaled approximately $875 million in the aggregate, with interest rates generally ranging from 0.29%31 to 8.25%, and original maturities ranging from June 1, 2021, to March 1, 2041. As of the date hereof, there are no Pollution Control Revenue Bonds supported by outstanding letters of credit under the TCEH Credit Agreement. The remaining amounts outstanding under the Pollution Control Revenue Bonds are unsecured obligations of TCEH. TCEH’s obligations under these agreements are not secured or guaranteed by any of the other TCEH Debtors.

The Pollution Control Revenue Bonds are classified as Class C5 General Unsecured Claims Against the TCEH Debtors Other Than EFCH, though such Claims can be asserted only against TCEH.

(e)	Other TCEH Indebtedness.

(i)	EFCH 2037 Notes.

Pursuant to that certain indenture, dated as of December 1, 1995, for two series of notes (the “EFCH 2037 Notes”) originally due January 30, 2037, by and among EFCH, as issuer, and BNY, as trustee (in such capacity, the “EFCH 2037 Notes Trustee”), EFCH issued the EFCH 2037 Notes. Approximately $9 million in principal amount of the EFCH 2037 Notes were outstanding as of the Petition Date, including approximately $1 million of floating-rate notes and $8 million of 8.175% notes. The EFCH 2037 Notes are not secured or guaranteed, and are subordinate to EFCH’s other prepetition funded indebtedness.

[29]	Including approximately $284 million held by EFH Corp. and approximately $79 million held by EFIH, which amounts are classified as Class C8 Non-TCEH Debtor Intercompany Claims.
[30]	Additional series of Pollution Control Revenue Bonds have been repurchased by TCEH and are held in a custody account.
[31]	As of May 7, 2014.

The EFCH 2037 Notes are classified as Class C6 General Unsecured Claims Against EFCH. The EFCH 2037 Note Claims are contractually subordinated to other Claims against EFCH, including EFCH’s guarantee of the TCEH First Lien Debt.

(ii)	Tex-La Obligations.

EFCH is the principal obligor of, and EFH Corp. guarantees, approximately $50 million of obligations related to a series of transactions by and among the predecessors of EFH Corp. and EFCH, on one hand, and the Tex-La Electric Cooperative of Texas, Inc. (“Tex-La”), on the other hand (the “Tex-La Obligations”). As of December 31, 2014, approximately $21 million and $29 million of the Tex-La Obligations due in 2019 and 2021, respectively, were outstanding. The Tex-La Obligations are secured by a 2.17% undivided ownership in Comanche Peak’s electricity generation and transmission assets and a 6.02% undivided ownership interest in the 51.5 mile 345 kV Comanche Peak-Cleburne-Everman transmission facility. The Tex-La Obligations relate to a settlement of litigation between the predecessor of EFCH and Tex-La in 1990.

The Tex-La Obligations are classified as Class C1 Other Secured Claims Against the TCEH Debtors.

(iii)	Leases.

The TCEH Debtors are parties to leases relating to, among other things: (A) rail cars; (B) office space; (C) equipment used in business operations, including mining equipment; and (D) leases of tracts of real property.

Certain of the TCEH Debtors’ rail car leases are structured as leveraged leases. Under these railcar leases, a trust owns railcars and leases the railcars to the TCEH Debtors. The trusts, in turn, have issued notes that are secured by, among other things, the railcars subject to the lease and the trust’s interest in the lease.

The TCEH Debtors’ obligations under their leases, including the railcar leveraged leases, are not currently classified. The leases will be subject to treatment under section 365 of the Bankruptcy Code.

(iv)	Fixed Facility Bonds.

The TCEH Debtors’ combustion turbine electricity generation assets are structured as leveraged leases that are similar to the railcar leveraged leases discussed above. Importantly, however, the TCEH Debtors own the beneficial equity interests in the trusts that own these assets. Accordingly, the TCEH Debtors are the beneficial owners and the lessees of these assets. As of December 31, 2014, approximately $4 million and $25 million due 2015 and 2017, respectively, remained outstanding on the notes secured by the combustion turbines.

The TCEH Debtors’ obligations under these leases are not currently classified. The leases will be subject to treatment under section 365 of the Bankruptcy Code. The amount outstanding on the notes secured by the combustion turbines are discussed for illustrative purposes only.

(v)	Oak Grove Promissory Note.

In December 2010, Oak Grove Power Company LLC (“Oak Grove”), an indirect subsidiary of TCEH, purchased certain mineral rights located in Robertson County, Texas from North American Coal Royalty Company. Concurrent with the sale, Oak Grove executed the Oak Grove Promissory Note, which is non-interest bearing and secured by the purchased assets. Approximately $2 million was outstanding under the Oak Grove Promissory Note as of December 31, 2014.

The Oak Grove Promissory Note is classified as a Class C1 Other Secured Claim Against the TCEH Debtors.

(f)	Intercreditor Agreements.

(i)	TCEH First Lien Intercreditor Agreement.

The TCEH first lien intercreditor agreement (as amended, restated, modified, and supplemented from time to time, the “TCEH First Lien Intercreditor Agreement”) entered into by and among the TCEH Debtors, Wilmington Trust, N.A., as successor administrative agent and collateral agent (in such capacity, the “TCEH Collateral Agent”), certain Holders of TCEH First Lien Claims, and other parties thereto from time to time, governs certain rights and remedies as between the various Holders of TCEH First Lien Claims, relative priority of claims, and certain rights and remedies in the Chapter 11 Cases.

(ii)	TCEH Second Lien Intercreditor Agreement.

The TCEH second lien intercreditor agreement (as amended, restated, modified, and supplemented from time to time, the “TCEH Second Lien Intercreditor Agreement”) entered into by and among the TCEH Debtors, the TCEH Collateral Agent, and the TCEH Second Lien Notes Trustee, governs certain rights and remedies as between the Holders of TCEH First Lien Claims, on one hand, and the Holders of TCEH Second Lien Claims, on the other hand, including certain rights and remedies in the Chapter 11 Cases. In particular, the TCEH Second Lien Intercreditor Agreement provides that if the collateral trustee, acting at a direction of a majority of the Holders of TCEH First Lien Claims pursuant to the TCEH First Lien Intercreditor Agreement, consents to the use of cash collateral and the acquisition of postpetition debtor-in-possession financing, the Hlders of TCEH Second Lien Claims may not contest such relief. Pursuant to these provisions, the Holders of TCEH Second Lien Claims were deemed to consent to the TCEH DIP Facility and the TCEH Debtors’ use of cash collateral.

2.	EFH Corp.

(a)	Overview.

As of the Petition Date, EFH Corp. had outstanding prepetition funded indebtedness of approximately $1.929 billion, as summarized in the following table:32

Security	Debt Obligation	Approx. Amount Outstanding as of the Petition Date		Interest Payment Due Dates	Original Maturity/Payoff Date	Obligors
EFH Corp. Debt
EFH Corp. Unsecured	EFH Legacy Notes	$1.864 billion	[33]	May 15; November 15	Varies by series, November 2014, November 2024, and November 2034	EFH Corp. as issuer
	EFH LBO Notes	$60 million		May 1; November 1	November 2017	EFH Corp. as issuer EFCH as unsecured guarantor EFIH as unsecured guarantor
	EFH Unexchanged Notes	$5 million		Varies	Varies	EFH Corp. as issuer

(b)	EFH Corp. Debt.

Approximately $1.929 billion in outstanding unsecured notes issued by EFH Corp. (the “EFH Unsecured Notes”) were outstanding as of the Petition Date (including amounts held by EFIH). In addition to the EFH Unsecured Notes, EFH Corp. guarantees the Tex-La Obligations described above.

Except as noted below with respect to the EFH LBO Notes, the EFH Unsecured Notes are classified as Class A9 General Unsecured Claims Against EFH Corp.

[32]	In addition to these amounts, non-Debtor EFH Properties Company is obligated on a leveraged lease relating to Energy Plaza, EFH’s corporate headquarters. The lease is currently serviced by the proceeds of a previously-drawn letter of credit issued under the TCEH Credit Agreement.
[33]	Includes approximately $1.282 billion of EFH Legacy Notes held by EFIH, which is classified as a Class A4 EFH Legacy Note Claim.

(i)	EFH Legacy Notes.

Pursuant to three separate indentures, each dated as of November 1, 2004 (as amended, modified, or supplemented), and three associated officer’s certificates, each dated as of November 26, 2004, for three series of unsecured notes (the “EFH Legacy Notes”), by and among EFH Corp., as issuer, and American Stock Transfer & Trust Company, LLC (“AST&T”), as successor indenture trustee to BNY (in such capacity, the “EFH Legacy Notes Trustee”), the predecessor to EFH Corp. issued the EFH Legacy Notes. The following EFH Legacy Notes were outstanding as of the Petition Date:34

•	approximately $371 million principal amount of 5.55% notes originally due November 15, 2014;

•	approximately $746 million principal amount of 6.50% notes originally due November 15, 2024; and

•	approximately $747 million principal amount of 6.55% notes originally due November 15, 2034.

(ii)	EFH LBO Notes.

Pursuant to that certain indenture, dated as of October 31, 2007 (as amended, modified, or supplemented) for two series of notes (the “EFH LBO Notes”) originally due November 1, 2017, by and among EFH Corp, as issuer, EFCH and EFIH, as guarantors, and AST&T, as successor indenture trustee to BNY (in such capacity, the “EFH LBO Notes Trustee”), EFH Corp. issued the EFH LBO Notes. The EFH LBO Notes are guaranteed on an unsecured basis by EFCH and EFIH. Approximately $60 million principal amount of EFH LBO Notes, including $33 million of 10.875% notes and $27 million of 11.25% notes, were outstanding as of the Petition Date.

The EFH LBO Notes are classified as Class A6 EFH LBO Note Primary Claims, Class B5 General Unsecured Claims Against the EFIH Debtors, and General Unsecured Claims Against EFCH with respect to their guarantee claims against EFCH.

(iii)	EFH Unexchanged Notes.

Pursuant to two separate indentures, one dated November 16, 2009, and the other dated January 12, 2010 (each as amended, modified, or supplemented) for two series of unsecured notes (the “EFH Unexchanged Notes”), by and among EFH Corp., as issuer, and AST&T, as successor indenture trustee to BNY (in such capacity, the “EFH Unexchanged Notes Trustee”), EFH Corp. issued the EFH Unexchanged Notes. The EFH Unexchanged Notes are unsecured, unguaranteed obligations of EFH Corp. Approximately $3 million of 10.00% EFH Unexchanged Notes originally due January 2020 and $2 million of 9.75% EFH Unexchanged Notes originally due October 2019 were outstanding as of the Petition Date.35

The EFH Unexchanged Notes are classified as Class A5 EFH Unexchanged Note Claims.

3.	EFIH Debtors.

As of the Petition Date, the EFIH Debtors had approximately $7.709 billion in outstanding prepetition funded indebtedness, including approximately: (i) $3.985 billion of first lien notes (the “EFIH First Lien Notes”); (ii) approximately $2.156 billion of second lien notes (the “EFIH Second Lien Notes”); and (iii) approximately $1.568

[34]	EFIH holds (a) approximately $281 million of the 5.55% notes; (b) approximately $545 million of the 6.50% notes; and (c) approximately $456 million of the 6.55% notes.
[35]

The EFH Unexchanged Notes were previously guaranteed by EFCH and EFIH. EFIH’s guarantee was secured by a first priority lien on EFIH’s equity interest in Oncor. The guarantees and lien were eliminated in transactions under the Liability Management Program, which is discussed in Section III.G.1(a) of this Disclosure Statement, entitled “The Liability Management Program,” which begins on page 54. In those transactions, the EFH Unexchanged Notes were tendered in exchange for notes issued by EFIH. Consent was simultaneously solicited for the elimination of the guarantees and liens.

billion of unsecured notes (the “EFIH Unsecured Notes”). Additionally, EFIH is an unsecured guarantor of approximately $60 million of EFH LBO Notes. The EFIH First Lien Notes are no longer outstanding, and the EFIH Second Lien Notes have been partially repaid.36

Security	Debt Obligation	Approx. Amount Outstanding as of the Petition Date	Interest Payment Due Dates	Original Maturity/Payoff Date	Obligors
EFIH Debt
EFIH First Lien Secured	EFIH First Lien 2017 Notes	$503 million	February 15; August 15	August 2017	EFIH and EFIH Finance as issuers
	EFIH First Lien 2020 Notes	$3.482 billion	June 1; December 1	December 2020

EFIH Second Lien Secured	EFIH Second Lien 2021 Notes	$406 million	May 15; November 15	October 2021	EFIH and EFIH Finance as issuers
	EFIH Second Lien 2022 Notes	$1.750 billion	March 1; September 1	March 2022

EFIH Unsecured	EFIH Senior Toggle Notes	$1.566 billion	June 1; December 1	December 2018	EFIH and EFIH Finance as issuers
	EFIH Unexchanged Notes	$2 million	April 15; October 15	October 2019

(a)	EFIH First Lien Notes.

Pursuant to that certain indenture, dated August 14, 2012 (as amended, modified, or supplemented, the “EFIH First Lien 2017 Note Indenture”), for the 6.875% EFIH First Lien Notes originally due August 15, 2017, by and among EFIH and EFIH Finance, as issuers, and Delaware Trust Company (the “EFIH First Lien Notes Trustee”) as successor to BNY as indenture trustee for the 6.875% EFIH First Lien Notes (in such capacity, the “EFIH First Lien 2017 Notes Trustee”), EFIH and EFIH Finance issued a series of EFIH First Lien Notes, of which approximately $503 million principal amount was outstanding as of the Petition Date.37

Pursuant to that certain indenture, dated August 17, 2010 (as amended, modified, or supplemented, the “EFIH First Lien 2020 Note Indenture” and, together with the EFIH First Lien 2017 Note Indenture, the “EFIH First Lien Indentures”), for the 10.00% EFIH First Lien Notes originally due December 1, 2020, by and among EFIH and EFIH Finance, as issuers, and CSC, as successor indenture trustee to BNY (in such capacity, the “EFIH First Lien 2020 Notes Trustee”), EFIH and EFIH Finance issued a series of EFIH First Lien Notes, of which approximately $3.482 billion principal amount was outstanding as of the Petition Date.38

[36]	Further discussion of the repayment of the EFIH Second Lien Notes can be found in Section IV.L of this Disclosure Statement, entitled “EFIH Second Lien Partial Repayment Motion, which begins on page 70.
[37]	Pursuant to a registration rights agreement, EFIH agreed to use its commercially reasonable efforts to register notes under the Securities Act having substantially the same terms as the EFIH First Lien 2017 Notes as part of an offer to exchange freely tradable notes for the EFIH First Lien 2017 Notes by August 14, 2013. The exchange offer was not completed, and under the terms of the registration rights agreement, the interest rate on the EFIH First Lien 2017 Notes increased by 0.25% on August 15, 2013, and by another 0.25% on November 15, 2013. The Debtors have reserved all of their rights with respect to the registration rights agreement with respect to non-settling Holders of EFIH First Lien 2017 Notes, specifically with respect to whether the additional rates of interest are enforceable against the Debtors.
[38]	Pursuant to a registration rights agreement, EFIH agreed to use its commercially reasonable efforts to register notes under the Securities Act having substantially the same terms as the EFIH First Lien 2017 Notes as part of an offer to exchange freely tradable notes for approximately $1.302 billion of the EFIH First Lien 2020 Notes issued in January 2013. Under the terms of the agreement, the registration was supposed to occur by January 29, 2014. The exchange offer was not completed, and under the terms of the registration rights agreement, the interest rate on the applicable EFIH First Lien 2020 Notes increased by 0.25% on January 30, 2014, and by another 0.25% on April 30, 2014. The Debtors have reserved all of their rights with respect to the registration rights agreement with respect to non-settling Holders of EFIH First Lien 2020 Notes, specifically with respect to whether the additional rates of interest are enforceable against the Debtors.

The EFIH First Lien Notes were secured by first priority liens in the collateral as defined in the EFIH Collateral Trust Agreement (defined below) and certain related documentation, specifically, EFIH’s equity interest in Oncor Holdings. The EFIH First Lien Notes were not guaranteed.

On June 19, 2014, the EFIH First Lien Notes were paid in full (other than disputed amounts which may or may not be Allowed) (the “EFIH First Lien Repayment”) pursuant to the EFIH First Lien Settlement. The EFIH Debtors believe that the full amount of principal and accrued interest of all EFIH First Lien Notes that were not repaid in connection with the EFIH First Lien Settlement has been paid; the EFIH First Lien Notes Trustee and non-Settling Holders of EFIH First Lien Claims argue that various additional amounts, including asserted EFIH First Lien Makewhole Claims, “Additional Interest” pursuant to the registration rights agreement, and certain other fees and indemnification expenses are owed. The EFIH First Lien Repayment, the EFIH First Lien Settlement, and the asserted EFIH First Lien Makewhole Claims are discussed in more detail in Section IV of this Disclosure Statement, entitled “Material Events in the Chapter 11 Cases,” which begins on page 57.

Any Claims on account of the EFIH First Lien Notes that are allowed by Final Order will be classified as Class B3 EFIH First Lien Note Claims to the extent such Claims are Secured, and as Class B5 General Unsecured Claims Against the EFIH Debtors to the extent such Claims are Unsecured.

(b)	EFIH Second Lien Notes.

Pursuant to that certain indenture, dated April 25, 2011 (as amended, modified, or supplemented) for the EFIH Second Lien Notes, by and among EFIH and EFIH Finance, as issuers, and Computershare Trust Company, N.A. and Computershare Trust Company of Canada (“Computershare Trust”) as successor indenture trustee to BNY (in such capacity, the “EFIH Second Lien Notes Trustee”), EFIH issued two series of EFIH Second Lien Notes. The following EFIH Second Lien Notes were outstanding as of the Petition Date:

•	approximately $406 million principal amount of 11.00% EFIH Second Lien Notes originally due October 1, 2021; and

•	approximately $1.750 billion principal amount of 11.75% EFIH Second Lien Notes originally due March 1, 2022.[39]

The EFIH Second Lien Notes are secured by second priority liens in the collateral as defined in the EFIH Collateral Trust Agreement (defined below) and certain related documentation, specifically, EFIH’s Interests in Oncor Holdings. The EFIH Second Lien Notes are not guaranteed.

Pursuant to the Partial Repayment Order, the EFIH Debtors obtained authority to partially repay obligations under the EFIH Second Lien Notes using $750 million of cash on hand at EFIH, and the transaction closed on March 11, 2015 (the “EFIH Second Lien Partial Repayment”). The Partial Repayment Order dictated that the repayment amount be allocated first to certain indenture trustee fees under the applicable indenture totaling $15 million, then to all interest accrued on the EFIH Second Lien Notes in full, then to principal under the EFIH Second Lien Notes, subject to certain reservations of rights, including of the Debtors to recharacterize such amounts. The EFIH Second Lien Partial Repayment, including these reservations of rights, is discussed in more detail in Section IV of this Disclosure

[39]

Pursuant to a registration rights agreement, EFIH agreed to use its commercially reasonable efforts to register notes under the Securities and Exchange Act having substantially the same terms as the EFIH Second Lien 2022 Notes as part of an offer to exchange freely tradable notes for the EFIH Second Lien 2022 Notes by February 5, 2013. The exchange offer was not completed, and under the terms of the registration rights agreement, the interest rate on the EFIH Second Lien 2022 Notes increased by 0.25% on February 6, 2013, and by another 0.25% on May 6, 2013. The Debtors have reserved all of their rights with respect to the registration rights agreement with respect to non-settling Holders of EFIH Second Lien Notes, specifically with respect to whether the additional rates of interest are enforceable against the Debtors.

Statement, entitled “Material Events in the Chapter 11 Cases,” which begins on page 57. As a result of the EFIH Second Lien Partial Repayment, as of the date hereof, the principal amount outstanding on the 11.00% and 11.75% notes are $322 million and $1,388 million, respectively.

The Debtors seek a ruling from the Bankruptcy Court that, notwithstanding the EFIH Second Lien Partial Repayment and any repayment or other treatment of the EFIH Second Lien Notes, no EFIH Second Lien Makewhole Claims or Postpetition Interest Claims for “Additional Interest” in connection with the registration rights agreement or interest on interest or other fees and indemnification expenses should be Allowed. In addition, the Debtors reserve the right to argue that the contractual rate of interest under the EFIH Second Lien Notes is unreasonable and should be reduced. Potential disputes with respect to the EFIH Second Lien Partial Repayment, the asserted EFIH Second Lien Makewhole Claims, and other disputed amounts are discussed in greater detail in Section IV.K of this Disclosure Statement, entitled “Makewhole Litigation,” which begins on page 71.

All Claims under the EFIH Second Lien Notes, including any EFIH Second Lien Makewhole Claims or other disputed amounts related to the EFIH Second Lien Notes that are eventually Allowed, are classified as Class B4 EFIH Second Lien Note Claims to the extent such Claims are Secured, and as Class B5 General Unsecured Claims Against the EFIH Debtors to the extent such Claims are Unsecured.

(c)	EFIH Unsecured Notes.

Pursuant to that certain indenture, dated as of November 16, 2009 (as amended, modified, or supplemented) for the 9.75% unsecured notes (the “EFIH Unexchanged Notes”) originally due October 15, 2019, by and among EFIH and EFIH Finance, as issuers, and UMB Bank, N.A. (“UMB”), as successor indenture trustee to BNY (in such capacity, the “EFIH Unexchanged Notes Trustee”), EFIH and EFIH Finance issued the EFIH Unexchanged Notes. Approximately $2 million of EFIH Unexchanged Notes were outstanding as of the Petition Date.40

Pursuant to that certain indenture, dated as of December 5, 2012 (as amended, modified, or supplemented) for 11.25%/12.25% toggle notes (the “EFIH Senior Toggle Notes”) originally due December 1, 2018, by and among EFIH and EFIH Finance, as issuers, and UMB, as successor indenture trustee to BNY (in such capacity, the “EFIH Toggle Notes Trustee”), EFIH and EFIH Finance issued the EFIH Senior Toggle Notes. Approximately $1.566 billion of EFIH Senior Toggle Notes were outstanding as of the Petition Date.41

The EFIH Unsecured Note Claims are classified as Class B5 General Unsecured Claims Against the EFIH Debtors.

(d)	EFIH Collateral Trust Agreement.

The collateral trust agreement (as amended, restated, modified, and supplemented from time to time, the “EFIH Collateral Trust Agreement”) entered into by and among EFIH, CSC, as EFIH First Lien Notes Trustee and as successor collateral trustee in the indentures governing the EFIH First Lien Notes and the EFIH Second Lien Notes (in such capacity, the “EFIH Prepetition Collateral Trustee”), the EFIH Second Lien Notes Trustee, and other parties thereto from time to time, governs certain rights and remedies in respect of collateral as between the Holders of EFIH First Lien Note Claims, on one hand, and Holders of EFIH Second Lien Note Claims, on the other hand, including certain rights and remedies in the Chapter 11 Cases.

[40]	The EFIH Unexchanged Notes were previously secured by a first priority lien on EFIH’s equity interest in Oncor Holdings. The lien was eliminated in subsequent transactions in the Liability Management Program, which is discussed in Section III.G.1(a) of this Disclosure Statement, entitled “The Liability Management Program,” which begins on page 53, in which the EFIH Unexchanged Notes were tendered in exchange for new notes issued by EFIH. Consent was simultaneously sought, and received, for elimination of the liens.
[41]	Pursuant to a registration rights agreement, EFIH agreed to use its commercially reasonable efforts to register notes under the Securities and Exchange Act having substantially the same terms as the EFIH Senior Toggle Notes as part of an offer to exchange freely tradable notes for the EFIH Senior Toggle Notes by December 5, 2013. The exchange offer was not completed, and under the terms of the registration rights agreement, the interest rate on the EFIH Senior Toggle Notes increased by 0.25% on December 6, 2013, and by another 0.25% on March 6, 2014. The Debtors have reserved all of their rights with respect to the registration rights agreement.

4.	Oncor.

As of December 31, 2014, Oncor, together with its subsidiary Oncor BondCo, had approximately $5.7 billion of outstanding funded indebtedness, including amounts drawn under a revolving credit facility. The Debtors expect that none of Oncor’s business operations, assets, or liabilities, including Oncor’s and Oncor BondCo’s outstanding funded indebtedness, will be materially affected by the Chapter 11 Cases.

III. The Events Leading to the Debtors’ Financial Difficulties

A.	History of EFH Corp.

TXU Corp. (the predecessor of EFH Corp.) was historically a geographically-determined, vertically-integrated, rate-regulated monopoly electricity provider. In other words, TXU Corp. generated its own electricity and transmitted and sold that electricity to customers within its service territory at rates determined by the PUC. That changed with the partial deregulation of the Texas electricity market, which proceeded in two steps. First, in 1995, the Texas legislature passed legislation to begin deregulation of the wholesale electricity market. Second, in 1999, the Texas legislature passed legislation that mandated deregulation of the retail electricity market and unbundling of integrated utilities in the competitive ERCOT market into separate transmission and distribution utilities, which remained rate-regulated, and competitive electricity generators/wholesalers and retail electricity providers, to be accomplished by 2002. Accordingly, in 2002, TXU Corp. separated its regulated transmission and distribution utility from its deregulated generation, wholesale, and retail electricity units. The transmission and distribution utility remained rate-regulated, while the generation, wholesale, and retail businesses became subject to market-driven prices and competitive forces.

As discussed in greater detail below, the wholesale price of electricity is closely related to the price of natural gas in the ERCOT market. The monthly settled price of natural gas almost tripled between 1999 and 2006, resulting in significant increases in the enterprise value of TXU Corp. Moreover, the robust Texas economy led to continuing increases in the demand for electricity. As a result of these factors, along with other efforts undertaken in the mid-2000s to address certain leverage and over-diversification issues, TXU Corp.’s performance improved and its stock value significantly increased between 2003 and early 2007.

B.	The 2007 Acquisition.

On February 26, 2007, TXU Corp. entered into an agreement to be acquired by Texas Holdings, a newly-created company owned by affiliates of the Sponsor Group and co-investors. The merger agreement contemplated that Texas Holdings, through a merger subsidiary, would acquire all outstanding shares of TXU Corp. for $69.25 per share in cash. This amount represented a premium over the stock price of TXU Corp. before the 2007 Acquisition was announced.

In the 2007 Acquisition transaction, approximately $31.5 billion in new debt was issued, including approximately $27 billion at TCEH and approximately $4.5 billion at EFH Corp. Affiliates of the Sponsor Group and co-investors contributed approximately $8.3 billion as equity capital. The 2007 Acquisition resulted in the cash buyout of the equity held by former TXU Corp. shareholders totaling approximately $31.9 billion and the assumption of approximately $14.7 billion of existing debt, of which approximately $6.5 billion was repaid when the 2007 Acquisition closed.42 Following these transactions, EFH had approximately $41.3 billion of outstanding funded indebtedness, including approximately $28.8 billion at TCEH, $128 million at EFCH, $7.2 billion at EFH Corp., and $5.2 billion at Oncor (no Oncor debt was used to fund the 2007 Acquisition). The 2007 Acquisition was—and remains—the largest private buy-out in history.

C.	EFH Following the 2007 Acquisition.

After the 2007 Acquisition, the Sponsor Group put in place an experienced management team, including the retention of key pre-2007 Acquisition management, along with a well-qualified, diverse board of directors to execute their plan to improve EFH’s immediate and long-term competitive position. Today, EFH continues to be led by an experienced team of management and directors, who include, among others:

•	Donald L. Evans, who has been the Chairman of EFH Corp. since October 2007. Mr. Evans previously served as the U.S. Secretary of Commerce.

[42]	Amounts exclude capital leases and a promissory note.

•	John Young, who has been the President and CEO of EFH Corp., TCEH, and EFIH since January 2008. Mr. Young previously held many leadership roles at Exelon Corporation from March 2003 to January 2008, including Executive Vice President of Finance and Markets of Exelon Corporation; President of Exelon Generation; and President of Exelon Power. Before joining Exelon, Mr. Young was Senior Vice President of Sierra Pacific Resources Corporation, Executive Vice President of Southern Generation, and served as a naval officer in the United States Navy for five years. In sum, Mr. Young has 30 years of experience in the power and utility industry.

•	Paul Keglevic, who has been the CFO of EFH Corp., TCEH, and EFIH since July 2008, the co-CRO of EFH Corp. since October 2013, and the co-CRO of TCEH and EFIH since February 2014. Mr. Keglevic previously was PricewaterhouseCoopers’ Utility Sector Leader from 2002 to 2008 and Clients and Sector Assurance Leader from 2007 to 2008. Before that, Mr. Keglevic was the head of the utilities practice and Pacific Rim Managing Partner at Arthur Andersen, where he was a partner for 15 years. In sum, Mr. Keglevic has 38 years of experience in the power and utility industry.

•	Stacey Doré, who has been the General Counsel of EFH Corp., TCEH, and EFIH since April 2012, the co-CRO of EFH Corp. since October 2013, and the Co-CRO of TCEH and EFIH since February 2014. Ms. Doré has been with EFH since December 2008 and previously served as Associate General Counsel of Litigation and General Counsel of Luminant. Ms. Doré was previously an attorney at Vinson & Elkins.

•	Mac McFarland, who has been CEO of Luminant since December 2012. Mr. McFarland has been with EFH since July 2008 and previously served as Executive Vice President and Chief Commercial Officer of Luminant. Before joining Luminant, Mr. McFarland served as Senior Vice President of Mergers, Acquisitions and Divestitures and as a Vice President in the wholesale marketing and trading division power team at Exelon Corporation. In sum, Mr. McFarland has 16 years of experience in the power and utility industry.

•	Jim Burke, who has been the CEO of TXU Energy since August 2005. Mr. Burke has been with EFH since October 2004 and previously served as Senior Vice President of Consumer Markets of TXU Energy. Before joining TXU Energy, Mr. Burke served as President and Chief Operating Officer of Gexa Energy and as a Senior Vice President of Consumer Operations with Reliant Energy, two other major Texas REPs. Previously, Mr. Burke worked for the Coca-Cola Company for six years in finance and general management for the domestic and international juice divisions. In sum, Mr. Burke has more than 20 years of experience in the retail services and consumer products industry, including 14 years in the retail electricity market.

EFH’s management team and boards of directors have focused their efforts on implementing a host of initiatives that have resulted in numerous operational accomplishments notwithstanding challenging wholesale electricity market conditions. In addition to the specific initiatives discussed below, management has, among other things:

•	identified and invested more than $10 billion in new electric infrastructure in Texas, including three new generation units, two new mining complexes, new transmission and distribution wires, approximately two million advanced meters, and also upgraded critical support and IT systems;

•	increased Adjusted EBITDA[43] from approximately $4.578 billion in 2008 to approximately $5.257 billion in 2012 and $4.699 billion in 2013 despite low wholesale electricity prices and other challenging market conditions;

[43]	“Adjusted EBITDA” measures earnings (net income) before interest expense, income taxes, depreciation, and amortization, adjusted to exclude noncash items, unusual items, and other adjustments allowed under certain of EFH’s prepetition debt documents.

•	achieved a reduction of approximately 15% in selling, general, and administrative expenses for the competitive businesses, including “bad debt” expenses, from 2009 to 2013, successfully reducing costs without negatively impacting necessary capital expenditures; and

•	hired and/or insourced approximately 1,900 employees to support new assets, improve customer service, and improve operations.

1.	Luminant Remains a Market Leader in Electricity Generation and Wholesale Operations.

In conjunction with, and following, the 2007 Acquisition, Luminant continued a robust hedging program designed to reduce the risks of a decline in wholesale electricity prices. The hedging program used financial natural gas instruments to reduce Luminant’s exposure to declines in future wholesale electricity prices that result from decreases in the price of natural gas. This program has operated as designed and contributed approximately $998 million, $1.833 billion, $1.265 billion, $1.152 billion, and $752 million of TCEH’s Adjusted EBITDA in 2013, 2012, 2011, 2010, and 2009, respectively, compared to TCEH’s overall Adjusted EBITDA of $2.919 billion, $3.574 billion, $3.584 billion, $3.85 billion, and $3.634 billion in those same years. As discussed below, however, a significant portion of TCEH’s hedge program matured in 2013, the remaining position would have matured in 2014 absent the Chapter 11 Cases, and as of the date hereof, all counterparties have terminated these positions. As a result, TCEH is no longer hedged at the favorable pricing that existed in these agreements.

Luminant also completed construction on three new lignite units in 2009 and 2010 at Sandow and Oak Grove and offset 100% of key emissions from the new units through a voluntary emissions reduction program. The new units satisfied one of many commitments made in connection with the 2007 Acquisition, helped to ensure sufficient generation capacity in the ERCOT market, and were completed on-time and on-budget. Luminant also terminated plans for eight additional lignite/coal generation units in satisfaction of its 2007 Acquisition-related commitments.

Since the 2007 Acquisition, Luminant has achieved significant operational milestones while making significant investments in environmental improvements. Luminant’s nuclear and lignite/coal-fueled generation units are consistently among the most reliable and efficient in the country. Additionally, the two new units at Oak Grove have the lowest key emissions rates of any Texas lignite units with rates that are at least 62% lower than the national average for coal units. Since the 2007 Acquisition and through 2013, Luminant increased its lignite/coal-fueled generation output by 21% while satisfying its commitment to decrease the key emissions of its lignite/coal-fueled units by more than 20% from a 2005 benchmark. Luminant is also a significant purchaser of wind-generated electricity in Texas, with contracts for approximately 650 MW of wind power and related renewable energy credits. These purchases have allowed Luminant to contribute to environmental improvements and have allowed TXU Energy to diversify its retail product offerings.

Luminant’s mining activities have also continued to add value to EFH and, specifically, to the TCEH Debtors. Since the 2007 Acquisition, Luminant has added three mines. Additionally, Luminant has been the recipient of numerous awards and acknowledgements related to mining safety and land reclamation, including an unprecedented five Director’s Awards for advancing the science of reclamation from the U.S. Department of the Interior’s Office of Surface Mining, most recently in 2009; the Texas Coal Mining Reclamation Award from the RCT in 2014; and the 2014 National Mine Reclamation Award in the coal category from the Interstate Mining Compact Commission.

Importantly, Luminant has achieved these operational successes while maintaining a very strong safety record. For example:

•	in 2012, Luminant recorded its best safety year on record as measured by a key industry standard of number of incidents reportable to the Occupational Safety and Health Administration per 200,000 man-hours;

•	Luminant’s Three Oaks mine, which provides fuel for the Sandow lignite-fueled plant, has recorded three years without any injuries that resulted in “lost time”—in other words, no workers at the mine have been injured in a way that has resulted in any time off the job;

•	Luminant’s natural gas-fueled plants have had no “lost time” injuries for 10 years;

•	the Monticello lignite/coal-fueled plant has not had a lost-time injury for 22 years; and

•	Comanche Peak’s employees and contractors have worked more than 10 million total hours without a lost-time injury.

2.	TXU Energy Remains a Market-Leading REP.

TXU Energy has maintained its position as a leading REP in Texas by providing top-tier customer services, focusing on target customers, leveraging its high brand recognition, maintaining highly competitive retail prices, and providing innovative products and services. Importantly, TXU Energy has reduced PUC complaints by more than 88% since 2009 and is in the top decile of performance in the industry with respect to customer complaints. At the same time, TXU Energy has lowered “bad debt” expense by 68% since 2009 through collection initiatives, customer mix initiatives, and credit policy improvements. TXU Energy has also maintained its position as a leader in technological innovation, leading the way in developing digital capabilities that allow customers to manage and control their electricity costs, such as smart phone applications that allow users to adjust their thermostat remotely. TXU Energy’s commitment to innovation makes its products more attractive to customers and improves the environmental footprint of EFH by improving its customers’ energy efficiency.

Following the 2007 Acquisition, TXU Energy instituted a 15% residential price cut to legacy customers, making it the lowest-cost incumbent provider in Texas, and locked those rates in place through 2008. TXU Energy also provided approximately $125 million in low-income customer assistance through 2012, waived deposit requirements for certain customers, and formed a new Low Income Advisory Committee made up of leaders in the social service delivery sector. TXU Energy AidSM is the company’s flagship program for customers in need and is the largest bill payment assistance program in the nation among electricity providers. For more than 30 years, TXU Energy AidSM has provided more than $90 million to help more than 475,000 customers in temporary financial need pay their electric bills.

Additionally, TXU Energy has invested more than $100 million to develop innovative, sustainable, and energy savings products and services to help customers better manage their electricity usage. The suite of sustainability and energy savings solutions, as well as time of use electricity plans, benefit residential and business customers. A portion of the investment was dedicated to initiatives for low-income customers. The program has been beneficial to the environment—lower consumption means lower levels of pollutants—and beneficial to EFH’s ability to attract and retain customers demanding greater control over their electricity use.

TXU Energy’s initiatives have generated positive results. There are more than 50 REPs offering more than 300 electricity plans to residential customers in areas serviced by Oncor. Yet, even with that level of competition, TXU Energy’s annual residential customer net attrition numbers have declined since 2011. In fact, TXU Energy had less than 2% annual net attrition in 2014. Indeed, TXU Energy has the lowest residential net attrition among the “incumbent” REPs (i.e., REPs that are associated with a pre-deregulation electric utility) in the areas traditionally served by those incumbent REPs since 2001. In other words, since deregulation in 2002, TXU Energy has maintained a larger portion of its residential customers than other incumbent REPs.44

3.	Other Initiatives.

Following the 2007 Acquisition, EFH put a number of initiatives in place in addition to the operational improvements at TXU Energy and Luminant. Importantly, EFH has focused on achieving cost savings and service excellence in its provision of shared services to create value for TCEH and the rest of EFH. The results have been positive: costs have declined significantly while service has improved significantly. Part of that improvement has been the reversal of certain outsourcing agreements for human resources, IT, supply chain, and some accounting functions. Insourcing a significant portion of those functions has resulted in lower cost to EFH while also improving the quality of service to the business and external customers.

[44]	Based on information provided by the PUC that evaluates the number of residential customers who purchase electricity from the REP that is historically associated with that customer’s regulated transmission and distribution utility. In other words, a higher percentage of Oncor’s customers purchase their electricity from TXU Energy compared to the same statistic for the other regulated transmission and distribution utilities and formerly affiliated REPs in Texas.

Additionally, EFH established a sustainable energy advisory board composed of labor, economic development, reliability/technology, and environmental advocacy representatives of the Texas community as part of a long-term commitment to being a leader on sustainability issues.

D.	The Result of Low Natural Gas Prices on EFH’s Financial Performance Following the 2007 Acquisition.

The 2007 Acquisition was driven, in part, by the expectation that natural gas prices and wholesale electricity prices in the ERCOT market would not decline precipitously and over the long-term. These expectations held true in the year following the 2007 Acquisition. The monthly NYMEX Henry Hub settled price of natural gas futures contracts was $6.42 per MMBtu in October 2007, when the 2007 Acquisition closed. In 2008, that figure rose as high as $13.11 per MMBtu. Additionally, the average monthly NYMEX Henry Hub futures contract settled prices for the years ending December 31, 2007 and 2008 were $6.86 per MMBtu and $9.03 per MMBtu, respectively. Those increases in natural gas prices contributed, in part, to increases in annual average ERCOT wholesale electricity prices from $52.42 per MWh in 2007 to $63.44 per MWh in 2008. Operating revenues for the competitive electric segment (i.e., TCEH) increased from $8.56 billion to $9.79 billion in the years ending December 31, 2007 and 2008, respectively, due in part to higher wholesale electricity prices reflecting rising natural gas prices. As discussed below, however, technological breakthroughs began to fundamentally alter the energy landscape after the 2007 Acquisition, leading, in principal part, to the Debtors’ current financial difficulties.

1.	The Texas Electricity Market and the Role of ERCOT.

Texas is the largest state electricity market in the United States and the eleventh-largest electricity market worldwide—ranking ahead of, among others, the United Kingdom, Italy, and Spain. The ERCOT electricity market covers approximately 75% of Texas’s land mass and represents approximately 90% of the electricity consumption in Texas.

The ERCOT market is a unique “power island” contained within Texas. The following map shows reliability areas, which are generally subject to regulation by the FERC and several regional reliability agencies.

Most of these reliability areas are part of the much larger western and eastern interconnections. The ERCOT reliability region, by contrast, is its own standalone interconnection, and it has very limited export and import capability. Accordingly, approximately 98% of the electricity generated in the ERCOT market is consumed in the ERCOT market.

ERCOT is the regional independent system operator (“ISO”) for the ERCOT interconnection—by contrast, no other interconnections or reliability regions are completely served by a single ISO. ERCOT schedules power on an electric grid that connects more than 43,000 miles of transmission lines and approximately 550 generation units, comprising approximately 90,600 MW of installed generation capacity, including approximately 2,500 MW of idled capacity and approximately 11,500 MW of wind and other resources that are not available under certain conditions. Of the total installed capacity, approximately 59% is natural gas-fueled generation, 27% is lignite/coal and nuclear-fueled generation, and 14% is fueled by wind and other renewable resources.

ERCOT is responsible for procuring energy on behalf of its members while maintaining the reliable operation of the electricity supply system. ERCOT also performs financial settlements for the competitive wholesale electricity market and enforces certain credit requirements, including collateral posting requirements, to ensure market participants’ creditworthiness for transactions facilitated by ERCOT. Additionally, ERCOT administers retail switching for the more than 7 million customers45 in the ERCOT market that have the ability to choose their REP. ERCOT’s membership consists of approximately 300 corporate and associate members, including electric cooperatives, municipal power agencies, independent generators, independent power marketers, investor-owned utilities, REPs, and consumers. ERCOT operates under reliability standards set by the NERC and the TRE and is subject to regulatory and legislative oversight by the PUC.

Notwithstanding the ERCOT market’s “power island” status, the delivery of electricity in the ERCOT market operates similarly to other electricity markets in the United States. Market participants buy and sell electricity utilizing both the spot or “real-time” market (i.e., electricity for current transmission/distribution and use by consumers) and the day-ahead market, both of which are facilitated by ERCOT in its role as the ISO, and through bilateral contracts that indirectly facilitate the majority of wholesale electricity sales in the ERCOT market. These markets allow ERCOT, in conjunction with the qualified scheduling entities that transact directly in the day-ahead and spot markets (facilitated by the bilateral contracts entered into between electricity generators/wholesalers, retailers, and the qualified scheduling entities), to ensure that electricity is reliably delivered to all market participants.

(a)	The Role of Natural Gas in Wholesale Electricity Pricing in the ERCOT Market.

Natural gas-fueled generation accounted for approximately 59% of the electricity generation capacity, and 41% of the electricity actually produced and consumed, in the ERCOT market in 2014. Natural gas units, however, meet the peak, or “marginal,” electricity demand approximately 70-90% of the year. Accordingly, when natural gas-fueled units satisfy demand, prices for wholesale electricity are highly correlated to the price of natural gas.

[45]	Measured by number of electricity meters.

The chart below illustrates the correlation between natural gas prices and wholesale electricity prices between 2007 and the beginning of 2014:

There are essentially six classes of generation assets in the ERCOT market: (i) renewable generation (including wind, hydro-electric, and solar generation); (ii) nuclear; (iii) lignite/coal; (iv) combined-cycle gas turbines (“CCGTs”), which are more efficient natural gas units; (v) other natural gas and oil assets; and (vi) internal combustion assets. As demand for electricity increases or decreases, ERCOT dispatches its assets in ascending order based on cost to generate each marginal MW of electricity. That cost is generally approximated by a unit’s fuel expense.

Generally, in the ERCOT market, when natural gas prices are high, the cost to generate electricity using natural gas-fueled units is high. These natural gas-fueled units generally set the cost for wholesale electricity in the ERCOT market because they normally satisfy the marginal demand for electricity. As a result, high natural gas prices generally lead to high wholesale electricity prices. Lignite/coal and nuclear-fueled units have the ability to benefit from these increases in wholesale electricity prices: the variable costs to produce electricity using these units are not directly affected by changes in natural gas prices, and the electricity generated by lignite/coal and nuclear-fueled units can be sold for the higher wholesale prices set by natural gas-fueled plants. Importantly, however, lignite/coal and nuclear units have high start-up costs relative to natural gas units and require longer notice or “lead time” to start. As a result, lignite/coal units may run at a loss when wholesale electricity prices are low.

Natural gas units, by contrast, typically have lower start-up costs and generation can be substantially increased or decreased in a relatively short period of time. As a result, natural gas units are more likely to be shut down when wholesale electricity prices are below the natural gas unit’s cost to produce electricity. Importantly, when natural gas prices are relatively low, the cost of producing electricity from CCGTs may drop below the cost of producing electricity from lignite/coal units. When this occurs, these CCGTs—which Luminant does not own—can displace lignite/coal units, including certain of Luminant’s lignite/coal units, at lower levels of demand, and exacerbate the effect low natural gas prices have on the profitability of those lignite/coal units. This is a market function known as “coal to gas switching.”

These factors reflect a key economic driver for the Debtors: high natural gas prices contribute to high wholesale electricity prices and higher profitability for Luminant’s entire electricity generation fleet, particularly its lignite/coal and nuclear-fueled units. By contrast, declines in natural gas prices result in lower wholesale electricity prices, increased coal to gas switching, lower generation from lignite/coal units, and lower profitability for Luminant’s entire electricity generation fleet. As discussed below, market conditions and technological innovations led to such a decline following the 2007 Acquisition—and that decline has had a substantial negative effect on the results of TCEH’s business operations, even after accounting for TCEH’s natural gas hedging program.

2.	The Precipitous Drop in Natural Gas Prices Resulting From the Development of Unconventional Natural Gas.

When the 2007 Acquisition closed, market conditions, including forward natural gas prices, indicated that EFH would be able to service, repay, and refinance its 2007 Acquisition-related debt and generate positive returns for EFH’s new equity owners. As discussed below, however, a precipitous and prolonged decline in natural gas prices that resulted from increased exploitation and production of “unconventional” natural gas fundamentally altered market conditions not just for EFH, but for the United States and global energy industry as a whole.

The increased exploitation and development of unconventional natural gas largely results from the technological advances related to the processes known as hydraulic fracturing (widely known as “fracking”) and directional drilling. Unconventional natural gas rests below the surface, trapped within shale rock and tight sand formations. Geologists have long known that the United States has access to some of the world’s largest concentrations of natural gas, but until the recent improvements in fracking and drilling technologies, much of the gas could not be economically extracted. At its core, the fracking process is simple. Engineers crack open the geologic formation holding the gas by pumping highly-pressurized fluid into the rock, allowing the gas to escape. When the well is de-pressurized, the gas—which is higher-pressure than the fluids used to break the rock apart—flows to the surface.

While the usage of fracking is not new, both technological limitations and federal law limited early attempts to capitalize on its use. For example, for effective fracking, the cracks in the shale rock must be maintained by a high amount of pressure. Early processes did not maintain pressure long enough to enable the gas to escape, and picking a spot for new drilling was little better than guesswork because of limitations on underground imaging technology. Moreover, modern fracking techniques were severely restricted by the Safe Drinking Water Act, which imposed strict requirements on the injection of industrial chemicals into the ground. In 2005, however, Congress—citing a 2004 EPA study indicating that the process is safe—exempted natural gas extraction fluids from EPA regulation under this statute. This legislative action allowed natural gas extraction companies to innovate and improve the efficiency of fracking fluid technology with less threat of government regulation, eventually contributing to higher extraction rates and more widespread adoption of fracking throughout the United States.

Between 2005 and 2008, natural gas prices continued to increase. The prolonged, substantial decreases in natural gas prices that later occurred as a result of fracking were not anticipated at the time of the 2007 Acquisition because of, among other things, anticipated technological barriers, environmental concerns, and expected decreases in production to offset decreases in price. Contrary to expectations at the time of the 2007 Acquisition, however, the technological barriers were overcome. Lubricating agents were developed that allowed for cheaper injection of fluid at higher pressures and chemical mixtures were developed that maintained the cracks in the shale rock for longer periods of time. Seismic imaging technology produced greater certainty about the location of wells. Horizontal drilling advancements allowed for the increase of the “drillable” size of each well.

Together, these advances decreased costs and increased yield, making the process profitable and leading to a dramatic increase in economically available natural gas reserves, as demonstrated by the following map:

These improvements in the fracking process led to a dramatic increase in natural gas production in the United States since 2008, even as gross withdrawals from traditional sources of natural gas declined:46

[46]	Source-by-source information for natural gas production is not available from the U.S. Energy Information Administration for 2013.

These unexpected increases in natural gas production caused natural gas prices to fall to as low as $2.04 per MMBtu in May 2012—the lowest price since February 2002—and natural gas prices have generally stayed in the range of $2.50–$4.80 per MMBtu since then, with the exception of certain weather-driven events. Although the extremely cold weather throughout most of the country in the fall and winter of 2013/2014 contributed to significant natural gas price increases—causing short-term prices to reach as high as $6.15 per MMBtu on February 19, 2014, for March 2014 delivery—short-term prices have already declined significantly from those highs. And even those higher, weather-related short-term natural gas prices are below the natural gas prices that prevailed at the time of the 2007 Acquisition. Longer-term natural gas prices were not significantly influenced by those increases in short-term prices.

3.	The Effect of Low Natural Gas Prices on EFH.

The prolonged, significant decline in natural gas prices has significantly decreased the profitability of TCEH’s lignite/coal and nuclear-fueled units. These market conditions and other factors have resulted in significant declines in TCEH’s revenues that were not entirely offset by gains from TCEH’s natural gas hedging program, and as of the date hereof, all of these favorable positions have been terminated. The consequences to the profitability of TCEH’s units have been and will be significant: declining natural gas prices, increased competition from more economic generation assets (including renewable generation and more efficient natural gas-fueled technology), along with other macroeconomic drivers, resulted in significant declines in revenues and the recognition of impairments to TCEH’s goodwill intangible asset balance of $1.6 billion in 2014, $1.0 billion in 2013, $1.2 billion in 2012, and $4.1 billion in 2010.47

In response to these economic conditions, Luminant has reduced the amount of time that certain lignite/coal-fueled units, that are comparatively more expensive to operate, generate electricity to reduce the amount of electricity generated uneconomically. These reductions generally take one of two forms. Luminant may temporarily cease

[47]

TCEH also recorded an $8 billion goodwill impairment in 2008. That impairment, however, was largely unrelated to TCEH’s performance or the value of its assets. Instead, that impairment was due primarily to the financial crisis/economic recession in 2008 that dramatically increased discount rates; Oncor recorded a goodwill impairment of approximately $860 million in the same year.

electricity generation at certain lignite/coal units for short periods of time when the demand for electricity and wholesale electricity prices in the ERCOT market are comparatively low. The units resume operation when demand for electricity, and wholesale electricity prices, are comparatively high. Alternatively, certain units may be operated on a seasonal basis in response to sustained periods of comparatively low wholesale electricity prices and demand for electricity. Indeed, Luminant has sought and received permission in the past to operate two of its lignite/coal units at Monticello, along with one unit at Martin Lake, on a seasonal basis, and Luminant anticipates that it will continue to operate these units on a seasonal basis going forward. In 2014, 2013, and 2012, the estimated effects of these generation reductions of lignite/coal-fueled units totaled approximately 15,770 GWh, 12,460 GWh, and 10,410 GWh of lowered electricity output, respectively.

TCEH’s previous long-term natural gas hedges, which were put in place in 2006, 2007, and 2008, largely matured by 2013, the remainder would have matured in 2014 absent the commencement of the Chapter 11 Cases, and as of the date hereof, all such hedges have been terminated. These maturities have already, and will continue to, exacerbate the TCEH Debtors’ balance sheet-related challenges. As of April 30, 2008, TCEH had hedged approximately 85% of its 2009–2013 expected natural gas price exposure associated with its expected nuclear, coal, and lignite generation, with natural gas positions at average prices ranging from $7.25 per MMBtu to $8.26 per MMBtu. Further, most of the hedging transactions were secured with a first lien interest in TCEH’s assets, which eliminated normal collateral posting requirements for those wholesale hedging transactions and associated effects on liquidity.

As of December 31, 2014, TCEH had approximately 79% of its 2015 natural gas position hedged with either forward sales of electricity or other natural gas hedges. These hedges, however, are at prices that are closer to current market prices of natural gas, versus the favorable prices of the hedges that were executed in 2006, 2007, and 2008. As a result, TCEH is experiencing significantly greater exposure to lower natural gas prices and correspondingly lower wholesale electricity prices, and will continue to be exposed to these pressures going forward.

E.	Other Market Conditions Affecting TCEH’s Performance.

In addition to lower wholesale electricity prices resulting from low natural gas prices, TCEH’s financial performance has also been affected by other market and regulatory considerations. Further discussion of risk factors associated with the Debtors’ business operations can be found in Section VIII.D of this Disclosure Statement, entitled “Risk Factors Related to the Business Operations of the Debtors, the Reorganized Debtors, and Oncor,” which begins on page 137.

First, TCEH’s financial difficulties resulting from the effect of low natural gas prices are punctuated by TCEH’s significant exposure to the uncertain costs of environmental litigation and regulation, including both air quality and global climate change regulation. TCEH anticipates that it will incur a total of nearly $1.2 billion in capital expenditures related to environmental rules and regulations from 2010 through 2020 (including maintenance of existing emissions control equipment)—and that amount could be subject to material increases depending upon any new environmental regulations.

Examples of environmental regulation and litigation-related expenses include regulations and litigation related to air quality standards under the Clean Air Act, including the much-litigated Cross-State Air Pollution Rule and the Mercury and Air Toxics Standard, potential and proposed rules by the United States Environmental Protection Agency and related litigation regarding Regional Haze, litigation and regulation related to the byproducts of electricity generation—including the Disposal of Coal Combustion Residuals from Electric Utilities rule—and steps to address greenhouse gas emissions. Each of these categories of regulation and litigation, along with others, impose cost and uncertainty on TCEH’s business operations.

Second, the cost of delivered coal has increased since the 2007 Acquisition for four reasons: (1) increases in the price of Powder River Basin Coal, which is used to fuel several of the Debtors’ coal-fueled units (2) higher rail transportation costs; (3) the addition of rail fuel surcharges to certain agreements; and (4) inflation. These increases in the cost of delivered Powder River Basin coal increase the cost of operating Luminant’s lignite/coal-fueled units and, consequently, reduce overall profits.

Third, electricity demand is driven, in part, by general macroeconomic conditions. The economic recession in 2008/2009 had a negative effect on the demand for electricity, as illustrated by the following chart:48

Fourth, following the deregulation of the Texas electricity market, a significant number of REPs entered the retail electricity market. As is the case in most competitive markets, certain of these REPs have been willing to offer products with prices that are low enough to draw away customers from other REPs, including TXU Energy, that focus on maintaining a higher level of customer service and a broader variety of technological and other offerings. Retail market restructuring in the ERCOT market was designed to encourage customers to shop for alternatives to incumbent REPs, such as TXU Energy, that are associated with pre-deregulation utilities. As a result of this fierce competition, TXU Energy, along with many other Texas REPs, has experienced customer attrition.

Fifth, developments, and associated tax incentives for, renewable energy sources like wind power have increased the supply of electricity derived from such sources. A key driver of increased wind generation has been the competitive renewable energy zone program, which is designed to facilitate the transmission of electricity generated in west Texas and the Texas panhandle to the load centers located in major metropolitan areas. Indeed, according to ERCOT, wind capacity in the ERCOT market has increased from approximately 3,426 MW in the summer of 2007 to approximately 11,500 MW in 2014—an increase of 236%. Similarly, actual wind production increased from approximately 8,800 GWh in 2007 to approximately 36,142 GWh in 2014—an increase of approximately 311%. After capital costs are invested, wind power is essentially free to generate: the fuel source (wind) is free, and, for each MWh of electricity generated, wind generators benefit from governmental incentives like production tax credits and renewable energy credits regardless of the wholesale price of electricity in the ERCOT market. These increases in wind generation can increase the amount of time Luminant’s lignite/coal-fueled units operate unprofitably and at lower output than design.

F.	EFH’s Financial Outlook and Business Strategy Going Forward.

The Debtors’ balance sheet is unsustainable given expected market conditions. Once the Debtors’ balance sheet problems are addressed, however, the Debtors expect to be poised to leverage their core operations, sales and customer service expertise, and shared services skills to take advantage of possible growth opportunities. Demand for electricity in the ERCOT market is forecasted to grow at a compound annual growth rate of 1.3% from 2014 to 2024, resulting in the potential need to build generation resources in the ERCOT market. Additionally, the Debtors’ fundamental business operations are strong notwithstanding the downward pressure placed on wholesale electricity prices by low natural gas prices and high levels of competition. Once the Debtors’ balance sheet is delivered, the Debtors expect that they will be able to operate their businesses profitably and expect that they will be able to pursue opportunities as they arise.

[48]	Based on an ERCOT long-term forecast as of May 8, 2007.

G.	EFH’s Reorganization Efforts.

Following the 2007 Acquisition and the subsequent decline in market conditions and increase in environmental costs, the Debtors took a number of steps to maximize the value of the business.

1.	EFH Implements Financial Transactions.

Since the 2007 Acquisition, the Debtors have executed several transactions to reduce or extend their debt obligations, reduce cash interest payments, eliminate significant contingent liabilities, and maximize value, as discussed below.

(a)	The Liability Management Program.

In October 2009, the Debtors initiated a new program focused on improving the Debtors’ balance sheets by reducing debt and cash interest payments and extending debt maturities through debt exchanges, repurchases, and issuances (the “Liability Management Program”). Before the Petition Date, the Liability Management Program captured approximately $2.5 billion in debt discount, including approximately $700 million of debt discount at TCEH, by acquiring approximately $12.57 billion in debt in exchange for approximately $10.04 billion of new debt and/or cash (including cash funded by debt issuances).

Additionally, through the Liability Management Program, the Debtors amended and extended approximately $25.7 billion of debt maturities to 2017-2021. The original maturities ranged from 2013 (in the case of certain amounts under the TCEH Credit Agreement, as discussed below) to 2017 (in the case of certain notes issued in connection with the 2007 Acquisition). Additionally, certain debt exchanges and repurchases involved debt issued in earlier Liability Management Program transactions that had maturity dates in 2019 and 2020.

Amendments to the TCEH Credit Agreement completed in April 2011 and January 2013 resulted in the extension of $16.4 billion in loan maturities to 2017 and the extension of $2.05 billion of commitments under the revolving credit facility to 2016. In connection with the April 2011 amendment, approximately $1.623 billion of claims under the TCEH Credit Agreement were repaid using $1.604 billion of net proceeds from issuing the TCEH First Lien Notes (the remainder was sourced from cash on hand). The April 2011 amendment also included an amendment to certain of the TCEH Credit Agreement’s financial covenants that allowed the TCEH Debtors to avoid triggering an event of default.

EFH also attempted to segregate the credit risk of EFH Corp., EFIH, and EFCH/TCEH. EFH attempted to accomplish this goal through a combination of the exchanges discussed above—many of which resulted in the elimination of EFH Corp. debt that was guaranteed by both EFCH and EFIH—and issuing EFIH Second Lien Notes to fund the repayment of intercompany demand notes from TCEH to EFH Corp. that were guaranteed by EFIH. This effort was driven, in part, by an effort to reduce the cost of capital at EFH Corp. and EFIH that would result from isolating EFH Corp. and EFIH from TCEH’s credit risk, preserve EFIH’s access to the credit markets, and settle the payment obligations of EFH Corp. and EFIH to TCEH in an efficient and orderly manner prior to TCEH needing cash to continue operations and demanding payment in full of all amounts outstanding under the intercompany demand notes. Additionally, isolating EFH Corp. and EFIH from TCEH’s credit risk was part of EFH’s strategy to pursue a consolidated restructuring transaction.

Certain aspects of the Debtors’ Liability Management Program have been the subject of litigation, and could be the source of potential Claims.

(b)	Tax Restructuring to Eliminate Excess Loss Account and Deferred Intercompany Gain Tax Transactions.

In addition to the significant value generated through the Liability Management Program, EFH also eliminated large contingent tax liabilities. As a result of various transactions over the years, including the 2007 Acquisition, EFH Corp. generated multi-billion dollar deferred intercompany gain (“DIG”) and excess loss account (“ELA”) contingent tax liabilities with respect to its equity interests in the predecessor to EFCH. Specifically, the equity interests in the predecessor to EFCH held by EFH Corp. reflected an accumulated ELA of approximately $19 billion and DIG of approximately $4 billion as a result of the 2007 Acquisition and prior corporate transactions. EFH determined that certain restructuring transactions could result in recognition of those amounts, resulting in significant taxable gain and tax liability.

To eliminate the risk of these significant tax liabilities, EFH Corp. sought and obtained a private letter ruling from the IRS that allowed EFH Corp. to undertake an internal corporate restructuring to eliminate the DIG and ELA without adverse tax consequences. The transaction was consummated on April 15, 2013.

It is important to note that while this transaction reduced certain potential tax liabilities with respect to the TCEH Debtors, the transaction did not eliminate the multi-billion-dollar tax burden associated with a potential taxable sale of the TCEH Debtors’ assets or EFIH’s direct and indirect equity interests in Oncor Holdings and Oncor, either through a plan or through a section 363 sale.

(c)	Restructuring of the Debtors’ Long-Term Employee Pension Obligations.

EFH also modified its pension plan in 2012 to provide greater certainty regarding future costs.49 The modifications resulted in:

•	splitting off assets and liabilities under the plan associated with employees of Oncor and all retirees and terminated vested participants of EFH (including discontinued businesses) to a new plan sponsored and administered by Oncor;

•	splitting off assets and liabilities under the plan associated with active employees of the Debtors, other than bargaining unit employees, to a terminating plan, freezing benefits, and vesting all accrued plan benefits for such pension participants;

•	terminating, distributing benefits under, and settling all of EFH’s liabilities under the terminating plan, resulting in a reduction in annual pension expense by approximately $40 million, mostly for the Debtors; and

•	maintaining the plan associated with TCEH’s bargaining unit employees.

On June 27, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for an Order Authorizing the Debtors to Execute the 401(k) Plan Separation [D.I. 1229]. This motion requested Bankruptcy Court authorization to transfer the accounts of Oncor employees who participate in the 401(k) Plan to a new 401(k) plan established and maintained by Oncor. On July 17, 2014, the Bankruptcy Court granted the relief requested [D.I. 1620].

(d)	Prepetition Negotiations.

For a significant period prior to the Petition Date, the Debtors engaged in extended negotiations with several creditor groups with the goal of reaching an agreement on a consensual restructuring. The result of these negotiations was a Plan Lock-Up and Support Agreement (as amended, restated, and supplemented from time to time, the “Restructuring Support Agreement”). The Restructuring Support Agreement was ultimately terminated on July 23, 2014. For further discussion of the circumstances leading up to entry into and termination of the Restructuring Support Agreement, see Section IV.C.1(a) of this Disclosure Statement, entitled “Motions Related to the Restructuring Support Agreement,” which begins on page 58.

[49]	These modifications did not affect EFH’s other post-employment benefit (“OPEB”) obligations.

IV. Material Events in the Chapter 11 Cases

A.	Venue.

Almost simultaneously with the commencement of the Chapter 11 Cases, on April 29, 2014, the TCEH Second Lien Notes Trustee filed the Motion of Wilmington Savings Fund Society, FSB Pursuant to 28 U.S.C. §§ 1408 and 1412 and Rule 1014 of the Federal Rules of Bankruptcy Procedure to Transfer Cases to the United States District Court for the Northern District of Texas [D.I. 5] (the “Motion to Transfer”). The TCEH Second Lien Notes Trustee asserted that Texas is the correct venue for the Chapter 11 Cases because, among other things: (1) the Debtors’ business is conducted in Texas; (2) the Debtors are subject to numerous Texas regulatory regimes and are involved in lawsuits in Texas; and (3) the Debtors’ only connection to Delaware is that certain of the Debtors were formed under Delaware law. Further, the TCEH Second Lien Notes Trustee asserted that the additional costs associated with maintaining the Chapter 11 Cases in Delaware is significantly higher than if the cases were maintained in Texas. The Motion to Transfer was joined by Neighbors for Neighbors, Inc. [D.I. 557], as well as by the Ad Hoc Group of TCEH Unsecured Noteholders [D.I. 225], which later withdrew its joinder.

On May 8, 2014, the Debtors objected to the Motion to Transfer [D.I. 391] (the “Transfer Objection”). The Transfer Objection was joined by the agent for the TCEH DIP Facility [D.I. 519], an ad hoc committee of Holders of TCEH First Lien Claims (the “TCEH First Lien Ad Hoc Committee”) [D.I. 522], an ad hoc committee of EFIH unsecured noteholders (the “Ad Hoc Committee of EFIH Unsecured Noteholders”) [D.I. 524], certain funds and accounts advised by Fidelity Management [D.I. 525], the TCEH First Lien Collateral Agent [D.I. 526], and the International Brotherhood of Electrical Workers, Local 220, Local 2078, and Local 2337 [D.I. 531]. Additionally, the PUC, RCT, and TCEQ filed a notice noting that they took no position on the Motion to Transfer on May 21, 2014. [D.I. 563]. On May 21, 2014, the TCEH Second Lien Notes Trustee also submitted a reply to the Transfer Objection [D.I. 567] and a motion to strike the Debtors’ Transfer Objection [D.I. 568] (the “Motion to Strike”).

On May 22, 2014, the Bankruptcy Court denied the Motion to Transfer [D.I. 596] and the Motion to Strike [D.I. 595]. The TCEH Second Lien Notes Trustee did not appeal the Bankruptcy Court’s ruling.

B.	Appointment of Official Committees.

1.	TCEH Committee.

Section 1102 of the Bankruptcy Code requires that, absent an order of the Bankruptcy Court to the contrary, the U.S. Trustee must appoint a committee of unsecured creditors as soon as practicable. On May 13, 2014, the U.S. Trustee appointed the Official Committee of TCEH Unsecured Creditors in the Chapter 11 Cases [D.I. 420] (the “TCEH Committee”). The TCEH Committee is composed of the following members: (a) the Pension Benefit Guaranty Corporation; (b) HCL America, Inc.; (c) BNY, as Indenture Trustee under the EFCH 2037 Notes due 2037; (d) LDTC, as Indenture Trustee under the TCEH 10.25% Unsecured Notes due 2015; (e) Holt Texas LTD, d/b/a Holt Cat; (f) ADA Carbon Solutions (Red River); and (g) Wilmington Savings, as Indenture Trustee [D.I. 420].

On September 16, 2014, the Bankruptcy Court approved the TCEH Committee’s retention of Morrison & Foerster LLP as counsel [D.I. 2064]. On October 17, 2014, the Bankruptcy Court approved the TCEH Committee’s retention of Polsinelli PC as co-counsel and conflicts counsel [D.I. 2491], and on October 20, 2014, the Bankruptcy Court approved the TCEH Committee’s retention of both Lazard Freres & Co. LLC (“Lazard”) as investment banker [D.I. 2509] and FTI Consulting, Inc. as financial advisor [D.I. 2507]. On December 7, 2014, the Bankruptcy Court approved the retention of Charles River Associates as an energy consultant [D.I. 3049].

2.	EFH Committee.

On October 27, 2014, the U.S. Trustee appointed the Official Committee of Unsecured Creditors in the Chapter 11 Cases representing the interests of the unsecured creditors for EFH, EFIH, EFIH Finance, Inc., and EECI, Inc. [D.I. 2570] (the “EFH Committee,” and collectively with the TCEH Committee, the “Creditors’ Committees”). The EFH Committee is composed of the following members: (a) American Stock Transfer & Trust Company, LLC; (b) Brown & Zhou, LLC c/o Belleair Aviation, LLC; (c) Peter Tinkham; (d) Shirley Fenicle, as successor-in-interest to the Estate of George Fenicle; and (e) David William Fahy [D.I. 3403].

On January 12, 2015, the Bankruptcy Court approved the EFH Committee’s retention of Montgomery, McCracken, Walker & Rhodes, LLP as co-counsel and conflicts counsel [D.I. 3241] and AlixPartners, LLP as restructuring advisor [D.I. 3242]. On January 13, 2015, the Bankruptcy Court approved the EFH Committee’s retentions of Sullivan & Cromwell LLC as counsel [D.I. 3282], Guggenheim Securities as investment banker [D.I. 3276], and Kurtzman Carson Consultants LLC as noticing agent for both the TCEH Committee and the EFH Committee [D.I. 3240].

3.	Appointment of Fee Committee.

Given the size and complexity of the Chapter 11 Cases, the U.S. Trustee proposed, and the Debtors and the TCEH Committee agreed, to recommend that the Bankruptcy Court appoint a committee (the “Fee Committee”) to, among other things, review and report as appropriate on fee applications and statements submitted by the professionals paid for by the Debtors’ Estates. The Fee Committee is comprised of four members: (a) one member appointed by and representative of the Debtors (Cecily Gooch, General Counsel and Vice President, TXU Energy); (b) one member appointed by and representative of the TCEH Creditors’ Committee (Peter Kravitz, Principal and General Counsel, Province Capital); (c) one member appointed by and representative of the U.S. Trustee (Richard L. Schepacarter, Trial Attorney, Office of the United States Trustee); and (d) one independent member (Richard Gitlin, of Gitlin and Company, LLC).

On August 21, 2014, the Bankruptcy Court entered a stipulation and order appointing the Fee Committee [D.I. 1896]. On September 16, 2014, the Bankruptcy Court entered an order authorizing the Fee Committee’s retention of Godfrey & Kahn, S.C. as counsel [D.I. 2065]. On January 9, 2015, the Bankruptcy Court entered an order authorizing the Fee Committee’s retention of Phillips, Goldman & Spence, P.A. as co-counsel to the Fee Committee [D.I. 3216].

C.	First and Second Day Motions

1.	First Day Motions

(a)	Motion for Joint Administration of the Debtors’ Chapter 11 Cases.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Directing Joint Administration of the Debtors’ Chapter 11 Cases [D.I. 17] (the “Joint Administration Motion”). The Debtors requested the joint administration of all of the Debtors’ cases under one consolidated caption. On May 1, 2014, the Bankruptcy Court approved the Joint Administration Motion on an interim basis [D.I. 287]. On June 5, 2014, the Bankruptcy Court approved the Joint Administration Motion, over certain objections, on a final basis [D.I. 849].

(b)	Cash Management.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order (A) Authorizing the Debtors to (I) Continue Using Their Existing Cash Management System, (II) Maintain Existing Bank Accounts and Business Forms, and (III) Continue Using Certain Investment Accounts; (B) Authorizing Continued Intercompany Transactions and Netting of Intercompany Claims; and (C) Granting PostPetition Intercompany Claims Administrative Expense Priority [D.I. 37] (the “Cash Management Motion”). Pursuant to the Cash Management Motion, the Debtors sought the authority to continue to operate their consolidated cash management system, maintain existing bank accounts, use business forms in their present form without reference to Debtors’ status as debtors in possession, continue to use certain investment accounts, close existing bank accounts and open new accounts, and continue certain intercompany and netting arrangements between and among the Debtors and their Debtor and non-Debtor affiliates on an administrative priority basis.

On May 1, 2014, the Ad Hoc Group of TCEH Unsecured Noteholders filed a limited preliminary objection to the Cash Management Motion [D.I. 230] asserting that the Debtors were attempting to use the Cash Management Motion to divert funds from the TCEH Debtors to other Debtors and allocate certain expenses to the TCEH Debtors. On May 30, the TCEH Committee filed a limited objection and reservation of rights [D.I. 677], reserving its rights to investigate and challenge certain postpetition intercompany transactions, including under the Shared Services Agreement and the Tax Sharing Agreements, and requesting that the Debtors provide notice and reporting of such intercompany transactions. On May 30, 2014, the Ad Hoc Group of TCEH Unsecured Noteholders filed a limited omnibus objection [D.I. 681] to, among other motions, the Cash Management Motion, asserting, among other things, that the administration of the TCEH Debtors’ bank accounts by another Debtor subjected the TCEH Debtors to an unreasonable risk of loss, and that the rights of the TCEH Debtors and their creditors to challenge postpetition intercompany transactions under the Shared Services Agreements should be reserved.

The Debtors resolved the objections of the Ad Hoc Group of TCEH Unsecured Noteholders and the TCEH Committee by, among other things, including additional language reserving the rights of parties in interest to dispute the validity, amount, or priority of intercompany claims, including on account of the Shared Services Agreements and Tax Sharing Agreements, and agreeing to provide additional reporting of certain intercompany transactions.

The Bankruptcy Court granted the relief requested in the Cash Management Motion on an interim basis on May 2, 2014 [D.I. 304] and on a final basis on June 4, 2014 [D.I. 801].

(c)	Wages and Benefits.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders (A) Authorizing the Debtors to (I) Pay Certain Prepetition Compensation and Reimbursable Employee Expenses, (II) Pay and Honor Employee and Retiree Medical and Similar Benefits, and (C) Continue Employee and Retiree Benefit Programs, and (B) Modifying the Automatic Stay [D.I. 25] (the “Wages Motion”). Pursuant to the Wages Motion, the Debtors sought the authority to pay certain prepetition wages and honor certain prepetition employee benefit obligations (as well as pay certain administrative costs related to those wages and benefits) to ensure that their business operations could continue in the ordinary course. On May 29, 2014, the Debtors filed a supplement to the Wages Motion seeking relief from the automatic stay to settle labor grievances under the Debtors’ collective bargaining agreements and providing additional information regarding certain of the relief requested in connection with the Wages Motion [D.I. 629].

The Bankruptcy Court granted the relief requested in the Wages Motion on an interim basis on May 2, 2014 [D.I. 322], authorizing payment of prepetition amounts not to exceed $26,110,000, and on a final basis on June 4, 2014 [D.I. 786] authorizing the total payment of prepetition amounts not to exceed $30,605,000. The Debtors revised the final order to remove relief related to prepetition obligations owed to staffing providers affiliated with equity holders. The Debtors also requested authority to continue honoring obligations under their severance programs postpetition with payments not to exceed a cap of $15 million [D.I. 1231]. On June 30, 2014, the Bankruptcy Court approved a cap of $15 million on payments made in connection with the severance program and postpetition payments relating to independent director fees [D.I. 1311].

(d)	Taxes and Fees.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to Pay Certain Prepetition Taxes and Fees [D.I. 23] (the “Taxes Motion”). Pursuant to the Taxes Motion, the Debtors sought the authority to pay certain taxes and fees that accrued or arose in the ordinary course of business before the Petition Date.

The Bankruptcy Court granted the relief requested in the Taxes Motion on an interim basis on May 2, 2014 [D.I. 320] authorizing payment of prepetition amounts not to exceed $80.74 million, and on a final basis on June 4, 2014 [D.I. 799], authorizing the total payment of prepetition amounts not to exceed $146.74 million.

On November 25, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the Debtors to Settle and Pay Prepetition Property Taxes [D.I. 2894]. This motion sought authorization for the Debtors to make certain tax payments associated with prepetition property taxes, exceeding the cap set in the Taxes Motion but not exceeding an aggregate additional amount of $60 million. This relief would prevent the Debtors from being subject to tax liens and additional payments arising from the nonpayment of such taxes. On December 17, 2014, the Bankruptcy Court granted the relief requested [D.I. 3045].

(e)	Customer Programs.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of (A) An Order Authorizing the Debtors to (I) Maintain and Administer Customer Programs and Customer Agreements, (II)

Honor Prepetition Obligations Related Thereto, (III) Pay Certain Expenses on Behalf of Certain Organizations, (IV) Fix the Deadline to File Proofs of Claim for Certain Customer Claims, and (V) Establish Procedures for Notifying Customers of Commencement of the Debtors Chapter 11 Cases, Assumption of Customer Agreement, and the Bar Date for Customer Claims and (B) An Order Authorizing Certain of the Debtors to Assume the Customer Agreements (the “Customer Programs Motion”). Pursuant to the Customer Programs Motion, the Debtors sought: (a) to honor certain prepetition obligations related to the customer programs and to continue the customer programs in the ordinary course of business in the postpetition period; (b) to fix a bar date (October 27, 2014 at 5:00 p.m. (prevailing Eastern Time)) (the “Customer Claims Bar Date”) for filing Proofs of Claim for any customer programs claims against any Debtor, including any cure amounts; (c) to establish noticing procedures to provide notice to current and former customers of commencement of the Chapter 11 Cases; and (d) authority for certain Debtors to assume all customer agreements with current customers.

On May 2, 2014, the Bankruptcy Court granted the relief requested in the Customer Programs Motion on an interim basis [D.I. 307], authorizing payments of up to $14 million for certain customer agreements, setting the Customer Claims Bar Date, and approving the noticing procedures with respect to the Customer Claims Bar Date.

On June 4, 2014, the Bankruptcy Court granted the relief requested in the Customer Programs Motion on a final basis, authorizing the assumption of customer agreements and performance of customer programs up to an aggregate amount of $135 million [D.I. 785].

(f)	Hedging and Trading Arrangements.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing the Debtors to (A) Continue Performing Under Prepetition Hedging and Trading Arrangements, (B) Pledge Collateral and Honor Obligations Thereunder, and (C) Enter Into and Perform Under Trading Continuation Agreements and New PostPetition Hedging and Trading Arrangements (the “Hedging and Trading Arrangements Motion”). Pursuant to the Hedging and Trading Arrangements Motion, the Debtors sought authority to: (a) honor prepetition payment and collateral obligations under existing forward contracts and swap agreements to hedge their exposure to commodity risks, including price and delivery risk (collectively, the “Hedging and Trading Arrangements”) (subject to certain payment and collateral limitations on an interim basis and payment limitations on a final basis); (b) perform all postpetition obligations arising under the Hedging and Trading Arrangements; and (c) enter into and perform under new Hedging and Trading Arrangements on a postpetition basis. As the Debtors sought authority to pledge cash collateral and post DIP liens on account of the prepetition and postpetition Hedging and Trading Arrangements and as permitted under the TCEH Cash Collateral Final Order and the TCEH Final DIP Order, the relief sought in the Hedging and Trading Arrangements Motion dovetailed with the relief sought in the orders approving the TCEH Cash Collateral Motion and the TCEH DIP Motion.

On May 2, 2014, the Bankruptcy Court granted the relief requested in the Hedging and Trading Arrangements Motion on an interim basis [D.I. 315], authorizing payments of up to $50.8 million and collateral postings of up to $164.35 million, in each case to satisfy prepetition obligations, except with respect to new proprietary trading. On June 6, 2014, the Bankruptcy Court granted interim relief with respect to (a) existing proprietary trades and (b) new proprietary trades entered into for the purposes of mitigating losses associated with existing trades [D.I. 861]. On June 6, 2014, the Bankruptcy Court granted the relief requested in the Hedging and Trading Motion on a final basis, except with respect to new proprietary trades [D.I. 860].

On June 30, 2014, the Bankruptcy Court approved, on a final basis, the relief requested with respect to existing proprietary trades and new proprietary trades entered into for the purposes of mitigating losses associated with existing trades and approved relief to continue entering into and performing under new proprietary trades in the ordinary course of business [D.I. 1309].

On August 14, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Establishing Procedures for the Liquidation by Third Parties of Claims on Account of Certain Hedging and Trading Arrangements [D.I. 1838]. As certain counterparties to the Hedging and Trading Arrangements may be eligible for safe harbor under the Bankruptcy Code, the Debtors sought authority to establish procedures for liquidating claims arising from the termination of Hedging and Trading Arrangements under the safe harbor provisions of the Bankruptcy Code. On September 3, 2014, the Bankruptcy Court entered an order approving the motion [D.I. 1957].

On November 6, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., Clarifying Certain Relief Granted in the Non-Proprietary Trading Order and Seeking Entry of an Order Authorizing Certain Debtors to Enter Into Non-Proprietary Hedging and Trading Arrangements with a Tenor Beyond December 31, 2015 and Subject to Hedge and Tenor Limitations Consistent with Historical Practice [D.I. 2710]. This motion sought approval to enter into non-proprietary Hedging and Trading Arrangements with tenor extending beyond December 31, 2015. On November 20, 2014, the Bankruptcy Court granted the relief requested [D.I. 2832].

(g)	Critical Vendors.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of Interim and Final Orders Authorizing Payment of Prepetition Critical Vendors Claims [D.I. 29] (the “Critical Vendors Motion”). Pursuant to the Critical Vendors Motion, the Debtors sought the authority to pay certain prepetition claims held by certain critical trade vendors that are essential to the Debtors’ ongoing business operations.

On May 2, 2014, the Bankruptcy Court granted the relief requested in the Critical Vendors Motion on an interim basis [D.I. 309], authorizing payments of up to $30 million. On July 2, 2014 [D.I. 1465], the Bankruptcy Court approved the relief requested in the Critical Vendors Motion on a final basis, authorizing payments up to $40 million. As of March 17, 2015, the Debtors have paid approximately $5 million to vendors under the Critical Vendors Motion.

(h)	Motion to Assume Transmission and Distribution Service Agreements.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of (A) an Order Authorizing Certain of the Debtors to Pay Certain Prepetition Transition Charges and Delivery Charges and (B) An Order Authorizing Certain of the Debtors to Assume Transmission and Distribution Service Agreements [D.I. 38] (the “TDSP Motion”). Pursuant to the TDSP Motion, certain Debtors sought authority to assume the transmission and distribution service agreements (the “TDSPs”) and pay all prepetition amounts outstanding under those agreements. On May 2, 2014, the Bankruptcy Court granted the relief requested in the TDSP Motion authorizing those certain Debtors to pay up to $10 million and $26 million for certain unpaid prepetition transition charges and delivery charges, respectively [D.I. 318].

On June 4, 2014, the Bankruptcy Court entered an order authorizing certain Debtors to assume their transmission and distribution service agreements approving all relevant cure costs including outstanding amounts therein [D.I. 784].

2.	TCEH Financing and Cash Collateral.

(a)	TCEH DIP Facility.

On the Petition Date, the TCEH Debtors filed the Motion of Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates, for Entry of Interim and Final Orders (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing [D.I. 73] (the “TCEH DIP Motion”) requesting authority for the TCEH Debtors to enter into a debtor-in-possession financing facility (the “TCEH DIP Facility”) to obtain up to $4.475 billion of postpetition financing, including (i) a revolving credit facility in an aggregate principal amount of up to $1.95 billion (the “Revolver Facility”); (ii) a term credit facility (the “Term Loan Facility”) in an aggregate principal amount of up to $1.425 billion; and (iii) a delayed-draw term credit facility (the “Delayed-Draw Term Facility”) in an aggregate principal amount of up to $1.1 billion.

In addition to funding adequate protection payments, working capital (e.g., collateral for letters of credit), and other bankruptcy costs, the TCEH DIP Facility would also enable the Debtors to satisfy the requirement under section 12.309(j)(7) of the Texas Administrative Code (the “TAC”) to provide a collateral bond to the Railroad Commission of Texas (the “RCT”) to secure the Debtors’ mining reclamation obligations. The TCEH DIP Facility contemplated providing a collateral bond in the form of a super-priority RCT Carve Out (as defined herein), senior to any other obligations or liabilities of the Debtors, other than the professional fee carve out. The Debtors would not borrow under the Delayed-Draw Term Facility unless the RCT refused to accept the RCT Carve Out. In that circumstance, the proceeds of the Delayed-Draw Term Facility would be used to fund and support letters of credit for their reclamation obligations.

On May 29, 2014, the TCEH Committee and the TCEH Unsecured Notes Trustee each filed objections to the TCEH DIP Motion [D.I. 637, 648]. The TCEH Committee and the TCEH Unsecured Notes Trustee asserted, among other things, that the TCEH DIP Facility (i) is oversized in light of the TCEH Debtors’ ordinary course operations and chapter 11 expenses and (ii) prejudices unsecured creditors by granting liens and superpriority claims on substantially all of the TCEH assets, including unencumbered assets, to the TCEH DIP Facility lenders and TCEH prepetition secured creditors.

On May 30, 2014, the Ad Hoc Group of TCEH Unsecured Noteholders filed a supplemental omnibus objection [D.I. 678] asserting, among other things, that (i) the size of the TCEH DIP Facility is excessive in light of reductions made in adequate protection and business services payments, (ii) the provision of liens on and against the unencumbered assets, including proceeds of avoidance actions, is improper, and (iii) the proposed waivers included in the TCEH DIP Facility are inappropriate. To partially resolve the Ad Hoc Group of TCEH Unsecured Noteholders’ objections, the Debtors agreed to limit their borrowings under the Revolver Facility to $1.65 billion, with any additional borrowing up to $1.95 billion requiring either their consent or Bankruptcy Court approval.

The Bankruptcy Court granted the relief requested in the TCEH DIP Motion on an interim basis on May 2, 2014 [D.I. 325], and on a final basis, over those objections that were not resolved by the Debtors, on June 6, 2014 [D.I. 856] (the “TCEH DIP Final Order”). On July 11, 2014, the RTC accepted the RCT Carve Out to support the Debtors’ reclamation obligations, terminating the Delayed-Draw Term Facility and reducing the TCEH DIP Facility to $3.375 billion.

(b)	TCEH Cash Collateral.

On the Petition Date, the TCEH Debtors filed the Motion of Texas Competitive Electric Holdings Company LLC and Certain of its Debtor Affiliates for Entry of Interim and Final Orders (A) Authorizing Use of Cash Collateral, (B) Granting Adequate Protection, (C) Modifying the Automatic Stay, and (D) Scheduling a Final Hearing [D.I. 71] (the “TCEH Cash Collateral Motion”) requesting authority for the TCEH Debtors to use cash collateral and granting adequate protection to the First Lien Collateral Agent (as defined in the TCEH Cash Collateral Motion) and Prepetition First Lien Creditors (as defined in the TCEH Cash Collateral Motion). After negotiations, the TCEH First Lien Ad Hoc Committee consented to the priming liens under the TCEH DIP Motion and the use of cash collateral in exchange for the TCEH Debtors providing adequate protection against any diminution in value of the Prepetition First Lien Creditors’ interest in the prepetition collateral. The adequate protection granted to the Prepetition First Lien Creditors is composed of (i) adequate protection payments, (ii) superpriority claims, (iii) adequate protection liens, (iv) professional fees and records, and (v) a financial covenant. The TCEH Debtors also agreed to provide the Prepetition Second Lien Creditors (as defined in the TCEH Cash Collateral Motion) with junior replacement liens and superpriority claims.

On May 1, 2014, the Ad Hoc Group of TCEH Unsecured Noteholders filed the TCEH Omnibus Preliminary Objection to the TCEH Cash Collateral Motion. The Ad Hoc Group of TCEH Unsecured Noteholders asserted, among other things, that the use of Prepetition First Lien Creditors’ cash collateral was tailored to complement the financing, as a further step in the direction of handing the TCEH Debtors over to the Prepetition First Lien Creditors. On May 30, 2014, the Ad Hoc Group of TCEH Unsecured Noteholders filed a supplemental omnibus objection.

On May 29, 2014, Aurelius Capital Management, LP (“Aurelius Capital”), the TCEH Committee (as defined herein), and the TCEH Unsecured Notes Trustee each filed an objection to the TCEH Cash Collateral Motion [D.I. 632, 641, 648]. Aurelius Capital argued that the TCEH Cash Collateral Motion inappropriately allocates first lien adequate protection payments among Prepetition First Lien Creditors because the current pro rata distribution is not in accordance with the First Lien Intercreditor Agreement. Thus, Aurelius Capital argued that the TCEH Cash Collateral Motion provides for differential treatment amongst Prepetition First Lien Creditors. The TCEH Debtors agreed to escrow the disputed funds for determination at the appropriate time. Ultimately, the Bankruptcy Court overruled Aurelius Capital’s objection and approved the escrow provision.

The TCEH Committee, Ad Hoc Group of TCEH Unsecured Noteholders, and the TCEH Unsecured Notes Trustee argued, among other things, that the adequate protection proposed in the TCEH Cash Collateral Motion is detrimental to unsecured creditors because it (i) is excessive by granting adequate protection liens and superpriority claims on substantially all of the TCEH unencumbered assets and monthly adequate protection payments, (ii) unduly limits the TCEH Committee’s budget and time to investigate the liens of, and any claims against, the Prepetition First Lien Creditors, and (iii) seeks to relinquish any rights surcharge the prepetition collateral under section 506(c) of the

Bankruptcy Code. The TCEH Debtors resolved certain of these objections by (i) excluding unencumbered assets, including avoidance actions and any proceeds thereof, from the collateral subject to adequate protection liens, and (ii) providing that the Prepetition Secured Creditors’ superpriority claims could be payable from and have recourse to unencumbered assets, but excluding avoidance actions and any proceeds thereof.

The Bankruptcy Court granted the relief requested in the TCEH Cash Collateral Motion on an interim basis on May 2, 2014 [D.I. 324], and on a final basis, over those objections that were not resolved by the Debtors, on June 6, 2014 [D.I. 855] (the “TCEH Cash Collateral Final Order”), but sustained the objections with respect to the waiver of the TCEH Debtors’ right to surcharge the Prepetition First Lien Creditors’ collateral under section 506(c) of the Bankruptcy Code. An effort by the TCEH Debtors to assert a 506(c) claim does, however, remain an event of default under the TCEH Cash Collateral Final Order.

3.	EFIH First Lien DIP and First Lien Repayment Motion.

On the Petition Date, the EFIH Debtors filed the Motion of Energy Future Intermediate Holding Company LLC and EFIH Finance, Inc. for Entry of (I) an Interim Order (A) Approving Certain Fees Related to Postpetition Financing and Granting Such Fees Administrative Expense Priority and (B) Scheduling a Final Hearing; and (II) a Final Order (A) Approving Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Authorizing the Use of Cash Collateral, (D) Authorizing the EFIH First Lien Refinancing, (E) Authorizing Issuance of Roll-Up Debt to the Extent Authorized by the Settlement Motion, (F) Determining the Value of Secured Claims, and (G) Modifying the Automatic Stay [D.I. 74] (the “EFIH First Lien DIP Motion”). The EFIH First Lien DIP Motion requested authority for the EFIH Debtors to, among other things, enter into the EFIH First Lien DIP Facility, use cash collateral, and consummate the EFIH First Lien Repayment and the EFIH First Lien Settlement. The Debtors also filed supplemental declarations in support of the EFIH First Lien DIP Motion [D.I. 221, 610].

The EFIH First Lien DIP Facility is a term credit facility in an aggregate principal amount of $5.4 billion with interest at LIBOR + 325 bps (with a LIBOR floor of 100 bps). The EFIH First Lien DIP Facility is secured on a first lien superpriority basis by substantially all of the EFIH Debtors’ assets that secured the EFIH Debtors’ obligations under the EFIH First Lien Notes, as well as previously unencumbered assets (including the proceeds of Avoidance Actions).

On May 1, 2014, the Bankruptcy Court granted the relief requested, approving certain commitment fees and other relief under the EFIH First Lien DIP Motion [D.I. 289].

The EFIH Debtors and certain objectors to the EFIH First Lien DIP Motion were able to resolve certain objections to the EFIH First Lien DIP Facility and, as a result, the Bankruptcy Court entered an order approving the EFIH First Lien DIP Motion on a final basis on June 6, 2014 [D.I. 859]. Pursuant to that order, the EFIH Debtors were authorized to enter into the EFIH First Lien DIP Facility, consummate the EFIH First Lien Repayment, and take certain steps related thereto. The closing and funding of the EFIH First Lien DIP Facility was expressly conditioned upon the entry and effectiveness of the First Lien Settlement Order and the First Lien Settlement Order not having been stayed. The EFIH First Lien Settlement was approved on the same day [D.I. 858]. The EFIH First Lien DIP Facility was funded on June 19, 2014, and the EFIH Debtors consummated the EFIH First Lien Repayment and the EFIH First Lien Settlement on the same day.

On February 12, 2015, the EFIH Debtors and the agent and required lenders under the EFIH First Lien DIP Facility entered into a written consent to permit the EFIH Second Lien Partial Repayment and to permit a corresponding amendment of the order approving the EFIH First Lien DIP Facility. On March 6, 2015, the EFIH Debtors and the agent and required lenders under the EFIH First Lien DIP Facility entered into a second written consent to permit the filing of a revised proposed form of order approving the EFIH Partial Second Lien Repayment. The Bankruptcy Court entered the amended order approving the EFIH First Lien DIP Facility on March 10, 2015 [D.I. 3856].

D.	Protocol for Certain Case Matters.

On September 16, 2014, the Bankruptcy Court entered the Stipulation and Agreed Order Regarding a Protocol for Certain Case Matters [D.I. 2051] (the “Case Protocol Order”). The Case Protocol Order provides, among other things, authorization for disinterested directors at EFH, EFIH, and EFCH/TCEH to retain separate advisors with respect to conflicts matters, in consultation with the TCEH Committee, the indenture trustee for the TCEH Second Lien Notes, and the Ad Hoc Group of TCEH Unsecured Noteholders, subject to the approval of the Bankruptcy Court. In addition, the Case Protocol Order required the TCEH Committee and the Ad Hoc Group of TCEH Unsecured Noteholders (together, the “TCEH Junior Creditors”) to identify the Claims for which they intend to seek standing by January 31, 2015 (a deadline that has since been extended to April 30, 2015). Further discussion of the TCEH Junior Creditors’ pursuit of standing is provided in Section IV.J of this Disclosure Statement, entitled “TCEH First Lien Investigation,” which begins on page 70. The Case Protocol Order also provided that the Ad Hoc Group of TCEH Unsecured Noteholders agreed not to seek, or support any other party in seeking, either directly or indirectly, an examiner or trustee for any acts or omissions of the Debtors that occurred prior to the entry of the Case Protocol Order.

E.	Retention of Professionals.

The Debtors filed applications and the Bankruptcy Court entered orders for the retention of various professionals to assist in carrying out their duties as debtors in possession and to represent their interests in the Chapter 11 Cases:

•	Alvarez & Marsal North America, LLC, as restructuring advisor [D.I. 661, 2055];

•	Deloitte & Touche LLP, as independent auditor [D.I. 656, 2617];

•	Epiq Bankruptcy Solutions, LLC, as administrative advisor [D.I. 663, 2053];

•	Evercore Group L.L.C., as financial advisor and investment banker [D.I. 651, 2056];

•	Filsinger Energy Partners, as energy consultant [D.I. 650, 2057];

•	Gibson, Dunn & Crutcher LLP, as special corporate and litigation counsel [D.I. 662, 2058];

•	Kirkland & Ellis LLP, as restructuring co-counsel [D.I. 660, 2052];

•	KPMG LLP, as bankruptcy accounting and tax advisors [D.I. 652, 2054, 3048];

•	McDermott Will & Emery LLP, as special energy transactional counsel [D.I. 664, 2062];

•	Richards, Layton & Finger, P.A., as restructuring co-counsel [D.I. 659, 2539];

•	Sidley Austin LLP, as special corporate and litigation counsel [D.I. 665, 2060];

•	Thompson & Knight LLP, as special tax counsel [D.I. 653, 2061];

•	Balch & Bingham LLP, as special environmental counsel [D.I. 2344, 2563]; and

•	Enoch Kever PLLC, as counsel for regulatory and legistlative matters [D.I. 4104, 4134].

As of the date of filing of this Disclosure Statement, the Debtors’ application to retain Enoch Kever, PLLC as special counsel [D.I. 3960] is pending with the Bankruptcy Court. In addition to the above professionals, the Debtors also retained law firms and other professionals as “ordinary course professionals” to advise them with respect to certain of the Debtors’ daily business operations, including specialized litigation advice, litigation services, and business advisory services related to corporate financial, tax, regulatory, and environmental matters, in accordance with that order approving the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [D.I. 765].

On May 29, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [D.I. 658] (the “Interim Compensation Motion”). On September 16, 2014, the Bankruptcy Court entered an order approving the Interim Compensation Motion (the “Interim Compensation Order”) [D.I. 2066]. The Interim Compensation Order, along with the oversight provided by the Fee Committee, governs the compensation of retained professionals in the Chapter 11 Cases.

F.	Motions Related to the Restructuring Support Agreement.

Before filing these chapter 11 cases, the Debtors worked diligently and tirelessly to reach a consensual restructuring agreement with their creditors. The result of these efforts, ultimately, was a Restructuring Support and Lock-Up Agreement (as amended, restated, and supplemented from time to time, the “Restructuring Support Agreement,” and signatories thereto, “Restructuring Support Parties”) entered into by the Debtors and some, but not all, of the Debtors’ creditors on April 29, 2014. Under the Restructuring Support Agreement, the Debtors were to be deleveraged and deconsolidated. TCEH was to be “spun off” from EFH Corp. and receive a partial “step-up” in the tax basis of its assets as a result of the use of certain net operating losses, and receive certain operational assets and liabilities of the EFH Debtors that are associated with the operation of the TCEH business. Additionally, Reorganized EFH (under new ownership) and Reorganized EFIH would maintain their current corporate structure (under new ownership) and be significantly deleveraged as a result of this restructuring.

1.	Motion to Assume the Restructuring Support Agreement.

On May 16, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the RSA Debtors to Assume the Restructuring Support Agreement and Modifying the Automatic Stay [D.I. 505] (the “RSA Assumption Motion”). In the RSA Assumption Motion, the Debtors requested entry of an order authorizing the Debtors to assume the Restructuring Support Agreement between certain Debtors and the Restructuring Support Parties.

Although the Debtors terminated the Restructuring Support Agreement on July 23, 2014, certain settlements contemplated by the Restructuring Support Agreement and the related Motion of Energy Future Holdings Corp., et al., for Entry of Orders Approving Certain Settlements and the Oncor TSA Amendment [D.I. 472] (the “Settlement Motion”) were approved by the Bankruptcy Court and implemented by the Debtors. The components of the Settlement Motion that were not approved before termination of the Restructuring Support Agreement were withdrawn by the Debtors.50

2.	EFIH Secured Settlements.

The EFIH First Lien Notes and the EFIH Second Lien Notes had significantly above-market interest rates. As a result, the EFIH Debtors’ sought to repay the EFIH First Lien Notes and the EFIH Second Lien Notes using the lower-cost EFIH First Lien DIP Facility.

In connection with the repayment of the EFIH First Lien Notes, holders of EFIH First Lien Notes that entered into the Restructuring Support Agreement, representing approximately 32% of the holders by amount, agreed to settle their makewhole claims. These holders included Fidelity Management & Research Company (“Fidelity”), Pacific Investment Management Company, LLC (“PIMCO”), and Western Asset Management Company (“WAMCO”). In full satisfaction of their claims under the EFIH First Lien Notes, they received 105% of principal plus 101% of accrued interest through the date of consummation of the EFIH First Lien DIP Facility. Certain parties to the Restructuring Support Agreement, including Fidelity, PIMCO, WAMCO, and GSO Capital Partners, also agreed to participate in funding the EFIH First Lien DIP Facility in exchange for original issue discount, certain financing fees, or both.

Holders of EFIH Second Lien Notes that entered into the Restructuring Support Agreement, representing approximately 35% of the holders by amount, also agreed to settle their makewhole claims for cash equal to approximately 50% of the alleged amount plus payment in full of principal and accrued interest. These holders included Fidelity, GSO, York Capital Management LLC, and Avenue Capital Group.

[50]	As part of the Restructuring Support Agreement and in exchange for the Investment Commitment, under the Settlement Motion, the Debtors sought Bankruptcy Court approval of the Oncor TSA Amendment, which provided working capital to service EFIH’s restructuring-related costs, including servicing the EFIH Second Lien DIP Facility. Certain elements of the Restructuring Support agreement were contingent upon approval of the Oncor TSA Amendment. On July 25, 2014, and in connection with terminating the Restructuring Support Agreement, the Debtors withdrew the relief sought related to the Oncor TSA Amendment [D.I. 1697].

Shortly after the Petition Date, the EFIH Debtors opened the EFIH Secured Settlements to all holders of EFIH First Lien Notes and EFIH Second Lien Notes via two separate offers, announced in each case by posting a form 8-K, issuing a press release, and filing a notice with the Bankruptcy Court. The offer for the EFIH First Lien Notes launched on May 6, 2014 [D.I. 363] (the “EFIH First Lien Offer”). The offer for the EFIH Second Lien Notes launched on May 9, 2014 [D.I. 400] (the “EFIH Second Lien Offer,” and together with the EFIH First Lien Offer, the “EFIH Settlement Offers”). Both offers provided for a “step-down” in the consideration to be received with respect to parties that opted in after a certain date. In connection with the EFIH Settlement Offers, the Debtors sought approval of those certain dealer management agreements that provided for indemnities to the dealer managers conducting the EFIH Settlement Offers and the reimbursement for their legal expenses.

On May 14, 2014, the EFIH Second Lien Notes Trustee filed an emergency motion to compel the Debtors to obtain prior approval of procedures governing the EFIH Second Lien Offer [D.I. 441]. On May 15, 2014, the EFIH First Lien 2020 Notes Trustee filed a similar motion with respect to the EFIH First Lien Offer [D.I. 461]. After the Debtors objected to these motions on May 20, 2014 [D.I. 552], the parties settled.

(a)	Approval of EFIH First Lien Settlement.

On May 31, 2014, the EFIH First Lien 2020 Notes Trustee filed an objection to the Settlement Motion with regards to the EFIH First Lien Settlement [D.I. 694]. The EFIH First Lien 2020 Notes Trustee asserted that the Settlement Motion should not be approved because (i) the EFIH First Lien Settlement treated identical claims differently; (ii) the EFIH First Lien Offer was not permitted by the Bankruptcy Code, and even if allowed, was not in compliance with applicable securities laws; and (iii) the settlement under the EFIH First Lien Settlement under the Restructuring Support Agreement was a sub rosa plan.

On June 6, 2014, the Bankruptcy Court entered an order, over those objections not resolved by the Debtors, approving the EFIH First Lien Settlement [D.I. 858]. On June 9, 2012, the EFIH First Lien 2020 Notes Trustee filed a notice of appeal [D.I. 873] and an emergency motion for stay of the Bankruptcy Court’s order approving the EFIH First Lien Settlement to the United States District Court for the District of Delaware.51 The District Court denied the motion for a stay, finding that the EFIH First Lien 2020 Notes Trustee had not demonstrated that it would suffer irreparable harm if the stay was not granted [Dist. Ct. D.I. 11].

On June 11, 2014, the EFIH First Lien Offer expired, increasing total participation in the EFIH First Lien Settlement to approximately 42% of holders of EFIH First Lien Notes by amount. The Bankruptcy Court order approving the EFIH First Lien Settlement went effective on June 12, 2014. The EFIH Debtors consummated the EFIH First Lien Settlement on June 19, 2014.

On June 25, 2014, the EFIH First Lien 2020 Notes Trustee filed a motion for certification of a direct appeal to the United States Court of Appeals for the Third Circuit [D.I. 1123]. On July 9, 2014, the Debtors filed an opposition to the motion for certification [D.I. 1529]. On July 14, 2014, the District Court entered an order denying the motion [Dist. Ct. D.I. 19].

On February 19, 2015, the District Court entered an order affirming the Bankruptcy Court’s order approving the EFIH First Lien Settlement [Dist. Ct. D.I. 50]. On March 6, 2015, the EFIH First Lien 2020 Notes Trustee appealed the District Court’s decision to the Third Circuit [Dist. Ct. D.I. 51]. That appeal is currently pending.

3.	EFIH Second Lien DIP Motion.

On May 15, 2014, the EFIH Debtors filed the Motion of Energy Future Intermediate Holding Company LLC and EFIH Finance Inc. for Entry of an Order (A) Approving Postpetition Second Lien Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Claims, (C) Authorizing the Use of Cash Collateral,

[51]	Emergency Motion of CSC Trust Company of Delaware for Stay Pending Appeal of Bankruptcy Court’s Order Approving First Lien Settlement (Case No. 14-00723) (the “CSC Motion for Stay”).

(D) Authorizing the EFIH Second Lien Repayment, and (E) Authorizing Entry Into and Payment of Fees Under the Commitment Letter, and (F) Modifying the Automatic Stay [D.I. 477] (the “EFIH Second Lien DIP Motion”). Pursuant to the EFIH Second Lien DIP Motion, the EFIH Debtors requested the authority to, among other things, enter into the a $1.9 billion EFIH second lien debtor-in-possession financing facility (the “EFIH Second Lien DIP Facility”), funded by certain Holders of EFIH unsecured 11.25%/12.25% Senior Toggle Notes Due 2018 (the “EFIH PIK Group”), and repay the EFIH Second Lien Notes in full.

The EFIH Debtors received various alternative proposals with respect to the EFIH Second Lien DIP Facility after the EFIH Second Lien DIP Motion was filed. Certain Holders of EFIH Second Lien Notes made several proposals, including one in conjunction with a commitment from NextEra Energy, Inc. (“NextEra”), a company that owns transmission and distribution assets in the Texas electricity market. Similarly, certain Holders of EFIH First Lien Notes put forward a proposal, and the EFIH PIK Group revised the terms of their original proposal. Each of these proposals contained economic terms that were superior to the original EFIH Second Lien DIP Facility, and NextEra responded by offering superior terms with respect to the original proposed EFIH Second Lien DIP Facility.

Various parties filed objections to the EFIH Second Lien DIP Motion [D.I. 1060, 1066, 1067, 1068, 1071, 1078, 1090] and joinders to those objections [D.I. 1079, 1083, 1098, 1106], alleging, among other things, that the EFIH Second Lien DIP Facility should not be approved due to a flawed negotiation process and unfavorable lending terms. The EFIH First Lien Notes Trustee also alleged that the repayment of the EFIH Second Lien Notes and EFIH Second Lien Settlement would violate the terms of the EFIH Collateral Trust Agreement. On June 27, 2014, the EFIH Debtors filed an omnibus reply to those objections [D.I. 1192].

4.	The Termination of the Restructuring Support Agreement and Withdrawal of the EFIH Second Lien Settlement and the Second Lien DIP Motion.

On June 23 and 24, 2014, various parties filed objections to the Settlement Motion with regards to the EFIH Second Lien Settlement [D.I. 1066, 1067, 1068, 1071, 1078, 1090], and joinders to those objections [D.I. 1079, 1083, 1098, 1106], alleging, among other things, that the EFIH Second Lien Settlement was unreasonable and not in the best interests of the Debtors and their estates, violated the Bankruptcy Code by treating similarly situated creditors differently, and constituted a sub rosa plan.

After the Debtors terminated the Restructuring Support Agreement on July 24, 2014, the Debtors withdrew the EFIH Second Lien Offer, the remaining relief requested in the Settlement Motion, and the EFIH Second Lien DIP Motion [D.I. 1697].

The Debtors believe that the Restructuring Support Agreement provided significant benefit to the Debtors and the Chapter 11 Cases. Among other things, it allowed the Debtors to obtain the support of the TCEH First Lien Lenders for approval of the TCEH DIP Facility and for 18 months of cash collateral use with no milestones. It also provided the framework for a restructuring transaction at EFIH and EFH Corp., which prompted proposals from potential buyers and ultimately led to the formulation and approval of the Bidding Procedures.

G.	Motion to Approve Bidding Procedures and Schedule an Auction Related to EFH/EFIH.

Following the termination of the Restructuring Support Agreement, the Debtors worked diligently with their advisors to develop a process to maximize estate recoveries resulting from the bidding that began while the Restructuring Support Agreement was still in place.

On September 19, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order (A) Approving Bidding Procedures, (B) Scheduling an Auction and Related Deadlines and Hearings, and (C) Approving the Form and Manner of Notice Thereof [D.I. 2087] (the “Bidding Procedures Motion”). In the Bidding Procedures Motion, the Debtors requested. among other things, approval of bidding procedures governing the process for marketing EFH Corp.’s indirect economic ownership interest in Oncor (the “Bidding Procedures”). The Bidding Procedures did not require any particular tax or transactional structure. The Bidding Procedures Motion contemplated an extended, sealed bidding process to identify a stalking horse bidder (the “Stalking Horse Bidding Process”). After selecting a stalking horse bidder, the Bidding Procedures Motion contemplated that the Debtors would file a motion with the Bankruptcy Court seeking approval of the stalking horse bid, followed by a period of open bidding (the “Open Bidding Process”) culminating in an auction (the “Auction”).

On October 10, 2014, the EFIH First Lien Dip Agent and the Ad Hoc Committee of EFIH Unsecured Noteholders filed responses in support of the Bidding Procedures Motion [D.I. 2374, 2390].

Also on October 10, 2014, several parties filed objections and joinders to objections to the Bidding Procedures Motion [D.I. 2368, 2377, 2379, 2385, 2389, 2392, 2395, 2446] alleging, among other things, that the Bankruptcy Court should not allow a sealed bidding process, that the Bidding Procedures would be determinative of the sale and reorganization outcome and constituted a sub rosa plan, that the Debtors lacked corporate authority to file the Motion, and that the Motion should be subject to heightened scrutiny.

On October 14, 2014, the Debtors filed an omnibus reply to those objections, arguing (1) that the motion was for narrowly-tailored procedural relief, (2) that the Bidding Procedures were proposed in good faith and subject to review under the Business Judgment Rule, and that the procedures satisfied the Business Judgment standard, and (3) that the objecting parties’ requested modifications were unnecessary and/or inappropriate [D.I. 2447].

The Bankruptcy Court held a four-day hearing regarding the Bidding Procedures Motion. The Debtors presented certain officers and disinterested directors for testimony and cross examination from a number of creditor constituencies. In addition, the TCEH Committee also presented its own investment banker to testify regarding the Bidding Procedures Motion.

On November 3, 2014, the Bankruptcy Court issued a bench ruling conditionally approving the Bidding Procedures Motion dependent on specific modifications to the Bidding Procedures. First, the Debtors were required to extend the Stalking Horse Bidding Process to provide sufficient time for the development of bids, including those under alternative structures. Second, the Debtors were required to obtain formal approval of the modified Bidding Procedures from each of the Debtors’ respective board of directors, including the disinterested directors. Third, both the TCEH Committee and the EFH Committee were granted limited participation rights in the Stalking Horse Bidding Process, which otherwise remains sealed. Fourth, the Bankruptcy Court stated that material modifications to the Bidding Procedures required either consent from both the TCEH Committee and the EFH Committee or approval by the Bankruptcy Court.

On January 14, 2015, the Bankruptcy Court approved the revised Bidding Procedures that complied with its bench ruling [D.I. 3295]. On March 2, 2015, the deadline under the Bidding Procedures to submit non-binding letters of intent and illustrative term sheets to the Debtors expired. The number of bids received and the identity of bidders remains confidential, but the Debtors publicly disclosed that they have received bids.

The Bidding Procedures also specify the dates and deadlines set forth in the following table, among others, which are subject to modification in accordance with the Bidding Procedures. As the bidding process develops, the Debtors will update this disclosure statement as necessary.

Deadline	Date or Timeframe
Round 2 Bid Deadline. Deadline by which bidders must submit a substantially final draft of the Stalking Horse Agreement.	• April 13
Execution of Stalking Horse Agreement. Approximate timeframe for Debtors to execute Stalking Horse Agreement.	• As soon as reasonably practicable, Debtors will engage in negotiations to finalize Stalking Horse Agreement

• Following these negotiations, Debtors will execute Stalking Horse Agreement
File Stalking Horse Motion. Deadline by which Debtors must file motion to approve entry into Stalking Horse Agreement.	• Within 10 business days after execution of Stalking Horse Agreement
Stalking Horse Hearing. Approximate timeframe for hearing before the Bankruptcy Court regarding motion to approve entry into Stalking Horse Agreement.	• As soon as practicable consistent with notice rules

Bid Deadline (Open Bidding Process). Final deadline for bids in Open Bidding Process.	• 30 days after entry of order approving entry into Stalking Horse Agreement
Auction (if any)	• As soon as practicable after the Bid Deadline or such other time as the Debtors will timely notify each qualified bidder
Auction Approval Hearing. Timeframe for hearing to approve selection of successful bid.	• If stalking horse bid is successful bid, within 7 days of the Auction or as soon as reasonably practicable thereafter
• If not, Debtors will seek approval of the successful bid for hearing as soon as reasonably practicable consistent with notice rules

H.	Retention of Conflicts Matter Advisors.

On November 3, 2014, after a four-day hearing on the Bidding Procedures Motion, the Bankruptcy Court entered a bench ruling noting that actual (though not fatal) conflicts exist between the Debtors’ estates with respect to the auction process for the sale of economic interests in Oncor. Before this ruling, the Debtors and their significant constituencies had been actively discussing the potential need for certain Debtors to retain conflicts counsel during these chapter 11 cases and the process by which that would happen, pursuant to the Case Protocol Order. Following this ruling, the Debtors’ disinterested directors sought the retention of legal counsel and other professionals to represent the respective estates’ interests with regards to any actual conflicts matters.

On November 7, 2014, the Debtors filed a notice indicating that each of EFH, EFIH and TCEH was in the process of retaining counsel to advise the applicable Debtor regarding actual conflicts matters, in accordance with the Case Protocol Order [D.I. 2718]. Ultimately, each of EFH, EFIH, and TCEH filed the following retention applications and the Bankruptcy Court approved the retention of conflicts matter counsel and professionals for their respective estates:

•	EFH - Proskauer Rose LLP, as counsel [D.I. 3037, 3281];

•	EFH - O’Kelly, Ernst & Bielli LLP, as Delaware counsel [D.I. 3038, 3280];

•	EFH - SOLIC Capital Advisors, LLC, as financial advisor [D.I. 3324, 3467];

•	EFIH - Cravath, Swaine & Moore LLP, as counsel [D.I. 3203, 3321];

•	EFIH - Goldin Associates, LLC, as special financial advisor [D.I. 3062, 3277];

•	EFIH - Stevens & Lee LLP, as Delaware counsel [D.I. 3038, 3278];

•	TCEH - Munger, Tolles & Olson LLP, as counsel [D.I. 3040, 3279];

•	TCEH - Greenhill & Co., LLC, as financial advisor [D.I. 3062, 3283]; and

•	TCEH - McElroy, Deutsch, Mulvaney & Carpenter, LLP [D.I. 3517, 3835].

I.	Legacy Discovery.

On August 13, 2014, the Bankruptcy Court entered an order [D.I. 1832] allowing creditors to pursue document and deposition discovery with respect to a broad list of “legacy” topics concerning various prepetition transactions and issues, including, but not limited to: any intercompany claims; transactions with the Sponsor Group; and the competitive tax sharing agreement and payments under that agreement (the “Legacy Discovery”).

As of this filing, the Debtors have completed their obligations with respect to the Initial Consolidated Requests (in accordance with the order entered by the Bankruptcy Court governing Legacy Discovery [D.I. 1832], as amended (the “Legacy Discovery Protocol”). The breadth and magnitude of the Legacy Discovery efforts were immense. The Debtors received 212 individual document requests covering an expansive range of topics for a broad time period, in some cases more than 15 years prepetition. The Debtors engaged in consistent and continuous good-faith negotiations with creditor representatives concerning the breadth and scope of the Legacy Discovery requests and the Debtors’ efforts included but were not limited to, running more than 350 search terms against more than 35 custodians, collecting, reviewing and producing documents from dozens of custodians—including company personnel and other third parties—for a vast time period, and conducting numerous targeted collections to identify potentially responsive documents on specific topics. In connection with Legacy Discovery, the Debtors have produced over 800,000 documents, totaling more than 5.6 million pages, in less than eight months. The Sponsor Group and other parties-in-interest have likewise made very substantial document productions in response to Initial Consolidated Requests and follow-up requests.

Each TCEH Creditor must disclose any material claims or causes of action for which it intends to request standing by April 30, 2015 and file its respective standing motion by the later of May 29, 2015 or fifteen days after approval of this Disclosure Statement (or unless otherwise agreed).52 Upon receiving the initial disclosure from the TCEH Creditor for any material claims or causes of action it intends to request standing for, the Debtors and their professionals will assess or continue to assess the merits of each asserted claim. Certain of these claims will be released under the Plan, as discussed below in Section V.H of this Disclosure Statement, entitled “Settlement, Release, Injunction, and Related Provisions,” which begins on page 102.

J.	TCEH First Lien Investigation.

Under the TCEH Cash Collateral Order, the Debtors stipulated to, among other things, the validity of the obligations and liens related to the TCEH First Lien Debt and certain transactions including, but not limited to: the 2007 Acquisition, the 2013 extension of the TCEH Credit Agreement, and the avoidance of unperfected liens and security interests (collectively, the “TCEH First Lien Investigation Claims”). The Debtors have provided substantial discovery to the TCEH Committee regarding their investigation into the TCEH First Lien Investigation Claims.

All other parties were bound by these stipulations as well unless such parties obtained standing and filed an adversary proceeding to avoid, object to, or otherwise challenge the TCEH First Lien Investigation Claims by March 13, 2015 (the “Challenge Deadline”). Consequently, on February 20, 2015, the TCEH Committee, the EFH Committee, and the Ad Hoc Group of TCEH Unsecured Noteholders each filed motions seeking standing to prosecute and investigate the TCEH First Lien Investigation Claims, and the exclusive authority to settle the TCEH First Lien Investigation Claims (the “Standing Motions”). The Debtors filed an omnibus objection to the Standing Motions seeking a ruling (a) extending the Challenge Deadline, with the consent of the TCEH first lien lenders, thus deferring a ruling on the Standing Motions or, in the alternative (b) granting the TCEH Committee to prosecute the TCEH First Lien Claims but preserving the Debtors’ exclusive right to settle the TCEH First Lien Investigation Claims [D.I. 3726].

In addition to the Debtors, Wilmington Trust, as successor TCEH first lien administrative agent and successor TCEH first lien collateral agent, and the TCEH First Lien Noteholders each filed an omnibus objection to the Standing Motions [D.I. 3731 and 3732, respectively]. CCP Credit Acquisition Holdings, L.L.C., Centerbridge Special Credit Partners, L.P., and Centerbridge Special Credit Partners, II, L.P., collectively in their capacity as a TCEH first lien noteholder, filed an objection to the TCEH Committee’s Standing Motion [D.I. 3729]. Law Debenture Trust Company of New York, in its capacity as TCEH Unsecured Notes successor indenture trustee, filed an objection to the EFH Committee’s Standing Motion [D.I. 3741]. Wilmington Savings Fund Society, FSB, in its capacity as TCEH Second Lien Notes successor indenture trustee, filed an objection to the EFH Committee’s and the Ad Hoc Group of TCEH Unsecured Noteholders’ Standing Motions [D.I. 3725]. The Ad Hoc Group of TCEH Unsecured Noteholders filed an objection to the EFH Committee’s Standing Motion [D.I. 3734]. The TCEH Committee filed a response to the EFH Committee’s and the Ad Hoc Group of TCEH Unsecured Noteholders’ Standing Motions [D.I. 3733].

[52]	Certain of the material claims or causes of action that the TCEH Creditors may choose to seek standing to prosecute have been identified in the Standing Motions.

On March 10, 2015, the Debtors, with the consent of the TCEH First Lien Lenders and the Prepetition First Lien Agents (as defined in the TCEH Cash Collateral Order), filed the Stipulation and Consent Order Extending Certain Deadlines in the Final Cash Collateral Order [D.I. 3857], extending the Challenge Deadline to April 17, 2015. Consequently, with the consent of the parties to the Standing Motions, the Bankruptcy Court adjourned the Standing Motions (and the related responses and objections) to the April 14, 2015 omnibus hearing.

On April 1, 2015, the TCEH Committee, the EFH Committee, the Ad Hoc Group of Unsecured Noteholders, and Wilmington Savings Fund Society, FSB filed replies to the various objections to the Standing Motions [D.I. 4031, D.I. 4034, D.I. 4045, and D.I. 4029, respectively].

K.	Makewhole Litigation.

The Debtors have commenced litigation with respect to Holders of EFIH First Lien Notes and EFIH Second Lien Notes that did not enter into the EFIH Secured Settlements regarding their respective EFIH Makewhole Claims.

1.	EFIH First Lien Makewhole Adversary Proceeding.

As discussed in Section IV.C.3 of this Disclosure Statement, entitled “EFIH First Lien DIP and First Lien Repayment Motion,” which begins on page 63, in the EFIH First Lien DIP Motion, the Debtors initiated a contested matter requesting that the Bankruptcy Court hold that no EFIH First Lien Makewhole Claim was due on account of the EFIH First Lien Repayment.

On May 15, 2014, the EFIH First Lien Notes Trustee, solely in its capacity as EFIH First Lien 2020 Trustee, filed an adversary proceeding in the Bankruptcy Court (Case No. 14-50363) (the “First Lien Makewhole Complaint”) against the EFIH Debtors seeking a declaration that the EFIH Debtors are obligated to pay the EFIH First Lien Makewhole Claims in connection with the EFIH First Lien Repayment. The First Lien Makewhole Complaint further requests that the EFIH First Lien Makewhole Claims be treated as secured claims against the EFIH Debtors and seeks certain other amounts related to indemnifications, interest, and other disputed amounts.

The EFIH Debtors answered the First Lien Makewhole Complaint on June 13, 2014 [Adversary D.I. 33]. The EFIH Debtors reject the EFIH First Lien 2020 Notes Trustee’s claims and will vigorously contest the First Lien Makewhole Complaint. On September 12, 2014, the Bankruptcy Court entered an order that will bifurcate this adversary proceeding into two phases [Adversary D.I. 128]. The first phase will determine whether the non-settling Holders of First Lien Notes are entitled to recover makewhole premiums and related amounts. The second phase will address whether the EFIH Debtors are solvent and, if so, the amount of any recovery for the non-settling Holders of First Lien Notes. Both parties moved for summary judgment in the first phase, and a summary judgment hearing was held on March 13, 2015. On March 26, 2015, The Bankruptcy Court issued Findings of Fact and Conclusions of Law granting summary judgment to EFIH on the makewhole claims, as well as other claims, and denying the EFIH First Lien Notes Trustee summary judgment on the same [Adversary D.I. 245].

2.	EFIH First Lien Automatic Stay Motion.

The EFIH First Lien Notes Trustee and certain Holders of EFIH First Lien 2020 Notes (the “Objecting First Lien 2020 Note Parties”) filed the Joint Motion of CSC Trust Company of Delaware, as Indenture Trustee, and Certain EFIH 10% First Lien Noteholders, for Confirmation that the Automatic Stay Does Not Apply or, Alternatively, for Limited Relief from the Automatic Stay, Solely Regarding Rescission of Acceleration [D.I. 473] (the “First Lien Lift Stay Motion”). The Objecting First Lien 2020 Parties argue that under the terms of the EFIH First Lien 2020 Notes Indenture the automatic stay does not prevent rescinding the acceleration of the EFIH First Lien 2020 Notes. Accordingly, such parties argue that they are entitled to rescind the acceleration of the EFIH First Lien 2020 Notes and that, as a result, the EFIH First Lien Repayment requires the payment of the EFIH First Lien Makewhole Claims asserted by holders of EFIH First Lien 2020 Notes. On June 4, 2014, CSC sent the EFIH Debtors a letter purporting to waive events of default under the EFIH First Lien 2020 Notes that were caused by the filing of the Chapter 11 Cases and rescind acceleration under the EFIH First Lien 2020 Notes, subject to certain conditions and qualifications (the “Rescission Letter”).

The EFIH Debtors believe that any attempt to decelerate the EFIH First Lien 2020 Notes (including pursuant to the Rescission Letter) violates the automatic stay of section 362 of the Bankruptcy Code and is otherwise invalid and of no effect. The automatic stay issues were briefed as part of the parties’ motions for summary judgment and argued during the March 13, 2015 summary judgment hearing. The Bankruptcy Court ruled that the Holders of EFIH First Lien 2020 Notes’ attempt to decelerate the EFIH First Lien 2020 Notes violated the automatic stay. The Bankruptcy Court did not rule on summary judgment on the question of whether cause existed to lift the stay nunc pro tunc.

3.	EFIH Second Lien Makewhole Adversary Proceeding.

On June 16, 2014, the EFIH Second Lien Notes Trustee filed an adversary complaint (Case No. 14-50405) (the “Second Lien Makewhole Complaint”) against the EFIH Debtors seeking a declaration that the Debtors are obligated to pay the EFIH Second Lien Makewhole Claims, along with other contested amounts relating to indemnification obligations, professional fees, and interest. The EFIH Debtors reject the claims set forth in the Second Lien Makewhole Complaint. As of the date hereof, no litigation schedule has been set.

On December 1, 2014, the EFIH Debtors filed a motion for leave to filed an amended answer and counterclaims in respond to the Second Lien Makewhole Complaint [Adversary D.I. 12]. In the memorandum of law that accompanied this motion [Adversary D.I. 13], the EFIH Debtors requested that the Bankruptcy Court allow briefing for declaratory judgment that would resolve any and all questions of the EFIH Debtors’ liability with respect to the Second Lien Makewhole Claims. On December 18, 2014, the Bankruptcy Court entered a scheduling order outlining the timeline for parties-in-interests to file briefs in connection to the Second Lien Makewhole Complaint [Adversary D.I. 15].

On December 19, 2014, the EFIH Second Lien Notes Trustee filed a motion to dismiss the complaint without prejudice [Adversary D.I. 18], arguing that the matter was not yet ripe for declaratory judgment. Following approval of the EFIH Second Lien Partial Repayment Motion as discussed in Section IV.L of this Disclosure Statement, entitled “EFIH Second Lien Partial Repayment Motion,” which begins on page 73, the EFIH Second Lien Notes Trustee agreed that the ripeness issue was moot.

4.	EFIH First Lien Turnover and Injunction Adversary Proceeding.

In the First Lien Turnover Complaint, the EFIH First Lien Notes Trustee asserts that any payments to Holders of EFIH Second Lien Notes are subject to certain turnover provisions under the EFIH Collateral Trust Agreement. In particular, the EFIH First Lien Notes Trustee argues, among other things, that the proceeds of the EFIH First Lien DIP Facility constitute proceeds of collateral. As a result, the EFIH First Lien Notes Trustee asserts that any funds raised from the EFIH First Lien DIP Facility may not be paid to Holders of EFIH Second Lien Notes unless and until all claims under the EFIH First Lien Notes are paid in full. The EFIH First Lien Notes Trustee further asserts that this turnover provision applies even if the contested first lien amounts are not allowable against the EFIH Debtors.

The First Lien Turnover Complaint seeks injunctions against the defendants and monetary damages in the event the defendants pay funds to the Holders of EFIH Second Lien Notes without setting aside the amounts specified in the First Lien Turnover Complaint. The EFIH Debtors have not been named defendants in the First Lien Turnover Complaint.

The EFIH Debtors stated in the EFIH Second Lien Partial Repayment Motion and in their responses to the EFIH First Lien Notes Trustee’s objections to both the EFIH First Lien DIP Motion and the EFIH Second Lien DIP Motion that the EFIH Debtors’ position is that the proceeds of the EFIH First Lien DIP Facility do not constitute proceeds of collateral. Although the EFIH Debtors contest the assertions in the First Lien Turnover Complaint, the EFIH Debtors cannot predict the outcome of this litigation and cannot predict the effect of the allegations in the First Lien Turnover Complaint will have on recoveries under the Plan.

In connection with the EFIH Second Lien Partial Repayment Motion, the EFIH Debtors, the EFIH First Lien Notes Trustee, and the EFIH Second Lien Notes Trustee agreed to certain language in the Partial Repayment Order concerning the First Lien Turnover Complaint. The Bankruptcy Court entered the Partial Repayment Order in the adversary proceeding under the First Lien Turnover Complaint [Adv. D.I. 46] after entering the order in the Debtors’ lead chapter 11 case. The Partial Repayment Order provides, among other things, that the EFIH First Lien Notes Trustee maintains its right to assert that the EFIH Collateral Trust Agreement required the turnover of funds from the EFIH Second Lien Partial Repayment amount. If the EFIH First Lien Notes Trustee prevails on this argument, turnover will be from any subsequent distribution to the EFIH Second Lien Notes other than the Partial Repayment.

Under certain circumstances, Holders of EFIH Second Lien Notes are entitled to elect to provide such turnover in cash even if the applicable distribution to the Holders of EFIH Second Lien Notes is in a form of consideration other than cash. The EFIH Second Lien Partial Repayment Motion is discussed in Section L of this Disclosure Statement, entitled “EFIH Second Lien Partial Repayment Motion,” which begins on page 73.

5.	EFIH Unsecured Makewhole Adversary Proceeding.

On December 16, 2014, the EFIH Debtors filed a complaint for declaratory relief against the holders of certain EFIH unsecured 11.25%/12.25% Senior Toggle Notes Due 2018 (the “PIK Notes”) relating to disputes between the parties regarding the Holders of PIK Notes’ rights to any makewhole payments as well as certain interest rate disputes between the parties [Adversary D.I. 1]. On February 6, 2015, the Trustee for the PIK Notes filed a motion to dismiss the complaint without prejudice [Adversary D.I. 7], arguing that the matter was not yet ripe for declaratory judgment. [Adversary D.I. 8]. The parties have fully briefed the ripeness dispute, but no date has yet been established for the ripeness hearing.

L.	EFIH Second Lien Partial Repayment Motion.

On February 12, 2015, EFH Corp. and the EFIH Debtors filed the Motion of Energy Future Holdings Corp., Energy Future Intermediate Holding Company LLC, and EFIH Finance Inc. for Entry of (A) Order (I) Authorizing Partial Repayment of EFIH Second Lien Notes; (II) Approving EFIH DIP Consent; and (III) Authorizing Consent Fee and (B) Revised EFIH First Lien DIP Order [D.I. 3527] (the “EFIH Second Lien Partial Repayment Motion”). Under the EFIH Second Lien Partial Repayment Motion, EFH Corp. and the EFIH Debtors requested authority to, among other things, (a) use up to $750 million of cash on hand at EFIH to repay in part the EFIH Second Lien Notes, (b) enter into a written consent with the agent and required lenders under the EFIH First Lien DIP Facility and pay a consent fee to the consenting lenders in an amount up to $13.5 million (the “Partial Repayment Consent Fee”), and (c) amend the Bankruptcy Court order governing the EFIH First Lien DIP Facility to permit the EFIH Second Lien Partial Repayment.

On February 26, 2015, the EFIH Second Lien Notes Trustee filed a limited objection to the EFIH Second Lien Partial Repayment Motion and a related cross-motion [D.I. 3673]. The EFIH Second Lien Notes Trustee argued, among other things, that the EFIH Second Lien Partial Repayment could not go forward unless the Bankruptcy Court made certain findings with respect to the First Lien Turnover Complaint (defined below). The EFIH Second Lien Notes Trustee also asserted that the Bankruptcy Court could not approve the EFIH Second Lien Partial Repayment unless the repayment amount was allocated first to the EFIH Second Lien Notes Trustee’s fees under the applicable indenture, including certain professional fees. On February 26, 2015, the EFIH First Lien Notes Trustee filed a response to the EFIH Second Lien Partial Repayment Motion indicating that it had agreed with the Debtors to resolve alleged issues under the Collateral Trustee Agreement raised by the EFIH Second Lien Partial Repayment by including certain negotiated language in the proposed form of order approving the EFIH Second Lien Partial Repayment. On March 3, 2015, the EFIH First Lien Notes Trustee and the EFIH Second Lien Notes Trustee filed a joint statement indicating that they had agreed with the Debtors to certain negotiated language to be included in the proposed form of order that would resolve both parties’ objections associated with the EFIH Collateral Trust Agreement [D.I. 3748]. On March 9, 2015, EFH Corp. and the EFIH Debtors filed a revised form of order approving the EFIH Second Lien Partial Repayment that included negotiated language resolving all objections to entry of the order [D.I. 3842].

On March 10, 2015, the Bankruptcy Court entered an order approving the EFIH Second Lien Partial Repayment (the “Partial Repayment Order”) and an amended order approving the EFIH First Lien DIP Facility, revised to permit the EFIH Second Lien Partial Repayment. The Partial Repayment Order authorized EFIH to transfer $750 million of cash to the EFIH Second Lien Notes Trustee and pay the up to $13.5 million Partial Repayment Consent Fee. The EFIH Second Lien Partial Repayment closed on March 11, 2015, including payment of the Partial Repayment Consent Fee, which ultimately totaled approximately $13.1 million. After such repayment, as of the date hereof, the principal amount outstanding on the 11.00% and 11.75% notes are $322 million and $1,388 million, respectively.

The Partial Repayment Order dictated that the repayment cash would be applied as follows: (a) first, to amounts for the EFIH Second Lien Notes Trustee’s fees and expenses accrued under the indenture governing the EFIH Second Lien Notes, including professional fees and expenses; (b) second, to all claims for interest accrued under the EFIH Second Lien Notes through the closing date of the EFIH Second Lien Partial Repayment in full; and (c), third, the remainder to claims for principal under the EFIH Second Lien Notes. The Partial Repayment Order reserves the Debtors’ rights to seek to recharacterize or reallocate such amounts pursuant to section 506(b) of the Bankruptcy Code or to assert that such amounts are not payable and object to such claims. It also reserves the EFIH Second Lien Notes Trustee’s rights to oppose such recharacterization, reallocation, or objection or to assert claims for additional amounts due. The provisions of the Partial Repayment Order related to the EFIH Collateral Trust Agreement are discussed in Section IV.K of this Disclosure Statement, entitled “Makewhole Litigation” which begins on page 71.

M.	Other Ongoing Litigation Items.

1.	EFH Call Right Adversary Proceeding.

On October 6, 2014, several investment funds holding “Call Rights” related to EFH Unsecured Notes (the “Call Right Holders”) filed an adversary complaint (the “EFH Call Right Complaint”) against Fidelity (Case No. 14-50797). In the EFH Call Right Complaint, the Call Right Holders allege that, as parties to the Restructuring Support Agreement, they have a contractual right to purchase EFH Non-Guaranteed Notes from Fidelity at any time prior to the Effective Date of a plan of reorganization (the “Call Right”).

The Call Right Holders further assert that they have exercised the Call Rights and seek relief from the Bankruptcy Court including (a) an order issued by the Bankruptcy Court directing Fidelity to sell and transfer to the Call Right Holders all of its EFH Non-Guaranteed Notes, (b) a declaratory judgment that the Call Right Holders had properly exercised the Call Right and are entitled to the EFH Non-Guaranteed Notes, and that Fidelity has no valid continuing interest in those notes, and (c) injunctive relief enjoining Fidelity from taking any action that would interfere with the Call Right Holders’ control or ownership of the EFH Non-Guaranteed Notes.

On January 20, 2015, the Bankruptcy Court dismissed the EFH Call Right Complaint and concluded that the Call Right Holders do not have a contractual right to purchase EFH Non-Guaranteed Notes from Fidelity at any time prior to the Effective Date of a plan of reorganization [Adversary D.I. 57]. On February 3, 2015, the Call Right Holders filed a notice of appeal with the Bankruptcy Court [Adversary D.I. 61]

2.	TCEH First Lien Intercreditor Lawsuit.

On March 13, 2015, the TCEH First Lien Notes Trustee filed a complaint against the TCEH First Lien Credit Agreement Agent in the New York Supreme Court. The TCEH First Lien Notes Trustee commenced this action at the direction of the majority of the Holders of TCEH First Lien Notes. The TCEH First Lien Notes Trustee asserts that the TCEH Cash Collateral Order improperly allocates first lien adequate protection payments among Prepetition First Lien Creditors because the pro rata distribution is not in accordance with the TCEH First Lien Intercreditor Agreement. The Debtors reserved this issue in the TCEH Cash Collateral Order and continue to escrow disputed amounts, pending a resolution of the dispute.

3.	Enterprise Valuation.

In the context of responding to the Legacy Discovery and TCEH First Lien investigation requests, the Debtors and their professionals have searched, collected, reviewed, and produced documents related to the historical valuation and solvency. In addition, the Debtors believe that valuation will also be contested by various parties-in-interest as part of the Debtors’ motion to sell the economic interest in Oncor. The Debtors also believe that TCEH’s valuation will likely be challenged as part of the Confirmation Hearing.

N.	Exclusivity.

Under section 1121 of the Bankruptcy Code, a debtor has the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which the debtor filed for voluntary relief (the “Exclusive Filing Period”). If a debtor files a plan during the Exclusive Filing Period, then the debtor has the exclusive right for 180 days from the commencement date to solicit acceptances of the Plan (the “Exclusive Solicitation Period” and, together with the Exclusive Filing Period, the “Exclusive Periods”). During the Exclusive Periods, no other party in interest may file a competing plan of reorganization. Additionally, a court may extend these periods upon the request of a party in interest up to a maximum of 18 months from the commencement of a debtor’s chapter 11 cases.

The Debtors’ initial Exclusive Filing Period and Exclusive Solicitation Period were set to expire on August 27, 2014, and October 27, 2014, respectively. On July 23, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof Pursuant to Section 1121 of the Bankruptcy Code [D.I. 1683] (the “First Exclusivity Motion”). The Debtors requested a 180-day extension of the exclusive time periods for the Debtors to file a plan and solicit votes on the Plan to February 23, 2015 and April 25, 2015, respectively.

On August 11, 2014, the Debtors filed a certification of counsel stating that the Debtors have agreed to a bridge order with various constituents approving a one-month extension of the exclusivity periods to file the Plan and solicit votes on the Plan to September 18, 2014 and November 18, 2014, respectively [D.I. 1798]. The Bankruptcy Court entered the bridge order on August 11, 2014 [D.I. 1802]. The Bankruptcy Court overruled an objection filed by the indenture trustee for the EFIH first lien notes and entered an order approving the First Exclusivity Motion on September 16, 2014 [D.I. 2063].

On January 20, 2015, the Debtors filed the Second Motion of Energy Future Holdings Corp., et al., for Entry of an Order Extending the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof Pursuant to Section 1121 of the Bankruptcy Code [D.I. 3338] (the “Second Exclusivity Motion”). The Debtors requested an extension of the exclusive time periods for the Debtors to file the Plan and solicit votes on the Plan to October 29, 2015 and December 29, 2015, respectively. On February 5, 2015, after discussions with various constituents, the Debtors filed the Notice of Filing of Amended Proposed Order Extending the Debtors’ Exclusivity Periods [D.I. 3445] which reflected consensus with such constituents and which amended the proposed order to extend the exclusive time periods for the Debtors to file the Plan and solicit votes on the Plan to June 23, 2015 and August 23, 2015, respectively. On February 10, 2015, the Bankruptcy Court overruled an objection filed by the indenture trustee for the TCEH second lien notes and granted the relief requested, as amended [D.I. 3504].

O.	Other Bankruptcy Motions, Applications, and Filings.

To minimize disruption to the Debtors’ operations and in pursuit of consummation of the Restructuring, upon the commencement of the Chapter 11 Cases, the Debtors sought the relief in the motions summarized below.

1.	ERCOT Assumption Motion.

On the Petition Date, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing Certain of the Debtors to Assume Standard Form Market Participant Agreements with ERCOT [D.I. 40] (the “ERCOT Assumption Motion”). Pursuant to the ERCOT Assumption Motion, certain Debtors sought authority to assume prepetition Standard Form Market Participant Agreements with ERCOT and provide adequate assurance of future performance in relation thereto. Additionally, in an abundance of caution, the Debtors sought authority for ERCOT to draw on the $120 million letter of credit in its discretion. On June 4, 2014, the Bankruptcy Court granted the relief requested in the ERCOT Assumption Motion [D.I. 802].

2.	Non-Qualified Benefits Motion.

On June 27, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing Certain of the Debtors to Continue Honoring Obligations to Retirees and Non-Insider Employees on Account of Non-Qualified Benefit Programs [D.I. 1222]. The Debtors requested approval to honor certain obligations under two non-qualified benefit programs for certain eligible employees: (a) a supplemental non-contributory, non-qualified pension plan for those eligible participants whose tax-qualified pension benefits are limited due to IRC restrictions; and (b) a contributory, non-qualified defined contribution plan that permits eligible participants to defer a portion of their salary.

On July 1, 2014, the Debtors filed an amended motion requesting the same relief [D.I. 1441]. Before and after filing the amended motion, the Debtors engaged in significant discussions with the U.S. Trustee, the TCEH Committee, and the Ad Hoc Group of TCEH Unsecured Noteholders regarding the requested relief. Based on these discussions, the Debtors sought approval of a revised order reflecting consensus with such parties that, among other things, limits the amounts of the non-qualified benefits programs that may be paid in a given calendar year in aggregate and to an individual participant, excludes certain individuals from participating in the non-qualified benefit programs, and requires notification to certain parties prior to making significant payments under the non-qualified benefit programs. A certain group of legacy retirees (the “Legacy SERP Retiree Group”) filed a joinder to this motion [D.I. 1787]. On August 12, 2014, the Bankruptcy Court entered the revised form of order approving the amended motion [D.I. 1819].

3.	Comanche Peak Joint Venture Agreements Amendment Motion.

On June 27, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., Authorizing Entry Into Amendments to the Comanche Peak Joint Venture Agreements [D.I. 1227]. Certain of the Debtors have maintained a joint venture (the “Comanche Peak Joint Venture”) with Mitsubishi Heavy Industries Ltd. (“MHI”) and non-Debtor affiliate Nuclear Energy Future Holdings II LLC (“NEFH II”), pursuant to certain agreements (the “CP Joint Venture Agreements”) for the construction and operation of two new nuclear generation units at the Comanche Peak nuclear power facility. The development of the new units is no longer economically feasible and the parties to the CP Joint Venture Agreements decided to revise such agreement to reflect the suspension of development activities related to the new units. Accordingly, the Debtors filed this motion to request Bankruptcy Court authorization to enter into certain amendments to these agreements. The amendments to the joint venture agreements consist of, among other things, the suspension or termination of certain obligations under the joint venture agreements, the conveyance of certain assets to NEFH II, the termination of TCEH’s guaranty of certain NEFH II rights and obligations under the joint venture agreements, and a material release of any and all claims by and between the parties to these joint venture agreements. On July 17, 2014, the Bankruptcy Court granted the relief requested [D.I. 1619].

On October 30, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing Certain Debtors to Enter Into Agreements Regarding MHI’s Withdrawal from the Comanche Peak Joint Venture [D.I. 2664]. This motion requested authorization from the Bankruptcy Court to enter into an agreement regarding MHI’s withdrawal from the Comanche Peak Joint Venture. MHI’s withdrawal leaves the Comanche Peak Joint Venture wholly owned and controlled by a non-Debtor entity that is wholly controlled and owned by the TCEH Debtors. On November 20, 2014, the Bankruptcy Court authorized the Debtors to enter into the agreement [D.I. 2831].

4.	401(k) Plan Separation Motion.

On June 27, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for an Order Authorizing the Debtors to Execute the 401(k) Plan Separation [D.I. 1229]. All of the Debtors’ employees participate in a qualified, defined contribution 401(k) plan (the “401(k) Plan”) maintained by the Debtors. Approximately 4,000 current and former Oncor employees participate in the 401(k) Plan as well. In recent years, the Debtors and Oncor have worked to separate Oncor, and its employees, from the 401(k) Plan and have Oncor provide for and maintain a 401(k) plan exclusively for Oncor employees. Accordingly, this motion requested Bankruptcy Court authorization to transfer the accounts of Oncor employees who participate in the 401(k) Plan to a new 401(k) plan established and maintained by Oncor. On July 17, 2014, the Bankruptcy Court granted the relief requested [D.I. 1620].

5.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On July 23, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order, Pursuant to Section 365(d)(4) of the Bankruptcy Code, Extending Their Time to Assume or Reject Unexpired Leases of Nonresidential Real Property [D.I. 1680]. Through this motion, the Debtors requested a 90-day extension to assume or reject unexpired leases of nonresidential real property through and including November 25, 2014. On August 11, 2014, the Bankruptcy Court granted the relief requested [D.I. 1803]. On August 26, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et. al, for Entry of an Order Authorizing and Approving Expedited Procedures to Reject or Assume Executory Contracts and Unexpired Leases [D.I. 1930], seeking authority to implement expedited procedures allowing for the efficient assumption or rejection of executory contracts and unexpired leases. As the Debtors are party to approximately 12,000 contracts and leases, the Debtors sought expedited procedures allowing for the efficient assumption or rejection of executory contracts and unexpired leases. On September 15, 2014, the Bankruptcy Court entered an order approving the expedited procedures [D.I. 2015] (the “Expedited Procedures Order”). Subsequent to the entry of that order, the Debtors have analyzed over 6,000 executory contracts and assumed or rejected more than 1,800 nonresidential property leases and executory contracts.

6.	Bar Date Motion and the Claims Objection Process.

On June 30, 2014, the Debtors filed their schedules of assets and liabilities and statements of financial affairs that included, among other things, a detailed summary of the Debtors’ assets and liabilities, contracts, and leases to which the Debtors are party, and pending litigation to which the Company is party. On May 2, 2014, the Bankruptcy Court entered the Interim Order Authorizing the Debtors to (A) Maintain and Administer Customer Programs and Customer Agreements, (B) Honor Prepetition Obligations Related Thereto, (C) Pay Certain Expenses on Behalf of Certain Organizations, (D) Fix the Deadline to File Proofs of Claim for Certain Customer Claims, and (E) Establish Procedures for Notifying Customers of Commencement of the Debtors’ Chapter 11 Cases, Assumption of the Customer Agreements, and the Bar Date for Customer Claims [D.I. 307], establishing October 27, 2014, at 5:00 p.m. (prevailing Eastern Time) as the final date and time for certain customer claimants holding or asserting a claim against the Debtors arising on or before the Petition Date to file proofs of claim in the Chapter 11 Cases and approving the form and manner of notice thereof. On August 18, 2014, the Bankruptcy Court entered the Order (A) Setting Bar Dates For Filing Non-Customer Proofs Of Claim And Requests For Payment Under Section 503(b)(9) of the Bankruptcy Code, (B) Approving The Form Of And Manner For Filing Non-Customer Proofs Of Claim And Requests For Payment Under Section 503(b)(9) of the Bankruptcy Code, and (C) Approving Notice Thereof [D.I. 1866], establishing October 27, 2014, at 5:00 p.m. (prevailing Eastern Time) as the final date and time for all persons and entities holding or asserting a claim against the Debtors arising on or before the Petition Date to file proofs of claim in the Chapter 11 Cases, except for claims specifically exempt from complying with the general bar date as set forth in the order, including claims relating to alleged asbestos exposure (the “Asbestos Claims”), and approving the form and manner of notice thereof.

Since then, parties have filed over 10,000 proofs of claim, with a claimed value in excess of $350 billion (and certain claimants have, and may in the future, seek permission from the Court to file claims after the Bar Date). Epiq Bankruptcy Solutions LLC, the Debtors’ claims agent, maintains the official claims register.

The Debtors have filed fifteen omnibus objections to claims, which objected to 3,766 Proofs of Claim in an aggregate claimed amount of $178,875,539,634.80, which includes unliquidated or undetermined claimed amounts. These Proofs of Claim were filed by, among others, vendors, current and former customers, bondholders, and government agencies. As of April 13, 2015, 2,775 Proofs of Claim have been expunged in an aggregate claimed amount of $177,067,061,039.13. Additionally, 215 Proofs of Claim in the aggregate amount of $619,029,666.98 have been either withdrawn or disallowed pursuant to the terms of a stipulation between the Debtors and the claimant(s).

On September 9, 2014, the Debtors filed their brief in support of a bar date with respect to both manifested and unmanifested Asbestos Claims (such bar date, the “Asbestos Bar Date”) [D.I. 1984], and the personal injury law firms representing certain holders of Asbestos Claims (the “PI Law Firms”) filed their brief in opposition to the Asbestos Bar Date [D.I. 1983]. As set forth in the brief, the Debtors and agreed to address the form of notice for Asbestos Claims at a later hearing. The Bankruptcy Court heard oral argument with respect to this issue on October 28, 2014. On January 7, 2015, the Bankruptcy Court issued an opinion approving the establishment of an Asbestos Bar Date, including with respect to unmanifested Asbestos Claims. On March 24, 2015, the Debtors filed their brief in support of the form and manner of notice for filing proofs of claim for Asbestos Claims. The Debtors anticipate that the Bankruptcy Court will hear oral argument with respect to the form and manner of notice on April 14, 2015.

7.	Employee Incentive and Retention Plans.

EFH, through its direct or indirect Debtor subsidiaries, employs approximately 5,500 employees. As is typical for any organization of similar size, scope, and complexity, the Debtors developed programs to encourage and reward exceptional employee performance.

The Debtors have historically provided compensation programs to non-insider employees that encourage and reward exceptional performance or provide for classic retention-based incentives (collectively, the “Non-Insider Compensation Programs”). On May 15, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the Debtors to (A) Pay Certain Prepetition Amounts on Account of Non-Insider Compensation Programs and (B) Continue the Non-Insider Compensation Programs in the Ordinary Course of Business on a Postpetition Basis [D.I. 468] (the “Non-Insider Compensation Motion”), seeking authority to pay non-insider employees for bonuses earned and accrued prepetition and to continue the Non-Insider Compensation Programs for the 2014 performance period in the ordinary course of business.

On June 3, 2014, the Bankruptcy Court entered an order approving limited relief for certain Non-Insider Compensation Programs [D.I. 761]. Following negotiations with certain parties in interest, including the U.S. Trustee and advisors to the TCEH Committee, the Debtors sought and received from the Bankruptcy Court an order approving the remaining Non-Insider Compensation Programs requested within the Non-Insider Compensation Motion on July 1, 2014 [D.I. 1420].

On August 8, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Authorizing the Debtors to (A) Pay Certain Prepetition Amounts on Account of the Insider Compensation Programs and (B) Continue the Insider Compensation Programs in the Ordinary Course of Business on a Postpetition Basis [D.I. 1792] (the “Insider Compensation Motion”), seeking authority to pay compensation awards to 26 management-level employees for amounts earned and accrued prepetition in connection with certain insider incentive compensation programs and to continue such compensation programs for the 2014 performance period in the ordinary course of business. Following the filing of the Insider Compensation Motion, the Debtors engaged certain of their stakeholders, including the TCEH Committee and the U.S. Trustee, to provide such parties in interest with information, on a confidential basis, concerning the Debtors’ operating performance for the 2014 performance period. After a hearing before the Bankruptcy Court, at which the Debtors presented testimony regarding the performance metrics underlying the programs, the Bankruptcy Court approved the relief requested by the Insider Compensation Motion. On October 27, 2014, the Bankruptcy Court entered an order approving the Insider Compensation Motion [D.I. 2595]. Further, on October 28, 2014, the Bankruptcy Court entered an order approving compensation to an insider under a certain additional incentive plan (the “Luminant Commercial Incentive Plan”) [D.I. 2597].

On November 22, 2014, the Debtors filed the Motion of Energy Future Holdings Corp., et al., for Entry of an Order Approving the 2015 Compensation Programs [D.I. 2852] (the “2015 Compensation Motion”). The 2015 Compensation Motion requested approval to provide substantially similar compensation programs to those approved by the Bankruptcy Court for 2014. On December 16, 2014, the Debtors filed supplemental declarations which provided additional detail regarding the Debtors’ 2015 compensation programs. On December 17, 2014, the Bankruptcy Court granted the relief requested in the 2015 Compensation Motion [D.I. 3052].

V. Summary of the Plan

SECTION V OF THIS DISCLOSURE STATEMENT IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE KEY TERMS, STRUCTURE, CLASSIFICATION, TREATMENT, AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE ENTIRE PLAN, EXHIBITS TO THE PLAN, AND THE PLAN SUPPLEMENT. ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL RELATED TERMS AND PROVISIONS, AND SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. INSTEAD, REFERENCE IS MADE TO THE PLAN AND ALL SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS. THE PLAN ITSELF (INCLUDING ATTACHMENTS AND THE PLAN SUPPLEMENT) WILL CONTROL THE TREATMENT OF HOLDERS OF CLAIMS AND INTERESTS UNDER THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THIS SECTION V AND THE PLAN (INCLUDING ANY ATTACHMENTS TO THE PLAN) AND THE PLAN SUPPLEMENT, THE LATTER SHALL GOVERN.

A.	Sources of Consideration for Plan Distributions.

On the Effective Date, the Reorganized Debtors shall fund distributions under the Plan, as applicable, with: (1) Cash on hand at the TCEH Debtors; (2) the Cash proceeds of the New Reorganized TCEH Debt; (3) the Reorganized TCEH Common Stock; (4) the Cash proceeds of the New Reorganized TCEH Sub Preferred Stock, if any; (5) the New Reorganized TCEH Warrants; (6) the New Reorganized EFIH Debt or the Cash proceeds thereof; and (7) the Transaction Consideration, which shall include (a) the Cash Consideration and (b) the Stock Consideration. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

1.	Cash on Hand at the TCEH Debtors.

The Reorganized TCEH Debtors shall use Cash on hand at the TCEH Debtors to fund distributions to certain Holders of Claims Against the TCEH Debtors.

2.	New Reorganized TCEH Debt.

Before the Reorganized TCEH Conversion, Reorganized TCEH shall issue the New Reorganized TCEH Debt. Confirmation shall constitute approval of the New Reorganized TCEH Debt (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized TCEH in connection therewith), and authorization for Reorganized TCEH to enter into and execute the New Reorganized TCEH Debt Documents, subject to such modifications as Reorganized TCEH may deem to be reasonably necessary to consummate the New Reorganized TCEH Debt Documents.

Reorganized TCEH will use the Cash proceeds of the New Reorganized TCEH Debt to fund distributions to certain Holders of Claims Against the TCEH Debtors in accordance with the Plan.

3.	New Reorganized TCEH Sub Preferred Stock.

Under the Preferred Stock Sale, the Preferred Stock Entity will be authorized to issue a certain number of shares of New Reorganized TCEH Sub Preferred Stock. The Preferred Stock Entity shall issue all securities, notes, instruments, certificates, and other documents required to be issued for the New Reorganized TCEH Sub Preferred Stock in respect of Reorganized TCEH or its subsidiaries. All of the shares of New Reorganized TCEH Sub Preferred Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Reorganized TCEH will use the Cash proceeds from the sale of the New Reorganized TCEH Sub Preferred Stock to fund distributions to certain Holders of Claims Against the TCEH Debtors.

4.	Reorganized TCEH Common Stock.

Reorganized TCEH shall be authorized to issue a certain number of shares of Reorganized TCEH Common Stock, including any shares of Reorganized TCEH Common Stock pursuant to equity awards under the Reorganized TCEH Management Incentive Plan, pursuant to its New Organizational Documents. Reorganized TCEH shall issue all securities, notes, instruments, certificates, and other documents required to be issued for the Reorganized TCEH Common Stock in respect of Reorganized TCEH or its subsidiaries. All of the shares of Reorganized TCEH Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Certain Holders of Reorganized TCEH Common Stock will be parties to the Reorganized TCEH Registration Rights Agreement.

5.	New Reorganized TCEH Warrants.

If Class C4 and/or C5 votes to accept the Plan and does not object to the Plan, Reorganized TCEH will issue the New Reorganized TCEH Warrants on the Effective Date. Reorganized TCEH shall issue all securities, notes, instruments, certificates, and other documents required to be issued for the New Reorganized TCEH Warrants in respect of Reorganized TCEH or its subsidiaries. All of the New Reorganized TCEH Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

6.	New Reorganized EFIH Debt.

Reorganized EFIH shall issue the New Reorganized EFIH Debt. Confirmation shall constitute approval of the New Reorganized EFIH Debt (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized EFIH in connection therewith), and authorization for Reorganized EFIH to enter into and execute the New Reorganized EFIH Debt Documents, subject to such modifications as Reorganized EFIH may deem to be reasonably necessary to consummate the New Reorganized EFIH Debt Documents.

Reorganized EFH and Reorganized EFIH will use any Cash proceeds of the New Reorganized EFIH Debt to fund distributions to certain Holders of Claims and Interests of the EFH Debtors and EFIH Debtors in accordance with the Plan.

7.	Transaction Consideration.

On the Effective Date, the EFH Reorganized Debtors and Reorganized EFIH Debtors shall pay or issue and distribute the Transaction Consideration. The Total Transaction Consideration shall be applied with respect to distributions under the Plan in the following order: (x) the Cash Consideration shall be applied to the Priority Transaction Consideration Pool; (y) the remaining Cash Consideration, if any, shall be applied first to the EFIH Transaction Consideration Pool until Claims entitled to share in the EFIH Transaction Consideration Pool have been satisfied in full and second to the EFH Transaction Consideration Pool; and (z) once the Cash Consideration has been fully distributed, the Stock Consideration shall be applied first to the EFIH Transaction Consideration Pool until Claims entitled to share in the EFIH Transaction Consideration Pool have been satisfied in full, second to the EFH Transaction Consideration Pool, and third to the Equity Transaction Consideration Pool; provided, however, in the Backstop Scenario and Standalone Scenario, each Holder of a Claim or Interest in such Class receiving Transaction Consideration under the Plan may elect to receive Stock Consideration in lieu of Cash Consideration on account of such Claim or Interest of such Holder to the extent consistent with the Intended Tax-Free Treatment under the Plan.

(a)	Cash Consideration.

The Debtors will use the Cash Consideration to fund distributions as set forth in the Plan.

(b)	Stock Consideration.

On the Effective Date, Reorganized EFH shall be authorized to issue [                ] shares of Reorganized EFH Common Stock, which shall be converted into [                ] shares of Parent Common Stock pursuant to and subject to the terms and conditions of the Merger Agreement (as described in Article IV.B.3 of the Plan). In the Backstop Scenario,

Reorganized EFH shall be authorized to issue [                ] shares of Reorganized EFH Common Stock in aggregate value equal to the Backstop Plan Value less the Cash Consideration plus the Backstop Fee. In the Standalone Scenario, Reorganized EFH shall be authorized to issue [                ] shares of Reorganized EFH Common Stock in aggregate value equal to the Standalone Plan Value less the Cash Consideration.

Reorganized EFH shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant for the Stock Consideration in respect of Reorganized EFH or its subsidiaries. All of the shares of Reorganized EFH Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

B.	Restructuring Transactions.

1.	Restructuring Transactions.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will effectuate the Restructuring Transactions, including the Tax-Free Spin-Off and the Merger or Equity Investment, as applicable, and will take any actions as may be necessary or advisable to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided therein. The actions to implement the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable state law; and (d) all other actions that the applicable Entities determine to be necessary or advisable, including making filings or recordings that may be required by law in connection with the Plan.

2.	Tax-Free Spin-Off and Preferred Stock Sale.

Unless otherwise determined by the Debtors in advance of the Confirmation Date, including the Debtors acting at the direction of the Disinterested Directors and Managers with respect to Conflict Matters, the TCEH Debtors will undertake the Tax-Free Spin-Off, as follows: (a) before the Effective Date, TCEH will form a new subsidiary, Reorganized TCEH, as a Delaware limited liability company; (b) on the Effective Date, the Claims against TCEH will be cancelled in exchange for each Holder’s right to receive its recovery in accordance with the terms of the Plan; (c) immediately following such cancellation, TCEH and the EFH Debtors will make the Contribution to Reorganized TCEH, in exchange for which TCEH shall receive 100% of the Reorganized TCEH membership interests and all of the net Cash proceeds of the New Reorganized TCEH Debt; (d) immediately following the Contribution, Reorganized TCEH shall undertake the Reorganized TCEH Conversion; and (e) immediately following the Reorganized TCEH Conversion, TCEH will make the Distribution.

No funded debt of TCEH, including the TCEH First Lien Claims, TCEH Second Lien Note Claims, or TCEH Unsecured Note Claims, will be assumed by Reorganized TCEH pursuant to the Contribution, because all such Claims will have been cancelled pursuant to Article III.B and Article VIII of the Plan immediately before the Contribution.

The Debtors will effectuate the Preferred Stock Sale to achieve the TCEH Basis Step-Up. As part of the Preferred Stock Sale, before the Reorganized TCEH Conversion, TCEH will form the Preferred Stock Entity. After the Contribution but before the Reorganized TCEH Conversion, Reorganized TCEH will contribute the equity in the Contributed TCEH Debtors (or, potentially, certain assets or joint interests in certain assets) to the Preferred Stock Entity in exchange for the Preferred Stock Entity’s (a) common stock and (b) the New Reorganized TCEH Sub Preferred Stock. Immediately thereafter, and pursuant to a prearranged and binding agreement, Reorganized TCEH will issue the New Reorganized TCEH Sub Preferred Stock to a third party investor in exchange for Cash.

3.	Merger.

In the Merger Scenario only, on the Effective Date, EFH Corp., the Parent, and the Merger Sub will take all actions as may be necessary and appropriate to effect the Merger under the terms and conditions set forth in the Merger Agreement. Upon the satisfaction or waiver of each of the conditions set forth in Article VII of the Merger Agreement, on the Effective Date, EFH Corp. and the Parent will cause the Certificates of Merger to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the Delaware Limited Liability Company Act and with the Secretary of State of the State of Texas as provided under Section 10.153 of the Texas Business Organizations Code, and shall take all such further actions, including making appropriate filings or recordings, as may be required by applicable law to make the Merger effective.

As set forth more fully in the Merger Agreement, on the Effective Date, Reorganized EFH will issue [                ] shares of Reorganized EFH Common Stock to Holders of Claims and Interests. Reorganized EFH will then merge with and into the Merger Sub (which will be a disregarded entity for U.S. federal income tax purposes) in a transaction intended to qualify as a reorganization under section 368(a) of the IRC, with the Merger Sub surviving as a wholly-owned subsidiary of the Parent. As a result of the Merger, the Merger Sub will acquire all of the assets of Reorganized EFH and the Legacy General Unsecured Claims against the EFH Debtors.

As consideration, each share of Reorganized EFH Common Stock issued and outstanding immediately before the Effective Date, other than the Excluded Shares, shall be converted into [                ] shares of Parent Common Stock with a Fair Market Value equal to the Per Share Stock Consideration on the terms set forth in the Merger Agreement. Upon conversion, all shares of Reorganized EFH Common Stock (including the Excluded Shares) shall no longer be outstanding and shall automatically cancel and cease to exist, including any and all rights with respect thereto. Simultaneously with the Merger, the Parent and the Merger Sub will fund all necessary cash amounts under the Merger Agreement.

4.	Equity Investment.

In the Backstop Scenario only, on the Effective Date immediately following the Tax-Free Spin-Off, the Backstop Parties will fund the Equity Investment, in an amount not to exceed the Backstop Commitment, to the extent Holders of Claims or Interests entitled to receive Transaction Consideration elect to receive Cash Consideration. On the Effective Date, the Debtors will pay the Backstop Fee to the Backstop Parties.

5.	Tax Matters Agreement.

On the Effective Date, Reorganized EFH, Reorganized TCEH, and in the Merger Scenario, the Parent and the Merger Sub, will enter into the Tax Matters Agreement.

6.	Transition Services Agreement.

On the Effective Date, Reorganized TCEH, Reorganized EFH, and Reorganized EFIH will enter into the Transition Services Agreement.

C.	Administrative Claims, Priority Tax Claims, DIP Claims, and Statutory Fees.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests.

As described below, the projected recovery under the Plan for holders of General Administrative Claims and Priority Tax Claims is 100%.

Additionally, the Debtors estimate that the DIP Claims on the Effective Date will include approximately $[        ] billion on account of the TCEH DIP Facility and approximately $[        ] billion on account of the EFIH First Lien DIP Facility. As described below, the projected recovery under the Plan for Holders of DIP Claims is 100%.

1.	Administrative Claims.

The Plan provides that Administrative Claims are Claims for costs and expenses of administration of the Debtors’ estates pursuant to sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, other than DIP Claims, including:

•	the actual and necessary costs and expenses incurred after the Petition Date through the Effective Date of preserving the Estates and operating the businesses of the Debtors;

•	Allowed Professional Fee Claims, meaning Claims for the compensation of and reimbursement of expenses incurred by Entities (a) retained pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code;

•	all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930; and

•	those Administrative Claims authorized pursuant to the Cash Management Order.

Except as specified in Article II of the Plan, unless the Holder of an Allowed General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, agree to less favorable treatment, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) on the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, 60 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed General Administrative Claim is based on a liability incurred by the Debtors in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or agreement giving rise to such Allowed General Administrative Claim, without any further action by the Holders of such Allowed General Administrative Claim, and without any further notice to or action, order, or approval of the Bankruptcy Court.

Except for Claims of Professionals, requests for payment of General Administrative Claims must be Filed and served on the Debtors or the Reorganized Debtors, as applicable, no later than the Administrative Claims Bar Date applicable to the Debtor against whom the General Administrative Claim is asserted pursuant to the procedures specified in the Confirmation Order and the notice of the Effective Date. Holders of General Administrative Claims that are required to File and serve a request for payment of such General Administrative Claims by the Administrative Claims Bar Date that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such General Administrative Claims against the Debtors, the Reorganized Debtors, or their respective property and such General Administrative Claims shall be deemed forever discharged and released as of the Effective Date. Any requests for payment of General Administrative Claims that are not properly Filed and served by the Administrative Claims Bar Date shall not appear on the Claims Register and shall be disallowed automatically without the need for further action by the Debtors or the Reorganized Debtors or further order of the Bankruptcy Court.

2.	Professional Compensation.

(a)	Final Fee Applications.

All final requests for payment of Professional Fee Claims, including the Professional Fee Reserve Amount and Professional Fee Claims incurred during the period from Petition Date through the Effective Date, must be Filed and served on the Reorganized Debtors no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Bankruptcy Court, promptly paid from the Professional Fee Escrow Account up to its full amount and thereafter directly by the Reorganized Debtors.

(b)	Professional Fee Escrow Account.

All final requests for payment of Professional Fee Claims, including the Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date, must be Filed and served on the Reorganized Debtors no later than 45 days after the Confirmation Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, including the Interim Compensation Order, and once approved by the Bankruptcy Court, promptly paid from the Professional Fee Escrow Account up to its full Allowed amount. If the Professional Fee Escrow Account is insufficient to fund the full Allowed amounts of Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be paid directly by the Reorganized Debtors.

(c)	Professional Fee Reserve Amount.

Professionals shall estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date and shall deliver such estimate to the Debtors no later than five days before the Effective Date, provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. The total amount estimated pursuant to this section shall comprise the Professional Fee Reserve Amount. The Professional Fee Reserve Amount, as well as the return of any excess funds in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid in full, shall be allocated as among the Debtors in a manner consistent with Article II.A.2(d) of the Plan.

(d)	Allocation of Professional Fee Claims.

Allowed Direct Professional Fee Claims shall be allocated to, and paid by, the applicable Debtor for whose direct benefit such Professional Fees Claims were incurred. Allowed Collective Professional Fee Claims shall be allocated to, and paid by, each Debtor in the same proportion that the amount of Allowed Direct Professional Fee Claims incurred by such Professional for such Debtor bears to the total amount of Allowed Direct Professional Fee Claims incurred by such Professional for all of the Debtors.

(e)	Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors or Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or Reorganized Debtors on or after the Confirmation Date. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	DIP Claims.

(a)	TCEH DIP Claims.

The TCEH DIP Claims shall be Allowed in the full amount due and owing under the TCEH DIP Credit Agreement, including, without limitation, all principal, accrued and accruing postpetition interest, costs, fees, and expenses. On the Effective Date, except to the extent that a Holder of an Allowed TCEH DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, each Allowed TCEH DIP Claim, each such Holder shall receive payment in full in Cash on the Effective Date; provided that:

(i)

in respect of any TCEH DIP L/C that is outstanding on the Effective Date, at the option of Reorganized TCEH, (i) such TCEH DIP L/C shall have been cancelled (as evidenced by return of the original TCEH DIP L/C to the applicable TCEH DIP L/C Issuer for cancellation or, if no original was issued, written confirmation from the beneficiary of the TCEH DIP L/C to the TCEH DIP L/C Issuer, via swift or in the form of a release letter, that such outstanding

TCEH DIP L/C is no longer in effect), (ii) such TCEH DIP L/C shall have been collateralized in Cash in an amount equal to 101% of the undrawn face amount of such TCEH DIP L/C, pursuant to documentation in form and substance satisfactory to the applicable TCEH DIP L/C Issuer, (iii) a back-to-back letter of credit in an amount equal to 101% of the undrawn face amount of such TCEH DIP L/C shall have been provided to the applicable TCEH DIP L/C Issuer on terms and from a financial institution acceptable to such TCEH DIP L/C Issuer, or (iv) such other treatment shall have been provided with respect to such TCEH DIP L/C as Reorganized TCEH and the applicable TCEH DIP L/C Issuer shall agree;

(ii)	in respect of any TCEH DIP Secured Hedge Obligation that is outstanding on the Effective Date, at the option of Reorganized TCEH, (i) such TCEH DIP Secured Hedge Obligation shall be secured by a first priority Lien on the TCEH DIP Collateral on terms and conditions as Reorganized TCEH and the applicable TCEH DIP Secured Hedge Bank shall agree, (ii) such TCEH DIP Secured Hedge Obligation shall be repaid in full in Cash on the Effective Date, or (iii) such other treatment shall have been provided with respect to such TCEH DIP Secured Hedge Obligation as Reorganized TCEH and the applicable TCEH DIP Secured Hedge Bank shall agree;

(iii)	in respect of any TCEH DIP Secured Cash Management Obligation that is outstanding on the Effective Date, at the option of Reorganized TCEH, (i) such TCEH DIP Secured Cash Management Obligation shall be secured by a first priority Lien on the TCEH DIP Collateral on terms and conditions as Reorganized TCEH and the applicable TCEH DIP Secured Cash Management Bank shall agree, (ii) such TCEH DIP Secured Cash Management Obligation shall be repaid in full in Cash on the Effective Date, or (iii) such other treatment shall have been provided with respect to such TCEH DIP Secured Cash Management Obligation as Reorganized TCEH and the applicable TCEH DIP Secured Cash Management Bank shall agree; and

(iv)	the TCEH DIP Contingent Obligations (including any and all expense reimbursement obligations of the TCEH Debtors that are contingent as of the Effective Date) shall survive the Effective Date on an unsecured basis, shall be paid by the applicable Reorganized Debtors as and when due under the TCEH DIP Credit Agreement, and shall not be discharged or released pursuant to the Plan or the Confirmation Order.

Contemporaneously with all amounts owing in respect of principal included in the TCEH DIP Claims (other than the TCEH DIP Secured Hedge Obligations, the TCEH DIP Secured Cash Management Obligations, and the TCEH DIP Contingent Obligations), interest accrued thereon to the date of payment, and fees, expenses, and non-contingent indemnification obligations then due and payable as required by the TCEH DIP Facility and arising before the Effective Date being paid in full in Cash (or, in the case of any outstanding TCEH DIP L/C, receiving treatment in accordance with Article II.B.1.(a) of the Plan): (a) the commitments under the TCEH DIP Facility shall automatically terminate; (b) except with respect to the TCEH DIP Contingent Obligations, the TCEH DIP Facility shall be deemed cancelled; (c) all mortgages, deeds of trust, Liens, pledges, and other security interests against any property of the Estates arising out of or related to the TCEH DIP Facility shall automatically terminate and be released, and all TCEH DIP Collateral subject to such mortgages, deeds of trust, Liens, pledges, and other security interests shall be automatically released, in each case without further action by the TCEH DIP Lenders; and (d) all guarantees of the Debtors and Reorganized Debtors arising out of or related to the TCEH DIP Claims shall be automatically discharged and released, in each case without further action by the TCEH DIP Lenders or any other Entity.

(b)	EFIH First Lien DIP Claims.

The EFIH First Lien DIP Claims shall be Allowed in the full amount due and owing under the EFIH First Lien DIP Credit Agreement, including, without limitation, all principal, accrued and accruing postpetition interest, costs, fees, and expenses. On the Effective Date, except to the extent that a Holder of an Allowed EFIH First Lien DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, each Allowed EFIH First Lien DIP Claim, each such Holder shall receive payment in full in Cash from the Priority Transaction Consideration Pool on the Effective Date; provided that:

(i)	in respect of any EFIH DIP Secured Hedge Obligation that is outstanding on the Effective Date, at the option Reorganized EFIH, (i) such EFIH DIP Secured Hedge Obligation shall be secured by a first priority Lien on the EFIH DIP Collateral on terms and conditions as Reorganized EFIH and the applicable EFIH DIP Secured Hedge Bank shall agree, (ii) such EFIH DIP Secured Hedge Obligation shall be repaid in full in Cash on the Effective Date, or (iii) such other treatment shall have been provided with respect to such EFIH DIP Secured Hedge Obligation as Reorganized EFIH and the applicable EFIH DIP Secured Hedge Bank shall agree;

(ii)	in respect of any EFIH DIP Secured Cash Management Obligation that is outstanding on the Effective Date, at the option of Reorganized EFIH, (i) such EFIH DIP Secured Cash Management Obligation shall be secured by a first priority Lien on the EFIH DIP Collateral on terms and conditions as the Debtors and the applicable EFIH DIP Secured Cash Management Bank shall agree, (ii) such EFIH DIP Secured Cash Management Obligation shall be repaid in full in Cash on the Effective Date, or (iii) such other treatment shall have been provided with respect to such EFIH DIP Secured Cash Management Obligation as Reorganized EFIH and the applicable EFIH DIP Secured Cash Management Bank shall agree; and

(iii)	the EFIH First Lien DIP Contingent Obligations (including any and all expense reimbursement obligations of the EFIH Debtors that are contingent as of the Effective Date) shall survive the Effective Date on an unsecured basis, shall be paid by the applicable Reorganized Debtors as and when due under the EFIH First Lien DIP Credit Agreement, and shall not be discharged or released pursuant to the Plan or the Confirmation Order.

4.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.	Classification of Claims and Interests.

Claims and Interests, except for Administrative Claims, DIP Claims, and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied before the Effective Date. The Debtors reserve the right to assert that the treatment provided to Holders of Claims and Interests pursuant to Article III.B of the Plan renders such Holders Unimpaired.

1.	Class Identification for the EFH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each EFH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular EFH Debtors, such Class applies solely to such EFH Debtor.

The following chart represents the classification of Claims and Interests for each EFH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class A1	Other Secured Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class A2	Other Priority Claims Against the EFH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class A3	Legacy General Unsecured Claims Against EFH Corp.	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class A4	EFH Legacy Note Claims	Impaired	Entitled to Vote
Class A5	EFH Unexchanged Note Claims	Impaired	Entitled to Vote
Class A6	EFH LBO Note Primary Claims	Impaired	Entitled to Vote
Class A7	EFH Swap Claims	Impaired	Entitled to Vote
Class A8	EFH Non-Qualified Benefit Claims	Impaired	Entitled to Vote
Class A9	General Unsecured Claims Against EFH Corp.	Impaired	Entitled to Vote
Class A10	General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.	Impaired	Entitled to Vote
Class A11	EFH Settlement Claim	Impaired	Entitled to Vote
Class A12	TCEH Settlement Claim	Impaired	Entitled to Vote
Class A13	EFH Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class A14	Non-EFH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class A15	Interests in EFH Debtors Other Than EFH Corp.	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class A16	Interests in EFH Corp.	Impaired	Entitled to Vote

2.	Class Identification for the EFIH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each EFIH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular EFIH Debtors, such Class applies solely such EFIH Debtor.

The following chart represents the classification of Claims and Interests for each EFIH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class B1	Other Secured Claims Against the EFIH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class B2	Other Priority Claims Against the EFIH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class B3	EFIH First Lien Note Claims	Impaired	Entitled to Vote
Class B4	EFIH Second Lien Note Claims	Impaired	Entitled to Vote
Class B5	General Unsecured Claims Against the EFIH Debtors	Impaired	Entitled to Vote
Class B6	EFIH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class B7	Non-EFIH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class B8	Interests in EFIH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3.	Class Identification for the TCEH Debtors.

The Plan constitutes a separate chapter 11 plan of reorganization for each TCEH Debtor, each of which shall include the classifications set forth below. Subject to Article III.D of the Plan, to the extent that a Class contains Claims or Interests only with respect to one or more particular TCEH Debtors, such Class applies solely to such TCEH Debtor.

The following chart represents the classification of Claims and Interests for each TCEH Debtor pursuant to the Plan.

Class	Claims and Interests	Status	Voting Rights
Class C1	Other Secured Claims Against the TCEH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class C2	Other Priority Claims Against the TCEH Debtors	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class C3	TCEH First Lien Secured Claims	Impaired	Entitled to Vote
Class C4	TCEH Unsecured Note Claims	Impaired	Entitled to Vote
Class C5	General Unsecured Claims Against the TCEH Debtors Other Than EFCH	Impaired	Entitled to Vote
Class C6	General Unsecured Claims Against EFCH	Impaired	Not Entitled to Vote (Deemed to Reject)
Class C7	TCEH Debtor Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class C8	Non-TCEH Debtor Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class C9	Interests in TCEH Debtors Other Than TCEH and EFCH	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class C10	Interests in TCEH and EFCH	Impaired	Not Entitled to Vote (Deemed to Reject)

E.	Treatment of Classified Claims and Interests.

Distributions under the Plan will be made only to Holders of Allowed Claims or Allowed Interests. As more fully described in Articles VI and VII of the Plan, Holders of Disputed Claims or Disputed Interests will receive no distributions unless and until their Claims or Interests become Allowed.

Pursuant to the terms of the Plan, except for Claims or Interests that are (1) expressly exempted from the discharge provisions of the Bankruptcy Code or (2) specifically identified as being Reinstated, all Claims or Interests that arose prior to Confirmation will be discharged.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below. Each Debtor, in its capacity as a Plan proponent, is deemed to have accepted the Plan.

1.	Class A1 - Other Secured Claims Against the EFH Debtors.

Class A1 consists of Other Secured Claims Against the EFH Debtors.

Except to the extent that a Holder of an Allowed Claim in Class A1 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A1, each such Holder shall receive, at the option of the applicable EFH Debtor(s), either: (a) payment in full in Cash from the Priority Transaction Consideration Pool; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

Holders of Allowed Class A1 Claims will receive 100% recovery on account of such Claims under the Plan. Holders of Class A1 Claims are deemed to accept the Plan pursuant to section 1126(d) of the Bankruptcy Code and are not entitled to vote.

2.	Class A2 - Other Priority Claims Against the EFH Debtors.

Class A2 consists of Other Priority Claims Against the EFH Debtors, which consist of any Claim against the EFH Debtors, other than an Administrative Claim, a DIP Claim, or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Except to the extent that a Holder of an Allowed Claim in Class A2 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A2, each such Holder shall receive, at the option of the applicable EFH Debtor(s), either: (a) payment in full in Cash from the Priority Transaction Consideration Pool; or (b) other treatment rendering such Claim Unimpaired.

Holders of Allowed Claims in Class A2 will receive 100% recovery on account of such Claims under the Plan and are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.	Class A3 - Legacy General Unsecured Claims Against EFH Corp.

Class A3 consists of Legacy General Unsecured Claims Against EFH Corp., which consist of any Claim against the EFH Debtors derived from or based upon liabilities based on asbestos or qualified post-employment benefits relating to discontinued operations of the EFH Debtors.

Except to the extent that a Holder of an Allowed Claim in Class A3 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A3, each such Holder shall receive, at the option of the applicable EFH Debtor(s), either: (a) payment in full in Cash from the Priority Transaction Consideration Pool; (b) Reinstatement of such Claim; or (c) other treatment rendering such Claim Unimpaired.

Holders of Allowed Claims in Class A3 will receive 100% recovery on account of such Claims under the Plan and are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.	Class A4 - EFH Legacy Note Claims

Class A4 consists of EFH Legacy Note Claims, which consist of any Claim against EFH Corp. derived from or based upon the EFH Legacy Notes, including any Claim derived from or based upon EFH Legacy Notes held by EFIH.

If Class A4 votes to accept the Plan, the EFH Legacy Note Claims shall be Allowed in an amount equal to: (a) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH Legacy Notes; and (b) (i) 25% of accrued but unpaid postpetition interest (including any interest on interest) on such principal on the terms set forth in the applicable indenture through the Effective Date plus (ii) 15% of any Makewhole Claims. If Class A4 votes to reject the Plan, the EFH Legacy Note Claims shall be Allowed in an amount equal to: (a) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH Legacy Notes; and (b) the lesser of either (i) the amount of EFH Transaction Consideration Pool and the Equity Transaction Consideration Pool available to satisfy such Claims less such principal, accrued but unpaid prepetition interest, the EFH Unexchanged Note Claims, the EFH Swap Claims, the EFH Non-Qualified Benefit Claims, and the General Unsecured Claims Against EFH Corp. or (ii) accrued but unpaid postpetition interest (not including any interest on interest) at the Federal Judgment Rate through the Effective Date, but not including, for the avoidance of doubt, any Makewhole Claims, unless otherwise ordered by Final Order.

Except to the extent that a Holder of an Allowed Claim in Class A4 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A4, each such Holder shall receive its Pro Rata share with all Other EFH Transaction Pool Claims, up to the amount of its Allowed Claim, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool; provided, however, that EFIH shall waive any recovery on account of its Class A4 Claim.

5.	Class A5 - EFH Unexchanged Note Claims

Class A5 consists of EFH Unexchanged Note Claims, which consist of any Claim against EFH Corp. derived from or based upon the EFH Unexchanged Notes. The EFH Unexchanged Note Claims will be Allowed in an amount equal to the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFH Unexchanged Notes.

Except to the extent that a Holder of an Allowed Claim in Class A5 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A5, each such Holder shall receive its Pro Rata share with all Other EFH Transaction Consideration Pool Claims, up to the amount of its Allowed Claim, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool.

6.	Class A6 - EFH LBO Note Primary Claims

Class A6 consists of EFH LBO Note Primary Claims, which consist of any Claim against EFH Corp. derived from or based upon the EFH LBO Notes.

Except to the extent that a Holder of an Allowed Claim in Class A6 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A6, each such Holder shall receive payment, up to the Allowed amount of its Claim, on account of such Claims under Class B5 as Allowed EFH LBO Note Guaranty Claims.

7.	Class A7 - EFH Swap Claims

Class A7 consists of EFH Swap Claims, which consist of any Claim against EFH Corp. derived from or based upon the EFH Swaps.

Except to the extent that a Holder of an Allowed Claim in Class A7 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A7, each such Holder shall receive its Pro Rata share with all Other EFH Transaction Consideration Pool Claims, up to the amount of its Allowed Claim, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool.

8.	Class A8 - EFH Non-Qualified Benefit Claims

Class A8 consists of EFH Non-Qualified Benefit Claims, which consist of any Claim against EFH Corp. derived from or based upon either: (a) a non-contributory, non-qualified pension plan that provides retirement benefits to participants whose tax-qualified pension benefits are limited due to restrictions under the IRC and/or deferrals to other benefit programs; and/or (b) a contributory, non-qualified defined contribution plan that permits participants to voluntarily defer a portion of their base salary and/or annual incentive plan bonuses.

Except to the extent that a Holder of an Allowed Claim in Class A8 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A8, each such Holder shall receive its Pro Rata share with all Other EFH Transaction Consideration Pool Claims, up to the amount of its Allowed Claim, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool.

9.	Class A9 - General Unsecured Claims Against EFH Corp.

Class A9 consists of General Unsecured Claims Against EFH Corp., which consist of any Unsecured Claim against EFH Corp. that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Legacy Note Claims; (c) EFH Unexchanged Note Claims; (d) EFH LBO Note Primary Claims; (e) EFH Swap Claims; (f) EFH Non-Qualified Benefit Claims; (g) the EFH Settlement Claim; (h) the TCEH Settlement Claim; (i) Administrative Claims against EFH Corp.; (j) Priority Tax Claims against EFH Corp.; (k) Intercompany Claims against EFH Corp.; (l) Other Priority Claims against EFH Corp.; and (m) DIP Claims.

Except to the extent that a Holder of an Allowed Claim in Class A9 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A9, each such Holder shall receive its Pro Rata share with all Other EFH Transaction Consideration Pool Claims, up to the amount of its Allowed Claim, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool; provided, however, that any recovery to Holders on account of such Allowed Claims shall be in the form of Cash Consideration.

10.	Class A10 - General Unsecured Claims Against the EFH Debtors Other Than EFH Corp.

Class A10 consists of General Unsecured Claims Against the EFH Debtors Other Than EFH Corp., which consist of any Unsecured Claim against one or more of the EFH Debtors (other than EFH Corp.) that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, excluding: (a) Legacy General Unsecured Claims Against the EFH Debtors; (b) EFH Non-Qualified Benefit Claims; (c) Administrative Claims against the EFH Debtors other than EFH Corp.; (d) Priority Tax Claims against the EFH Debtors other than EFH Corp.; (e) Intercompany Claims against the EFH Debtors other than EFH Corp.; (f) Other Priority Claims against the EFH Debtors other than EFH Corp.; and (g) DIP Claims.

Except to the extent that a Holder of an Allowed General Unsecured Claim Against the EFH Debtors Other Than EFH Corp. agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim Against the EFH Debtors Other Than EFH Corp., General Unsecured Claims Against the EFH Debtors Other Than EFH Corp. will receive the Liquidation Recovery.

11.	Class A11 - EFH Settlement Claim.

Class A11 consists of the EFH Settlement Claim, which consists of the Allowed Claim in the amount of $10 million for Holders of Interests in EFH Corp., an amount up to which shall be paid from the EFH Transaction Consideration Pool and the Equity Transaction Consideration Pool, in consideration of the terms and conditions embodied in this Plan.

Except to the extent that a Holder of an Allowed Claim in Class A11 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class A11, each such Holder shall receive its Pro Rata share of 0.709% of the EFH Transaction Consideration Pool.

12.	Class A12 - TCEH Settlement Claim.

Class A12 consists of the TCEH Settlement Claim, which consists of the Allowed Claim for TCEH in the amount of $700 million, an amount up to which shall be paid from the EFH Transaction Consideration Pool, which, in combination with the TCEH Equity Sharing Recovery, is in consideration for the terms and conditions embodied in the Plan, including settlement of any prepetition Claim or Cause of Action against the EFH Debtors, the EFIH Debtors, Oncor Holdings and its direct and indirect subsidiaries, or their Affiliates, and the Holders of Interests in EFH Corp.

Except to the extent that the Holder of the Allowed Claim in Class A12 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for the Allowed Claim in Class A12, the Holder shall receive its Pro Rata share of 49.645% of the EFH Transaction Consideration Pool.

13.	Class A13 - EFH Debtor Intercompany Claims.

Class A13 consists of EFH Debtor Intercompany Claims, which consist of any Claim by an EFH Debtor against another EFH Debtor. EFH Debtor Intercompany Claims shall be, at the option of the applicable EFH Debtor(s), either: (a) Reinstated; or (b) cancelled and released without any distribution on account of such Claims.

14.	Class A14 - Non-EFH Debtor Intercompany Claims.

Class A14 consists of Non-EFH Debtor Intercompany Claims, including any Claim by any direct or indirect subsidiary of EFH Corp. (other than an EFH Debtor) against an EFH Debtor, including EFH Note Claims held by EFIH. Non-EFH Debtor Intercompany Claims shall be cancelled and released without any distribution on account of such Claims.

15.	Class A15 - Interests in the EFH Debtors Other Than EFH Corp.

Class A15 consists of Interests in the EFH Debtors Other Than EFH Corp. Interests in EFH Debtors Other Than EFH Corp. shall be, at the option of the applicable EFH Debtor(s), either: (a) Reinstated; or (b) cancelled and released without any distribution on account of such Interests.

16.	Class A16 - Interests in EFH Corp.

Class A16 consists of existing Interests in EFH Corp. Each Holder of Interests in Class A16 shall receive its Pro Rata share, after all Other EFH Transaction Consideration Pool Claims have been satisfied in full, of: (i) 49.645% of the EFH Transaction Consideration Pool; and (ii) 50% of amounts up to $210 million and 100% of amounts in excess of $210 million of the Equity Transaction Consideration Pool.

17.	Class B1 - Other Secured Claims Against the EFIH Debtors.

Class B1 consists of Other Secured Claims Against the EFIH Debtors, which consist of any Secured Claim against any of the EFIH Debtors, other than an: (a) EFIH First Lien Note Claim; (b) EFIH Second Lien Note Claim; or (c) DIP Claim.

Except to the extent that a Holder of an Allowed Claim in Class B1 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B1, each such Holder shall receive, at the option of the applicable EFIH Debtor(s), either: (a) payment in full in Cash from the Priority Transaction Consideration Pool; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

18.	Class B2 - Other Priority Claims Against the EFIH Debtors.

Class B2 consists of Other Priority Claims Against the EFIH Debtors, which consist of any Claim, other than an Administrative Claim, a DIP Claim, or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Except to the extent that a Holder of an Allowed Claim in Class B2 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B2, each such Holder shall receive, at the option of the applicable EFIH Debtor(s), either: (a) payment in full in Cash from the Priority Transaction Consideration Pool; or (b) other treatment rendering such Claim Unimpaired.

19.	Class B3 - EFIH First Lien Note Claims.

Class B3 consists of EFIH First Lien Note Claims, if any, which consist of any Secured Claim derived from or based upon the EFIH First Lien Notes. As Class B3 Claims, the EFIH First Lien Note Claims are disallowed in their entirety, unless such Claims are otherwise Allowed in any amount by Final Order.

Only if such Claims are Allowed in any amount by Final Order, except to the extent that a Holder of an Allowed Claim in Class B3 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B3, such Holder shall receive payment, up to the amount of its Allowed Claim, from either: (a) in the Merger Scenario, the EFIH Transaction Consideration Pool in first priority; or (b) in the Backstop Scenario or Standalone Scenario, Tranche B New Reorganized EFIH First Lien Debt.

20.	Class B4 - EFIH Second Lien Note Claims.

Class B4 consists of EFIH Second Lien Note Claims, which consist of any Secured Claim derived from or based upon the EFIH Second Lien Notes. If Class B4 votes to accept the Plan, the EFIH Second Lien Note Claims shall be Allowed in an amount equal to: (a) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFIH Second Lien Notes; (b) accrued but unpaid postpetition interest (including any Additional Interest and interest on interest) on such principal on the terms set forth in the EFIH Second Lien Note Indenture through the Effective Date; and (c) 5% of any Makewhole Claims on account of the EFIH Second Lien Notes. If Class B4 votes to reject the Plan, the EFIH Second Lien Note Claims shall be Allowed Claims in an amount equal to: (a) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the EFIH Second Lien Notes; and (b) accrued but unpaid postpetition interest (not including any Additional Interest and interest on interest) on such principal on the terms set forth in the EFIH Second Lien Note Indenture through the Effective Date, but not including, for the avoidance of doubt, any Makewhole Claims or any other alleged premiums, fees, or claims relating to the repayment of such Claims, or as otherwise ordered by Final Order.

Except to the extent that a Holder of an Allowed Claim in Class B4 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B4, each such Holder shall receive payment, up to the amount of its Allowed Claim, from either: (a) if Class B4 votes to accept the Plan, the EFIH Transaction Consideration Pool in second priority; or (b) if Class B4 votes to reject the Plan, either: (i) in the Merger Scenario, the EFIH Transaction Consideration Pool in second priority; or (ii) in the Backstop Scenario or Standalone Scenario, the New Reorganized EFIH Second Lien Debt.

21.	Class B5 - General Unsecured Claims Against the EFIH Debtors.

Class B5 consists of General Unsecured Claims Against the EFIH Debtors, which consist of any Unsecured Claim against one or more of the EFIH Debtors that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFIH Unsecured Note Claims, EFH LBO Note Guaranty Claims, and any Unsecured Claims derived from or based upon the EFIH First Lien Notes or EFIH Second Lien Notes, but excluding: (a) Administrative Claims against the EFIH Debtors; (b) Priority Tax Claims against the EFIH Debtors; (c) Intercompany Claims against the EFIH Debtors; (d) Other Priority Claims against the EFIH Debtors; and (e) DIP Claims. If Class B5 votes to accept the Plan, the EFIH Unsecured Note Claims and EFH LBO Note Guaranty Claims shall be Allowed in an amount equal to: (a) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the respective indentures; (b) 25% of accrued but unpaid postpetition interest (including any Additional Interest and interest on interest) on such principal on the terms set forth in the applicable indenture through the Effective Date; and (c) in the case of the EFIH Unsecured Note Claims, 5% of any Makewhole Claims. If Class B5 votes to reject the Plan, the EFIH Unsecured Note Claims and EFH LBO Note Guaranty Claims shall be Allowed in an amount equal to: (a) the principal amount outstanding, plus accrued but unpaid prepetition interest, under the respective indentures; and (b) accrued but unpaid postpetition interest (not including any Additional Interest or interest on interest) on such principal at the Federal Judgment Rate through the Effective Date, but not including, for the avoidance of doubt, any Makewhole Claims or any other alleged premiums, fees, or claims relating to the repayment of such Claims, unless otherwise ordered by Final Order.

Except to the extent that a Holder of an Allowed Claim in Class B5 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class B5, each such Holder shall receive payment, up to the amount of its Allowed Claim, from the EFIH Transaction Consideration Pool in third priority.

22.	Class B6 - EFIH Debtor Intercompany Claims.

Class B6 consists of EFIH Debtor Intercompany Claims, which consist of any Claim by an EFIH Debtor against another EFIH Debtor. EFIH Debtor Intercompany Claims shall be cancelled and released without any distribution on account of such Claims.

23.	Class B7 - Non-EFIH Debtor Intercompany Claims.

Class B7 consists of Non-EFIH Debtor Intercompany Claims, which consist of any Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. (other than an EFIH Debtor) against an EFIH Debtor. Non-EFIH Debtor Intercompany Claims shall be cancelled and released without any distribution on account of such Claims.

24.	Class B8 - Interests in EFIH Debtors.

Class B8 consists of Interests in EFIH Debtors. Interests in EFIH Debtors shall be Reinstated.

25.	Class C1 - Other Secured Claims Against the TCEH Debtors.

Class C1 consists of Other Secured Claims Against the TCEH Debtors, which consist of any Secured Claim against any of the TCEH Debtors, including the Oak Grove Promissory Note Claims and Tex-La Obligations, other than a/an: (a) TCEH First Lien Secured Claim; or (b) DIP Claim. Additionally, certain of the TCEH Debtors’ trade vendors may be able to assert liens against the Debtors’ assets that have arisen by operation of certain State and Federal laws. In certain instances, such liens may be senior in priority to the liens supporting the TCEH First Lien Claims. Certain claims giving rise to such liens will be paid in connection with the Debtors’ motion to pay prepetition claims of shippers, warehousemen, and materialmen, but other trade vendors whose prepetition claims are not paid in full may assert that their claims are supported by such liens.

Except to the extent that a Holder of an Allowed Claim in Class C1 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C1, each such Holder shall receive, at the option of the applicable TCEH Debtor(s), either: (a) payment in full in Cash; (b) delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

26.	Class C2 - Other Priority Claims Against the TCEH Debtors.

Class A2 consists of Other Priority Claims Against the TCEH Debtors, which consist of any Claim, other than an Administrative Claim, a DIP Claim, or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Except to the extent that a Holder of an Allowed Claim in Class C2 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C2, each such Holder shall receive, at the option of the applicable TCEH Debtor(s), either: (a) payment in full in Cash; or (b) other treatment rendering such Claim Unimpaired.

27.	Class C3 - TCEH First Lien Secured Claims.

Class C3 consists of TCEH First Lien Secured Claims. The TCEH First Lien Secured Claims are Allowed in the aggregate amount of $[        ], comprised of the following: (i) $[        ] of TCEH Credit Agreement Claims; (ii) $[        ] of TCEH First Lien Note Claims; (iii) $[        ] of TCEH First Lien Commodity Hedge Claims; and (iv) $[        ] of TCEH First Lien Interest Rate Swap Claims.

Except to the extent that a Holder of an Allowed Claim in Class C3 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C3, each such Holder thereof shall receive its Pro Rata share of: (a) 100% of the Reorganized TCEH

Common Stock, following the TCEH Basis Step-Up, subject to dilution after the Distribution only on account of the Reorganized TCEH Management Incentive Plan and the New Reorganized TCEH Warrants; (b) 100% of the net Cash proceeds from the issuance of the New Reorganized TCEH Debt after funding any Cash distributions required to be made by the TCEH Debtors under the Plan, including payment of the Cash amounts under the TCEH Unsecured Settlement Distribution, payment in full of each Allowed TCEH DIP Claim, and providing for adequate post Effective Date liquidity for TCEH as determined by the TCEH Debtors; provided that in respect of any TCEH L/C that is outstanding on the Effective Date, at the option of the applicable TCEH Debtor(s), (A) such TCEH L/C shall be cancelled (as evidenced by return of the original TCEH L/C to the applicable TCEH L/C Issuer for cancellation or, if no original was issued, written confirmation from the beneficiary of the TCEH L/C to the TCEH L/C Issuer, via swift or in the form of a release letter, that such outstanding TCEH L/C is no longer in effect), (B) such TCEH L/C shall have been collateralized in Cash in an amount equal to 100% of the undrawn face amount of such TCEH L/C, pursuant to documentation in form and substance satisfactory to the applicable TCEH L/C Issuer, (C) a back-to-back letter of credit in an amount equal to 100% of the undrawn face amount of such TCEH L/C shall have been provided to the applicable TCEH L/C Issuer on terms and from a financial institution acceptable to such TCEH L/C Issuer, or (D) such other treatment shall have been provided with respect to such TCEH L/C as the TCEH Debtors and the applicable TCEH L/C Issuer shall agree; (c) [    ]% of amounts distributed on account of the TCEH Settlement Claim; and (d) [    ]% of the amounts distributed to TCEH on account of the TCEH Equity Sharing Recovery.

28.	Class C4 - TCEH Unsecured Debt Claims.

Class C4 consists of TCEH Unsecured Debt Claims, which consist of any Claim that is based upon or derived from: (a) the TCEH First Lien Deficiency Claims; (b) the TCEH Second Lien Note Claims; and (c) the TCEH Unsecured Note Claims.

Except to the extent that a Holder of an Allowed Claim in Class C4 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C4, each such Holder shall receive its Pro Rata share of either: (a) if Class C4 votes to accept the Plan, the TCEH Unsecured Settlement Distribution; or (b) if Class C4 votes to reject the Plan, the Liquidation Recovery, unless otherwise ordered by Final Order; provided, however, that Holders of TCEH First Lien Deficiency Claims shall waive any recovery on account of their Class C4 Claims.

29.	Class C5 - General Unsecured Claims Against the TCEH Debtors Other Than EFCH.

Class C5 consists of General Unsecured Claims Against the TCEH Debtors Other Than EFCH, which consist of any Unsecured Claim against one or more of the TCEH Debtors other than EFCH that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the Legacy General Unsecured Claims Against the TCEH Debtors and the PCRB Claims, but excluding: (a) the TCEH Unsecured Debt Claims; (b) Administrative Claims against the TCEH Debtors Other Than EFCH; (c) Priority Tax Claims against the TCEH Debtors Other Than EFCH; (d) Intercompany Claims against the TCEH Debtors Other Than EFCH; (e) Other Priority Claims against the TCEH Debtors Other Than EFCH; and (f) DIP Claims.

Except to the extent that a Holder of an Allowed Claim in Class C5 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class C5, each such Holder shall receive its Pro Rata share of either: (a) if Class C5 votes to accept the Plan, the TCEH Unsecured Settlement Distribution; or (b) if Class C5 votes to reject the Plan, the Liquidation Recovery, unless otherwise ordered by Final Order; provided, however, that any recover to Holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH on account of such Allowed Claims shall be in the form of Cash.

30.	Class C6 - General Unsecured Claims Against EFCH.

Class C6 consists of General Unsecured Claims Against EFCH, which consist of any Unsecured Claim against EFCH that is not otherwise paid in full pursuant to an order of the Bankruptcy Court, including the EFCH 2037 Note Claims, but excluding: (a) Administrative Claims against EFCH; (b) Priority Tax Claims against EFCH; (c) Intercompany Claims against EFCH; (d) Other Priority Claims against EFCH; and (e) DIP Claims. General Unsecured Claims Against EFCH shall be cancelled and released without any distribution on account of such Claims.

31.	Class C7 - TCEH Debtor Intercompany Claims.

Class C7 consists of TCEH Debtor Intercompany Claims, which consist of any Claim by a TCEH Debtor against another TCEH Debtor. TCEH Debtor Intercompany Claims shall be, at the option of the applicable TCEH Debtor(s), either: (a) Reinstated; or (b) cancelled and released without any distribution on account of such Claims.

32.	Class C8 - Non-TCEH Debtor Intercompany Claims.

Class C8 consists of Non-TCEH Debtor Intercompany Claims, which consist of any Claim by EFH Corp. or any direct or indirect subsidiary of EFH Corp. (other than a TCEH Debtor) against a TCEH Debtor, including any Claim derived from or based upon TCEH First Lien Notes or TCEH Unsecured Notes held by EFH Corp. Non-TCEH Debtor Intercompany Claims shall be cancelled and released without any distribution on account of such Claims.

33.	Class C9 - Interests in TCEH Debtors Other Than TCEH and EFCH.

Class C9 consists of Interests in TCEH Debtors Other Than TCEH and EFCH. Interests in TCEH Debtors Other Than TCEH and EFCH shall be Reinstated.

34.	Class C10 - Interests in TCEH and EFCH.

Class C10 consists of Interests in TCEH and EFCH. Interests in TCEH and EFCH shall be cancelled and released in accordance with the Tax-Free Spin-Off.

F.	Other Selected Provisions of the Plan.

Holders of Claims and Interests should read and review the Plan in its entirety. The inclusion of the below provisions in this Summary of the Plan should not be understood to imply that these provisions are more or less material than any other provision in the Plan.

1.	Payment of Certain Fees.

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Reorganized Debtors shall pay on the Effective Date any reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by professionals for fees and expenses payable under (a) the DIP Facilities, (b) the Merger Agreement or Backstop Agreement, as applicable, (c) the Cash Collateral Order, including any applicable transaction, success, or similar fees for which the Debtors have agreed to be obligated. All amounts distributed and paid pursuant to Article IV.R of the Plan shall not be subject to disgorgement, setoff, recoupment, reduction, or reallocation of any kind.

2.	Treatment of Executory Contracts and Unexpired Leases.

(a)	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in the Plan, all Executory Contracts or Unexpired Leases, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, will be deemed to be Assumed Executory Contracts or Unexpired Leases, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed or rejected by the Debtors; (2) are identified on the Rejected Executory Contract and Unexpired Lease List; (3) are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and the rejection of the Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to Article V.A of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party before the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. The Debtors or the Reorganized

Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the schedules of Executory Contracts and Unexpired Leases identified Article V of the Plan and in the Plan Supplement at any time through and including 45 days after the Effective Date.

(b)	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed within 30 days after the later of: (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection; (2) the effective date of such rejection; or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims against the applicable Debtor, and shall be treated in accordance with the Plan.

(c)	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under each Assumed Executory Contract and Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. At least 14 days before the Confirmation Hearing, the Debtors will provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors at least seven days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have consented to such assumption or proposed cure amount.

Assumption of any Executory Contract or Unexpired Lease shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the effective date of assumption. Any Proofs of Claim Filed with respect to an Assumed Executory Contract or Unexpired Lease shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

(d)	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed by the Executory Contract or Unexpired Lease counterparty or counterparties to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

(e)	Indemnification Obligations.

Notwithstanding anything in the Plan to the contrary, each Indemnification Obligation shall be assumed by the applicable Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise. Each Indemnification Obligation shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose. The TCEH Debtors and Reorganized TCEH shall assume the Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the TCEH Debtors, in their capacities as such, and the EFH Debtors and Reorganized EFH shall assume the Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the EFH Debtors or EFIH Debtors, in their capacities as such; provided that the TCEH Debtors and Reorganized TCEH shall not assume, and shall not have any liability for, any Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the EFH Debtors or EFIH Debtors, in their capacities as such, and the EFH Debtors, Reorganized EFH, EFIH Debtors, and Reorganized EFIH shall not assume, and shall not have any liability for, any Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the TCEH Debtors, in their capacities as such.

(f)	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

(g)	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(h)	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List or the Assumed Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

(i)	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

(j)	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Assumed Executory Contracts and Unexpired Leases, will be performed by the applicable Debtor or the applicable Reorganized Debtor liable thereunder in the ordinary course of their business. Accordingly, any such contracts and leases (including any Assumed Executory Contracts and Unexpired Leases) that have not been rejected as of the date of Confirmation shall survive and remain unaffected by entry of the Confirmation Order.

3.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

4.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

5.	Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes pursuant to the Disclosure Statement Order shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

6.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto.

7.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Boards, and the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents, the New Employment Agreements, and other constituent documents of the Reorganized Debtors.

8.	Intercompany Account Settlement.

Subject to the approval of the Debtors acting at the direction of the Disinterested Directors and Managers with respect to Conflict Matters, the Debtors and the Reorganized Debtors, as applicable, shall be entitled to transfer funds between and among themselves as they determine to be necessary or advisable to enable the Reorganized Debtors to satisfy their obligations under the Plan; provided, however, that (1) the TCEH Debtors shall not transfer funds to a Debtor that is not a TCEH Debtor, and (2) the EFH Debtors and EFIH Debtors shall not transfer funds to a Debtor that is not an EFH Debtor or an EFIH Debtor, respectively, except as otherwise provided elsewhere in the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Reorganized Debtors’ historical intercompany account settlement practices and shall not violate the terms of the Plan.

9.	Cancellation of Existing Securities and Agreements.

Except as otherwise provided in the Plan, on and after the Effective Date, all notes, instruments, certificates, agreements, indentures, mortgages, security documents, and other documents evidencing Claims or Interests, including Other Secured Claims, TCEH First Lien Claims, EFIH First Lien Note Claims, EFIH Second Lien Note Claims, EFCH

2037 Note Claims, TCEH Second Lien Note Claims, TCEH Unsecured Note Claims, EFIH Unsecured Note Claims, EFH Legacy Note Claims, EFH LBO Note Primary Claims, EFH Unexchanged Note Claims, EFH Swap Claims, EFH LBO Note Guaranty Claims, and DIP Claims, shall be deemed cancelled, surrendered, and discharged without any need for further action or approval of the Bankruptcy Court or a Holder to take further action with respect to any note(s) or security and the obligations of the Debtors or Reorganized Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Indenture Trustees, the TCEH First Lien Agent, and the DIP Agents shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of: (1) allowing Holders to receive distributions under the Plan; and (2) allowing the Indenture Trustees, the TCEH First Lien Agent, and the DIP Agents to make the distributions in accordance with the Plan (if any), as applicable; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable.

10.	Employee Obligations.

Except as otherwise set forth in the Plan, the Reorganized TCEH Debtors shall honor the Debtors’ written contracts, agreements, policies, programs and plans for, among other things, compensation, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits (including retiree travel benefits), vacation and sick leave benefits, savings, severance benefits, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the directors, officers and employees of any of the Debtors who served in such capacity at any time. To the extent that the above-listed contracts, agreements, policies, programs and plans are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, each of them will be deemed assumed as of the Effective Date and assigned to Reorganized TCEH to the extent Reorganized TCEH is not party to such executory contracts.

Employees who are party to employment agreements with the Debtors shall either: (i) have such agreements or arrangements assumed pursuant to the Plan; or (ii) enter into New Employment Agreements, as may be agreed between the beneficiaries of such agreements, plans, or arrangements and the applicable Debtors.

11.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

12.	Subordination Rights.

The classification and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and any such rights shall be settled, compromised, and released pursuant to the Plan.

13.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (a) such Claim has been adjudicated as non-contingent; or (b) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim as no longer contingent.

G.	Effect of Confirmation.

1.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, respectively, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

2.	Retention of Jurisdiction by the Bankruptcy Court.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code to the extent provided under applicable law, including jurisdiction to:

•	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

•	hear and determine matters related to the DIP Facilities and the DIP Orders;

•	decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

•	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, any Executory Contracts or Unexpired Leases to the Assumed List of Executory Contracts and Unexpired Leases, Rejected List of Executory Contracts and Unexpired Leases, or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

•	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

•	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

•	enter and implement such orders as may be necessary to execute, implement, or consummate the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement, including injunctions or other actions as may be necessary to restrain interference by an Entity with Consummation or enforcement of the Plan;

•	adjudicate, decide, or resolve any and all matters related to the Merger, the Merger Agreement, the Equity Investment, or the Backstop Agreement, as applicable;

•	grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

•	resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, including the Merger or the Equity Investment, as applicable, and the Tax-Free Spin-Off, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

•	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;

•	resolve any cases, controversies, suits, disputes, or Causes of Action relating to the distribution or the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.K.1 of the Plan;

•	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

•	adjudicate any and all disputes arising from or relating to distributions under the Plan; and

•	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order.

This list of matters over which the Bankruptcy Court will retain exclusive jurisdiction following the Confirmation and Consummation of the Plan is not exhaustive. For a full list of the matters over which the Bankruptcy Court retains jurisdiction through and after the Effective Date, see Article XI of the Plan.

H.	Settlement, Release, Injunction, and Related Provisions.

1.	Overview and Appropriateness of Plan Settlement.

The Plan includes a proposed settlement of numerous claims belonging to the Debtors, including claims against creditors, other Debtors, and third parties. During the Chapter 11 Cases a number of parties have alleged that there are potential litigation claims that could be asserted on behalf of the Debtors, including EFCH, TCEH, and certain of EFCH’s and TCEH’s direct and indirect subsidiaries related to various prepetition transactions. Motions seeking standing to prosecute and settle certain claims against the TCEH first lien creditors were filed by (a) the TCEH Committee [D.I. 3593]; (b) the EFH Committee [D.I. 3605]; and (c) the Ad Hoc Group of TCEH Unsecured

Noteholders [D.I. 3603]. A summary of potentially material alleged claims that would be settled pursuant to the Plan can be found in Section V.H.2 of this Disclosure Statement, entitled “Summary and Discussion of Material Potential Claims Subject to Plan Settlement,” which begins on page 104.

The transactions and conduct underlying these claims have been the subject of significant investigation by the Debtors (including their disinterested directors and managers) and their advisors, the Creditors’ Committees, and various creditor groups. In addition to informal diligence, in August 2014, the Company negotiated entry of an order establishing formal discovery procedures governing a wide breadth of prepetition issues and transactions for an extensive time period, in some cases more than 15 years prepetition. This extensive discovery effort, referred to as Legacy Discovery, resulted in the Company’s production of more than 806,000 documents (comprising over 5.6 million pages). The release provisions of the Plan contemplate, among other things, the release of any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively). In particular, the Plan settles all Intercompany Claims in accordance with the Disinterested Director Settlement, as described in Section I.E of this Disclosure Statement, entitled “Settlement and Release of Debtors Claims,” which begins on page 10. The Plan also settles avoidance actions that could potentially be asserted by the Debtors against, among others, Holders of the TCEH First Lien Debt and the Sponsor Group.

Settlements and compromises like those embodied in the Plan (including the Disinterested Director Settlement) expedite case administration and reduce unnecessary administrative costs; as such, they are favored in bankruptcy. See Myers v. Martin, 91 F.3d 389, 393 (3d Cir. 1996) (“To minimize litigation and expedite the administration of a bankruptcy estate, ‘[c]ompromises are well favored in bankruptcy.”); see also Will v. Nw. Univ., 434 F.3d 639, 644 (3d Cir. 2006); In re Key3Media Grp., Inc., 2006 WL 2842462, at *3 (D. Del. Oct. 2, 2006); In re Adelphia Commc’n Corp., 361 B.R. 337, 348 (Bankr. D. Del. 2007). Section 1123(b)(3)(A) of the Bankruptcy Code expressly provides that a chapter 11 plan may provide for “the settlement or adjustment of any claim or interest belonging to the debtor or to the estate.” 11 U.S.C. § 1123(b)(3)(A). A release of claims thereunder as part of a settlement is appropriate “if the release is a valid exercise of the debtor’s business judgment, is fair, reasonable, and in the best interests of the estate.” In re Spansion, Inc., 426 B.R. 114, 143 (Bankr. D. Del. 2010); see also In re Wash. Mut., Inc., 442 B.R. 314, 327 (Bankr. D. Del. 2011) (“In making its evaluation [whether to approve a settlement], the court must determine whether the compromise is fair, reasonable, and in the best interest of the estate.” (internal quotation marks omitted)). A proposed settlement need not be the best result that a debtor could have achieved, but only must fall within the “reasonable range of litigation possibilities.” In re Energy Corp., 886 F.2d 912, 929 (7th Cir. 1989); In re Sea Containers Ltd., 2008 WL 4296562, at *5 (Bankr. D. Del. Sept. 19, 2008); In re Key3Media Grp. Inc., 2006 WL 2842462, at *3 (D. Del. Oct. 2, 2006). Settlements generally are practical resolutions and, when appropriately structured, are well within the reasonable range of litigation possibilities. Bankruptcy courts commonly approve of settlements and often cite their cost-saving benefits.

The Third Circuit has adopted a balancing test to determine whether a settlement is fair and equitable. The factors of the balancing test are: “(1) the probability of success in litigation; (2) the likely difficulties in collection; (3) the complexity of the litigation involved, and the expense, inconvenience and delay necessarily attending it; and (4) the paramount interest of the creditors.” Martin, 91 F.3d at 393; see also In re Key3Media Grp. Inc., 336 B.R. at 93 (when determining whether a compromise is in the best interests of the estate, courts must “assess and balance the value of the claim that is being compromised against the value of the estate of the acceptance of the compromise proposal”).

Based on the Martin factors, the settlements embodied in the Plan are fair and reasonable, and the Plan should be confirmed. The settlements are the product of extensive diligence and discovery, and of arms’-length negotiations between the Debtors (including each Debtor’s disinterested director(s) and managers), after significant input from the Creditors’ Committees and other creditor groups. If it were not for the settlements embodied in the Plan, these transactions and alleged prepetition conduct would be the subject of potentially significant litigation that would be costly and significantly delay (and potentially even jeopardize) the Debtors’ ultimate emergence from chapter 11. Approval of the settlements embodied in the Plan with respect to these transactions is the most productive outcome and is in the best interest of the Debtors’ estates.

Many of the potential claims that will be settled and released as part of the Plan would be subject to significant litigation if not settled. Section V.H.2 of this Disclosure Statement, entitled “Summary and Discussion of Material Potential Claims Subject to Plan Settlement,” which begins on page 104, outlines the main arguments and counter-arguments that would likely be asserted in connection with these claims. The Debtors will present evidence at the Confirmation Hearing to demonstrate the appropriateness of the settlements and releases embodied in the Plan.

2.	Summary and Discussion of Material Potential Claims Subject to Plan Settlement.

(a)	Claims Against Third Parties.

(i)	2007 Acquisition.

Some creditors have argued that at least portions of the 2007 Acquisition could be subject to avoidance actions. Indeed, both the TCEH Committee and the Ad Hoc Group of TCEH Unsecured Noteholders (together, the “TCEH Junior Creditors”) have sought standing to prosecute a constructive fraudulent transfer claim to avoid approximately $21 billion in liens TCEH granted on its assets in connection with the 2007 Acquisition.

The timeliness of any such claim is a contested issue. For instance, the TCEH Junior Creditors assert that the IRS is a “triggering creditor” whose rights the Debtors may use to pursue an avoidable transfer, and that they may rely the IRS’s extended statute of limitations (reachback) period—ten years, according to the TCEH Junior Creditors—to assert claims. Holders of the TCEH First Lien Debt respond that, among other things, a private litigant may not make such use of a government agency’s statute of limitations to pursue private claims.

In addition, there are disputes over whether the IRS is, in fact, a creditor of each Debtor entity on whose behalf standing is sought to assert an avoidance action. Many Debtor entities are “disregarded” for federal income tax purposes, or otherwise are not recognized as taxpayers. Under certain IRS guidance, such entities cannot be held liable for certain kinds of tax obligations unless certain state-law theories (such as veil-piercing and alter-ego-type claims) apply. As a result, the IRS might not be a creditor with respect to certain Debtor entities. Parties might counter that certain entities are liable for tax claims as a result of historic merger activity or on other theories and that, as a result, the IRS is a valid triggering creditor. Whether the IRS’s extended statute of limitations is available for any avoidance action will depend on answers to these and related questions.

Solvency is also a contested issue. The 2007 Acquisition was funded with approximately $8.3 billion in new equity financing and incurrence of approximately $27 billion of new debt by TCEH. In addition, Duff & Phelps Securities, LLC (“Duff & Phelps”) provided a solvency opinion in connection with the 2007 Acquisition. The TCEH Junior Creditors, however, argue that this analysis relied on unrealistically low weighted average costs of capital and unrealistically high natural gas estimates, and was inconsistent with Duff & Phelps’ 2008 goodwill analysis. In response, holders of TCEH First Lien Claims have argued that the substantial market-based evidence, in addition to the Duff & Phelps solvency opinion, support the solvency of TCEH both before and after the 2007 Acquisition. The holders of TCEH First Lien Claims further argue that the TCEH Junior Creditors’ efforts to undermine the contemporaneous evidence, including the contemporaneous solvency opinions, are impermissibly based on hindsight.

Whether TCEH received reasonably equivalent value in connection with the 2007 Acquisition is also contested. For instance, the TCEH Junior Creditors argue that TCEH did not receive reasonably equivalent value for the debt it incurred and liens it granted in connection with the 2007 Acquisition because TCEH did not retain the proceeds of the debt, but instead distributed most of those proceeds to EFH for EFH to acquire its outstanding equity. Holders of TCEH First Lien Claims respond that TCEH’s incurrence of debt and the associated liens should not be collapsed with the use of those debt proceeds to acquire EFH equity, but that even if the transactions are collapsed, at least $5 billion of the debt proceeds were used to repay antecedent TCEH debt and certain financing fees, such that TCEH received reasonably equivalent value at least to that extent.

Finally, parties will dispute whether elements of the 2007 Acquisition are protected by the safe harbor of Section 546(e) of the Bankruptcy Code. For instance, holders of TCEH First Lien Claims have asserted that § 546(e) precludes avoidance of the liens and obligations incurred by TCEH in connection with the 2007 Acquisition because these transactions involved financial participants and were executed in connection with a securities contract, namely, the Merger Agreement.

Additional claims could arise in connection with this transaction. First, a claimant might seek to assert breach of fiduciary duty claims against the former TXU Corp. board of directors for entering into the LBO. The Board would likely argue that this claim is time-barred under related state statutes of limitation and raise many of the other arguments identified above regarding the transaction.

Second, if the IRS’s extended statute of limitation cannot be used, a claimant might assert breach of fiduciary duty claims against the current EFH board of directors for allowing the relevant state law statutes of limitation related to the LBO transaction to expire. In response, the EFH board might argue that its decisions regarding the timing of a bankruptcy filing and any resulting preclusive effect on avoidance actions are protected by the business judgment rule.

Third, a claimant might pursue fraudulent transfer claims against TXU Corp.’s pre-LBO shareholders for return of the proceeds used to purchase their TXU Corp. shares. The pre-LBO shareholders would likely argue that this cause of action is barred by the safe harbor at 11 U.S.C. § 546(e) because the payments to shareholders qualify as a “settlement payment … made by or to (or for the benefit of) a … financial institution” or a “transfer made by or to (or for the benefit of) a … financial institution … in connection with a securities contract.”

(ii)	2007 Management Agreement.

EFH executed a management agreement with KKR, TPG and Goldman Sachs on October 10, 2007, under which all of EFH’s subsidiaries are obligors (the “Management Agreement”). Pursuant to the Management Agreement, the Sponsor Group agreed to provide management, consulting, financial, and other advisory services to EFH Corp. The Management Agreement requires EFH to pay annual Advisory Fees of $35 million, increasing by 2% each year, to the Sponsor Group in equal quarterly installments. The Management Agreement also required EFH Corp. to make a one-time payment of $300 million to the Sponsor Group (and Lehman Brothers Inc.) on account of services provided in connection with the merger and related transactions.

The management advisory fee was $36 million, $35 million, and $8 million for the years ended December 31, 2009 and 2008 and the period October 11, 2007 to December 31, 2007, respectively. The fee is reported in EFH’s financial statements as “SG&A” expense in “Corporate” and “Other” activities. In 2010, 2011, and 2012, EFH Corporate Services paid members of the Sponsor Group approximately $36.9 million, $37.5 million, and $38.4 million, respectively. Beginning with the quarterly management fee due December 31, 2013, the Sponsor Group, while reserving the right to demand and receive the fees, directed EFH Corp. to suspend payment of the management fees.

Before 2010, EFH and/or EFH Corporate Services paid 100% of the Sponsor Group’s advisory fees, and none of those fees were allocated to TCEH. For the years 2010, 2011, and 2012, EFH Corporate Services paid 100% of the advisory fees, but was reimbursed for those amounts by TCEH subsidiaries.

The $300 million transaction fee and the advisory fees could potentially be challenged as constructive fraudulent conveyances. The Sponsor Group’s defenses to such claims would likely include (a) that the transferors were solvent at the time the payments were made; (b) that that the avoidance of these payments is barred by the statute of limitations; and (c) that EFH received reasonably equivalent value in return for the transaction and advisory fees. In addition, to the extent any creditors allege that the Sponsor Group or affiliates can be held liable for LBO-related transfers beyond the transaction fee, the Sponsor Group and affiliates are likely to argue as well that they were neither the recipients of such transfers nor the entities for whose benefit the transfers were made.

The allocation of advisory fees to TCEH subsidiaries from 2010 forward could be challenged on the theory that some of those fees should have been allocated to EFH/EFIH. The proper allocation of those fees among the debtors is likely to be a disputed issue.

(iii)	Limitation on the Luminant Generation Upstream Guarantee.

Luminant Generation guaranteed the First Lien Debt incurred by TCEH in connection with the 2007 Acquisition. This upstream guarantee was subject to a “savings clause,” which limited the amount of the guarantee to the maximum amount that would not render Luminant Generation insolvent. Some creditors have argued that the 2007 Acquisition rendered Luminant Generation insolvent, and that the savings clause should be enforced to limit the Luminant Generation upstream guarantee. For instance, the EFH Committee has sought standing to prosecute claims on this basis.

Whether the savings clause is enforceable is likely to be disputed. The only court directly addressing the issue ruled that this kind of savings clause is unenforceable in bankruptcy. In re TOUSA, Inc., 422 B.R. 783, 863–65 (Bankr. S.D. Fla. 2009).

Whether the savings clause, even if it is enforceable, limits the Luminant Generation upstream guarantee is disputed. For instance, the TCEH First Lien Creditors have argued that the savings clause does not limit the Luminant Generation upstream guarantee, in part because the 2007 Acquisition did not render Luminant Generation insolvent.

(iv)	2011 “Amend and Extend” Transactions.

In April 2011, TCEH engaged in six related transactions (the “2011 Amend and Extend Transactions”) that addressed certain debt covenants and impending debt maturities. The 2011 Amend and Extend Transactions did so in two principal ways: first, they amended the TCEH First Lien Credit Agreement, including by substantially relaxing a maintenance covenant; and second, they extended maturity dates of $17.78 billion in outstanding TCEH First Lien Debt by three years, from 2013 and 2014 to 2016 and 2017. In furtherance of the debt extension, TCEH issued approximately $1.75 billion in new First Lien Notes, which it used to repay approximately $1.6 billion in old debt.

The TCEH Junior Creditors have sought standing to challenge these transactions as constructive fraudulent transfers and seek to avoid nearly $2.1 billion in fees, incremental interest, and prepayment benefits allegedly transferred by TCEH to the TCEH First Liens. The TCEH Junior Creditors also seek to avoid the liens, security interests, and obligations arising out of the $1.75 billion in new First Lien Notes.

Whether TCEH received reasonably equivalent value in exchange for the transfers it made to the TCEH First Liens in connection with the 2011 Amend and Extend Transactions is disputed. First, the TCEH Junior Creditors assert that TCEH transferred nearly $2.1 billion in value to the TCEH First Liens in the following form: (1) over $800 million of fees and costs; (2) over $530 million in incremental interest on the extended debt; (3) approximately $420 million in incremental interest on the $1.75 billion in new First Lien Notes; and (4) approximately $330 million in prepayment benefits on the approximately $1.6 billion of repaid debt. Second, the TCEH Junior Creditors assert these transfers provided little benefit to TCEH, given that even after the transactions approximately 20% of the TCEH First Lien Debt (approximately $4.5 billion) was left unextended and set to mature in 2013 and 2014. The TCEH Junior Creditors argue that this non-extended debt was more than TCEH could reasonably hope to pay without further refinancing or maturity extensions, thus rendering the 80% debt extension worthless.

Holders of TCEH First Lien Claims have responded that TCEH did receive reasonably equivalent value in the 2011 Amend and Extend Transactions. First, they argue that the TCEH Junior Creditors overstate the value transferred by TCEH by at least $750 million, because the alleged $420 million in incremental interest on new debt and $330 million in prepayment benefits on repaid debt are irrelevant for fraudulent transfer purposes. Second, the holders of TCEH First Lien Claims argue that the 2011 Amend and Extend Transactions delivered reasonably equivalent value to TCEH by providing critical capacity for TCEH to sustain a continued market downturn, ensuring continued access to liquidity, and saving billions of dollars in fees and expenses that would have been incurred had the TCEH First Lien Debt been repaid rather than extended.

The solvency of TCEH at the time of the 2011 Amend and Extend Transactions might also be disputed. The TCEH Junior Creditors have argued that TCEH was insolvent as of March 2011, when EFH issued its 2010 Annual Report, disclosing that EFCH’s liabilities exceeded its assets. Holders of TCEH First Lien Claims might dispute that assertion based on other measures of solvency.

Additionally, the holders of TCEH First Lien Claims have argued that the $1.75 billion in new debt and the associated liens granted, and the prepayment of approximately $1.6 billion in old debt, are each protected by the safe harbor provision of Section 546(e) of the Bankruptcy Code as transfers made “in connection with a securities contract.”

(v)	2013 Revolver Extension.

In late 2012, the Debtors learned that they may receive a “going concern” qualified audit opinion in March 2013, that would have triggered defaults under the TCEH Credit Agreement and a series of cross-defaults across the corporate structure. In light of the potential going concern opinion, in January 2013, EFH, EFCH, and TCEH extended the maturity of approximately $645 million in 2013 revolver commitments from October 2013 to October 2016 (the “2013 Revolver Extension”). In return, TCEH issued the consenting lenders $340 million face value of incremental first lien term loans (with a market value of approximately $228 million) due in October 2017.

The TCEH Junior Creditors have sought standing to challenge the 2013 Revolver Extension as an actual and constructive fraudulent transfer. They seek to avoid $340 million in fees allegedly paid by TCEH to the TCEH First Lien Lenders, and to avoid any lien, security interest, or obligation arising out of the incremental first lien term loans.

Whether TCEH received reasonably equivalent value in exchange for the transfers it made to the TCEH First Liens in connection with the 2011 Amend and Extend Transactions will likely be disputed. The TCEH Junior Creditors have alleged that TCEH did not receive equivalent value for these fees because: (1) TCEH entered into the revolver extension solely to buy time to negotiate a consensual restructuring at a time when the company was insolvent and on the brink of bankruptcy; and (2) TCEH knew that 2013 Revolver Extension would leave more than $4 billion in 2014 debt maturities unresolved, making a bankruptcy filing prior to expiration of these maturities inevitable and rendering illusory the three-year extension of $645 million in 2013 revolver commitments.

Holders of First Lien Claims could argue the TCEH Junior Creditors have overstated the consideration paid by TCEH for the 2013 Revolver Extension by focusing on the $340 million face value of the incremental first lien term loans rather than their $228 million market value, and by ignoring the lower market value of the $645 million in revolver commitments after their three-year maturity extension. Holders of First Lien Claims could further argue that the TCEH Junior Creditors understate the value received by TCEH in the 2013 Revolver Extension by ignoring intangible and/or indirect benefits. Wilmington Trust, for instance, has argued that the 2013 Revolver Extension delivered reasonably equivalent value to TCEH by providing breathing room for TCEH to prevent a free fall bankruptcy and to benefit from any potential market improvements.

Likewise, whether TCEH executed the 2013 Revolver Extension with an intent to hinder delay, or defraud creditors will be disputed. The TCEH Junior Creditors have argued, for instance, that at the time of the transaction TCEH knew that a bankruptcy filing was inevitable and that it would be unable to pay its debts as they became due. Wilmington Trust has responded that the TCEH Junior Creditors have failed to identify any evidence of fraudulent intent.

(vi)	TXU Receivables.

In October 2013, TXU Receivables Company LLC (“TXU Receivables”) wound down its accounts receivables (“AR”) program. The funds held by TXU Receivables were unencumbered assets. Approximately $335 million of these funds were transferred to TCEH and placed into a segregated, unencumbered JP Morgan account. On February 10, 2014, TCEH transferred approximately $126 million from this segregated account into the TCEH Main Account. The same day, TCEH made an interest payment of approximately $216 million to the TCEH First Lien Creditors (the “February 2014 Interest Payment”). Over the next four days, TCEH transferred approximately $61 million in funds from the segregated account into the Main Account, totaling nearly $188 million in unencumbered funds transferred into the encumbered, Main Account in February 2014 (the “February 2014 Account Transfers”). In March 2014, the remaining balance of approximately $150 million in the unencumbered JP Morgan account was transferred to an unencumbered account with Union Bank.

Some creditors have argued that the $188 million February 2014 Account Transfers and/or the $216 million February 2014 Interest Payment could be challenged as preferential transfers pursuant to Section 547(b) of the Bankruptcy Code. For example, the TCEH Junior Creditors have sought standing to bring such preference claims, arguing that the February 2014 Account Transfer improved the TCEH First Lien Creditors’ collateral position, and that the February 2014 Interest Payment was likewise a preferential payment on account of an antecedent debt. These claims might overlap, as a portion of the $188 million February 2014 Account Transfers might have been applied to the $216 million February 2014 Interest Payment.

Whether the February 2014 Account Transfers are preferences is disputed. The TCEH First Lien Creditors have argued, for instance, that they do not have possession or control over the TCEH Main Account, such that the February 2014 Account Transfers did not improve their collateral position.

Whether the February 2014 Interest Payment was a preference is likewise disputed. The TCEH First Lien Creditors have argued, for instance, that the payment was an ordinary course payment subject to the protections of § 547(c)(2).

(vii)	Avoidance of Unperfected Liens and Security Interests.

Certain security interests on TCEH’s real property and natural resources could be challenged. For example, the TCEH Junior Creditors have sought standing to bring claims alleging that certain of these liens and security interests are unperfected, including “as-extracted” minerals and collateral, real property, vehicles, deposit accounts, commercial tort claims, and other unperfected collateral. Specifically, the TCEH Junior Creditors argue that certain Debtor entities hold fuel stock, nuclear fuel, and/or natural gas valued at approximately $500 million, and that security interests in some portion of these reserves have not been perfected. Likewise, TCEH Junior Creditors allege that there is real property with unperfected liens or security interest, a vehicle fleet with unperfected liens or security interests with a net book value of over $11 million, as well as unperfected liens or security interests in deposit accounts, commercial tort claims and other unperfected collateral.

Whether there are identifiable unperfected liens and security interests on TCEH property is disputed. Wilmington Trust, for instance, has argued that the TCEH Junior Creditors have failed to identify specific liens or security interests that are unperfected.

(viii)	Disallowance of OID and Unmatured Interest.

Claims to the Debtors’ estates that include unmatured interest could be challenged. For instance, the TCEH Junior Creditors have sought standing to prosecute a claim to disallow an alleged $8 million of unaccreted original issue discount (“OID”) associated with the $1.75 billion in First Lien Notes issued by TCEH in connection with the 2011 Amend and Extend Transactions. Whether unaccreted OID should be disallowed might be disputed.

(b)	Intercompany Claims.

(i)	2005 Oncor Transfer.

In 2005, TXU Corporation (now known as EFH) executed an internal restructuring of TXU Electric Delivery Company LLC (now known as Oncor). The equity of Oncor was dividended from its parent TXU US Holdings Company (now known as EFCH) to its ultimate parent TXU Corp., at which point TXU Electric Delivery Company operated as a separate wholly-owned subsidiary of EFH. This internal spin-off (the “2005 Oncor Transfer”) could be challenged as a possible constructive fraudulent transfer on the grounds that TXU US Holdings Company was insolvent or was rendered insolvent by the transaction and that it did not receive reasonably equivalent value for transferring its interest in TXU Electric Delivery Company to TXU Corp.

The timeliness of any such claim would likely be contested. As discussed above, parties could assert that the limitations periods applicable to the IRS apply, but such an argument would be subject to dispute. Additionally, while the IRS has filed a proof of claim against EFH that includes 2004 income taxes, it is unclear whether any amount is actually owed for 2004 or 2005.

Also, the solvency of TXU US Holdings Company would likely be contested. An opponent would likely argue that TXU US Holdings Company was solvent both before and after the 2005 Oncor Transfer. A claimant would likely respond that the 2005 Oncor Transfer should be “collapsed” into the 2007 Acquisition as one unified transfer, and that EFCH was insolvent after the 2007 Acquisition. An opponent would likely reply that the 2005 Oncor Transfer and 2007 Acquisition were different transactions separated by nearly two years and undertaken for different purposes and should not be treated as a single transfer.

(ii)	The 2007 Acquisition.

The distribution of approximately $21 billion in debt proceeds by TCEH to EFH for the purpose of acquiring EFH equity in the 2007 Acquisition could be challenged as a fraudulent transfer. As with claims against third parties in connection with the 2007 Acquisition, disputed issues would likely include the timeliness of any such claim (including whether the IRS as a litigant could make use of the IRS’s statute of limitations), TCEH’s solvency, and the application of Section 546(e) of the Bankruptcy Code. Moreover, payments made by TCEH at the time of the Acquisition to retire debt at a joint TCEH/Oncor credit facility could be challenged as constructive fraudulent transfers.

(iii)	Dividends by Luminant Generation.

Creditors have asserted that dividends by Luminant Generation to TCEH or payments made by Luminant Generation to service TCEH debt could be challenged on the grounds that Luminant Generation was insolvent at the time of the dividends or payments and received no value in exchange for them. For instance, the EFH Committee has sought standing to avoid any such dividends or payments as constructive fraudulent transfers. In connection with this claim, the facts concerning any such dividends and Luminant Generation’s solvency would likely be disputed issues.

(iv)	Liability Management Program.

EFH and its subsidiaries (other than Oncor) initiated a Liability Management Program (“LMP”) in 2009. This program was designed to reduce outstanding debt, extend debt maturities, and reduce interest expense. The LMP transactions primarily involved the creation and exchange of debt at EFH and EFIH. Some or all of these transactions could be challenged as fraudulent transfers or preferences, including:

•	Through seven transactions between November 2009 and January 2013, EFIH exchanged newly issued EFIH debt for existing EFH debt. Some, but not all of, the EFH debt acquired by EFIH in the exchanges had been guaranteed by EFIH at the time of issuance.

•	Through three sets of dividends (in November 2009, October 2011, and December 2012/January 2013), EFIH dividended to EFH notes acquired in the debt exchanges. EFIH had guaranteed the EFH notes at the time of issuance. EFH cancelled and retired all of the EFH notes, eliminating EFIH’s exposure on the guarantees.

•	Through two debt issuances in February and August 2012, EFIH issued new secured debt to raise $2 billion in the aggregate ($1.15 billion in February and $850 million in August). Following each debt issuance, EFIH issued dividends to EFH ($950 million in February, following the February issuance, and $680 million in January 2013, following the August 2012 issuance).

•	After receiving the dividends from EFIH (in February 2012 and January 2013, as described above), EFH repaid $1.65 billion in the aggregate to TCEH. These payments satisfied EFH’s obligations under intercompany demand notes with TCEH, both of which had been guaranteed by EFIH.

•	In January 2010, EFH issued new debt, guaranteed by EFIH on a secured basis, to raise $500 million in cash. EFH used some of the proceeds to purchase old EFH debt in a series of five purchase transactions between March 2010 and December 2011.

•	In a series of six transactions between November 2009 and October 2011, EFH exchanged new debt, guaranteed by EFIH, for old EFH and TCEH debt. EFH cancelled and retired the old EFH debt tendered in the exchanges. Some of the old EFH notes had been guaranteed by EFIH at the time of issuance.

These LMP transactions could be challenged as fraudulent transfers. For example, in their standing motions the TCEH Junior Creditors have claimed that the issuance by EFIH of $406 million of 11% second lien notes due October 2021 in exchange for $428 million of EFH 5.55% unsecured notes due November 2014 benefitted exchanging creditors by improving their position in the event of a subsequent bankruptcy. It could be argued that EFIH did not receive reasonably equivalent value for its issuance of new second lien notes in exchange for EFH Unsecured Notes.

The timeliness of any such claim would likely be disputed. An opponent of this claim would likely argue that any potentially relevant state-law statute of limitation for fraudulent transfer causes of action has expired. In response, a claimant would likely assert that the IRS is a triggering creditor and that the IRS’s extended limitations period therefore applies. Whether a private litigant may make such use of a government agency’s statute of limitations to pursue private claims would be disputed. See Section (a)(i).

It could be argued that certain of the LMP transactions should be collapsed and analyzed as a whole, rather than in discrete parts. For instance, the TCEH Junior Creditors have asserted that the issuance and exchange should be collapsed and viewed as one interrelated transaction, as part of the 2011 Amend & Extend program. Collapsing the transactions could have an impact both on the timeliness of any claim and on the assessment of whether reasonably equivalent value was exchanged.

Solvency would also likely be contested issue. Determining the solvency of each transferor at the time of each LMP transaction would require a fact- and expert-intensive analysis. Additionally, it could be argued that the LMP transactions fall within the safe harbor of Section 546(e) of the Bankruptcy Code as “settlement payment[s] … made by or to (or for the benefit of) a … financial institution” or as “transfer[s] made by or to (or for the benefit of) a … financial institution … in connection with a securities contract.”

(v)	TCEH Intercompany Demand Notes.

Between 2007 and 2013, TCEH made intercompany loans to EFH. EFH repaid the loans in full in January of 2013, including interest. TCEH’s intercompany loans to EFH could be challenged on the theory that they were made at below-market interest rates that EFH could not have obtained in an arm’s-length transaction. EFH’s repayment of the intercompany loans in 2012 and 2013 could also be challenged as constructive fraudulent transfers.

In October 2007, TCEH entered into promissory notes with EFH that provided that TCEH would lend funds to cover SG&A and principal and interest expenses (“TCEH Intercompany Notes”). The TCEH Intercompany Notes were payable-on-demand and accrued interest at a rate of LIBOR plus 500 bps. While the TCEH Intercompany Notes were later restated to add EFIH as a guarantor, they were not re-priced and remained payable-on-demand to TCEH. In April 2011, TCEH’s senior lenders acknowledged the arm’s length nature of the TCEH Intercompany Notes in connection with the 2011 Amend & Extend Transaction.

In February and August 2012, EFIH issued new secured debt to raise $2 billion in the aggregate—$1.15 billion in February and $850 million in August 2012. Following each debt issuance, EFIH issued dividends to EFH —$950 million in February 2012 and $680 million in January 2013. In February 2012 and January 2013, EFH repaid $1.65 billion in the aggregate to TCEH. These payments satisfied EFH’s principal and contractual interest obligations under the TCEH Intercompany Notes.

Prior to the petition date, Aurelius Capital Master Ltd. and ACP Master Ltd. (collectively, “Aurelius”) filed a creditor derivative suit in Texas against EFCH and its directors. Aurelius sought approximately $725 million in lost interest expenses on the theory that the interest rate on the TCEH Intercompany Notes was below-market rate and TCEH/EFCH were insolvent during the period, such that the loans constituted fraudulent transfers of EFCH and that the directors thus breached their fiduciary duty in allowing the fraudulent transfers. While the Texas court dismissed the prepetition complaint against EFCH and its directors based on Texas standing law, these potential claims could be re-asserted in the Chapter 11 Cases.

The terms of the TCEH Intercompany Notes to TCEH would likely be disputed. It could be argued that the interest rate on the TCEH Intercompany Notes—which averaged between 5.5% and 6.0%—should have been higher, and that even if the rate was reasonable when the TCEH Intercompany Notes were originated in 2007, TCEH should have demanded repayment or declined to make further advances once the rate diverged from the market rate on EFH notes. On the other hand, defendants would likely argue that LIBOR plus 500 bps was market rate for EFH notes in 2007, that EFH did not breach the TCEH Intercompany Notes, and that senior lenders ratified the terms of the TCEH Intercompany Notes in 2011. Furthermore, defendants would likely argue that TCEH’s Board regularly evaluated the option to demand repayment, but decided against doing so for justifiable businesses reasons. Finally, defendants would argue that TCEH reasonably believed that EFH and EFIH had the ability to repay the Intercompany Demand Notes when a demand was made, as evidenced by the successful repayment in 2013.

EFH’s repayment of the TCEH Intercompany Notes in January 2013 could also be challenged as a constructive fraudulent transfer. Although this repayment on account of an antecedent debt lies outside the one-year preference period for insider transactions under Section 547(b)(4)(B) of the Bankruptcy Code, some states recognize a cause of action to recover a payment to an “insider” on account of an antecedent debt under a fraudulent transfer theory, thus permitting a debtor to leverage the applicable state law statute of limitations to challenge such payments. Whether applicable law recognizes such a cause of action would likely be disputed.

It could also be argued that EFIH’s debt issuances, cash dividends to EFH, and EFH’s payments to TCEH should be collapsed, because EFIH, EFH, and TCEH each had knowledge of the other transactions, and the note repayments in February 2012 and January 2013 could not have occurred without EFIH’s debt issuances and cash dividends. If the transactions are collapsed, it could be argued that EFIH did not receive reasonably equivalent value because, among other reasons, EFIH received little direct consideration for its contributions to the transaction. Defendants would respond that even if the transactions are collapsed, EFIH received reasonably equivalent value in that it was released as a guarantor of the $1.65 billion TCEH Intercompany Notes.

(vi)	EFH and EFIH Holdings of TCEH Debt.

A disputed issue will be whether EFH and/or EFIH can use their respective holdings of TCEH unsecured notes and/or TCEH First Lien Claims to set off their liabilities, if any, on TCEH’s claims against them.

(vii)	Luminant “Makewhole” Payments.

Luminant Generation was obligated to make payments to Oncor under two “make-whole” agreements entered into in connection with the deregulation of the electric utility industry in Texas effective January 1, 2002. In accordance with a PUCT order issued as part of deregulation, Oncor issued securitization (transition) bonds to recover generation-related regulatory assets, with the principal and interest on the bonds recoverable through a transition surcharge to its customers. In accordance with the Master Separation Agreement dated December 14, 2001, Luminant entered into the January 1, 2002 Tax Make-Whole Agreement to reimburse Oncor’s incremental taxes related to the transition surcharges it collected. Luminant also entered into the January 1, 2004 Interest Make-Whole Agreement to reimburse Oncor for interest expenses on the financing of the transition bonds. Under the Interest Make-Whole Agreement, Luminant agreed to “reimburse” Oncor for “the difference between the present value and book value of the Generation-Related Regulatory Assets,” as required by the terms of the Master Separation Agreement.

In the Spring of 2012, Oncor initiated discussions regarding settling Luminant’s obligations under the Tax and Interest Makewhole Agreements in order to reduce its overall exposure to TCEH. Oncor agreed to accept a one-time payment of approximately $159 million in settlement of Luminant’s obligations to Oncor through 2016 but requested that EFIH act as an intermediary in the proposed settlement. In August 2012, EFIH purchased those obligations from Oncor for approximately $159 million (the “August 2012 Makewhole Payment”). In September 2012, Luminant paid EFIH the same amount—approximately $159 million—in full satisfaction of its obligations under both agreements (the “September 2012 Makewhole Payment”). One or both of these transactions could be challenged as constructive fraudulent transfers.

EFIH’s solvency as of its August 2012 Makewhole Payment would likely be a disputed issue. It could be argued that EFIH was not solvent at that time because, among other things, its liquidity generally depended on intercompany cash flows from EFH, Oncor, and TCEH. Oncor, however, could point to contemporaneous evidence that EFIH was solvent, including its successful issuance of $600 million Senior Secured Second Lien Notes in August 2012.

Whether EFIH received reasonably equivalent value for the August 2012 Makewhole Payment would also likely be disputed. It could be argued that EFIH should have paid Oncor less than Luminant would pay EFIH, because EFIH accepted litigation risk without a potential benefit. Oncor would likely respond by emphasizing the benefits it received from Luminant’s early settlement. For instance, Oncor could argue that EFIH benefitted because without the settlement, Oncor might have withheld dividends to EFIH to compensate for its exposure to Luminant’s credit risk—exacerbating EFIH’s liquidity situation.

It could also be argued that the September 2012 Makewhole Payment should be avoided. Creditors may argue that Luminant did not receive reasonably equivalent value. Although this repayment on account of an antecedent debt lies outside the one-year preference period for insider transactions under Section 547(b)(4)(B) of the Bankruptcy Code, some states recognize a cause of action to recover a payment to an “insider” on account of an antecedent debt under a fraudulent transfer theory, thus permitting a debtor to leverage the applicable state law statute of limitations to challenge such payments. Whether applicable law recognizes such a cause of action would likely be disputed.

Luminant’s solvency as of its September 2012 Makewhole Payment would also likely be contested. It could be argued that EFH acknowledged that it and TCEH were balance sheet insolvent at least as of February 18, 2011, when EFH issued its annual report for 2010.

(viii)	Shared Services.

EFH Corporate Services Company provides shared services to TCEH and its subsidiaries (among other entities). Costs of those services—including management fees paid to the Sponsor Group—have historically been allocated among the entities that receive the services. Before 2013, the companies’ arrangements concerning shared services were not reflected in a written agreement. In 2013, EFH and its subsidiaries entered a Shared Services Agreement to memorialize these practices. Between 2007 and 2014, TCEH paid more than $1.3 billion for services provided through EFH Corporate Services Company.

Payments made by TCEH for shared services could be challenged as constructive fraudulent transfers to or for the benefit of EFH or EFIH on the grounds that TCEH overpaid for its share of the services and that EFH and EFIH received and did not pay for services that were paid for by TCEH. EFH Corporate Services’ primary defenses to such claims would likely be (a) that TCEH received reasonably equivalent value in the form of services rendered; (b) that TCEH was solvent at the time that a large portion of the payments were made; and (c) that the avoidance of certain payments are barred by the statute of limitations. EFH’s and EFIH’s primary defenses to such claims would likely be the same and that the allocations were fair based on actual usage of services.

(ix)	Intercompany Tax Issues Related to IRS Settlements.

(A)	Intercompany Tax Payables and Receivables Reflected in the Debtors’ SOFAs and Schedules.

As of the Petition Date, the Debtors’ books and records reflected several intercompany tax payables and receivables. These amounts were also included in the Debtors’ SOFAs and Schedules, and were initially not marked as contingent, unliquidated, or disputed. Specifically, the Debtors’ books and records, as well as the SOFAs and Schedules, included:

•	a payable of approximately $1.29 billion owed from Luminant Generation Company LLC (“Luminant Generation”) to EFH;

•	a payable of approximately $754 million owed from EFH to TCEH;

•	a payable of approximately $2.9 million owed from TXU Energy Retail Company LLC (“TXU Energy”) to EFH;

•	a payable of approximately $1.4 million owed from Luminant Energy Company LLC (“Luminant Energy”) to EFH; and

•	a payable of approximately $5.4 million owed from EFH to TCEH.

These intercompany tax payables primarily relate to the application of the Competitive Tax Allocation Agreement (executed in May 2012) entered into among certain Debtors to two tax settlements with the IRS: (1) the settlement of certain issues related to the 1997-2002 taxable years (the “2002 Settlement”); and (2) the settlement of the 2003-2006 taxable years (the “2006 Settlement”). Although the 2006 Settlement was substantially agreed to in 2013, it has not yet been finalized. 53

[53]	As the Debtors continue to finalize calculations related to the 2006 Settlement with the IRS, certain of these potential claims may be adjusted. As of the date hereof, the alleged claim that EFH Corp. has against EFCH’s and EFCH’s subsidiaries is expected to increase; the alleged claim that TCEH has against EFH Corp. is unchanged.

Various aspects of the above payables and receivables are disputed. These disputes relate to, among other issues, (i) the language of the Competitive Tax Allocation Agreement (the “TAA”) and whether the claims by and against EFH should be netted against each other under the TAA, (ii) whether the claims were calculated correctly, (iii) whether the TAA applies to all of the tax years governed by the IRS Settlements, (iv) whether the tax sharing methodology used by the Debtors was consistent with the TAA, and (v) potential other issues.

(B)	2013 Cash Tax Sharing Payment.

In addition to the intercompany tax payables discussed above, in 2013, TCEH made a cash tax sharing payment of approximately $101.7 million to EFH for both federal and state taxes ($84.4 million of which related to federal taxes, with the rest relating to state taxes). This cash tax sharing payment relates to issues addressed by the 2002 Settlement that are not reflected in the payables discussed above.

This payment could be challenged as an avoidable preference under the Bankruptcy Code or as an “insider” fraudulent transfer under state law. EFH would likely counter that there are defenses to such a claim, including that the payment was made in the ordinary course of the Debtors’ business. Whether the ordinary course of business defense applies under this factual scenario would likely be disputed.

(c)	Claims for Breach of Fiduciary Duty and Aiding and Abetting.

The transactions discussed above could also be the subject of claims for breach of fiduciary duty against the Debtors’ directors and managers. First, it could be alleged that in approving transactions that arguably dissipated the Debtors’ assets, the directors and managers failed to exercise due care. Second, it could be alleged that in approving intercompany transactions in which they were arguably not disinterested, the directors and managers breached their duty of loyalty.

The timeliness of any such claims may be disputed to the extent that the transactions took place outside the relevant statute of limitations, which may be shorter than the statute of limitations for a fraudulent transfer claim.

The standard of review on any such claim would also likely be a disputed issue. The directors and managers would likely argue that the business judgment rule applies. The business judgment rule is “a rebuttable presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the company”; if satisfied, the directors and managers will not be “questioned” or “second guessed” in their conduct of corporate affairs. ASARCO LLC v. Americas Min. Corp., 396 B.R. 278, 405 (S.D. Tex. 2008). It could be argued, however, that claims related to certain transactions should be reviewed under the entire fairness standard, under which a director or manager must prove both fair dealing and fair price. See, e.g., Weinberger v. UOP, Inc., 457 A.2d 701, 711 (Del. 1983). Whether the directors and managers satisfied their duties under either standard will also likely be disputed.

The directors and managers would also likely argue that, to the extent they are liable for any breach of fiduciary duty, the Debtors are obligated to indemnify them.

The transactions discussed above could also be the subject of claims for aiding and abetting a breach of fiduciary duty. It could be alleged, for instance, that although the Sponsor Group did not directly owe duties to the Debtors, they played a key role in causing the Debtors’ directors or managers to allegedly breach their duties. See, e.g., ASARCO, 396 B.R. at 415-16. Whether there was in fact an underlying breach, and whether the Sponsor Group had a hand in causing that breach, will be disputed issues. Moreover, the Sponsor Group would likely argue that, to the extent they are liable for any breach of fiduciary duty, the Debtors are obligated to indemnify them.

(d)	Claims Relating to the Rabbi Trusts.

EFH maintains three rabbi trusts in connection with its two non-qualified benefits programs: (a) a contributory, non-qualified defined contribution plan that permits participants to voluntarily defer a portion of their base salary and/or annual incentive plan bonuses, known as the Salary Deferral Program, and (b) a non-contributory, non-qualified pension plan that provides retirement benefits to participants whose tax-qualified pension benefits are limited due to restrictions under the Internal Revenue Code and/or deferrals to other defined benefit programs, known as the Second Supplemental Retirement Plan (collectively, the “Non-Qualified Benefit Programs”). Obligations under the Non-Qualified Benefit Programs are, in part, funded by rabbi trusts owned by EFH Corp. As of the Petition Date, the rabbi trusts are overfunded. As of the Petition Date, the rabbi trust for the Salary Deferral Program had approximately $9.9 million in assets and the rabbi trusts for the Second Supplemental Retirement Plan had approximately $13.8 million in assets.

The TCEH Junior Creditors have sought standing to prosecute a claim asserting that under the terms of the rabbi trust agreements, if EFH Corp. or any of the “Participating Employers” (i.e., TCEH and its subsidiaries) becomes insolvent, the assets in the trust become available for the benefit of general creditors of EFH and the Participating Employers. EFH Corp. will likely dispute this conclusion, at least with respect to the Salary Deferral Program. EFH Corp. will likely argue that the Plan and Trust Agreements related to the Salary Deferral Program provide that assets in the trust shall be used to satisfy the claims of EFH Corp.’s creditors and do not make any reference to the Participating Employers.

3.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

4.	Release of Liens.

Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B.1, III.B.10, or III.B.18 of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors.

5.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Liability Management Program, the

Tax Sharing Agreements, the 2007 Acquisition, the Management Agreement, the 2011 Amend and Extend Transactions, the 2005 Oncor Transfer, the Luminant Makewhole Settlement, the Shared Services, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the EFIH First Lien Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Merger Agreement, the Backstop Agreement, or the DIP Facilities, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Merger Agreement, the Backstop Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, the Merger Agreement, the Backstop Agreement, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

6.	Releases by Holders of Claims and Interests.

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Management Agreement, the 2011 Amend and Extend Transactions, the 2005 Oncor Transfer, the Luminant Makewhole Settlement, the Shared Services, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the EFIH First Lien Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Merger Agreement, the Backstop Agreement, or the DIP Facilities, the Chapter 11 Cases, the Disclosure Statement, the Plan, the Merger Agreement, the Backstop Agreement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, the Merger Agreement, the Backstop Agreement, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

7.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Merger Agreement, the Backstop Agreement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure

Statement, the Plan, the Merger Agreement, the Backstop Agreement, or the DIP Facilities, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the Merger Agreement, the Backstop Agreement, or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to Article VIII.C or Article VIII.D of the Plan, shall be discharged pursuant to Article VIII.A of the Plan, or are subject to exculpation pursuant to Article VIII.E of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

VI. Confirmation of the Plan

A.	The Confirmation Hearing.

The Bankruptcy Court entered the Order Scheduling Certain Hearing Dates and Deadlines and Establishing Certain Protocols in Connection with the Confirmation of Debtors’ Plan of Reorganization and the Approval of Debtors’ Disclosure Statement (the “Confirmation Scheduling Order”), attached to this Disclosure Statement as Exhibit I, which (a) scheduled certain dates and deadlines in connection with the approval of this Disclosure Statement (the “Disclosure Statement Proceedings”) and the confirmation of the Plan (the “Confirmation Proceedings” and, together with the Disclosure Statement Proceedings, the “Proceedings”) and (b) established certain protocols in connection with the Proceedings (the “Protocols”). The schedule of dates and deadlines includes:

Approval of Disclosure Statement:

•	Monday, May 11, 2015, shall be the date by which Participating Parties[54] may begin serving written discovery requests and all written discovery requests must be served no later than Monday, May 18, 2015, at 4:00 p.m. (prevailing Eastern Time).

•	Wednesday, June 17, 2015, at 4:00 p.m. (prevailing Eastern Time) shall be the deadline by which any party, including the Participating Parties, must file any objections to the Disclosure Statement.

•	Thursday, July 2, 2015, at 4:00 p.m. (prevailing Eastern Time) shall be the deadline by which all discovery shall be complete.

Confirmation of the Plan:

•	Monday, May 18, 2015, at 4:00 p.m. (prevailing Eastern Time) shall be the deadline by which Participating Parties must serve written discovery requests.

•	Friday, October 9, 2015, shall be the date on which all fact and expert discovery shall be complete.

•	Wednesday, October 21, 2015, at 4:00 p.m. (prevailing Eastern Time) shall be the deadline by which any party, including the Participating Parties, must file any objections to the Plan.

•	Wednesday, November 18, 2015, shall be the date of the start of the hearing to approve the Plan (the “Confirmation Hearing”).

The Protocols (a) establish the manner by which parties can initiate their participation in the Disclosure Statement Proceedings or the Confirmation Proceedings, (b) make clear the scope of the Confirmation Proceedings, (c) delineate parameters for discovery, and (d) clarify certain processes relating to the Disclosure Statement Proceedings and the Confirmation Proceedings. The Protocols will streamline and reduce unnecessary costs in the discovery processes by requiring the coordination of requests for discovery; outlining the manner in which documents shall be produced; placing defined limits on document requests, interrogatories, and depositions; barring discovery that is duplicative of prior discovery issued in the Chapter 11 Cases; and instituting a procedure for resolving any discovery disputes. Given the number of parties that the Debtors anticipate will disagree with and object to various terms of the Plan and averments in this Disclosure Statement, the Protocols also provide for the Debtors to be relieved from the page limit set forth in Local Rule 7007-2(a)(iv) when filing any brief or declaration in support of Plan confirmation or approval of the Disclosure Statement.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan should be Confirmed in light of both the affirmative requirements of the Bankruptcy Code and any objections, if any, that are timely filed.

[54]	As defined in paragraph 2 of the Confirmation Scheduling Order.

B.	Requirements for Confirmation.

1.	Requirements of Section 1129(a) of the Bankruptcy Code.

Among the requirements for Confirmation are the following: (a) the Plan is accepted by all impaired Classes of Claims and Interests or, if the Plan is rejected by an impaired Class, that it “does not discriminate unfairly” and is “fair and equitable” as to such Class; (b) the Plan is feasible; and (c) the Plan is in the “best interests” of Holders of Claims and Holders of Interests that are Impaired under its provisions.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that the Plan satisfies or will satisfy all of the necessary requirements of chapter 11 of the Bankruptcy Code. Specifically, in addition to other applicable requirements, the Debtors believe that the Plan satisfies or will satisfy the applicable Confirmation requirements of section 1129 of the Bankruptcy Code set forth below:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the Plan proponents, have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, will be disclosed to the Bankruptcy Court, and any such payment: (a) made before Confirmation will be reasonable or (b) will be subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation.

•	Either each Holder of an Impaired Claim or Interest will accept the Plan, or each non-accepting Holder will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•	Except to the extent that the Holder of a particular Claim agrees to a different treatment of its Claim, the Plan provides that Administrative Claims and Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as is reasonably practicable.

•	At least one Class of Impaired Claims will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in that Class.

•	Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the U.S. Trustee, will be paid as of the Effective Date.

Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class. Section 1126(d) of the Bankruptcy Code provides that a class of interests has accepted a plan of reorganization if such plan has been accepted by holders of such interests that hold at least two-thirds in amount of the allowed interests of such class.

The Debtors believe that the Plan will be able to satisfy each of the 1129(a) confirmation requirements. To determine whether the Plan meets the feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Financial Projections, attached to this Disclosure Statement as Exhibit E and incorporated into this Disclosure Statement by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases, and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

2.	Best Interests of Creditors/Liquidation Analysis.

Pursuant to section 1129(a)(7) of the Bankruptcy Code, often called the “best interests test,” holders of allowed claims must either (a) accept the plan of reorganization, or (b) receive or retain under the plan property of a value, as of the plan’s assumed effective date, that is not less than the value such non-accepting holders would receive or retain if the debtors were to be liquidated under chapter 7 of the Bankruptcy Code on such date.

To demonstrate compliance with the “best interests test,” the Debtors estimated a range of proceeds that would be generated from a hypothetical chapter 7 liquidation in their liquidation (the “Liquidation Analysis”), which is attached to this Disclosure Statement as Exhibit G and incorporated into this Disclosure Statement by reference. In the Liquidation Analysis, the Debtors determined a hypothetical liquidation value of their businesses if a chapter 7 trustee were appointed and charged with reducing to cash any and all of the Debtors’ assets. The Debtors compared this hypothetical liquidation value to the value and returns provided for under the Plan. As reflected in more detail in the Liquidation Analysis, the Debtors believe that the value of any distributions if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code would not be greater than the value of distributions under the Plan. Readers should carefully review the information in Exhibit G in its entirety.

3.	Feasibility/Financial Projections.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in the plan of reorganization).

Attached to this Disclosure Statement as Exhibit E, and incorporated into this Disclosure Statement by reference, are the unaudited pro forma financial statements with regard to the Reorganized Debtors for the time period for the time period from December 31, 2015 through December 31, 2020 (the “Financial Projections”). The Financial Projections consist of a summary of estimated key drivers to the Debtors’ financial performance over the projection period (net generation, natural gas price, heat rate, and power price), an income statement, a cash flow statement, and a balance sheet assuming an Effective Date of March 31, 2016 and are based on the Debtors’ current business plan and the Plan. In addition, a balance sheet has been provided as of the Effective Date with pro forma adjustments to account for (a) the reorganizing and related transactions pursuant to the Plan and (b) the implementation of “fresh start” accounting pursuant to Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under The Bankruptcy Code, as issued by the American Institute of Certified Public Accountants. The Financial Projections may not be in accordance with Generally Accepted Accounting Practices.

4.	Acceptance by Impaired Classes.

The Bankruptcy Code requires that, except as described in the following section, each impaired class of claims or interests must accept a plan in order for it to be confirmed. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to the class is not required. A class is “impaired” unless the plan: (a) leaves unaltered the legal, equitable, and contractual rights to which the claim or the interest entitles the holder of the claim or interest; or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of non-insider allowed claims in that class, counting only those claims that actually voted to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. For a class of impaired interests to accept a plan, section 1126(d) of the Bankruptcy Code requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests that actually voted to accept or reject the plan. Thus, a class of interests will have voted to accept the plan only if two-thirds in amount actually voting cast their ballots in favor of acceptance.

5.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted the plan, provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cramdown,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

(a)	No Unfair Discrimination.

This test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a proposed plan. The test does not require that the treatment be the same or equivalent, but that the treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. Under certain circumstances, a proposed plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

(b)	Fair and Equitable Test.

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class.

If any Impaired Class of Claims or Interests rejects the Plan, the Debtors reserve the right to seek Confirmation of the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. Specifically, to the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan before Confirmation, including amending or modifying the Plan to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

The Debtors submit that if the Debtors need to “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured such that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for cramdown.

Section 1129(b) of the Bankruptcy Code does not apply to Classes A1, A2, A3, A8, B1, B2, B8, C1, C2, and C8 because those Classes are conclusively presumed to accept the Plan.

With respect to Classes that are entitled to vote and vote to reject the Plan, the fair and equitable test sets different standards depending upon the type of Claims or Interests in such class:

(i)	Secured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that: (A) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the Plan; and (B) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a value, as of the Effective Date, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

(ii)	Unsecured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either: (A) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the Effective Date, equal to the allowed amount of such claim; or (B) the holder of any claim or any interest that is junior to the claims of such class will not receive or retain any property under the plan on account of such junior claim or junior interest, subject to certain exceptions.

(iii)	Interests.

The condition that a plan be “fair and equitable” to a non-accepting class of interests, includes the requirements that either: (A) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the Effective Date, equal to the greatest of: (1) the allowed amount of any fixed liquidation preference to which such holder is entitled, (2) any fixed redemption price to which such holder is entitled, or (3) the value of such interest; or (B) if the class does not receive the amount as required under (A) hereof, no class of interests junior to the non-accepting class may receive a distribution under the plan.

6.	Valuation of the Debtors.

Evercore has performed the Valuation Analysis of Reorganized TCEH, which is attached to this Disclosure Statement as Exhibit F and incorporated into this Disclosure Statement by reference. The Valuation Analysis should be considered in conjunction with the Risk Factors discussed in Section VIII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 127, and the Financial Projections, attached to this Disclosure Statement as Exhibit E. The Valuation Analysis is based on data and information as of that date. Readers should carefully review the information in Exhibit F in its entirety. The valuation of EFIH’s indirect ownership of approximately 80% of Oncor will be determined pursuant to the auction conducted in accordance with the Bidding Procedures Order.

C.	Conditions Precedent to Confirmation of the Plan.

It shall be a condition to Confirmation that the following shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

1.	the Bankruptcy Court shall have entered the Confirmation Order in a manner consistent in all material respects with the Plan and the Merger Agreement or Backstop Agreement, as applicable; and

2.	the Confirmation Order shall:

(a)	authorize the Debtors and the Reorganized Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan and the Merger or Equity Investment, as applicable;

(b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)	authorize the Debtors and Reorganized Debtors, as applicable/necessary, to: (i) implement the Restructuring Transactions, including the Tax-Free Spin-Off and the Merger or Equity Investment, as applicable; (ii) issue and distribute the Reorganized EFH Common Stock, the Parent Common Stock, as applicable, the New Reorganized TCEH Debt, the Reorganized TCEH Common Stock, the New Reorganized TCEH Warrants, and the New Reorganized EFIH Debt, each pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan, including Cash, the Total Transaction Consideration, the New Reorganized TCEH Warrants, the Reorganized EFH Common Stock, the New Reorganized TCEH Debt, the Reorganized TCEH Common Stock, the New Reorganized TCEH Warrants, the New Reorganized TCEH Sub Preferred Stock, and the New Reorganized EFIH Debt, if any; and (iv) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement; and

(d)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order in furtherance of, or in connection with, any transfers of property pursuant to the Plan, including any deeds, mortgages, security interest filings, bills of sale, or assignments executed in connection with (1) the Restructuring Transactions, including the Tax-Free Spin-Off, the Preferred Stock Sale, and the Merger or the Equity Investment, as applicable; (2) issuance of the New Reorganized TCEH Debt; (3) the New Reorganized EFIH Debt; (4) issuance of the Reorganized TCEH Common Stock; (5) issuance of the New Reorganized TCEH Warrants; (6) issuance of the Reorganized EFH Common Stock; (7) issuance of the New Reorganized TCEH Sub Preferred Stock; and (8) in the Merger Scenario, issuance of the Parent Common Stock, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

D.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C of the Plan:

1.	the Confirmation Order shall have been duly entered;

2.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the Merger, including from the FERC, PUC, and NRC, as applicable, provided that the PUC Regulatory Approval shall not be required to implement and effectuate the Plan as to the TCEH Debtors, provided further that with respect to the Merger Agreement or the Backstop Agreement, as applicable, PUC Regulatory Approval shall be considered obtained if the PUC issues its conditional approval of the Restructuring Transactions;

3.	the Debtors shall have obtained the Private Letter Ruling from the IRS to the reasonable satisfaction of EFH Corp., the Plan Sponsor, TCEH, and the TCEH Supporting Creditors; provided, however, that the failure of the Private Letter Ruling to rule that (i) the Contribution and Distribution qualify as a reorganization within the meaning of section 368(a)(1)(G) of the IRC; (ii) the Distribution constitutes a transaction qualifying under sections 355 and 356 of the IRC; or (iii) the Distribution is not used principally as a device for the distribution of earnings and profits of EFH Corp. or Reorganized TCEH, in each case shall not be grounds for concluding the Private Letter Ruling is not to the reasonable satisfaction of either EFH Corp., the Plan Sponsor, TCEH, or the TCEH Supporting Creditors;

4.	Reorganized EFH, Reorganized TCEH, and, in the Merger Scenario, the Parent and the Merger Sub, shall have executed the Tax Matters Agreement;

5.	in the Merger Scenario, the Parent Common Stock shall have been approved for listing on the NYSE or NASDAQ, subject to official notice of issuance, and either (i) in the Merger Scenario, a Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and the Parent shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Stock Consideration; or (ii) the SEC shall have issued a favorable “no-action” letter agreeing that the exemption from the registration requirements of the Securities Act and from applicable state securities laws provided by section 1145 of the Bankruptcy Code is applicable in connection with the issuance of the Stock Consideration;

6.	in the Merger Scenario, the representations of EFH Corp., the Parent, and the Merger Sub in the Merger Agreement shall be true and correct as of the Effective Date, except any failure to be true and correct that has not had, individually or in the aggregate, a material adverse effect;

7.	in the Backstop Scenario, the representations of Debtors and the Backstop Parties in the Backstop Agreement shall be true and correct as of the Effective Date, except any failure to be true and correct that has not had, individually or in the aggregate, a material adverse effect;

8.	the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the Plan and the Merger Agreement;

9.	all Allowed Professional Fee Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court; and

10.	the Debtors shall have implemented the Restructuring Transactions, including the Merger or Equity Investment, as applicable, the Tax-Free Spin-Off, and the TCEH Basis Step-Up, in a manner consistent in all material respects with the Plan and the Merger Agreement or Backstop Agreement, as applicable.

E.	Waiver of Conditions.

Except with respect to Article IX.B.9 of the Plan, the conditions to Confirmation and Consummation set forth in this Section VI may be waived by the Debtors, including the Debtors acting at the direction of the Disinterested Directors and Managers with respect to Conflict Matters.

F.	Effect of Failure of Conditions.

Unless extended by the Debtors, including the Debtors acting at the direction of the Disinterested Directors and Managers with respect to Conflict Matters, if Consummation does not occur within 365 days of the Confirmation Date, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

VII. Voting Instructions

A.	Overview.

The Solicitation Procedures, which are incorporated into this Disclosure Statement by reference and summarized below, will be used to collect and tabulate votes on the Plan. Readers should carefully read the information in the Disclosure Statement Order (attached hereto as Exhibit H), particularly with respect to certain voting procedures applicable to Beneficial Holders and their Nominees.

THIS DISCUSSION OF THE SOLICITATION AND VOTING PROCESS AND THE SOLICITATION PROCEDURES IS ONLY A SUMMARY.

PLEASE REFER TO THE SOLICITATION PROCEDURES, ATTACHED AS AN EXHIBIT TO THE DISCLOSURE STATEMENT ORDER (ATTACHED HERETO AS EXHIBIT H), FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE SOLICITATION PROCEDURES AND INFORMATION IN THIS SUMMARY, THE SOLICITATION PROCEDURES SHALL GOVERN.

B.	Holders of Claims and Interests Entitled to Vote on the Plan.

Under the applicable provisions of the Bankruptcy Code, not all Holders of Claims and Interests are entitled to vote on the Plan. The Debtors are soliciting votes to accept or reject the Plan only from the Voting Classes, composed of Classes A4, A5, A6, A7, A8, A9, A10, A11, A12, A16, B3, B4, B5, C3, C4, and C5. The Debtors are not soliciting votes from Holders of the remaining Classes of Claims and Interests who are deemed to reject the Plan or are presumed to accept the Plan because: (1) their Claims are being paid in full; (2) their Claims or Interests are being Reinstated; or (3) they are deemed to reject the Plan.

C.	Voting Record Date.

The Voting Record Date is such date that is 10 days prior to the scheduled commencement of the hearing to consider the Disclosure Statement. The Voting Record Date is the date on which it will be determined which Holders of Claims and Interests in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims or Interests have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee can vote as the Holder of a Claim or Interest.

D.	Voting on the Plan.

The Solicitation Procedures will be used to collect and tabulate votes on the Plan. The Solicitation Procedures are incorporated into this Disclosure Statement by reference and attached as an exhibit to the Disclosure Statement Order, which is attached as Exhibit H to this Disclosure Statement. Readers should carefully read the Solicitation Procedures, particularly with respect to certain voting procedures applicable to Beneficial Holders of Claims and Interests in the Voting Classes.

Only the Voting Classes are entitled to vote on the Plan. Holders of all other Classes of Claims and Interests are deemed to: (a) accept the Plan because (i) their Claims are being paid in full or (ii) their Claims or Interests are being Reinstated; or (b) reject the Plan.

The Voting Deadline is 4:00 p.m. (prevailing Eastern Time) on October 21, 2015. To be counted as votes to accept or reject the Plan, all Ballots and Master Ballots must be properly pre-validated (if applicable), executed, completed, and delivered (either by using the return envelope provided, by first class mail, overnight courier, or personal delivery) such that they are actually received on or before the Voting Deadline by the Solicitation Agent as follows:

DELIVERY OF BALLOTS

BALLOTS AND MASTER BALLOTS, AS APPLICABLE, MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING EASTERN TIME) ON OCTOBER 21, 2015 AT THE FOLLOWING ADDRESSES:

FOR ALL BALLOTS OTHER THAN MASTER BALLOTS

VIA FIRST CLASS MAIL:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

P.O. BOX 4422

BEAVERTON, OREGON 97076-4422

VIA OVERNIGHT COURIER OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

10300 SW ALLEN BOULEVARD

BEAVERTON, OREGON 97005

FOR MASTER BALLOTS

VIA FIRST CLASS MAIL, OVERNIGHT COURIER, OR HAND DELIVERY:

EFH BALLOT PROCESSING

C/O EPIQ BANKRUPTCY SOLUTIONS, LLC

777 THIRD AVENUE, 12TH FLOOR

NEW YORK, NEW YORK 10017

IF YOU RECEIVED AN ENVELOPE ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ENOUGH TIME WHEN YOU RETURN YOUR BALLOT FOR YOUR NOMINEE TO CAST YOUR VOTE ON A MASTER BALLOT BEFORE THE VOTING DEADLINE.

BALLOTS RECEIVED VIA EMAIL OR FACSIMILE WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS ON THE PROCEDURE FOR VOTING ON THE PLAN, PLEASE CALL THE DEBTORS’ RESTRUCTURING HOTLINE AT:

(877) 276-7311

E.	Ballots Not Counted.

No Ballot will be counted toward Confirmation if, among other things: (1) it is illegible or contains insufficient information to permit the identification of the Holder of the Claim or Interest; (2) it was transmitted by facsimile or other electronic means; (3) it was cast by, submitted by, or on behalf of an Entity that does not hold a Claim or Interest in a Voting Class; (4) it was submitted by or on behalf of an Entity not entitled to vote pursuant to the Plan, the Solicitation Procedures, or any order of the Bankruptcy Court; (5) it was sent to the Debtors, the Debtors’ agents/representatives (other than the Solicitation Agent), an indenture trustee, an administrative agent, or the Debtors’

financial or legal advisors instead of to the Solicitation Agent; (6) it is unsigned; (7) it was signed by a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation or otherwise acting in a fiduciary or representative capacity without indicating such capacity or submitting proper evidence to act on behalf of the Beneficial Holder, if requested by the Debtors, the Solicitation Agent, the applicable Nominee or its agent, or the Bankruptcy Court; (8) it is not marked to either accept or reject the Plan or it is marked both to accept and reject the Plan; (9) it is received by the Solicitation Agent after the Voting Deadline; (10) it was cast for a Claim or Interest that is subject to dispute pending as of the Record Date (unless temporarily allowed in accordance with the Solicitation Procedures); (11) with respect to Ballots voted by Beneficial Holders, the Ballot was sent to the Solicitation Agent rather than the Beneficial Holder’s Nominee without being properly pre-validated; (12) with respect to Ballots voted by Beneficial Holders, the Holder or Nominee or Both simultaneously cast inconsistent Ballots; or (13) it is a Ballot voted by a Beneficial Holder that was not returned to the Beneficial Holder’s Nominee in time for the Nominee to include the Ballot in the Master Ballot.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE SOLICITATION PROCEDURES WILL NOT BE COUNTED EXCEPT IN THE DEBTORS’ SOLE DISCRETION.

VIII. Risk Factors

Before taking any action with respect to the Plan, Holders of Claims and Interests who are entitled to vote to accept or reject the Plan should read and consider carefully the risk factors set forth below, as well as the other information set forth in this Disclosure Statement, the Plan, and the documents delivered together herewith, referred to, or incorporated by reference into this Disclosure Statement, including, the EFH Public Filings, each of which is incorporated into this Disclosure Statement by reference, which add to and expand upon many of the risk factors discussed in this Disclosure Statement. The risk factors should not be regarded as constituting the only risks with respect to the Debtors’ business or the Restructuring and its implementation. Each risk factor discussed in this Disclosure Statement may apply equally to the Debtors, the Debtors’ non-Debtor affiliates, the Reorganized Debtors, and Oncor, as applicable and as context requires. The following risk factors refer generally to the Debtors as a matter of convenience, and specific references to the Debtors, the TCEH Debtors, the EFH Debtors, the EFIH Debtors, the Reorganized Debtors, Reorganized EFH, Reorganized EFIH, Reorganized TCEH, or any other specific references, should not be interpreted as limiting any risk factor discussed below.

A.	Risks Related to the Restructuring.

1.	The Debtors Have Filed Voluntary Petitions For Relief Under the Bankruptcy Code and Are Subject to the Risks and Uncertainties Associated with Bankruptcy Cases.

The Debtors have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. For the duration of the Chapter 11 Cases, the Debtors’ business and operations will be subject to various risks, including, but not limited, to the following:

•	the Debtors’ ability to consummate and implement the Plan (or one or more other plans of reorganization with respect to the Chapter 11 Cases);

•	the Debtors’ ability to obtain Bankruptcy Court, creditor, and regulatory approval of the Plan (or one or more other plans of reorganization with respect to the Chapter 11 Cases) and the effect of alternative proposals, views, and objections of creditor committees, creditors, or other stakeholders, which may make it difficult to consummate the Plan (or one or more other plans of reorganization with respect to the Chapter 11 Cases) in a timely manner;

•	the Debtors’ ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases and the outcomes of Bankruptcy Court rulings in the Chapter 11 Cases in general;

•	risks associated with third party motions in the Chapter 11 Cases, which may interfere with the Debtors’ business operations, including additional collateral requirements, or ability to consummate and implement the Plan (or one or more other plans of reorganization with respect to the Chapter 11 Cases);

•	increased costs related to the Chapter 11 Cases and related litigation;

•	the Debtors’ ability to maintain or obtain sufficient financing sources for operations or to fund the Plan (or any other reorganization plan) and meet future obligations;

•	a significant increase in the amount of collateral required to engage in commodity related hedging transactions;

•	a loss of, or a disruption in the materials or services received from, suppliers, contractors, or service providers with whom the Debtors have commercial relationships;

•	a material decrease in the number of TXU Energy’s electricity customers and a material tarnishing of its brand;

•	risk that parties in interest in the Chapter 11 Cases may seek to cause the PUC to review the Debtors’ REP certifications;

•	risks related to mining reclamation bonding obligations;

•	potential incremental increase in risks related to distributions from Oncor;

•	potential increased difficulty in retaining and motivating the Debtors’ key employees through the process of reorganization, and potential increased difficulty in attracting new employees;

•	significant time and effort required to be spent by the Debtors’ senior management in dealing with the bankruptcy and restructuring activities rather than focusing exclusively on business operations;

•	the outcome of current or potential litigation regarding whether certain noteholders are entitled to makewhole or redemption premiums and/or postpetition interest in connection with the treatment of their claims in bankruptcy; and

•	the outcome of current or potential litigation regarding intercompany Claims and/or derivative Claims.

The Debtors will also be subject to risks and uncertainties with respect to the actions and decisions of creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans. These risks and uncertainties could affect the Debtors’ business and operations in various ways and may significantly increase the time the Debtors have to operate under Chapter 11 bankruptcy protection.

Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot predict or quantify the ultimate effect that events occurring during the Chapter 11 Cases may have on the Debtors’ business, cash flows, liquidity, financial condition, and results of operations, nor can the Debtors predict the ultimate impact that events occurring during the Chapter 11 Cases may have on the Debtors’ corporate or capital structure. For example, in connection with the Chapter 11 Cases, certain of the Debtors’ creditors may seek, and receive, Bankruptcy Court approval to sell or otherwise transfer certain of the Debtors’ subsidiaries (or their assets) to satisfy liabilities owed to such creditors. Any such transfer could result in significant tax liabilities for EFH Corp. and its subsidiaries (excluding Oncor Holdings, Oncor, and their ring-fenced affiliates and subsidiaries), which could reduce the recovery of creditors.

The duration of the Chapter 11 Cases is difficult to estimate and could be lengthy. The Debtors will be required to seek approvals of the Bankruptcy Court and certain federal and state regulators in connection with the Chapter 11 Cases, and certain parties may intervene and protest approval, absent the imposition of conditions to resolve their concerns. The approvals by governmental entities may be denied, conditioned, or delayed.

TCEH and EFIH have entered into the TCEH DIP Facility and the EFIH First Lien DIP Facility respectively, to, among other things, provide liquidity and fund operational and restructuring-related expenses during the Chapter 11 Cases and, in the case of the EFIH First Lien DIP Facility, to repay the EFIH First Lien Notes. If the Debtors fail to comply with these covenants or an event of default occurs under the DIP Facilities, the Debtors’ liquidity, financial condition, or operations may be materially affected.

2.	The Duration of the Chapter 11 Cases is Difficult to Estimate and Could Be Lengthy.

Due to the termination of the Restructuring Support Agreement, the Debtors are likely subject to more lengthy, costly and contentious Chapter 11 Cases. If the Debtors are unable to file and solicit votes for a Chapter 11 plan of reorganization prior to the expiration of the exclusivity period granted by the Bankruptcy Court, then third parties can file a plan, which would likely further exacerbate the length, cost and contentiousness of the Chapter 11 Cases. Moreover, the duration of the Chapter 11 Cases is subject to the receipt of Bankruptcy Court approval for a Chapter 11 plan of reorganization and regulatory approvals, the timing of which is unpredictable.

The uncertainty surrounding a prolonged restructuring could also have other adverse effects on the Debtors. For example, it could also adversely affect:

•	the Debtors’ ability to raise additional capital;

•	the Debtors’ liquidity;

•	how the Debtors’ business is viewed by regulators, investors, lenders, credit ratings agencies and other stakeholders; and

•	the Debtors’ enterprise value.

If the Debtors are unable to file a Chapter 11 plan of reorganization, or solicit the appropriate votes for such plan, in each case, prior to the expiration of the exclusivity period granted by the Bankruptcy Court (currently June 23, 2015 for filing a Chapter 11 plan of reorganization and August 23, 2015 for soliciting the appropriate votes for such plan – but which could be further extended by the Bankruptcy Court), third parties could file their own plan or plans of reorganization. Any such third party plan or plans will likely exacerbate the length, cost and contentiousness of the Chapter 11 Cases.

The Debtors will be required to seek approvals of the Bankruptcy Court and certain federal and state regulators in connection with certain actions in the Chapter 11 Cases, including with respect to the Plan, and certain parties may intervene and protest approval, absent the imposition of conditions to resolve their concerns. The approvals by governmental entities may be denied, conditioned or delayed.

3.	Operating in Chapter 11 May Restrict the Debtors’ Ability to Pursue Strategic and Operational Initiatives.

Under chapter 11 of the Bankruptcy Code, transactions outside the ordinary course of business are subject to the prior approval of the Bankruptcy Court, which may limit the Debtors’ ability to respond in a timely manner to certain events or take advantage of certain opportunities or to adapt to changing market or industry conditions. Additionally, the terms of the TCEH DIP Facility and the EFIH DIP Facility may limit the TCEH and EFIH Debtors’ ability, respectively, to undertake certain business initiatives, including their ability to:

•	sell assets outside the normal course of business;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of the respective Debtors’ assets;

•	grant liens; and

•	finance the respective Debtors’ operations, investments, or other capital needs or to engage in other business activities that may be in the respective Debtors’ interest.

If the TCEH or EFIH Debtors fail to comply with the covenants in their respective DIP Facility or an event of default occurs under such DIP Facility, the respective Debtors’ liquidity, financial condition or operations may be materially impacted.

4.	The Debtors May Experience Increased Levels of Employee Attrition As a Result of the Chapter 11 Cases.

As a result of the Chapter 11 Cases, the Debtors may experience increased levels of employee attrition, and the Debtors’ employees likely will face considerable distraction and uncertainty. A loss of key personnel or material erosion of employee morale could adversely affect the Debtors’ business and results of operations. The Debtors’ ability to engage, motivate, and retain key employees or take other measures intended to motivate and incentivize key employees to remain with the Debtors through the pendency of the Chapter 11 Cases is limited by restrictions on implementation of incentive programs under the Bankruptcy Code. The loss of services of members of the Debtors’ senior management team could impair the Debtors’ ability to execute the Debtors’ strategy and implement operational initiatives, which would be likely to have a material adverse effect on the Debtors’ financial condition, liquidity, and results of operations.

5.	As a Result of the Chapter 11 Cases, the Debtors’ Historical Financial Information May Not Be Indicative of the Debtors’ Future Financial Performance.

The Debtors’ capital structure will likely be significantly altered under any chapter 11 plan confirmed by the Bankruptcy Court. Under fresh-start accounting rules that may apply to the Debtors upon the effective date of a chapter 11 plan, the Debtors’ assets and liabilities would be adjusted to fair value, which could have a significant impact on the Debtors’ financial statements. Accordingly, if fresh-start accounting rules apply, the Debtors’ financial condition and results of operations following the Debtors’ emergence from chapter 11 would not be comparable to the financial condition and results of operations reflected in the Debtors’ historical financial statements. In connection with the Chapter 11 Cases and the development of a chapter 11 plan, it is also possible that additional restructuring and related charges may be identified and recorded in future periods. Such charges could be material to the Debtors’ consolidated financial position, liquidity, and results of operations.

In particular, the Debtors’ corporate and capital structure will be significantly altered if the Plan is consummated. On the Effective Date, EFH Corp. will cease to hold a direct or indirect equity interest in assets or liabilities of TCEH or any of TCEH’s direct or indirect subsidiaries.

6.	As a Result of the Chapter 11 Cases, Net Operating Losses and Other Tax Attributes Are Not Expected to be Available Upon Emergence From the Chapter 11 Cases.

As discussed in greater detail in Section X.B of this Disclosure Statement, entitled “Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors,” which begins on page 163, the Debtors expect that they will not have any net operating losses or other tax attributes, other than asset basis, available to offset taxable income following the Effective Date.

7.	The Outcome of Litigation Regarding Whether Noteholders are Entitled to Any Makewhole or Redemption Premiums and/or Postpetition Interest Is Uncertain.

The EFIH Debtors are engaged in litigation regarding whether noteholders of its outstanding notes are entitled to receive a make-whole or redemption premium in connection with the repayment of such notes, including pursuant to a Chapter 11 plan of reorganization. As of December 31, 2014, the total aggregate amount of make-whole or redemption premiums that would be owed if such alleged claims were allowed claims would be approximately $1.123 billion (of which $432 million relates to the EFIH First Lien Notes, $591 million relates to the EFIH Second Lien Notes and $100 million relates to the EFIH PIK Notes). In these matters, the EFIH Debtors have requested, or expect to request, orders from the Bankruptcy Court disallowing such make-whole or redemption claims. See Note 13 to the Financial Statements in EFH Corp. 10-K for the fiscal year ended 2014 for a more detailed discussion regarding these claims.

EFH Corp. is also likely to become engaged in litigation or similar adversarial proceedings regarding whether holders of its outstanding notes are entitled to receive a make-whole or redemption premium in connection with the repayment of such notes, including pursuant to a Chapter 11 plan of reorganization. As of December 31, 2014, the total aggregate amount of make-whole or redemption premiums that would be owed if such alleged claims were allowed would be approximately $231 million.

Moreover, creditors may make additional claims in the Chapter 11 Cases in connection with the repayment or settlement of their prepetition debt such as indemnification claims or for the payment of fees and expenses incurred in connection with litigating such claims.

In addition, creditors may assert claims for post-petition interest, including default interest, on their outstanding notes in connection with the repayment of such notes, including pursuant to a Chapter 11 plan of reorganization. Such amounts would be material, particularly if such postpetition interest were required to be paid at the contract rate as opposed to the federal judgment rate.

The Debtors cannot predict whether any such litigation would be filed or, if filed, the ultimate outcome of any such litigation or the Bankruptcy Court’s determination regarding the validity or the amounts payable in respect of any such claim.

8.	TCEH May Be Limited In Its Ability to Use Cash Should the TCEH Cash Collateral Final Order Expire.

The TCEH Cash Collateral Final Order expires in October 2015. TCEH may not be able to fully and efficiently use its cash in the event that the TCEH Cash Collateral Final Order expires without TCEH being able to agree with the Prepetition First Lien Creditors (as defined in the TCEH Cash Collateral Motion) to an extension or a new cash collateral order that is approved by the Bankruptcy Court. The TCEH Debtors’ businesses and operations are cash-intensive and any restriction on their ability to use cash could have a material and adverse effect on TCEH’s results of operations, liquidity and financial condition. Moreover, the expiration of the TCEH Cash Collateral Final Order would cause an event of default under the TCEH DIP Facility, which could have a material and adverse effect on TCEH’s businesses, results of operations, liquidity and financial condition.

9.	There Is No Guarantee That the Debtors Will Receive Bids to Purchase EFH Corp.’s Indirect Ownership Interest in Oncor That Are Deemed Acceptable, or That the Bankruptcy Court Will Approve Any Transaction That Ultimately Results From the Process Established in the Bidding Procedures Order.

On January 14, 2015, the Bankruptcy Court issued the Bidding Procedures Order, which sets forth the process by which the Debtors are authorized to solicit proposals (i.e. bids) from third parties to acquire (in any form and employing any structure, whether taxable (in whole or in part) or tax-free) EFH Corp.’s indirect economic ownership interest in Oncor in accordance with the Bankruptcy Code. The Debtors cannot predict the outcome of this process, including whether any acceptable bid will be received, whether the Bankruptcy Court will approve any such bid or when or whether any such transaction will ultimately close because, among other things, any such transaction would be subject to customary closing conditions, including receipt of all applicable regulatory approvals.

10.	Risks Related to the Debtors’ Substantial Debt.

(a)	The DIP Facilities May Be Insufficient to Fund the Debtors’ Cash Requirements Through Their Emergence from Bankruptcy. In addition, the Debtors’ Independent Auditor’s Report on the Debtors’ Financial Statements Raises Substantial Doubt About the Debtors’ Ability to Continue as a Going Concern.

For the duration of the Chapter 11 Cases, the Debtors will be subject to various risks, including, but not limited, to (i) the inability to maintain or obtain sufficient financing sources for operations or to fund any reorganization plan and meet future obligations, and (ii) increased legal and other professional costs associated with the Chapter 11 Cases and the Debtors’ reorganization.

The Debtors believe that the DIP Facilities, plus cash from operations (in the case of TCEH) and distributions received from Oncor Holdings (in the case of EFIH and EFH Corp.), will be sufficient to fund the Debtors’ anticipated cash requirements through the pendency of the Chapter 11 Cases. However, if the Effective Date does not occur prior to the maturity of the DIP Facilities or costs associated with the Chapter 11 Cases and the Debtors’ reorganization are materially greater than anticipated, the Debtors may not have adequate liquidity or be able to obtain sufficient additional financing on acceptable terms or at all.

In its report on the Debtors’ financial statements, which was publicly filed with the Securities and Exchange Commission, the Debtors’ independent public accounting firm states that the uncertainties inherent in the bankruptcy process raise substantial doubt about the Debtors’ ability to continue as a going concern.

(b)	The Debtors’ Substantial Leverage Could Adversely Affect Their Ability to Raise Additional Capital to Fund Their Obligations, Limit Their Ability to React to Changes in the Economy or Their Industry and Prevent the Debtors From Meeting Obligations Under Their Various Debt Agreements.

The Debtors have up to $1.425 billion outstanding under the TCEH DIP Facility and $5.4 billion outstanding under the EFIH First Lien DIP Facility. The Debtors’ substantial leverage could have important consequences, including:

•	making it more difficult for the Debtors to make payments on their debt;

•	requiring a substantial portion of the Debtors’ cash flow to be dedicated to the payment of interest on debt;

•	increasing the Debtors’ vulnerability to adverse economic, industry, or competitive developments;

•	limiting the Debtors’ ability to make strategic acquisitions or causing the Debtors to make non-strategic divestitures;

•	limiting the Debtors’ ability to obtain additional financing for working capital and debt service requirements;

•	limiting acquisitions or refinancing of existing debt; and

•	limiting the Debtors’ ability to adjust to changing market conditions and placing the Debtors at a disadvantage compared to competitors who are less highly leveraged and who, therefore, may be able to operate at a lower overall cost (including debt service) and take advantage of opportunities that the Debtors cannot.

(c)	The Debtors May Not Be Able to Obtain Exit Financing to Repay the DIP Facilities or, if the Debtors are able to Obtain Such Exit Financing, the Agreements Governing Such Exit Financing May Significantly Restrict the Debtors’ Financing and Operations Flexibility After Emerging from Bankruptcy.

It is expected that the TCEH First Lien DIP Facility and EFIH First Lien DIP Facility will be repaid using, in whole or in part, the proceeds from borrowings under exit financings that will be put in place at TCEH and EFIH, respectively, in connection with their respective emergence from bankruptcy. The Debtors’ ability to obtain such exit financings will depend on, among other things, the timing and outcome of various ongoing matters in the Chapter 11 Cases, the Debtors’ business, operations and financial condition, and market conditions. The Debtors have not yet received any commitment with respect to any exit facilities, and there can be no assurance that the Debtors will be able to obtain such exit facilities on reasonable economic terms, or at all. If the Debtors cannot secure exit financing, the Debtors may not be able to emerge from bankruptcy and may not be able to repay the EFIH First Lien DIP Facility or TCEH First Lien DIP Facility at their respective maturities. Any exit financing that the Debtors are able to secure may include a number of significant restrictive covenants which could impair the Reorganized Debtors’ financing and operational flexibility and make it difficult for the Reorganized Debtors to react to market conditions and satisfy the Reorganized Debtors’ ongoing capital needs and unanticipated cash requirements. In addition, such exit facilities may require the Reorganized Debtors to periodically meet various financial ratios and tests. These financial covenants and tests could limit the Reorganized Debtors’ ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict their financing and operations.

11.	Even if the Restructuring is Successful, the Debtors Will Continue to Face Risks.

The Restructuring is generally designed to reduce the amount of the Debtors’ indebtedness and cash interest expense and improve each of their liquidity and financial and operational flexibility to generate long-term growth. Even if the Restructuring is implemented, the Debtors will continue to face a number of risks, including certain risks that are beyond the Debtors’ control, such as changes in economic conditions, changes in the Debtors’ industry, and changes in commodity prices. As a result of these risks and others, there is no guarantee that the Restructuring will achieve the Debtors’ stated goals.

B.	Risks Related to Confirmation and Consummation of the Plan.

1.	Conditions Precedent to Confirmation May Not Occur.

As more fully set forth in Section VI.C of the Plan, the occurrence of Confirmation and the Effective Date are each subject to a number of conditions precedent. If the conditions precedent to Confirmation are not met or waived, the Plan will not be Confirmed, and if the conditions precedent to Consummation are not met or waived, the Effective Date will not take place. In the event that the Plan is not Confirmed or is not Consummated, the Debtors may seek Confirmation of a new plan. However, if the Debtors do not secure sufficient working capital to continue their operations or if the new plan is not confirmed, the Debtors may be forced to liquidate their assets.

2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a Claim or an Interest in a particular Class only if such Claim or Interest is substantially similar to the other Claims or Interests in such Class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.	The Debtors May Not Be Able to Satisfy Vote Requirements.

Pursuant to section 1126(c) of the Bankruptcy Code, section 1129(a)(7)(A)(i) of the Bankruptcy Code will be satisfied with respect to the Voting Classes if at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Voting Classes that vote, vote to accept the Plan. There is no guarantee that the Debtors will receive the necessary acceptances from Holders of Claims and Interests in the Voting Classes. If the Voting Classes vote to reject the Plan, the Debtors may elect to amend the Plan, subject to the terms and conditions of the Plan or continue the Chapter 11 Cases notwithstanding the Voting Classes’ rejection of the Plan.

4.	The Debtors May Not Be Able to Secure Confirmation.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims and interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A dissenting Holder of an Allowed Claim might challenge whether the voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines the voting results are appropriate, the Bankruptcy Court still can decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation have not been met, including the requirement that the terms of the Plan do not “unfairly discriminate” and are “fair and equitable” to non-accepting Classes.

Confirmation is also subject to settlement, release, injunction, and related provisions described in Article VIII of the Plan. If the Plan is not Confirmed, it is unclear what distributions, if any, Holders of Allowed Claims and Interests will receive with respect to their Allowed Claims and Interests.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in a less favorable treatment of any Class than the treatment currently provided in the Plan, such as a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan.

5.	The Debtors May Pursue Nonconsensual Confirmation if Certain Classes Vote to Reject the Plan.

The Bankruptcy Court may confirm the Plan if at least one impaired Class of Claims or Interests has accepted the Plan (with such acceptance being determined without including the vote of any Insider in such Class), and, as to each Impaired Class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting Impaired Classes. The Debtors believe that the Plan satisfies these requirements and the Debtors will request such nonconsensual Confirmation in accordance with section 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation may result in, among other things, increased expenses relating to Professional Fee Claims.

To the extent that some, but not all, Voting Classes vote to accept the Plan, the Debtors may seek to “cram down” the rejecting Classes under section 1129(b)(2) of the Bankruptcy Code. There is no guarantee that the Debtors would be successful.

6.	The Debtors May Object to the Amount or Classification of a Claim or Interest.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim or Interest where such Claim or Interest is subject to an objection or dispute. Any Holder of a Claim or Interest that is subject to an objection or dispute may not receive its expected share of the estimated distributions described in this Disclosure Statement.

7.	Regulatory Approvals May Be Required in Order to Consummate the Plan.

Under Texas Utilities Code §§ 39.262(l) and 39.915, an electric utility must obtain prior PUC approval of any change in majority ownership, controlling ownership, or operational control of Oncor. As a result, prior to any foreclosure on the membership interests of Oncor Holdings, approval of the PUC may be required for a change in ownership or control of Oncor Holdings. Pursuant to the Public Utilities Regulatory Act (“PURA”) §§ 39.262(m) and 39.915(b), the PUC will approve such a transfer if it finds that the transaction is in the public interest. In making its determination, these sections of PURA provide that the PUC will consider whether the transaction will adversely affect the reliability of service, availability of service, or cost of service of Oncor. Such approval may not be granted and, if it were to be granted, it is not known how long such approval would take. Even if the approval were granted additional PUC approval may also be required for any subsequent change in majority ownership, controlling ownership, or operational control in the membership interests of Oncor Holdings.

Under the Atomic Energy Act, the Debtors require NRC approval for the indirect transfer of the Comanche Peak nuclear operating licenses and any conforming amendments of such licenses to reflect that transfer, deemed to be created by the Chapter 11 Cases. The receipt of the required NRC approval is a condition precedent to the Effective Date.

8.	The Effective Date May Not Occur.

Although the Debtors believe that the Effective Date may occur quickly after Confirmation, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

C.	Risks Related to Recoveries Under the Plan.

1.	The Debtors Cannot State With Certainty the Value of Any Recovery Available to Holders of Allowed Claims and Interests.

Certainty with respect to creditor recoveries under the Plan is impossible because of at least three factors. First, the Debtors cannot know with any certainty, at this time, the value of the Debtors and their non-Debtor Affiliates. Second, the Debtors cannot know with any certainty, at this time, the number or amount of Claims and Interests in the Voting Classes that ultimately will be Allowed. Third, the Debtors cannot know with any certainty, at this time, the amount of Claims and Interests senior to the Voting Classes, junior to the Voting Classes, or unclassified Claims that ultimately will be Allowed.

2.	The Debtors May Not Be Able To Achieve Their Projected Financial Results or Meet Their Post-Reorganization Debt Obligations.

The Financial Projections, attached to this Disclosure Statement as Exhibit E, represent the Debtors’ management’s best estimate of the Debtors’ future financial performance based on currently known facts and assumptions about the Debtors’ future operations, as well as the U.S. and world economy in general and the industry segments in which the Debtors operate in particular. There is no guarantee that the Financial Projections will be realized. The Debtors’ actual financial results may differ significantly from the Financial Projections. To the extent the Debtors do not meet their projected financial results or achieve projected revenues and cash flows, the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date, may be unable to service their debt obligations as they come due, and may not be able to meet their operational needs. Further, a failure of the Debtors to meet their projected financial results or achieve projected revenues and cash flows could lead to cash flow and working capital constraints, which may require the Debtors to seek additional working capital. The Debtors may not be able to obtain such working capital when it is required, or may only be able to obtain such capital on unreasonable or cost prohibitive terms. For example, the Debtors may be required to take on additional debt, the interest costs of which could adversely affect the results of the operations and financial condition of the Debtors.

3.	There is No Assurance That the Reorganized EFH Common Stock or the Reorganized TCEH Common Stock Will Be Listed on any Securities Exchange, and the Ability to Transfer Reorganized EFH Common Stock or Reorganized TCEH Common Stock May Be Limited By the Absence of An Active Trading Market.

There is no assurance that the Reorganized EFH Common Stock or the Reorganized TCEH Common Stock will be listed on any securities exchange or that there will be a market in the shares. There may not be an active market for the Reorganized EFH Common Stock or the Reorganized TCEH Common Stock, and there can be no assurance that one will develop in the future. If an active trading market for the Reorganized EFH Common Stock or the Reorganized TCEH Common Stock does develop, the market may not be liquid. If an active trading market does not develop, Holders may be unable to resell their Reorganized EFH Common Stock or the Reorganized TCEH Common Stock.

4.	Future Sales of Interests in EFH Corp. or Reorganized TCEH Common Stock in the Public Market Could Lower the Market Price for Interests in EFH Corp. or the Reorganized TCEH Common Stock, Respectively, and Adversely Impact the Trading Price of the Reorganized EFH Common Stock or the Reorganized TCEH Common Stock to be Issued Under the Plan.

In the future, Reorganized EFH or Reorganized TCEH may issue and sell additional Reorganized EFH Common Stock or Reorganized TCEH Common Stock, as applicable, to raise capital or issue Interests in EFH Corp. or the Reorganized TCEH Common Stock pursuant to the Reorganized TCEH Management Incentive Plan and the Reorganized EFH/EFIH Management Incentive Plan, as applicable, which will result in dilution of the Reorganized EFH Common Stock, Interests in EFH Corp., or the Reorganized TCEH Common Stock, as applicable. The Debtors cannot predict the size of any other future issuances or the effect, if any, that they may have on the market price for Interests in EFH Corp. or Reorganized TCEH Common Stock, as applicable.

The issuance and sale of substantial amounts of Reorganized EFH Common Stock or Reorganized TCEH Common Stock, or the perception that such issuances and sales may occur, could adversely affect the market price of Interests in EFH Corp. or Reorganized TCEH Common Stock, as applicable, and impair EFH Corp.’s or Reorganized TCEH’s, as applicable, ability to raise capital.

5.	The Debtors Do Not Anticipate that Reorganized EFH or Reorganized TCEH Will Pay Cash Dividends.

The Debtors do not anticipate that Reorganized EFH Common Stock or Reorganized TCEH Common Stock will pay cash dividends on Reorganized EFH Common Stock or Reorganized TCEH Common Stock in the foreseeable future. In addition, covenants in the documents governing the Debtors’ indebtedness may restrict their ability to pay cash dividends and may prohibit the payment of dividends and certain other payments. Because the Debtors cannot be certain that Reorganized EFH or Reorganized TCEH will pay cash dividends for the foreseeable future, holders of Reorganized EFH Common Stock or Reorganized TCEH Common Stock may not realize a return on the value of Reorganized EFH Common Stock or Reorganized TCEH Common Stock unless the trading price of the Reorganized EFH Common Stock or Reorganized TCEH Common Stock appreciates, which the Debtors cannot assure.

6.	Reorganized EFH and Reorganized TCEH May Each Be Controlled By a Small Number of Stockholders.

A majority of Reorganized EFH Common Stock or Reorganized TCEH Common Stock may be owned by a small number of stockholders. As a result, these stockholders may be in a position to exercise substantial influence over the outcome of actions requiring stockholder approval, including, among other things, election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Debtors and, consequently, affect the value of the Reorganized EFH Common Stock or Reorganized TCEH Common Stock.

7.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors.

Holders of Allowed Claims and Allowed Interests should carefully review Section X of this Disclosure Statement, entitled “Certain U.S. Federal Income Tax Consequences of the Plan,” which begins on page 162, to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Debtors.

8.	The IRS May Not Issue the Private Letter Ruling, May Not Rule on All of the Requested Rulings, and May Challenge the Intended Tax Treatment of the Plan.

The Plan is conditioned on the receipt of the Private Letter Ruling. Published IRS policy states that it will not provide some of the requested rulings and the IRS has communicated to the Debtors that the IRS will not deviate from that policy. The Debtors and other parties that support the Plan remain optimistic that the IRS will give sufficient rulings to consummate the Restructuring.

The IRS may in the future choose to assert that the Restructuring pursuant to the Plan gave rise to taxable gain greater than the amount of any tax attributes available to shelter such gain and could seek to assess a tax liability against one or more of the Debtors. The IRS could make such an assertion even if the Private Letter Ruling is issued, because the Private Letter Ruling will not address certain requirements for tax-free treatment under sections 355 and 368(a)(1)(G) of the IRC. Additionally, even if the Private Letter Ruling is issues, the IRS could assert that the Divisive G Reorganization (defined below) is a fully taxable event if it (i) determines that any of the representations, assumptions, or undertakings that were included in the request for the Private Letter Ruling were false or were violated, or (ii) finds that a requirement of law for which no ruling was obtained was not satisfied. Any such resulting tax liability, if asserted and allowed, may be treated as an Administrative Claim against the Debtors, and such liability would be material.

Additionally, the IRS could challenge the validity of the Preferred Stock Sale and/or the valuations relied on in connection therewith. Such a challenge, if successful, could result in cash tax liabilities (if the IRS argued that more gain than desired was triggered), or reduce or eliminate the projected benefit from the TCEH Basis Step-Up.

9.	The Tax Matters Agreement Will Contain Certain Restrictions on the Reorganized Debtors’ Ability to Consummate Certain Transactions.

The Tax Matters Agreement will include limitations on certain actions of the Reorganized Debtors to preserve the tax-free nature of the Restructuring, as well as certain indemnification obligations in the event the Reorganization fails to be treated as a tax-free transaction (a) as a result of the breach of any covenants in the Tax Matters Agreement or (b) under “no-fault” circumstances. In the event any indemnification obligations are triggered, the Reorganized Debtors would likely be negatively affected. Additionally, the covenants and other limitations with respect to the Tax Matters Agreement may limit the ability of the Reorganized Debtors to undertake certain transactions that may otherwise be value-maximizing.

D.	Risk Factors Related to the Business Operations of the Debtors, the Reorganized Debtors, and Oncor.

1.	Risk Factors Related to the Business Operations of the Debtors and, where applicable, Oncor.

(a)	Goodwill and/or Other Intangible Assets Not Subject to Amortization are Subject to At Least Annual Impairment Evaluations. As a Result of the Chapter 11 Cases, the Debtors May Be Required to Write Off Some or All of This Goodwill and Other Intangible Assets, Which May Cause Adverse Impacts On the Debtors’ Results of Operations and Financial Condition.

In accordance with accounting standards, goodwill and certain other indefinite-lived intangible assets that are not subject to amortization are reviewed annually or, if certain conditions exist, more frequently, for impairment. Factors such as the economic climate, market conditions, including the market prices for wholesale electricity and natural gas and market heat rates, and environmental regulation are considered when evaluating these assets for impairment. The actual timing and amounts of any goodwill impairments will depend on many sensitive, interrelated and uncertain variables. As a result of the Chapter 11 Cases, the Debtors may be required to write off some or all of this goodwill and other intangible assets. Any reduction in or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could cause a material impact on the Debtors’ and Oncor’s reported results of operations and financial condition.

(b)	Changes in Technology or Increased Electricity Conservation Efforts May Reduce the Value of the TCEH Debtors’ Generation Facilities and/or Oncor’s Electricity Delivery Facilities and May Otherwise Significantly Impact the Debtors’ and Oncor’s Businesses.

Technological advances have improved, and are likely to continue to improve, existing and alternative technologies to produce or store electricity, including gas turbines, wind turbines, fuel cells, microturbines, photovoltaic (solar) cells, batteries and concentrated solar thermal devices. Such technological advances have reduced, and are expected to continue to reduce, the costs of electricity production or storage from these technologies to a level that will enable these technologies to compete effectively with traditional generation facilities. Consequently, the profitability and market value of the TCEH Debtors’ generation assets could be significantly reduced as a result of these advances. In addition, changes in technology have altered, and are expected to continue to alter, the channels through which retail customers buy electricity (i.e., self-generation facilities). To the extent self-generation facilities become a more cost-effective option for ERCOT customers, the Debtors’ revenues, liquidity and results of operations could be materially reduced.

Technological advances in demand-side management and increased conservation efforts have resulted, and are expected to continue to result, in a decrease in electricity demand. A significant decrease in electricity demand in ERCOT as a result of such efforts would significantly reduce the value of the TCEH Debtors’ generation assets and Oncor’s electricity delivery facilities. Certain regulatory and legislative bodies have introduced or are considering requirements and/or incentives to reduce energy consumption. Effective energy conservation by the Debtors’ customers could result in reduced energy demand or significantly slow the growth in demand. Such reduction in demand could materially reduce the Debtors’ and/or Oncor’s revenues, liquidity, and results of operations. Furthermore, the Debtors and/or Oncor may incur increased capital expenditures if they are required to increase investment in conservation measures.

(c)	The TCEH Debtors’ Revenues and Results of Operations Generally Are Negatively Impacted by Decreases in Market Prices For Electricity, Natural Gas Prices, and/or Market Heat Rates.

The TCEH Debtors are not guaranteed any rate of return on capital investments in their businesses. The TCEH Debtors market and trade electricity, including electricity from the TCEH Debtors’ own generation facilities and generation contracted from third parties, as part of the TCEH Debtors’ wholesale operations. The TCEH Debtors’ results of operations depend in large part upon wholesale market prices for electricity, natural gas, uranium, coal, fuel oil, and transportation in their regional market and other competitive markets and upon prevailing retail electricity rates, which may be impacted by, among other things, actions of regulatory authorities. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times, there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

Some of the fuel for the TCEH Debtors’ generation facilities is purchased under short-term contracts. Prices of fuel (including diesel, natural gas, coal and nuclear) may also be volatile, and the price the TCEH Debtors can obtain for electricity sales may not change at the same rate as changes in fuel costs. In addition, the TCEH Debtors purchase and sell natural gas and other energy-related commodities, and volatility in these markets may affect costs incurred in meeting obligations.

Volatility in market prices for fuel and electricity may result from, but is not limited to, the following:

•	volatility in natural gas prices;

•	volatility in ERCOT market heat rates;

•	volatility in coal and rail transportation prices;

•	severe or unexpected weather conditions, including drought and limitations on access to water;

•	seasonality;

•	changes in electricity and fuel usage;

•	illiquidity in the wholesale electricity or other commodity markets;

•	transmission or transportation constraints, inoperability or inefficiencies;

•	availability of competitively-priced alternative energy sources or storage;

•	changes in market structure;

•	changes in supply and demand for energy commodities, including nuclear fuel and related enrichment and conversion services;

•	changes in the manner in which the TCEH Debtors operate their facilities, including curtailed operation due to market pricing, environmental, safety or other factors;

•	changes in generation efficiency;

•	outages or otherwise reduced output from the TCEH Debtors’ generation facilities or those of the TCEH Debtors’ competitors;

•	changes in the credit risk or payment practices of market participants;

•	changes in production and storage levels of natural gas, lignite, coal, crude oil, diesel and other refined products;

•	natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events; and

•	federal, state and local energy, environmental and other regulation and legislation.

All of the TCEH Debtors’ generation facilities are located in the ERCOT market, a market with limited interconnections to other markets. Wholesale electricity prices in the ERCOT market have generally moved with the price of natural gas because marginal electricity demand is generally supplied by natural gas-fueled generation facilities. Accordingly, the TCEH Debtors’ earnings, cash flows and the value of the TCEH Debtors’ nuclear and lignite/coal fueled generation assets, which provided a substantial portion of the TCEH Debtors’ supply volumes in 2014, are dependent in significant part upon the price of natural gas. Natural gas prices have generally trended downward since mid-2008 (from $11.12 per MMBtu in mid-2008 for calendar year 2014 to $4.42 per MMBtu for the average settled price for the year ended December 31, 2014). The economy, weather, demand production and storage all affect natural gas prices. In recent years natural gas supply has outpaced demand as a result of development and expansion of hydraulic fracturing in natural gas extraction. Many industry experts expect this supply/demand imbalance to continue for a number of years, thereby depressing natural gas prices for a long-term period.

Wholesale electricity prices also move with ERCOT market heat rates, which could fall if demand for electricity were to decrease or if more efficient generation facilities are built in ERCOT. Accordingly, the TCEH Debtors’ earnings, cash flows and the value of the TCEH Debtors’ nuclear and lignite/coal fueled generation assets are also dependent in significant part upon market heat rates. As a result, the TCEH Debtors’ nuclear and lignite/coal fueled generation assets could significantly decrease in profitability and value if ERCOT market heat rates decline.

(d)	The TCEH Debtors’ Assets or Positions Cannot Be Fully Hedged Against Changes in Commodity Prices and Market Heat Rates and Hedging Transactions May Not Work as Planned or Hedge Counterparties May Default on Their Obligations.

The TCEH Debtors cannot fully hedge the risk associated with changes in commodity prices, most notably electricity and natural gas prices, because of the expected useful life of the TCEH Debtors’ generation assets and the size of the TCEH Debtors’ position relative to market liquidity. To the extent the TCEH Debtors have unhedged positions, fluctuating commodity prices and/or market heat rates can materially impact the TCEH Debtors’ results of operations, liquidity, and financial position, either favorably or unfavorably. At December 31, 2014, the TCEH Debtors had no significant natural gas hedges beyond 2015.

To manage the TCEH Debtors’ financial exposure related to commodity price fluctuations, the TCEH Debtors routinely enter into contracts to hedge portions of purchase and sale commitments, fuel requirements and inventories of natural gas, lignite, coal, crude oil, diesel fuel, uranium and refined products, and other commodities, within established risk management guidelines. As part of this strategy, the TCEH Debtors routinely utilize fixed-price forward physical purchase and sale contracts, futures, financial swaps and option contracts traded in over-the-counter markets or on exchanges. Although the TCEH Debtors devote a considerable amount of time and effort to the establishment of risk management procedures, as well as the ongoing review of the implementation of these procedures, the procedures in place may not always function as planned and cannot eliminate all the risks associated with these activities. For example, the TCEH Debtors hedge the expected needs of the TCEH Debtors’ wholesale and retail customers, but unexpected changes due to weather, natural disasters, consumer behavior, market constraints or other factors could cause the TCEH Debtors to purchase electricity to meet unexpected demand in periods of high wholesale market prices or resell excess electricity into the wholesale market in periods of low prices. As a result of these and other factors, the TCEH Debtors cannot precisely predict the impact that risk management decisions may have on the TCEH Debtors’ businesses, results of operations, liquidity or financial position.

With the tightening of credit markets that began in 2008 and the expansion of regulatory oversight through various financial reforms, there has been some decline in the number of market participants in the wholesale energy commodities markets, resulting in less liquidity, particularly in the ERCOT electricity market. Participation by financial institutions and other intermediaries (including investment banks) has particularly declined. Extended declines in market liquidity could materially affect the TCEH Debtors’ ability to hedge the TCEH Debtors’ financial exposure to desired levels. In addition, the Chapter 11 Cases and the TCEH Debtors’ financial condition have significantly limited the number of counterparties that will enter into commodity hedging transactions with the TCEH Debtors on attractive terms.

To the extent the TCEH Debtors engage in hedging and risk management activities, the TCEH Debtors are exposed to the risk that counterparties that owe the TCEH Debtors money, energy or other commodities as a result of these activities will not perform their obligations. Should the counterparties to these arrangements fail to perform, the TCEH Debtors could be forced to enter into alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, the TCEH Debtors could incur losses or forgo expected gains in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default on its obligations to pay ERCOT for electricity taken, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants, including the TCEH Debtors.

(e)	The Debtors’ and Oncor’s Liquidity Needs Could Be Difficult to Satisfy, Particularly During Times of Uncertainty in the Financial Markets and/or During Times When There Are Significant Changes in Commodity Prices; the Inability to Access Liquidity, Particularly on Favorable Terms, Could Materially Affect the Debtors’ and Oncor’s Results of Operations, Liquidity, and Financial Condition.

The TCEH Debtors’ and Oncor’s businesses are capital intensive. In general, the Debtors and Oncor rely on access to financial markets and credit facilities as a significant source of liquidity for the Debtors’ and Oncor’s capital requirements and other obligations not satisfied by cash-on-hand or operating cash flows. The inability to raise capital or access credit facilities, particularly on favorable terms, could adversely impact the Debtors’ and Oncor’s liquidity and the Debtors’ and Oncor’s ability to meet their obligations or sustain and grow their businesses and could increase capital costs. The Debtors’ and Oncor’s access to the financial markets and credit facilities could be adversely impacted by various factors, such as:

•	the Chapter 11 Cases;

•	changes in financial markets that reduce available liquidity or the ability to obtain or renew liquidity facilities on acceptable terms;

•	economic weakness in the ERCOT market or the general U.S. market;

•	changes in interest rates;

•	a deterioration, or perceived deterioration, of the Debtors’ or Oncor’s (and/or their subsidiaries’) creditworthiness or enterprise value;

•	a reduction in the Debtors’ or Oncor’s or their applicable subsidiaries’ credit ratings;

•	a deterioration of the creditworthiness or bankruptcy of one or more lenders or counterparties under the Debtors’ or Oncor’s credit facilities that affects the ability of such lender(s) to make loans to the Debtors or Oncor;

•	volatility in commodity prices that increases credit requirements for the TCEH Debtors;

•	a material breakdown in the Debtors’ or Oncor’s risk management procedures; and

•	the occurrence of changes that restrict the Debtors’ or Oncor’s ability to access revolving credit facilities.

In the event that the governmental agencies that regulate the activities of the Debtors’ and Oncor’s businesses determine that the creditworthiness of any such business is inadequate to support the Debtors’ or Oncor’s activities, such agencies could require the Debtors or Oncor to provide additional cash or letter of credit collateral in substantial amounts to qualify to do business.

Further, a lack of available liquidity could adversely impact the evaluation of the Debtors’ and Oncor’s creditworthiness by counterparties and rating agencies. In particular, such concerns by existing and potential counterparties could significantly limit the Debtors’ wholesale markets activities, including any future hedging activities.

The Debtors cannot be sure that the DIP Facilities will ultimately be adequate to cover all of the Debtors’ liquidity needs for the entirety of the Chapter 11 Cases. In addition, the Debtors are subject to various covenants and events of default under the TCEH DIP Facility and EFIH First Lien DIP Facility. If the Debtors fail to comply with these covenants or an event of default occurs under the TCEH DIP Facility or EFIH First Lien DIP Facility, the Debtors’ liquidity, financial condition or operations may be materially impacted. Similarly, if Oncor fails to comply with any covenants in its debt obligations, Oncor’s liquidity, financial condition or operations may be materially impacted, which could materially impact the value of the EFIH Debtors, EFH Corp., the Reorganized EFIH Debtors or Reorganized EFH.

(f)	The Debtors’ and Oncor’s Businesses Are Subject to Ongoing Complex Governmental Regulations and Legislation that Have Impacted, and May in the Future Impact, Their Businesses and/or Results of Operations, Liquidity, and Financial Condition.

The Debtors’ and Oncor’s businesses operate in changing market environments influenced by various state and federal legislative and regulatory initiatives regarding the restructuring of the energy industry, including competition in the generation and sale of electricity. The Debtors and Oncor will need to continually adapt to these changes.

The Debtors’ and Oncor’s businesses are subject to changes in state and federal laws (including PURA, the Federal Power Act, the Atomic Energy Act, the Public Utility Regulatory Policies Act of 1978, the Clean Air Act (the “CAA”), the Energy Policy Act of 2005 and the Dodd-Frank Wall Street Reform and Consumer Protection Act), changing governmental policy and regulatory actions (including those of the PUC, the NERC, the TRE, the RCT, the TCEQ, the FERC, the MSHA, the EPA, the NRC and the CFTC) and the rules, guidelines and protocols of ERCOT with respect to matters including, but not limited to, market structure and design, operation of nuclear generation facilities, construction and operation of other generation facilities, construction and operation of transmission facilities, development, operation and reclamation of lignite mines, acquisition, disposal, depreciation, and amortization of regulated assets and facilities, recovery of costs and investments, decommissioning costs, return on invested capital for regulated businesses, market behavior rules, present or prospective wholesale and retail competition and environmental matters. The Debtors, along with other market participants, are subject to electricity pricing constraints and market behavior and other competition-related rules and regulations under PURA that are administered by the PUC and ERCOT. Changes in, revisions to, or reinterpretations of existing laws and regulations may have a material effect on the Debtors’ and Oncor’s businesses.

The Texas Legislature meets every two years. The current regular legislative session began in January 2015; however, at any time the governor of Texas may convene a special session of the Texas Legislature. During any regular or special session bills may be introduced that, if adopted, could materially affect the Debtors’ and Oncor’s businesses, including the Debtors’ and Oncor’s results of operations, liquidity, or financial condition.

(g)	The Debtors’ and Oncor’s Cost of Compliance with Existing and New Environmental Laws Could Materially Affect Their Results of Operations, Liquidity and Financial Condition.

The Debtors and Oncor are subject to extensive environmental regulation by governmental authorities, including the EPA and the TCEQ. In operating their facilities, they are required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits.

The Debtors and Oncor may incur significant additional costs beyond those currently contemplated to comply with these requirements. If the Debtors and Oncor fail to comply with these requirements, the Debtors and Oncor could be subject to civil or criminal liabilities and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to the Debtors or Oncor, or their facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions, all of which could result in significant additional costs beyond those currently contemplated to comply with existing requirements.

The EPA has recently completed several regulatory actions establishing new requirements for control of certain emissions from sources including electricity generation facilities. It is also currently considering several other regulatory actions, as well as contemplating future additional regulatory actions, in each case that may affect the TCEH Debtors’ generation facilities or their ability to cost-effectively develop new generation facilities. There is no assurance that the currently-installed emissions control equipment at the TCEH Debtors’ lignite/coal fueled generation facilities will satisfy the requirements under any future EPA or TCEQ regulations. Some of the recent regulatory actions and proposed actions, such as the EPA’s Regional Haze FIP, CSAPR and MATS, could require the TCEH Debtors to install significant additional control equipment, resulting in material costs of compliance for their generation units, including capital expenditures, higher operating and fuel costs and potential production curtailments if the rules take effect. These costs could result in material effects on the Debtors’ results of operations, liquidity and financial condition.

The Debtors and Oncor may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals, if the Debtors or Oncor fail to obtain, maintain or comply with any such approval, or if an approval is retroactively disallowed, the operation of the TCEH Debtors’ or Oncor’s facilities could be stopped, curtailed, or modified or become subject to additional costs.

In addition, the Debtors may be responsible for any on-site liabilities associated with the environmental condition of facilities that the Debtors have acquired, leased, or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, the Debtors may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could, depending on the circumstances, assert an environmental claim against the Debtors or fail to meet its indemnification obligations to the Debtors.

(h)	The TCEH Debtors’ Operations, Liquidity, and Financial Condition May be Materially Affected If New Federal and/or State Legislation or Regulations Are Adopted to Address Global Climate Change, or if the TCEH Debtors Are Subject to Lawsuits for Alleged Damage to Persons or Property Resulting From Greenhouse Gas Emissions.

There is a concern nationally and internationally about global climate change and how greenhouse gas (GHG) emissions, such as carbon dioxide (CO2), contribute to global climate change. Over the last few years, proposals have been debated in the US Congress or discussed by the Obama Administration that were intended to address climate change using different approaches, including a cap on carbon emissions with emitters allowed to trade unused emission allowances (cap-and-trade), a tax on carbon or GHG emissions, incentives for the development of low-carbon technology and federal renewable portfolio standards. In addition, a number of federal court cases have been filed in recent years asserting damage claims related to GHG emissions, and the results in those proceedings could establish adverse precedent that might apply to companies (including the TCEH Debtors) that produce GHG emissions. The TCEH Debtors’ results of operations, liquidity and financial condition may be materially affected if new federal and/or state legislation or regulations are adopted to address global climate change, or if the TCEH Debtors are subject to lawsuits for alleged damage to persons or property resulting from greenhouse gas emissions.

(i)	Luminant’s Mining Permits are Subject to RCT Review.

The RCT reviews on an ongoing basis whether Luminant is compliant with RCT rules and regulations and whether it has met all of the requirements of its mining permits. Any revocation of a mining permit would mean that Luminant would no longer be allowed to mine lignite at the applicable mine to serve its generation facilities. Such event would have a material effect on our results of operations, liquidity and financial condition.

In June 2014, the RCT agreed to accept a collateral bond from TCEH of up to $1.1 billion, as a substitute for its self-bond, to secure mining land reclamation obligations. The collateral bond was a $1.1 billion carve-out from the super-priority liens under the TCEH DIP Facility that enables the RCT to be paid before the TCEH DIP Facility lenders in the event such collateral bond was called. There can be no assurance that the RCT will continue to accept this form of collateral bond throughout the pendency of the Chapter 11 Cases. If TCEH was required to secure its mining reclamation with cash or a letter of credit, the TCEH Debtors’ liquidity and financial condition would be materially and adversely impacted.

(j)	Litigation, Legal Proceedings, Regulatory Investigations, or Other Administrative Proceedings Could Expose the Debtors to Significant Liabilities and Reputation Damage, and Have a Material Effect on the Debtors’ Results of Operations, and the Litigation Environment In Which the Debtors Operate Poses a Significant Risk to the Debtors’ Businesses.

As discussed in Section VI of this Disclosure Statement, entitled “Confirmation of the Plan,” which begins on page 117, the Debtors are, from time to time, during the ordinary course of operating their business, subject to various litigation claims and legal disputes, including contract, lease, and employment claims, as well as regulatory matters.

The Debtors evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these evaluations and estimates, the Debtors establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These evaluations and estimates are based on the information available to management at the time and involve a significant amount of judgment. Actual outcomes or losses may differ materially from current evaluations and estimates. The settlement or resolution of such claims or proceedings may have a material effect on the Debtors’ results of operations. The Debtors use appropriate means to contest litigation threatened or filed against them, but the litigation environment poses a significant business risk.

The Debtors are involved in the ordinary course of business in permit applications and renewals, and they are exposed to the risk that certain of their operating permit applications may not be granted or that certain of their operating permits may not be renewed on satisfactory terms. Failure to obtain and maintain the necessary permits to conduct the Debtors’ businesses could have a material effect on their results of operations, liquidity and financial condition.

The Debtors are also involved in the ordinary course of business in regulatory investigations and other administrative proceedings, and they are exposed to the risk that they may become the subject of additional regulatory investigations or administrative proceedings. While the Debtors cannot predict the outcome of any regulatory investigation or administrative proceeding, any such regulatory investigation or administrative proceeding could result in the Debtors incurring material penalties and/or other costs and have a material effect on their results of operations, liquidity and financial condition.

(k)	The TCEH Debtors’ Collateral Requirements for Hedging Arrangements Could Be Materially Impacted if the Remaining Rules Implementing the Financial Reform Act Broaden the Scope of the Act’s Provisions Regarding the Regulation of Over-the-Counter Financial Derivatives, Making Certain Provisions Applicable to End-Users Such as the TCEH Debtors.

In July 2010, the U.S. Congress enacted financial reform legislation known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Financial Reform Act”). While the legislation is broad and detailed, a few key rulemaking decisions remain to be made by federal governmental agencies to fully implement the Financial Reform Act.

Title VII of the Financial Reform Act provides for the regulation of the over-the-counter (“OTC”) derivatives market. The Financial Reform Act generally requires OTC derivatives (including the types of asset-backed OTC derivatives that the TCEH Debtors have historically used to hedge risks associated with commodity and interest rate exposure) to be cleared by a derivatives clearing organization. However, under the end-user clearing exemption, entities are exempt from these clearing requirements if they (i) are not “Swap Dealers” or “Major Swap Participants” and (ii) use swaps to hedge or mitigate commercial risk. Existing swaps are grandfathered from the clearing requirements.

In May 2012, the CFTC published its final rule defining the terms Swap Dealer and Major Swap Participant. Additionally, in July 2012, the CFTC approved the final rules defining the term “swap” and the end-user clearing exemption. The definition of the term “swap” and the Swap Dealer/Major Swap Participant rule became effective in October 2012. Based on the TCEH Debtors’ assessments, the TCEH Debtors are not Swap Dealers or Major Swap Participants. However, the TCEH Debtors are required to continually assess the TCEH Debtors’ activity to determine if the TCEH Debtors will be required to register as a Swap Dealers or Major Swap Participants. The reporting requirements under the Financial Reform Act for entities that are not Swap Dealers or Major Swap Participants became effective in August 2013, and the TCEH Debtors are in compliance with these rules.

In January 2015, President Obama signed into law an amendment to the Commodity Exchange Act with respect to margin requirements for swaps. Specifically, the amended language would prevent regulators from imposing margin requirements on end-user swaps qualifying for the end-user exception. The TCEH Debtors are currently reviewing the amendment to determine the implications on their business. In addition, in December 2013, the CFTC published its new proposed Position Limit Rule (the “PLR”). The PLR provides for specific position limits related to futures and Swap contracts that the TCEH Debtors utilize in their hedging activities. The proposed PLR will require that the TCEH Debtors comply with the portion of the PLR applicable to these contracts, which will result in increased monitoring and reporting requirements and can also impact the types of contracts that the TCEH Debtors utilize as hedging instruments in their operations.

(l)	The REP Certification of the TCEH Debtors’ Retail Operation is Subject to PUC Review.

The PUC may at any time initiate an investigation into whether the TCEH Debtors’ retail operations comply with certain PUC rules and whether the TCEH Debtors retail operations have met all of the requirements for REP certification, including financial requirements. In addition, as a result of the Chapter 11 Cases, the PUC may initiate additional reviews of the TCEH Debtors’ retail operation, including with respect to their creditworthiness. Any removal or revocation of a REP certification would mean that the TCEH Debtors would no longer be allowed to provide electricity service to retail customers. Such decertification could have a material effect on the TCEH Debtors’ results of operations, liquidity and financial condition

(m)	The TCEH Debtors May Suffer Material Losses, Costs, and Liabilities Due to Ownership and Operation of the Comanche Peak Nuclear Generation Facility.

The TCEH Debtors’ ownership and operation of a nuclear generation facility involves certain risks. These risks include, but are not limited to:

•	unscheduled outages or unexpected costs due to equipment, mechanical, structural, cybersecurity or other problems;

•	inadequacy or lapses in maintenance protocols;

•	the impairment of reactor operation and safety systems due to human error or force majeure;

•	the costs of storage, handling and disposal of nuclear materials, including availability of storage space;

•	the costs of procuring nuclear fuel;

•	possible terrorist or cybersecurity attacks and the cost of security with respect to such possible attacks;

•	the impact of a natural disaster;

•	limitations on the amounts and types of insurance coverage commercially available; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives.

The prolonged unavailability of Comanche Peak could materially affect the TCEH Debtors’ financial condition and results of operations. The following are among the more significant of these risks:

•

Operational Risk — Operations at any nuclear generation facility could degrade to the point where the facility would have to be shut down. If such degradations were to occur, the process of identifying and correcting the causes of the operational downgrade to return the facility to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Furthermore, a shut-down or failure at any other nuclear generation facility could cause regulators to require a shut-down or reduced availability at Comanche Peak.

•	Regulatory Risk — The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear generation facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. In addition, as a result of the Chapter 11 Cases, the NRC may initiate additional reviews of the TCEH Debtors’ operations at Comanche Peak, including with respect to its ability to fund its operations in compliance with its operating license. Changes in regulations by the NRC, including potential regulation as a result of the NRC’s ongoing analysis and response to the effects of the natural disaster on nuclear generation facilities in Japan in 2010, could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

•	Nuclear Accident Risk — Although the safety record of Comanche Peak and other nuclear generation facilities generally has been very good, accidents and other unforeseen problems have occurred both in the U.S. and elsewhere. The consequences of an accident can be severe and include loss of life, injury, lasting negative health impact, and property damage. Any accident, or perceived accident, could result in significant liabilities and damage the TCEH Debtors’ reputation. Any such resulting liability from a nuclear accident could exceed the TCEH Debtors’ resources, including insurance coverage, and could ultimately result in the suspension or termination of electricity generation from the Comanche Peak facility.

(n)	The Operation and Maintenance of Electricity Generation and Delivery Facilities Involves Significant Risks That Could Adversely Affect the TCEH Debtors’ and Oncor’s Results of Operations, Liquidity, and Financial Condition.

The operation and maintenance of electricity generation and delivery facilities involves many risks, including, as applicable, start-up risks, breakdown or failure of facilities, operator error, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source, the impact of unusual or adverse weather conditions or other natural events, or terrorist attacks, as well as the risk of performance below expected levels of output, efficiency, or reliability, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant number of the TCEH Debtors’ and Oncor’s facilities were constructed many years ago. In particular, older generating equipment and transmission and distribution equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep operating at peak efficiency or reliability. The risk of increased maintenance and capital expenditures arises from (i) increased starting and stopping of generation equipment due to the volatility of the competitive generation market and the prospect of continuing low wholesale electricity prices that may not justify sustained or year-round operation of all the TCEH Debtors’ generating facilities, (ii) any unexpected failure to generate electricity, including failure caused by equipment breakdown, or forced outage, (iii) damage to facilities due to storms, natural disasters, wars, terrorist or cyber security acts, and other catastrophic events, and (iv) the passage of time and normal wear and tear. Further, the TCEH Debtors’ and Oncor’s ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, the TCEH Debtors and Oncor could be subject to additional costs and/or losses and write downs of the TCEH Debtors’ and Oncor’s investment in the project or improvement.

The TCEH Debtors and Oncor cannot be certain of the level of capital expenditures that will be required due to changing environmental and safety laws and regulations (including changes in the interpretation or enforcement thereof), needed facility repairs and unexpected events (such as natural disasters or terrorist or cyber security attacks). The unexpected requirement of large capital expenditures could materially affect the TCEH Debtors’ and Oncor’s results of operations, liquidity, and financial condition.

If the TCEH Debtors make any major modifications to the TCEH Debtors’ electricity generation facilities, the TCEH Debtors may be required to install the best available control technology or to achieve the lowest achievable emission rates as such terms are defined under the new source review provisions of the CAA. Any such modifications would likely result in the TCEH Debtors incurring substantial additional capital expenditures.

Insurance, warranties, or performance guarantees may not cover all or any of the lost revenues or increased expenses that could result from the risks discussed above, including the cost of replacement electricity. Likewise, the ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside the TCEH Debtors’ and Oncor’s control.

(o)	The Debtors’ and Oncor’s Employees, Contractors, Customers and the General Public May Be Exposed to a Risk of Injury Due to the Nature of the Debtors’ and Oncor’s Operations.

Employees and contractors throughout the Debtors’ and Oncor’s organization work in, and customers and the general public may be exposed to, potentially dangerous environments near the Debtors’ and Oncor’s operations. As a result, employees, contractors, customers, and the general public are at risk for serious injury, including loss of life. Significant risks include nuclear accidents, dam failure, gas explosions, mining area collapses, pole strikes, and electric contact cases.

(p)	The TCEH Debtors’ and Oncor’s Results of Operations, Liquidity, and Financial Condition May be Materially Affected by the Effects of Extreme Weather Conditions.

The TCEH Debtors’ and Oncor’s results of operations, liquidity, and financial condition may be materially affected by weather conditions and may fluctuate substantially on a seasonal basis as the weather changes. In addition, the TCEH Debtors and Oncor could be subject to the effects of extreme weather. Extreme weather conditions could stress Oncor’s transmission and distribution system and/or the TCEH Debtors’ generation facilities, resulting in outages, increased maintenance, and capital expenditures. Extreme weather events, including sustained cold or hot temperatures, hurricanes, storms, or other natural disasters, could be destructive and result in casualty losses that are not ultimately offset by insurance proceeds or in increased capital expenditures or costs, including supply chain costs.

Moreover, an extreme weather event could cause disruption in service to customers due to downed wires and poles or damage to other operating equipment, which could result in the TCEH Debtors foregoing sales of electricity and lost revenue. Similarly, an extreme weather event might affect the availability of generation and transmission capacity, limiting the TCEH Debtors’ and Oncor’s ability to source or deliver electricity where it is needed or limit the TCEH Debtors’ ability to source fuel for the TCEH Debtors’ generation plants (including due to damage to rail or natural gas pipeline infrastructure). Additionally, extreme weather may result in unexpected increases in customer load, requiring the TCEH Debtors’ retail operations to procure additional electricity supplies at wholesale prices in excess of their customer sales prices for electricity. These conditions, which cannot be reliably predicted, could have an adverse consequence by requiring the TCEH Debtors to seek additional sources of electricity when wholesale market prices are high or to sell excess electricity when market prices are low.

(q)	The Debtors’ Results of Operations, Liquidity, and Financial Condition May Be Materially Affected by Insufficient Water Supplies.

Supplies of water are important for the TCEH Debtors’ generation facilities. Water in Texas is limited and various parties have made conflicting claims regarding the right to access and use such limited supplies of water. In addition, Texas has experienced sustained drought conditions that could affect the water supply for certain of the TCEH Debtors’ generation facilities if adequate rain does not fall in the watershed that supplies the affected areas. If the TCEH Debtors are unable to access sufficient supplies of water, it could restrict, prevent or increase the cost of operations at certain of the TCEH Debtors’ generation facilities

(r)	Attacks on the Debtors’ or Oncor’s Infrastructure That Breach Cyber/Data Security Measures Could Expose the Debtors and Oncor to Significant Liabilities and Reputation Damage and Disrupt Business Operations, Which Could Have a Material Effect on the Debtors’ and Oncor’s Results of Operations, Liquidity, and Financial Condition.

Much of the Debtors’ and Oncor’s information technology infrastructure is connected (directly or indirectly) to the Internet. There have been numerous attacks on government and industry information technology systems through the Internet that have resulted in material operational, reputation and/or financial costs. While the Debtors and Oncor’s have controls in place designed to protect the Debtors’ and Oncor’s infrastructure and have not had any significant breaches, a breach of cyber/data security measures that impairs the Debtors’ or Oncor’s information technology infrastructure could disrupt normal business operations and affect the Debtors’ and Oncor’s ability to control the TCEH Debtors’ generation assets and Oncor’s transmission and distribution assets, access retail customer information and limit communication with third parties. Any loss of confidential or proprietary data through a breach could adversely affect the Debtors’ and Oncor’s reputation, expose them to material legal/regulatory claims, impair the Debtors’ and Oncor’s ability to execute on business strategies and/or materially affect the Debtors’ and Oncor’s results of operations, liquidity and financial condition.

As part of the continuing development of new and modified reliability standards, the FERC has approved changes to its Critical Infrastructure Protection reliability standards and has established standards for assets identified as “critical cyber assets.” Under the Energy Policy Act of 2005, the FERC can impose penalties (up to $1 million per day, per violation) for failure to comply with mandatory electric reliability standards, including standards to protect the power system against potential disruptions from cyber and physical security breaches.

(s)	The TCEH Debtors’ Retail Operation (TXU Energy) May Lose a Significant Number of Customers Due to Competitive Marketing Activity By Other Retail Electricity Providers.

The TCEH Debtors’ retail operation faces competition for customers. Competitors may offer lower prices and other incentives, or attempt to use the Chapter 11 Cases against the TCEH Debtors, which, despite the business’ long-standing relationship with customers, may attract customers away from the TCEH Debtors. The TCEH Debtors operate in a very competitive retail market, as is reflected in a 21% decline in customers (based on meters) served over the last five years.

In some retail electricity markets, the TCEH Debtors’ principal competitor may be the incumbent REP. The incumbent REP has the advantage of long-standing relationships with its customers, including well-known brand recognition.

In addition to competition from the incumbent REP, the TCEH Debtors may face competition from a number of other energy service providers, other energy industry participants, or nationally branded providers of consumer products and services who may develop businesses that will compete with the TCEH Debtors. Some of these competitors or potential competitors may be larger or better capitalized than the TCEH Debtors. If there is inadequate potential margin in these retail electricity markets, it may not be profitable for the TCEH Debtors to compete in these markets.

(t)	The TCEH Debtors’ Retail Operations are Subject to the Risk that Sensitive Customer Data May be Compromised, Which Could Result in an Adverse Impact to the TCEH Debtors’ Reputation and/or Results of the Retail Operations.

The TCEH Debtors’ retail business requires access to sensitive customer data in the ordinary course of business. Examples of sensitive customer data are names, addresses, account information, historical electricity usage, expected patterns of use, payment history, credit bureau data, credit and debit card account numbers, drivers’ license numbers, social security numbers, and bank account information. The TCEH Debtors’ retail business may need to provide sensitive customer data to vendors and service providers who require access to this information to provide services, such as call center operations, to the retail business. If a significant breach occurred, the reputation of the TCEH Debtors’ retail business may be adversely affected, customer confidence may be diminished, or the TCEH Debtors’ retail business may be subject to legal claims, any of which may contribute to the loss of customers and have a negative impact on the business and its results of operations, liquidity and financial condition.

(u)	The TCEH Debtors’ Retail Operations Rely On the Infrastructure of Local Utilities or Independent Transmission System Operators to Provide Electricity To, and To Obtain Information About, Its Customers; Any Infrastructure Failure Could Negatively Impact Customer Satisfaction and Could Have a Material Negative Impact on the Business and Results of Operations.

The TCEH Debtors’ retail operations depend on transmission and distribution facilities owned and operated by unaffiliated utilities, as well as Oncor’s facilities, to deliver the electricity they sell to their customers. If transmission capacity is inadequate, the TCEH Debtors’ ability to sell and deliver electricity may be hindered, and the TCEH Debtors may have to forgo sales or buy more expensive wholesale electricity than is available in the capacity-constrained area. For example, during some periods, transmission access is constrained in some areas of the Dallas-Fort Worth metroplex, where the TCEH Debtors have a significant number of customers. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower profits. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to the Debtors’ customers could negatively impact customer satisfaction with the TCEH Debtors’ service.

(v)	The TCEH Debtors’ Retail Operations Offer Bundled Services to Customers, With Some Bundled Services Offered At Fixed Prices and For Fixed Terms; if the TCEH Debtors’ Costs For These Bundled Services Exceed the Prices Paid By the TCEH Debtors’ Customers, the TCEH Debtors’ Results of Operations Could Be Materially Affected.

The TCEH Debtors’ retail operations offer customers a bundle of services that include, at a minimum, electricity plus transmission, distribution and related services. The prices the TCEH Debtors charge for the bundle of services or for the various components of the bundle, any of which may be fixed by contract with the customer for a period of time, could fall below the TCEH Debtors’ underlying cost to provide the components of such services.

(w)	The TCEH Debtors’ Revenues and Results of Operations May be Adversely Impacted by Decreases in Wholesale Market Prices of Electricity Due to the Development of Wind Generation Sources.

A significant amount of investment in wind generation in the ERCOT market over the past few years has increased overall wind power generation capacity. Generally, the increased capacity has led to lower wholesale electricity prices (driven by lower market heat rates) in the regions at or near wind power development. As a result, the profitability of the TCEH Debtors’ generation facilities and electricity purchase contracts, including certain wind generation power purchase contracts, has been impacted and could be further impacted by the effects of the wind power development, and the value could significantly decrease if wind power generation has a material sustained effect on market heat rates.

(x)	The Debtors’ and Oncor’s Results of Operations and Financial Condition Could Be Negatively Impacted by Any Development or Event Beyond the Debtors’ and Oncor’s Control that Causes Economic Weakness in the ERCOT Market.

The Debtors and Oncor derive substantially all of their revenues from operations in the ERCOT market, which covers approximately 75% of the geographical area in the State of Texas. As a result, regardless of the state of the economy in areas outside the ERCOT market, economic weakness in the ERCOT market could lead to reduced demand for electricity in the ERCOT market. Such a reduction could have a material negative impact on the Debtors’ and Oncor’s results of operations, liquidity, and financial condition.

(y)	The Loss of the Services of the Debtors’ and Oncor’s Key Management and Personnel Could Adversely Affect their Ability to Operate their Businesses.

The Debtors’ and Oncor’s future success will depend on their ability to continue to attract and retain highly qualified personnel. The Debtors and Oncor compete for such personnel with many other companies, in and outside their industry, government entities and other organizations. The Debtors and Oncor may not be successful in retaining current personnel or in hiring or retaining qualified personnel in the future. The Debtors’ and Oncor’s failure to attract new personnel or retain existing personnel could have a material effect on their businesses.

(z)	The Debtors’ have Disclosed a Material Weakness in their Internal Control Over Financial Reporting Relating to Their Accounting for Deferred Income Taxes, Which Could Adversely Affect their Ability to Report their Financial Condition, Results of Operations or Cash Flows Accurately and On a Timely Basis.

In connection with the Debtors’ assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, they identified a material weakness in their internal control over financial reporting relating to their accounting for deferred income taxes.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Debtors’ annual or interim financial statements will not be prevented or detected on a timely basis. Management’s procedures and testing identified control deficiencies related to incomplete underlying data and insufficient documentation in the reconciliation process related to deferred income tax accounting that led management to conclude that control deficiencies existed at December 31, 2014. As a result of these deficiencies, until they are substantially remediated, it is reasonably possible that internal controls over financial reporting may not prevent or detect errors in the financial statements from occurring that could be material, either individually or in the aggregate.

While actions have been taken to improve the Debtors’ internal controls in response to the identified material weakness related to certain aspects of accounting for deferred income taxes, additional work continues to address and remediate the identified material weakness. Until these actions are fully implemented and tested, a material weakness in the Debtors’ internal control over financial reporting will continue to exist. As a result, the Debtors’ ability to timely or accurately report their future financial condition, results of operations or cash flows may be adversely affected.

2.	Risk Factors Related to the Business Operations of EFH Corp., EFIH, and Oncor.

EFIH is a holding company that conducts its operations principally through Oncor. As such, the risks described below relating to Oncor’s business will apply to EFH Corp. and EFIH and, following the Effective Date, Reorganized EFH Corp. and Reorganized EFIH. Given the “ring-fencing” measures that have been implemented by EFH Corp. and Oncor, EFH Corp., and EFIH will have limited ability to mitigate any of the risks related to Oncor’s business operations, which are discussed in detail below.

(a)	The Costs of Providing Postretirement Benefits and Related Funding Requirements Are Subject to Changes in Value of Fund Assets, Benefit Costs, Demographics, and Actuarial Assumptions and May Have a Material Effect on the Debtors’ and Oncor’s Results of Operations, Liquidity, and Financial Condition.

Oncor provides, and to a limited extent, the Debtors provide pension benefits based on either a traditional defined benefit formula or a cash balance formula, and the Debtors and Oncor also provide certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. The Debtors’ and Oncor’s costs of providing such benefits and related funding requirements are dependent upon numerous factors, assumptions, and estimates and are subject to changes in these factors, assumptions, and estimates, including the market value of the assets funding the pension and OPEB plans. Fluctuations in financial market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

The values of the investments that fund the pension and OPEB plans are subject to changes in financial market conditions. Significant decreases in the values of these investments could increase the expenses of the pension plans and the costs of the OPEB plans and related funding requirements in the future. Oncor’s and the Debtors’ costs of providing such benefits and related funding requirements are also subject to changing employee demographics (including age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in financial market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

(b)	A Substantial Percentage of Oncor’s Revenues Come From TCEH and Its Subsidiaries.

Revenues from TCEH represented 25% and 27% of Oncor’s total reported consolidated revenues for the years ended December 31, 2014, and 2013, respectively. The Debtors cannot be certain that the TCEH Debtors will successfully emerge from bankruptcy or, if they do so, have a comparable financial condition and produce comparable results of operations as they have in the past. Any such changes may have an adverse effect on Oncor’s revenues which may, in turn, have an adverse effect on Reorganized EFH or the Reorganized EFIH Debtors.

(c)	Oncor’s Capital Deployment Program May Not Be Executed as Planned, Which Could Adversely Impact Oncor’s Financial Condition and Results of Operations.

There can be no guarantee that the execution of Oncor’s capital deployment program for its electricity delivery facilities will be successful, and there can be no assurance that the capital investments Oncor intends to make in connection with its electricity delivery business will produce the desired reductions in cost and improvements to service and reliability.

(d)	Market Volatility May Impact Oncor’s Business and Financial Condition in Ways That Oncor Currently Cannot Predict.

Because Oncor’s operations are capital intensive, Oncor expects to rely over the long-term upon access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand, operating cash flows, or Oncor’s revolving credit facility. Considering Oncor’s construction plans to service Oncor’s growing customer base and ERCOT needs, it is likely Oncor will incur additional debt. In addition, Oncor may incur additional debt in connection with other investments in infrastructure or technology, such as smart grid systems. Oncor’s ability to access the capital or credit markets may be severely restricted at a time when Oncor would like, or need, to access those markets, which could have an impact on Oncor’s flexibility to react to changing economic and business conditions. In addition, the cost of debt financing may be materially and adversely impacted by these market conditions. Even if Oncor is able to obtain debt financing, Oncor may be unable to recover in rates some or all of the costs of such debt financing if they exceed Oncor’s PUC-approved cost of debt determined in Oncor’s most recent rate review or subsequent rate reviews. Accordingly, there can be no assurance that the capital and credit markets will continue to be a reliable or acceptable source of short-term or long-term financing for Oncor. Additionally, disruptions in the capital and credit markets could have a broader impact on the economy in general in ways that could lead to reduced electricity usage, which could have a negative impact on Oncor’s revenues, or have an impact on Oncor’s customers, counterparties, and/or lenders, causing them to fail to meet their obligations to Oncor.

(e)	Adverse Actions with Respect to Oncor’s Credit Ratings Could Negatively Affect Oncor’s Ability to Access Capital.

Oncor’s access to capital markets and its cost of debt are directly affected by its credit ratings. Any adverse action with respect to Oncor’s credit ratings could generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease. Oncor’s credit ratings are currently substantially higher than those of the Debtors. If credit rating agencies were to change their views on Oncor’s independence of the Debtors, Oncor’s credit ratings would likely decline. Despite the ring-fencing measures, rating agencies have in the past, and could in the future, take an adverse action with respect to Oncor’s credit ratings in response to actions taken by the Debtors in connection with the Chapter 11 Cases. In the event any such adverse action takes place and causes Oncor’s borrowing costs to increase, Oncor may not be able to recover such increased costs if they exceed the PUC-approved cost of debt determined in its most recent rate review or subsequent rate reviews.

Most of Oncor’s suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions with Oncor. If Oncor’s credit ratings decline, the costs to operate Oncor’s business would likely increase because counterparties could require the posting of collateral in the form of cash-related instruments, or counterparties could decline to do business with Oncor.

(f)	The Rates of Oncor’s Electricity Delivery Business Are Subject to Regulatory Review, and May Be Reduced Below Current Levels, Which Could Adversely Impact Oncor’s Results of Operations, Liquidity, and Financial Condition.

The rates charged by Oncor are regulated by the PUC and certain cities and are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Oncor’s rates are regulated based on an analysis of Oncor’s costs and capital structure, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUC will judge all of Oncor’s costs to have been prudently incurred, that the PUC will not reduce the amount of invested capital included in the capital structure that Oncor’s rates are based upon, or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of Oncor’s costs, including regulatory assets reported on Oncor’s balance sheet, and the return on invested capital allowed by the PUC.

(g)	Disruptions at Electricity Generation Facilities Owned by Third Parties Could Interrupt Oncor’s Sales of Transmission and Distribution Services.

The electricity Oncor transmits and distributes to customers of REPs is obtained by the REPs from electricity generation facilities. Oncor does not own or operate any generation facilities. If generation is disrupted or if generation capacity is inadequate, Oncor’s sales of transmission and distribution services may be diminished or interrupted, and Oncor’s results of operations, financial condition, and cash flows may be adversely affected.

(h)	Oncor’s Revenues and Results of Operations are Seasonal.

Oncor’s revenues are subject to seasonality, weather conditions and other electricity usage drivers, with revenues being highest in the summer.

(i)	Oncor is Dependent Upon a Limited Number of Suppliers and Service Providers for Certain of the Operations; If Any of These Suppliers or Service Providers Failed or Became Unable to Perform on Their Agreements With Oncor, it Could Disrupt Oncor’s Business and Have an Adverse Effect on Oncor’s Cash Flows, Financial Condition and Results of Operations.

Oncor relies on suppliers and service providers to provide Oncor with certain specialized materials and services, including materials and services for power line maintenance, repair, and construction, the AMS, information technology, and customer operations. The financial condition of Oncor’s suppliers and service providers may be adversely affected by general economic conditions, such as credit risk and the turbulent macroeconomic environment in recent years. Because many of the tasks of these suppliers and service providers require specialized electric industry knowledge and equipment, if any of these parties fail to perform, go out of business or otherwise become unable to perform, Oncor may not be able to transition to substitute suppliers or service providers in a timely manner. This could delay Oncor’s construction and improvement projects, increase Oncor’s costs and disrupt Oncor’s operations, which could negatively impact their business and reputation. In addition, Oncor could be subject to fines or penalties in the event a delay resulted in a violation of a PUC or other regulatory order.

(j)	Risks Related to the Oncor Ring-Fencing.

(i)	EFH Corp. and EFIH Have a Very Limited Ability to Control Activities at Oncor Due to Structural and Operational “Ring-Fencing” Measures.

EFH Corp. and EFIH depend upon Oncor for a significant amount of their cash flows and rely on such cash flows in order to satisfy their obligations. However, EFH Corp. and EFIH have a very limited ability to control the activities of Oncor. As part of the ring-fencing measures implemented by EFH Corp. and Oncor, including certain measures required by the PUCT’s Order on Rehearing in Docket No. 34077, a majority of the members of Oncor’s board of directors are required to meet the New York Stock Exchange requirements for independence in all material respects, and the unanimous, or majority, consent of such directors is required for Oncor to take certain actions. In addition, any new independent directors are required to be appointed by the nominating committee of Oncor Holdings’ board of directors, a majority of whose members are independent directors. No member of EFH Corp.‘s or EFIH’s management is a member of Oncor’s board of directors. Under Oncor Holdings’ and Oncor’s organizational documents, EFH Corp. has limited indirect consent rights with respect to the activities of Oncor, including (i) new issuances of equity securities by Oncor, (ii) material transactions with third parties involving Oncor outside of the ordinary course of business, (iii) actions that cause Oncor’s assets to be subject to an increased level of jurisdiction of the FERC, (iv) any changes to the state of formation of Oncor, (v) material changes to accounting methods not required by US GAAP, and (vi) actions that fail to enforce certain tax sharing obligations between Oncor and EFH Corp. In addition, Oncor’s organizational agreements contain restrictions on Oncor’s ability to make distributions to its members, including indirectly to EFH Corp. or EFIH.

Additionally, the restrictive measures required by the PUCT’s Order on Rehearing in Docket No. 34077, include, among other things:

•	Oncor not being restricted from incurring its own debt;

•	Oncor not guaranteeing or pledging any of its assets to secure the debt of any member of EFH; and

•	restrictions on distributions by Oncor, and the right of the independent members of Oncor’s board of directors and the largest non-majority member of Oncor to block the payment of distributions to Oncor Holdings (i.e., such distributions not being available to EFH Corp. under certain circumstances).

The Debtors currently expect such “ring-fencing” measures to remain in place following the Debtors’ emergence from bankruptcy. Thus, consistent with EFH Corp.’s and EFIH’s current limited ability to control the activities of Oncor, Reorganized EFH will have a very limited ability to control the activities of Oncor after emergence.

(ii)	Oncor May or May Not Make Any Distributions to EFH Corp. or EFIH or Reorganized EFH after emergence.

EFH Corp. and Oncor have implemented certain structural and operational ring-fencing measures, and as part of the ring-fencing measures, a majority of the members of the board of directors of Oncor are required to be, and are, independent from EFH Corp. and EFIH. Any new independent directors of Oncor are required to be appointed by the nominating committee of Oncor Holdings, which is required to be, and is, comprised of a majority of directors that are independent from EFH Corp. and EFIH. The organizational documents of Oncor give these independent directors, acting by majority vote, and, during certain periods, any director designated by Texas Transmission, the express right to prevent distributions from Oncor if they determine that it is in the best interests of Oncor to retain such amounts to meet expected future requirements. The Debtors currently expect such “ring-fencing” measures to remain in place following the Debtors’ emergence from bankruptcy. Accordingly, there can be no assurance that Oncor will make any distributions to EFH Corp. or EFIH or Reorganized EFH after emergence.

In addition, Oncor’s organizational documents prohibit Oncor from making any distribution to its owners, including EFH Corp. and EFIH or Reorganized EFH after emergence, so long as and to the extent that such distribution would cause Oncor’s regulatory capital structure to exceed the debt-to-equity ratio established from time to time by the PUC for ratemaking purposes, which is currently set at 60% debt to 40% equity. Under the terms of a Federal and State Income Tax Allocation Agreement, Oncor makes tax payments to EFH Corp. (bypassing EFIH) based on its share of an amount calculated to approximate the amount of taxes Oncor would have paid to the IRS if it was a stand-alone taxpayer.

Moreover, Oncor has incurred debt in connection with CREZ and may incur additional debt in connection with other investments in infrastructure or technology. Accordingly, while Oncor is required to maintain a specified debt-to-equity ratio, there can be no assurance that Oncor’s equity balance will be sufficient to maintain the required debt-to-equity ratio established from time to time by the PUCT for ratemaking purposes, thereby restricting Oncor from making any distributions to EFH Corp. or EFIH or Reorganized EFH after emergence.

(k)	Risks Related to Holding Company Structure.

(i)	EFH Corp., EFIH, EFCH, TCEH are, and Reorganized EFH and Reorganized TCEH (Each Such Entity, a “Holding Company”) Will Be, a Holding Company and Their Obligations Are, Or Will Be, Structurally Subordinated to Existing and Future Liabilities and Preferred Stock of Their Subsidiaries.

Each Holding Company’s cash flows and ability to meet its obligations are (or will be) largely dependent upon the earnings of its subsidiaries and the payment of such earnings to such Holding Company in the form of dividends, distributions, loans or otherwise, and repayment of loans or advances from such Holding Company. These subsidiaries are (or will be) separate and distinct legal entities and have (or will have) no obligation (other than any existing contractual obligations, which may be suspended or altered in the Chapter 11 Cases) to provide such Holding Company with funds for its payment obligations. Any decision by a subsidiary to provide its’ parent Holding Company with funds for its payment obligations, whether by dividends, distributions, loans or otherwise, will depend on, among other things, the subsidiary’s results of operations, financial condition, cash requirements, contractual restrictions and other factors. In addition, a subsidiary’s ability to pay dividends may be limited by covenants in its existing and future debt agreements, applicable law and the Chapter 11 Cases. Further, the distributions that may be paid by Oncor are limited as discussed above.

Because each Holding Company is a holding company, its obligations to its creditors are (or will be) structurally subordinated to all existing and future liabilities and existing and future preferred stock of its subsidiaries that do not guarantee such obligations. Therefore, with respect to subsidiaries which don’t guarantee its parent Holding Company’s obligations, such Holding Company’s rights and the rights of its creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors and holders of such subsidiary’s preferred stock. To the extent that a Holding Company may be a creditor with recognized claims against any of its subsidiaries, such Holding Company’s claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by such Holding Company.

E.	Miscellaneous Risk Factors and Disclaimers.

1.	The Financial Information is Based on the Debtors’ Books and Records and, Unless Otherwise Stated, No Audit was Performed.

In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to assure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects their financial condition, the Debtors are unable to warrant or represent that the financial information contained in this Disclosure Statement (or any information in any of the Exhibits to the Disclosure Statement) is without inaccuracies.

2.	No Legal or Tax Advice is Provided By This Disclosure Statement.

This Disclosure Statement is not legal advice to any Entity. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each reader should consult its own legal counsel, accountant and tax advisor with regard to any legal, tax, and other matters concerning its Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote to accept or reject the Plan or whether to object to Confirmation.

3.	No Admissions Made.

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including the Debtors) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, Holders of Allowed Claims and Allowed Interests, or any other parties in interest.

4.	Failure To Identify Litigation Claims or Projected Objections.

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute Claims and may object to Claims after Confirmation and Consummation of the Plan, irrespective of whether this Disclosure Statement identifies such Claims or objections to Claims.

5.	Information Was Provided by the Debtors and was Relied Upon by the Debtors’ Advisors.

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement and the Exhibits to the Disclosure Statement, they have not independently verified the information contained in this Disclosure Statement or the information in the Exhibits to the Disclosure Statement.

6.	No Representations Outside This Disclosure Statement are Authorized.

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by Holders in arriving at their decisions as to whether to accept or reject the Plan. Holders should promptly report unauthorized representations or inducements to counsel to the Debtors and the Office of the U.S. Trustee for the District of Delaware.

FORWARD-LOOKING STATEMENTS

This Disclosure Statement, including the information incorporated into this Disclosure Statement by reference, contains “forward-looking statements.” All statements, other than statements of historical facts, that are included in or incorporated by reference into this Disclosure Statement that address activities, events, or developments that the Debtors expect or anticipate to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development, or operation of facilities, market and industry developments and the growth of the Debtors’ businesses and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “are expected to,” “could,” “will continue,” “is anticipated,” “estimated,” “should,” “projection,” “target,” “goal,” “objective,” and “outlook”), are forward-looking statements. Although the Debtors believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” contained elsewhere in this Disclosure Schedule and in the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the EFH Public Filings, which are incorporated into this Disclosure Statement by reference, and the following important factors, among others, that could cause the Debtors’ actual results to differ materially from those projected in such forward-looking statements:

•	the Debtors’ ability to receive Bankruptcy Court approval and the required creditors votes for the approval of the Plan or any other plan filed by the Debtors, particularly prior to the expiration of the exclusivity period, and the Debtors ability to consummate the Plan or any such other plan;

•	the outcome of the court-supervised bid process with respect the restructuring of EFH Corp. and EFIH;

•	the Debtors’ ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases and such approvals not being overturned on appeal or being stayed for any extended period of time;

•	the effectiveness of the overall restructuring activities pursuant to the Chapter 11 Cases and any additional strategies the Debtors employ to address their liquidity and capital resources;

•	the terms and conditions of any reorganization plan that is ultimately approved by the Bankruptcy Court;

•	the extent to which the Chapter 11 Cases cause customers, suppliers, and others with whom the Debtors have commercial relationships to lose confidence in them, which may make it more difficult for the Debtors to obtain and maintain such commercial relationships on competitive terms;

•	difficulties the Debtors may face in retaining and motivating their key employees through the bankruptcy process, and difficulties they may face in attracting new employees;

•	the significant time and effort required to be spent by the Debtors’ senior management in dealing with the bankruptcy and restructuring activities rather than focusing exclusively on business operations;

•	the Debtors’ ability to remain in compliance with the requirements of the DIP Facilities;

•	the Debtors’ ability to maintain or obtain sufficient financing sources for their operations during the pendency of the Chapter 11 Cases and their ability to obtain sufficient exit financing to fund the Plan or any other plan of reorganization;

•	limitations on the Debtors’ ability to utilize previously incurred federal net operating losses or alternative minimum tax credits;

•	the actions and decisions of creditors, regulators, and other third parties that have an interest in the Chapter 11 Cases that may be inconsistent with, or interfere with, the Debtors’ business and/or plans;

•	the duration of the Chapter 11 Cases;

•	the actions and decisions of regulatory authorities relative to any reorganization plan;

•	the outcome of any current or future litigation regarding whether note holders are entitled to makewhole or redemption premiums, and/or postpetition interest in connection with the treatment of their claims in bankruptcy;

•	the outcome of any current or future litigation regarding intercompany claims and derivative claims;

•	restrictions on the Debtors’ operations due to the terms of their debt agreements, including the DIP Facilities, and restrictions imposed by the Bankruptcy Court in the Chapter 11 Cases;

•	the Debtors’ ability to satisfy any of the conditions to the Restructuring Transactions;

•	prevailing governmental policies and regulatory actions, including those of the Texas Legislature, the Governor of Texas, the Congress of the United States of America, the FERC, the NERC, the TRE, the PUC, ERCOT, the RCT, the NRC, the EPA, the TCEQ, the US Mine Safety and Health Administration and the CFTC, with respect to, among other things:

•	allowed prices;

•	allowed rates of return;

•	permitted capital structure;

•	industry, market, and rate structure;

•	purchased power and recovery of investments;

•	operations of nuclear generation facilities;

•	operations of fossil fueled generation facilities;

•	operations of mines;

•	self-bonding requirements;

•	acquisitions and disposals of assets and facilities;

•	development, construction, and operation of facilities;

•	decommissioning costs;

•	present or prospective wholesale, and retail competition;

•	changes in tax laws and policies;

•	changes in and compliance with environmental and safety laws, and policies, including the CSAPR, MATS, and greenhouse gas and other climate change initiatives; and

•	clearing over-the-counter derivatives through exchanges and posting of cash collateral therewith;

•	legal and administrative proceedings and settlements;

•	general industry trends;

•	weather conditions, including drought and limitations on access to water, and other natural phenomena, acts of sabotage, wars, or terrorist or cyber security threats or activities;

•	economic conditions, including the impact of an economic downturn;

•	the Debtors’ ability to collect trade receivables from counterparties;

•	the Debtors’ ability to attract and retain profitable customers;

•	the Debtors’ ability to profitably serve our customers;

•	restrictions on competitive retail pricing;

•	changes in wholesale electricity prices or energy commodity prices, including the price of natural gas;

•	changes in prices of transportation of natural gas, coal, fuel oil, and other refined products;

•	changes in the ability of vendors to provide or deliver commodities as needed;

•	changes in market heat rates in the ERCOT electricity market;

•	the Debtors’ ability to effectively hedge against unfavorable commodity prices, including the price of natural gas, market heat rates and interest rates;

•	population growth or decline, or changes in market supply and/or demand and demographic patterns, particularly in ERCOT;

•	changes in business strategy, development plans, or vendor relationships;

•	access to adequate transmission facilities to meet changing demands;

•	changes in interest rates, commodity prices, rates of inflation, or foreign exchange rates;

•	changes in operating expenses, liquidity needs, and capital expenditures;

•	inability of various counterparties to meet their financial obligations to the Debtors and/or their subsidiaries, including failure of counterparties to perform under agreements;

•	general industry trends;

•	hazards customary to the industry and the possibility that the Debtors and/or their subsidiaries may not have adequate insurance to cover losses resulting from such hazards;

•	changes in technology (including large scale electricity storage) used by and services offered by the Debtors and/or their subsidiaries;

•	changes in electricity transmission that allow additional electricity generation to compete with the Debtors’ generation assets;

•	significant changes in relationships with the Debtors’ and/or their subsidiaries’ employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate costs of providing employee benefits, including medical and dental benefits, pension and other postretirement employee benefits, and future funding requirements related thereto, including joint and several liability exposure under ERISA;

•	changes in assumption used to estimate future executive compensation payments;

•	significant changes in critical accounting policies material to the Debtors and/or their subsidiaries;

•	commercial bank market and capital market conditions and the potential impact of disruptions in U.S. and international credit markets;

•	access to capital, the cost of such capital, and the results of financing and refinancing efforts by the Debtors and/or their subsidiaries and affiliates, including availability of funds in the capital markets;

•	competition for new energy development and other business opportunities;

•	inability of various counterparties to meet their obligations with respect to our financial instruments;

•	circumstances which may contribute to impairment of goodwill, intangible, or other long-lived assets;

•	financial restrictions imposed by the agreements governing Oncor’s and the Debtors’ debt instruments;

•	the Debtors’ or their subsidiaries’ ability to generate sufficient cash flow to make interest payments on their debt instruments;

•	the Oncor Subsidiaries’ ability to satisfy their obligations under the Oncor TSA;

•	the Oncor Subsidiaries’ decision to make any distributions to EFIH;

•	actions by credit rating agencies;

•	changes in law or regulation applicable to market participants in the ERCOT market; and

•	ability to effectively execute the Debtors’ operational strategy.

Any forward-looking statement speaks only as of the date on which it is made, and except as may be required by law, the Debtors undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for the Debtors to predict all of them; nor can the Debtors assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

IX. Important Securities Laws Disclosures

Under the Plan, each Holder of an Allowed Claim in Classes A4, A5, A7, A8, A9, A11, A12, A16, B3, B4, B5, C3, and C4 may receive “securities” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any applicable state securities or “blue sky” laws pursuant to the Plan.

Depending, among other things, on whether the Plan effectuates the Merger Scenario, the Backstop Scenario, or the Standalone Scenario, the following may be issued or distributed without registration under the Securities Act in reliance upon the exemption set forth in section 1145(a)(1) of the Bankruptcy Code and may be resold by holders thereof without registration, unless the holder is an “underwriter” (as defined in section 1145(b)(1) of the Bankruptcy Code) with respect to such securities, subject to the terms thereof and applicable securities laws:

•	the distribution of Reorganized EFH Common Stock to Holders of Claims and Interests;

•	the issuance of Tranche B New Reorganized EFIH First Lien Debt to Holders of EFIH First Lien Note Claims, if any;

•	the issuance of New Reorganized EFIH Second Lien Debt to Holders of EFIH Second Lien Note Claims, if any;

•	the distribution of Reorganized TCEH Common Stock to holders of TCEH First Lien Secured Claims; and

•	the issuance of New Reorganized TCEH Warrants to Holders of TCEH Unsecured Debt Claims and General Unsecured Claims Against the TCEH Debtors Other Than EFCH.

The Debtors believe that the Parent Common Stock issued in exchange for Reorganized EFH Common Stock in the Merger Scenario without registration under the Securities Act may be made in reliance upon the exemption set forth in Section 1145(a)(1) of the Bankruptcy Code for the offer or sale under a chapter 11 plan of a security of a successor to the debtor if such securities are offered or sold in exchange for a claim against, or an interest in, such debtor. The Debtors will seek to obtain a ruling from the Bankruptcy Court in the Confirmation Order that the Section 1145(a)(1) exemption applies to the Parent Common Stock. In the event the Debtors are unable to obtain a ruling from the Bankruptcy Court that the issuance of the Parent Common Stock qualifies for the statutory exemption from securities law provided under section 1145 of the Bankruptcy Code, the Debtors will either rely on another exemption from the registration requirements of the Securities Act or will be required to register the Parent Common Stock under the Securities Act, which may delay the Effective Date of the Plan.

Each of the Reorganized EFH Common Stock, Tranche B New Reorganized EFIH First Lien Debt, New Reorganized EFIH Second Lien Debt, Reorganized TCEH Common Stock, the New Reorganized TCEH Warrants and the Parent Common Stock are referred to herein as the “1145 Securities.”

The New Reorganized TCEH Debt and the Tranche A New Reorganized EFIH First Lien Debt, to the extent such New Reorganized TCEH Debt or Tranche A New Reorganized EFIH First Lien Debt constitutes a “security,” will each be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 4(2) of the Securities Act or Regulation D promulgated thereunder and will not be “1145 Securities.”

A.	Section 1145 of the Bankruptcy Code

Section 1145(a)(1) of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale of securities of the debtor or of a successor to the debtor under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or an interest in, such debtor, or if such securities are offered or sold principally in such exchange and partly for cash. Section 1145(a)(2) of the Bankruptcy Code generally exempts from registration under the Securities Act the offer of a security through any warrant, option, right to subscribe, or conversion privilege that was sold in the manner specified in section 1145(a)(1), or the sale of a security upon the exercise of such a warrant, option, right, or privilege. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a) of the Bankruptcy Code are deemed to be made in a public offering.

Accordingly, the securities issued pursuant to the section 1145 exemption may generally be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(a)(1) thereof, unless the holder is an “underwriter” with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code. In addition, such securities generally may be resold by the recipients thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” for purposes of the Securities Act as one who, subject to certain exceptions, (1) purchases a claim or interest in the debtor with a view to distribution of any security to be received in exchange for such claim, (2) offers to sell securities offered or sold under the plan for the holders of such securities, (3) offers to buy securities issued under the plan from the holders of such securities, if the offer to buy is made with a view to distribution of such securities, and if such offer is under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan, or (4) is an “issuer,” as used in section 2(a)(11) of the Securities Act, with respect to such securities. The term “issuer,” as used in section 2(a)(11) of the Securities Act, includes any person directly or indirectly controlling or controlled by, an issuer of securities, or any person under direct or indirect common control with such issuer.

To the extent that persons deemed to be “underwriters” under section 1145 of the Bankruptcy Code receive 1145 Securities, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Generally, rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include that current public information with respect to the issuer be available at the time of sale, limitations as to the amount of securities that may be sold, and manner of sale and notice requirements.

You should confer with your own legal advisors to help determine whether or not you are an “underwriter.”

B.	Subsequent Transfers of Securities Not Covered by the Section 1145(a)(1) Exemption.

Securities that are not issued pursuant to section 1145(a)(1) of the Bankruptcy Code will be deemed “restricted securities” and may not be sold, exchanged, assigned, or otherwise transferred unless they are registered, or an exemption from registration applies, under the Securities Act. Rule 144 of the Securities Act permits the public resale of restricted securities if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144. A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period unless certain current public information regarding the issuer is not available at the time of sale, in which case the non- affiliate may resell after a one-year holding period. An affiliate may resell restricted securities after a six-month holding period but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale and notice requirements of Rule 144.

PERSONS WHO RECEIVE SECURITIES UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER THE FEDERAL OR STATE SECURITIES LAWS AND THE CIRCUMSTANCES UNDER WHICH SECURITIES MAY BE SOLD IN RELIANCE ON SUCH LAWS.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. WE MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, WE ENCOURAGE EACH HOLDER AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A SECURITY IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE FEDERAL OR STATE SECURITIES LAWS OR WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES ISSUED UNDER THE PLAN.

X. Certain U.S. Federal Income Tax Consequences of the Plan

A.	Introduction.

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors and to certain Holders of Claims. The following summary does not address the U.S. federal income tax consequences to Holders of Claims not entitled to vote to accept or reject the Plan. This summary is based on the IRC, the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

Pursuant to the Plan, the TCEH Debtors other than EFCH and TCEH will be separated from the EFH Debtors and the EFIH Debtors in a transaction intended generally to constitute a reorganization under sections 368(a)(1)(G) and 355 of the IRC (the “TCEH Tax-Free Spin”). However, the Debtors do expect to realize gain as a result of a so-called “busted 351” transaction (the “Preferred Stock Sale”). As a result of the Preferred Stock Sale, the Debtors anticipate that there will be a step-up in the tax basis in certain of the TCEH Debtors’ assets (the “TCEH Basis Step-Up”) that is approximately equal to an as-yet undetermined percentage of the aggregate amount of tax credits, net deductions, net operating losses, and capital losses (including carryforwards) available to the EFH Group (defined below) on the Effective Date.55 The TCEH Tax-Free Spin and the Preferred Stock Sale are discussed in more detail below.

The treatment of the EFH Debtors and EFIH ultimately will depend upon the method of funding recoveries under the Plan. In particular, as discussed above, the Debtors currently contemplate three potential outcomes with respect to the EFH Debtors and EFIH: the Merger Scenario, the Backstop Scenario, and the Standalone Scenario (collectively, the “EFH Reorganization Scenarios”). Certain potential U.S. federal income tax consequences for the Debtors and U.S. Holders of Claims against or Interests in the Debtors of each EFH Reorganization Scenario are discussed below. Additionally, each EFH Reorganization Scenario contemplates that Reorganized EFH Corp. or a subsidiary thereof could (but will not necessarily) be reorganized as a real estate investment trust (a “REIT”, and such structure, the “REIT Structure”). The Debtors will amend this summary to discuss certain implications of the REIT Structure if a REIT Structure will be utilized.

Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. The Debtors have sought the Private Letter Ruling with respect to certain, but not all, of the U.S. federal income tax consequences of the Plan to the Debtors and certain Holders of Claims and Interests. The following summary assumes that the intended tax treatment of the Plan is respected for U.S. federal income tax purposes. Although the Private Letter Ruling, if obtained, will bind the IRS with respect to the rulings therein and to the extent the representations made by the Debtors in connection therewith are true, the IRS could attempt to assert that matters not ruled upon, or inaccurate representations, alter the tax consequences of the restructuring transactions consummated under the Plan. Moreover, this summary is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders in light of their individual circumstances. This discussion does not address tax issues with respect to such Holders subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies, non-U.S. Holders, Persons who are related to the Debtors within the meaning of the IRC, persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy, regulated investment companies and those holding, or who will hold, Claims as part of a hedge, straddle, conversion, or other integrated transaction). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed. Additionally, the net investment

[55]

The amount of available attributes will be determined (a) as if the “consolidated year” (within the meaning of section 1503(e)(2)(B) of the IRC) of the EFH Group ended on the Effective Date and (b) without regard to any gain or income generated as a result of the Preferred Stock Sale, as determined by the Debtors before the Effective Date.

income tax imposed by section 1411 of the IRC is also not addressed. Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds such a Claim as a “capital asset” (within the meaning of section 1221 of the IRC). This summary also assumes that the various debt and other arrangements to which the Debtors and Reorganized Debtors are a party will be respected for federal income tax purposes in accordance with their form.

For purposes of this discussion, a “U.S. Holder” is a holder that is: (1) an individual citizen or resident of the U.S. for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the U.S. is able to exercise primary jurisdiction over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. For purposes of this discussion, a “Non-U.S. Holder” is any holder that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder, the tax treatment of a partner (or other owner) generally will depend upon the status of the partner (or other owner) and the activities of the entity and the partner (or other owner). Partners (or other owners) of partnerships (or other pass through entities) that are Holders should consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors.

For U.S. federal income tax purposes, the Debtors (and certain non-Debtor affiliates) are members of an affiliated group of corporations (or entities disregarded for federal income tax purposes that are wholly owned by members of such group), of which EFH Corp. is the common parent (the “EFH Group”).56

TCEH is presently a wholly-owned subsidiary of EFCH, and EFCH is a wholly-owned subsidiary of EFH Corp. For federal income tax purposes, EFCH, TCEH, and the substantial majority of TCEH’s direct and indirect subsidiaries are entities that are disregarded from their regarded owner, EFH Corp., for federal income tax purposes. Similarly, EFIH is a wholly-owned subsidiary of EFH Corp. and is classified as a disregarded entity for federal income tax purposes. As a consequence, EFH Corp. is treated as holding, for federal income tax purposes, all the assets and liabilities of EFIH, EFCH, TCEH, and TCEH’s subsidiaries that are also disregarded entities. Oncor is a partnership for federal income tax purposes; as a result, EFH Corp.’s tax results reflect its pro rata share of the results of Oncor and other items related to EFH Corp.’s indirect ownership of approximately 80% of the equity in Oncor (including income and gain recognized under section 704(c) of the IRC).

The Debtors currently project that, as of December 31, 2015, the EFH Group will have approximately $4.9 billion of NOLs (assuming an Effective Date of December 31, 2015).57 To the extent the Effective Date occurs after

[56]	Additionally, a single Debtor entity, EFH CG Holdings Company LP, is a regarded partnership for federal income tax purposes. Approximately 19.5% of this entity is owned by non-Debtor Oncor Electric Delivery Company LLC; the remaining interests are owned by various Debtor entities.
[57]

These projections assume that Oncor elects bonus depreciation for the 2014 taxable year and that the rest of the EFH Group does not elect bonus depreciation for the 2014 taxable year. These projections do not include the effect, if any, of bonus depreciation for the 2015 taxable year (to the extent bonus depreciation is authorized for 2015) or any NOLs attributable to makewhole payments, if any, other than NOLs attributable to the EFIH First Lien Settlement.

December 31, 2015, the Debtors project that additional NOLs will be generated between January 1, 2016 and the Effective Date. As discussed below, the Debtors expect that all of the EFH Group’s NOLs will either be used or eliminated upon implementation of the Plan.

1.	TCEH Tax-Free Spin.

(a)	G Reorganization.

Pursuant to the Plan, TCEH will form Reorganized TCEH as a Delaware limited liability company that is disregarded for federal income tax purposes. Reorganized TCEH will issue the New Reorganized TCEH Debt to third parties for cash, TCEH will transfer all of its assets and certain liabilities to Reorganized TCEH in exchange for (a) 100% of the newly issued equity interests of Reorganized TCEH, in the form of Reorganized TCEH Common Stock, and (b) the cash proceeds of the New Reorganized TCEH Debt, and the EFH Debtors will transfer to Reorganized TCEH of the equity securities of EFH Corporate Services and its subsidiaries and certain other assets, liabilities, and equity interests related to the TCEH Debtors’ operations. Immediately thereafter, Reorganized TCEH will convert to a Delaware corporation pursuant to Delaware’s conversion statute. For U.S. federal income tax purposes, the incorporation of Reorganized TCEH will be treated as if EFH Corp. contributed the TCEH assets to Reorganized TCEH (a corporation) in exchange for all of the Reorganized TCEH Common Stock and the assumption of the New Reorganized TCEH Debt and certain other liabilities by Reorganized TCEH (the “Contribution”).

Immediately following the Contribution, TCEH will distribute all of the Reorganized TCEH Common Stock and the cash proceeds from the New Reorganized TCEH Debt to Holders of Allowed TCEH First Lien Secured Claims (the “Distribution,” and together with the Contribution, the “Reorganization”).

The Reorganization is intended to qualify as a reorganization pursuant to section 368(a)(1)(G) of the IRC with a distribution pursuant to section 355 of the IRC (a “Divisive G Reorganization”). Assuming qualification as a Divisive G Reorganization, the Debtors should not recognize any gain or loss with respect to the TCEH Tax-Free Spin for U.S. federal income tax purposes, other than the gain recognized in connection with the Preferred Stock Sale, as discussed below.

(b)	Preferred Stock Sale.

The Debtors currently project that the EFH Group will have approximately $4.9 billion of NOLs as of December 31, 2015, and that figure will increase (a) to the extent the Effective Date occurs after that date; (b) to the extent of bonus depreciation (if any) in 2015; and (c) to the extent any additional NOLs are generated as a result of makewhole settlement payments (if any). The Preferred Stock Sale will utilize the EFH Group’s available NOLs to achieve the TCEH Basis Step-Up prior to such NOLs being reduced as a result of the COD Income (defined below) that will be recognized under the Plan.58

To obtain the TCEH Basis Step-Up, prior to the conversion of Reorganized TCEH from a disregarded entity to a corporation, TCEH will form the Preferred Stock Entity, which will initially be formed as a disregarded entity and later converted to a corporation for U.S. federal income tax purposes. After TCEH contributes all of its assets and certain liabilities to Reorganized TCEH (but before Reorganized TCEH converts to a corporation), Reorganized TCEH will contribute the equity in the Contributed TCEH Debtors (or, potentially, certain assets or joint interests in certain assets) (collectively, the “Contributed TCEH Assets”) to the Preferred Stock Entity in exchange for the Preferred Stock Entity’s (a) common stock and (b) New Reorganized TCEH Sub Preferred Stock.59

Immediately thereafter, and pursuant to a prearranged and binding agreement, Reorganized TCEH will sell the New Reorganized TCEH Sub Preferred Stock in exchange for cash to third party investors. This sale will cause Reorganized TCEH’s contribution of the Contributed TCEH Assets to be taxable, because Reorganized TCEH will not have control of the Preferred Stock Entity for purposes of section 351 of the IRC. Because the Contributed TCEH

[58]	For purposes of the Valuation Analysis only, Evercore has assumed that approximately $5.45 billion of tax attributes will be used in the Preferred Stock Sale to obtain the TCEH Basis Step-Up.
[59]	The New Reorganized TCEH Sub Preferred Stock will have voting rights under certain limited circumstances.

Assets are either (a) stock in disregarded entities for federal income tax purposes or (b) assets held by entities that are disregarded for federal income tax purposes, EFH Corp. should recognize gain equal to the difference between the tax basis of the assets owned by the Preferred Stock Entity and the fair market value of such assets. The tax basis of such assets should be increased by the amount of the gain recognized, and such gain will be offset by the EFH Group’s NOLs.

Due to the limitations on the use of NOL carryforwards to reduce alternative minimum tax (“AMT”) liability, and the fact that the Debtors do not currently have any AMT credits available, it is expected that the Debtors may incur some cash AMT liability as a result of the Preferred Stock Sale.

2.	EFH Reorganization Scenarios.

As discussed above, the EFH Debtors and EFIH may consummate either (i) the Merger Scenario, (ii) the Backstop Scenario, or (iii) the Standalone Scenario.

The primary U.S. federal income tax effect of either the Backstop Scenario or the Standalone Scenario will be the potential generation of cancellation of indebtedness income (“COD Income”) resulting from the discharge of Claims against the EFH Debtors and EFIH (discussed below).

In the Merger Scenario, either on or after the Effective Date, Reorganized EFH Corp. will be merged into a newly-created acquisition entity in a transaction intended to qualify as a reorganization under section 368(a) of the IRC. Accordingly, the EFH Debtors and EFIH should not recognize any gain or loss in connection with the Merger Scenario, other than excluded COD Income (if any) resulting from the discharge of Claims against the EFH Debtors and EFIH (discussed below).

3.	Cancellation of Debt and Reduction of Tax Attributes.

In general, absent an exception, a debtor will realize and recognize cancellation of debt income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The most significant of these exceptions with respect to the Debtors is that taxpayers under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code, where the discharge of debt occurs pursuant to that proceeding, are not required to recognize such COD Income. In that case, however, the taxpayer must reduce its tax attributes, such as its NOLs, general business credits, capital loss carryforwards, and tax basis in assets, by the amount of the COD Income avoided. Generally, the reduction in the tax basis of assets cannot exceed the excess of the total basis of the debtor’s property held immediately after the debt discharge over the total liabilities of the debtor immediately after the discharge (the “Liability Floor Rule”). Any attribute reduction will be applied as of the first day following the taxable year in which COD Income is recognized.

The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied or cancelled, over (b) the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness of the taxpayer issued and (iii) the fair market value of any other consideration. Because the Plan provides that Holders of certain Allowed Claims will receive their pro rata share of new debt instruments or equity interests rather than cash, the amount of COD Income will depend on the fair market value of the consideration (or the issue price of indebtedness) exchanged therefor. The fair market value of such consideration cannot be known with certainty until after the Effective Date. Accordingly, the amount of COD Income the Debtors may incur is uncertain. The Debtors do, however, expect that in all cases, the amount of COD Income will exceed the amount of EFH’s NOLs remaining after offsetting gain recognized as a result of the Preferred Stock Sale, as discussed above. As a result, any such remaining NOLs would be completely eliminated. However, the Debtors expect that, as a result of the Liability Floor Rule, the tax basis of the Reorganized Debtors’ assets will not be materially reduced.

Section 382 of the IRC limits a corporation’s use of its NOLs if that corporation undergoes an “ownership change.” Because the Consummation of the Plan is expected to result in the elimination of the Debtors’ NOLs, that limitation will have no material effect.

4.	The TCEH Settlement Claim (Class A12).

Pursuant to the Plan, TCEH holds the TCEH Settlement Claim against EFH Corp. The TCEH Settlement Claim will receive payment from the EFH Transaction Consideration Pool and the Equity Transaction Consideration Pool, which may result in a payment of cash or New Reorganized EFH Common Stock (which, in the Merger Scenario, will be exchanged for Parent Common Stock pursuant to transaction intended to qualify as a reorganization under section 368(a) of the IRC).

As noted above, TCEH is a disregarded entity from EFH Corp. for U.S. federal income tax purposes. As a result, the TCEH Settlement Claim should be disregarded for U.S. federal income tax purposes, and there should be no resulting tax consequences from the payment by EFH Corp. to TCEH on account of the TCEH Settlement Claim.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Claims and Interests.

As discussed below, the tax consequences of the Plan to Holders of Allowed Claims and Interests will depend on a variety of factors.

As an initial matter, whether the Plan is fully or partially taxable will depend on whether the debt instruments being surrendered constitute “securities” for U.S. federal income tax purposes. Whether a Claim that is surrendered and debt instruments received pursuant to the Plan constitute “securities” is determined based on all the facts and circumstances. Most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of 10 years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an Interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. The Private Letter Ruling may address whether certain Claims surrendered pursuant to the Plan constitute “securities.”

The character of any recognized gain as capital gain or ordinary income will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands (including whether the Claim constitutes a capital asset), whether the Claim was purchased at a discount, whether and to what extent the U.S. Holder has previously claimed a bad debt deduction with respect to its Claim, and whether any part of the Holder’s recovery is treated as being on account of accrued but unpaid interest. Accrued interest and market discount are discussed below.

1.	Consequences to U.S. Holders of EFH Legacy Note Claims (Class A4).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed EFH Legacy Note Claims (Class A4) will receive payment from the EFH Transaction Consideration Pool and the Equity Transaction Consideration Pool, which may result in a payment of cash and/or New Reorganized EFH Common Stock (which, in the Merger Scenario, will be exchanged for Parent Common Stock pursuant to a transaction intended to qualify as a reorganization under section 368(a) of the IRC).

To the extent a U.S. Holder of such a Claim only receives cash, such U.S. Holder should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the cash received and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

If a U.S. Holder receives both cash and New Reorganized EFH Common Stock, the treatment of such U.S. Holder will vary depending on whether a the Class A4 Claims are “securities.”

(a)	Treatment if Class A4 Claims Constitute “Securities.”

If a Class A4 Claim constitutes a “security,” then the exchange of such a Claim for the New Reorganized EFH Common Stock should be treated as a reorganization under the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration, including cash, received minus the Holder’s adjusted basis, if any, in the Claim) or (b) the cash and the fair market value of “other property” received in the distribution that is not permitted to be received under sections 354 and 356 of the IRC without the recognition of gain.

A U.S. Holder should obtain a tax basis in the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Claim surrendered, less (b) the cash received, plus (c) gain recognized (if any). The holding period for the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, should include the holding period for the Claim exchanged therefor.

The holding period for the New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should not include the holding period of the debt instrument constituting the surrendered Claim, and should begin on the day following the Effective Date. The tax basis of any New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFH Common Stock received in satisfaction of accrued but untaxed interest.

(b)	Treatment if Class A4 Claims Do Not Constitute “Securities.”

If a Class A4 Claim does not constitute a “security,” then a U.S. Holder of such a Claim should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value of the other property received in exchange for the Claim and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

A U.S. Holder of such a Claim should obtain a tax basis in the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value of the New Reorganized EFH Common Stock as of the Effective Date.

The tax basis of any New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFH Common Stock received in satisfaction of accrued but untaxed interest.

The holding period for such New Reorganized EFH Common Stock should begin on the day following the Effective Date.

2.	Consequences to U.S. Holders of EFH Unexchanged Note Claims (Class A5).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed EFH Unexchanged Note Claims (Class A5) will receive payment from the EFH Transaction Consideration Pool and the Equity Transaction Consideration Pool, which may result in a payment of cash and/or New Reorganized EFH Common Stock (which, in the Merger Scenario, will be exchanged for Parent Common Stock pursuant to a transaction intended to qualify as a reorganization under section 368(a) of the IRC).

To the extent a U.S. Holder of such a Claim only receives cash, such U.S. Holder should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the cash received and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

If a U.S. Holder receives both cash and New Reorganized EFH Common Stock, the treatment of such U.S. Holder will vary depending on whether a the Class A5 Claims are “securities.”

(a)	Treatment if Class A5 Claims Constitute “Securities.”

If a Class A5 Claim constitutes a “security,” then the exchange of such a Claim for the New Reorganized EFH Common Stock should be treated as a reorganization under the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration, including cash, received minus the Holder’s adjusted basis, if any, in the Claim) or (b) the cash and the fair market value of “other property” received in the distribution that is not permitted to be received under sections 354 and 356 of the IRC without the recognition of gain.

A U.S. Holder should obtain a tax basis in the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Claim surrendered, less (b) the cash received, plus (c) gain recognized (if any). The holding period for the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, should include the holding period for the Claim exchanged therefor.

The holding period for the New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should not include the holding period of the debt instrument constituting the surrendered Claim, and should begin on the day following the Effective Date. The tax basis of any New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFH Common Stock received in satisfaction of accrued but untaxed interest.

(b)	Treatment if Class A5 Claims Do Not Constitute “Securities.”

If a Class A5 Claim does not constitute a “security,” then a U.S. Holder of such a Claim should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value of the other property received in exchange for the Claim and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

A U.S. Holder of such a Claim should obtain a tax basis in the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value of the New Reorganized EFH Common Stock as of the Effective Date.

The tax basis of any New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFH Common Stock received in satisfaction of accrued but untaxed interest.

The holding period for such New Reorganized EFH Common Stock should begin on the day following the Effective Date.

3.	Consequences to U.S. Holders of EFH Swap Claims (Class A7).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed EFH Swap Claims (Class A7) will receive payment from the EFH Transaction Consideration Pool and the Equity Transaction Consideration Pool, which may result in a payment of cash and/or New Reorganized EFH Common Stock (which, in the Merger Scenario, will be exchanged for Parent Common Stock pursuant to a reorganization under section 368(a) of the IRC).

Class A7 Claims generally should not be treated as “securities.” As a result, such U.S. Holder should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value of the other property received in exchange for the Claim and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

A U.S. Holder of such a Claim should obtain a tax basis in the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value of the New Reorganized EFH Common Stock as of the Effective Date.

The tax basis of any New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFH Common Stock received in satisfaction of accrued but untaxed interest

The holding period for such New Reorganized EFH Common Stock should begin on the day following the Effective Date.

4.	Consequences to U.S. Holders of EFH Non-Qualified Benefit Claims (Class A8).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed EFH Non-Qualified Benefit Claims (Class A8) will receive payment from the EFH Transaction Consideration Pool and the Equity Transaction Consideration Pool, which may result in a payment of cash and/or New Reorganized EFH Common Stock (which, in the Merger Scenario, will be exchanged for Parent Common Stock pursuant to a transaction intended to qualify as a reorganization under section 368(a) of the IRC).

Class A8 Claims generally should not be treated as “securities.” As a result, such U.S. Holder should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the consideration received and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

A U.S. Holder of such a Claim should obtain a tax basis in the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value of the New Reorganized EFH Common Stock as of the Effective Date.

The tax basis of any New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFH Common Stock received in satisfaction of accrued but untaxed interest

The holding period for such New Reorganized EFH Common Stock should begin on the day following the Effective Date.

5.	Consequences to U.S. Holders of General Unsecured Claims Against EFH Corp. (Class A9).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed General Unsecured Claims Against EFH Corp. (Class A9) will receive cash.

Such U.S. Holder should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the cash received and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

6.	Consequences to U.S. Holders of General Unsecured Claims Against the EFH Debtors Other Than EFH Corp. (Class A10).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed General Unsecured Claims Against the EFH Debtors Other Than EFH Corp. (Class A10) will receive the Liquidation Recovery, which shall be paid in cash.

Such U.S. Holder should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the cash received and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

7.	Consequences to U.S. Holders of EFH Settlement Claims (Class A11).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of EFH Settlement Claims (Class A11) will receive payment from the EFH Transaction Consideration Pool, which may result in a payment of cash and/or New Reorganized EFH Common Stock (which, in the Merger Scenario, will be exchanged for Parent Common Stock pursuant to a transaction intended to qualify as a reorganization under section 368(a) of the IRC).

This discussion assumes that the Class A11 Claims are not properly treated as “securities” or as a distribution on account of EFH Interests for U.S. federal income tax purposes. In such case, such U.S. Holder should be treated as receiving its distribution under the Plan with respect to such EFH Settlement Claim in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the cash received and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim. U.S. Holders of Class A11 Claims should consult their own advisor regarding the proper characterization of Class A11 Claims.

8.	Consequences to U.S. Holders of Interests in EFH Corp. (Class A16).

Pursuant to the Plan, in full satisfaction and discharge of their Interests, Holders of Class A16 Interests will receive payment from the EFH Transaction Consideration Pool and the Equity Transaction Consideration Pool, which may result in a payment of cash and/or New Reorganized EFH Common Stock (which, in the Merger Scenario, will be exchanged for Parent Common Stock pursuant to a transaction intended to qualify as a reorganization under section 368(a) of the IRC), in addition to amounts paid on account of the EFH Settlement Claims.

To the extent a U.S. Holder of such Interests only receives cash, such U.S. Holder should be treated as receiving its distribution under the Plan in a transaction that will be treated as a redemption under the IRC. Provided that such U.S. Holder owns no stock in EFH Corp. after the redemption (either actively or constructively), each U.S. Holder of such Interests should recognize gain or loss equal to the difference between (a) the cash received and (b) such U.S. Holder’s adjusted basis, if any, in such Interests.

If a U.S. Holder receives both cash and New Reorganized EFH Common Stock, such exchange should be treated as a reorganization under the IRC. A U.S. Holder of such Interests should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration, including cash, received minus the Holder’s adjusted basis, if any, in the Allowed Interests) or (b) the cash and the fair market value of the “other property” received in the distribution that is not permitted to be received under sections 354 and 356 of the IRC without the recognition of gain. Such U.S. Holder should obtain a tax basis in the New Reorganized EFH Common Stock equal to (a) the tax basis of the Interests surrendered, less (b) the cash received, plus (c) gain recognized (if any). The holding period for the New Reorganized EFH Common Stock should include the holding period for the Interests exchanged therefor.

9.	Consequences to U.S. Holders of EFIH First Lien Note Claims (Class B3).[60]

The treatment of Allowed Class B3 Claims (if any) will vary depending on whether the Merger Scenario, the Backstop Scenario, or the Standalone Scenario occurs.

If the Merger Scenario occurs, Holders of Allowed Class B3 Claims will receive payment from the EFIH Transaction Consideration Pool in first priority, which is likely to result in payment in cash. A U.S. Holder of such a Claim should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the cash received and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

[60]	For the avoidance of doubt, this treatment is applicable only to Holders of EFIH First Lien Notes that did not participate in the EFIH First Lien Settlement.

If the Backstop Scenario or the Standalone Scenario occur, Holders of Allowed Class B3 Claims will receive the Tranche B New Reorganized EFIH First Lien Debt. The treatment of such exchange will depend on whether the Class B3 Claims and the Tranche B New Reorganized EFIH First Lien Debt constitute “securities.”

(i)	Treatment if Class B3 Claims and Tranche B New Reorganized EFIH First Lien Debt Constitute “Securities.”

If the Class B3 Claims and the Tranche B New Reorganized EFIH First Lien Debt constitute “securities,” then the exchange of such a Claim for the Tranche B New Reorganized EFIH First Lien Debt should be treated as a reorganization under the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration, including cash, received minus the Holder’s adjusted basis, if any, in the Claim) or (b) the cash and the fair market value of “other property” received in the distribution that is not permitted to be received under sections 354 and 356 of the IRC without the recognition of gain.

Such a U.S. Holder should obtain a tax basis in the Tranche B New Reorganized EFIH First Lien Debt, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Claim surrendered, less (b) the cash received, plus (c) gain recognized (if any). The holding period for the Tranche B New Reorganized EFIH First Lien Debt, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, should include the holding period for the Claim exchanged therefor.

The tax basis of any Tranche B New Reorganized EFIH First Lien Debt treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the Tranche B New Reorganized EFIH First Lien Debt received in satisfaction of accrued but untaxed interest. The holding period for the Tranche B New Reorganized EFIH First Lien Debt treated as received in satisfaction of accrued but untaxed interest should not include the holding period of the debt instrument constituting the surrendered Claim, and should begin on the day following the Effective Date.

(ii)	Treatment if Class B3 Claims and/or Tranche B New Reorganized EFIH First Lien Debt Do Not Constitute “Securities.”

If either the Class B3 Claims or the Tranche B New Reorganized EFIH First Lien Debt do not constitute “securities,” then a U.S. Holder of such a Claim should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value of the other property received in exchange for the Claim and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

A U.S. Holder of such a Claim should obtain a tax basis in the Tranche B New Reorganized EFIH First Lien Debt, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value of the Tranche B New Reorganized EFIH First Lien Debt as of the Effective Date.

The tax basis of any Tranche B New Reorganized EFIH First Lien Debt treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the Tranche B New Reorganized EFIH First Lien Debt received in satisfaction of accrued but untaxed interest.

The holding period for such Tranche B New Reorganized EFIH First Lien Debt should begin on the day following the Effective Date.

10.	Consequences to U.S. Holders of EFIH Second Lien Note Claims (Class B4).

The treatment of Allowed Class B4 Claims will vary depending on whether the Merger Scenario, the Backstop Scenario, or the Standalone Scenario occurs.

If the Merger Scenario occurs, Holders of Class B4 Claims will receive payment from the EFIH Transaction Consideration Pool in second priority, which is likely to result in payment in cash. A U.S. Holder of such a Claim should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the cash received and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

If the Backstop Scenario or the Standalone Scenario occur, Holders of Class B4 Claims will receive the New Reorganized EFIH Second Lien Debt. The treatment of such exchange will depend on whether the Class B4 Claims and the New Reorganized EFIH Second Lien Debt constitute “securities.”

(i)	Treatment if Class B4 Claims and the New Reorganized EFIH Second Lien Debt Constitute “Securities.”

If the Class B4 Claims and the New Reorganized EFIH Second Lien Debt constitute “securities,” then the exchange of such a Claim for the New Reorganized EFIH Second Lien Debt should be treated as a reorganization under the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration, including cash, received minus the Holder’s adjusted basis, if any, in the Claim) or (b) the cash and the fair market value of “other property” received in the distribution that is not permitted to be received under sections 354 and 356 of the IRC without the recognition of gain.

Such a U.S. Holder should obtain a tax basis in the New Reorganized EFIH Second Lien Debt, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Claim surrendered, less (b) the cash received, plus (c) gain recognized (if any). The holding period for the New Reorganized EFIH Second Lien Debt, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, should include the holding period for the Claim exchanged therefor.

The tax basis of any New Reorganized EFIH Second Lien Debt treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFIH Second Lien Debt received in satisfaction of accrued but untaxed interest. The holding period for the New Reorganized EFIH Second Lien Debt treated as received in satisfaction of accrued but untaxed interest should not include the holding period of the debt instrument constituting the surrendered Claim, and should begin on the day following the Effective Date.

(ii)	Treatment if Class B4 Claims and/or the New Reorganized EFIH Second Lien Debt Do Not Constitute “Securities.”

If either the Class B4 Claims or the New Reorganized EFIH Second Lien Debt do not constitute “securities,” then a U.S. Holder of such a Claim should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim would recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value of the other property received in exchange for the Claim and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

A U.S. Holder of such a Claim should obtain a tax basis in the New Reorganized EFIH Second Lien Debt, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value of the New Reorganized EFIH Second Lien Debt as of the Effective Date.

The tax basis of any New Reorganized EFIH Second Lien Debt treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFIH Second Lien Debt received in satisfaction of accrued but untaxed interest.

The holding period for such New Reorganized EFIH Second Lien Debt should begin on the day following the Effective Date.

11.	Consequences to U.S. Holders of General Unsecured Claims Against the EFIH Debtors (Class B5).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed Class B5 Claims will receive payment form the EFIH Transaction Consideration Pool in third priority, which may result in payment in cash and/or New Reorganized EFH Common Stock (which, in the Merger Scenario, will be exchanged for Parent Common Stock pursuant to a transaction intended to qualify as a reorganization under section 368(a) of the IRC).

To the extent a U.S. Holder of such a Claim only receives cash, such U.S. Holder should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the cash received and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

If a U.S. Holder of such a Claim receives both cash and New Reorganized EFH Common Stock, the treatment of such U.S. Holder will vary depending on whether the General Unsecured Claims Against the EFIH Debtors are “securities.”

(a)	Treatment if Class B5 Claims Constitute “Securities.”

If the Class B5 Claims constitute “securities,” then the exchange of such a Claim for the New Reorganized EFH Common Stock should be treated as a reorganization under the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration, including cash, received minus the Holder’s adjusted basis, if any, in the Claim) or (b) the cash and fair market value of “other property” received in the distribution that is not permitted to be received under sections 354 and 356 of the IRC without the recognition of gain.

A U.S. Holder should obtain a tax basis in the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Claim surrendered, less (b) the cash received, plus (c) gain recognized (if any). The holding period for the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, should include the holding period for the Claim exchanged therefor.

The holding period for the New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should not include the holding period of the debt instrument constituting the surrendered Claim, and should begin on the day following the Effective Date. The tax basis of any New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFH Common Stock received in satisfaction of accrued but untaxed interest.

(b)	Treatment if Class B5 Claims Do Not Constitute “Securities.”

If the Class B5 Claims do not constitute “securities,” then a U.S. Holder of such a Claim should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value of the other property received in exchange for the Claim and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

A U.S. Holder of such a Claim should obtain a tax basis in the New Reorganized EFH Common Stock, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value of the New Reorganized EFH Common Stock as of the Effective Date.

The tax basis of any New Reorganized EFH Common Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the New Reorganized EFH Common Stock received in satisfaction of accrued but untaxed interest.

The holding period for such New Reorganized EFH Common Stock should begin on the day following the Effective Date.

12.	Consequences to U.S. Holders of TCEH First Lien Secured Claims (Class C3).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, the Holders of Allowed Class C3 Claims will exchange such a Claim for their pro rata share of (a) Reorganized TCEH Common Stock; (b) cash; (c) [    ]% of the amounts distributed to TCEH on account of the TCEH Settlement Claim; and (d) [    ]% of the amounts distributed to TCEH on account of the TCEH Equity Sharing Recovery. The distributions related to the TCEH Settlement Claim and the TCEH Equity Sharing Recovery may include New Reorganized EFH Common Stock (which, in the Merger Scenario, will be exchanged for Parent Common Stock pursuant to transaction intended to qualify as a reorganization under section 368(a) of the IRC) and/or additional Cash. The treatment of a U.S. Holder of such a Claim will vary depending on whether the Class C3 Claims are “securities.”

(a)	Treatment if Class C3 Claims Constitute “Securities.”

If a Class C3 Claim constitutes a “security,” then the exchange of such a Claim for Reorganized TCEH Common Stock generally should be treated as part of the Divisive G Reorganization and distribution under section 355 of the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration, including cash, received minus the Holder’s adjusted basis, if any, in the Claim) or (b) the cash and the fair market value of “other property” received in the distribution61 that is not permitted to be received under sections 355 and 356 of the IRC without the recognition of gain.

With respect to non-cash consideration that constitutes a “security” received in exchange for a Class C3 Claim, such U.S. Holder should obtain a tax basis in such property, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Claim surrendered, less (b) the cash received, plus (c) gain recognized (if any). The holding period for such non-cash consideration should include the holding period for the surrendered Claims.

With respect to non-cash consideration that does not constitute a “security,” U.S. Holders should obtain a tax basis in such property, other than any amounts treated as received in satisfaction of accrued but untaxed interest (or original issue discount), equal to such property’s fair market value as of the date such property is distributed to the U.S. Holder. The holding period for any such non-cash consideration should begin on the day following the Effective Date.

The tax basis of any non-cash consideration treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the stock received in satisfaction of accrued but untaxed interest. The holding period for the non-cash consideration treated as received in satisfaction of accrued but untaxed interest should not include the holding period of the debt instrument constituting the surrendered Claim, and should begin on the day following the Effective Date.

[61]	For purposes of section 355 and 356 of the IRC, the New Reorganized TCEH Warrants should be treated as “securities” with no principal amount.

(b)	Treatment if Class C3 Claims Do Not Constitute “Securities.”

Certain Class 3 Claims may not constitute “securities.” A U.S. Holder of such a Claim should be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim would recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value of the “other property” received in exchange for the Claim and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

Such U.S. Holder should obtain a tax basis in the non-cash consideration received, other than with respect to any amounts received that are attributable to accrued but untaxed interest, equal to the fair market value of the non-cash consideration as of the Effective Date.

The tax basis of any non-cash consideration treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the stock received in satisfaction of accrued but untaxed interest.

The holding period of the non-cash consideration should begin on the day following the Effective Date.

13.	Consequences to U.S. Holders of TCEH Unsecured Debt Claims (Class C4).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, if Class C4 votes in favor of the Plan, then Holders of such Allowed Class C4 Claims will receive the TCEH Unsecured Settlement Distribution, which is composed of (a) $[    ] million in the form of Cash and the New Reorganized TCEH Warrants; (b) [    ]% of the amounts distributed to TCEH on account of the TCEH Settlement Claim; and (c) [    ]% of the amounts distributed to TCEH on account of the TCEH Equity Sharing Recovery. The distributions related to the TCEH Settlement Claim and the TCEH Equity Sharing Recovery may include: (a) New Reorganized EFH Common Stock (which, in the Merger Scenario, will be exchanged for Parent Common Stock pursuant to a transaction intended to qualify as a reorganization under section 368(a) of the IRC) and/or additional cash.

If Class C4 does not vote in favor of the Plan, then U.S. Holders of such Allowed Claims will receive the Liquidation Recovery, which shall be paid in cash.

The treatment of a U.S. Holder of such a Claim will vary depending on whether the Class C4 Claims are “securities” and whether such U.S. Holder votes in favor of the Plan.

(a)	Treatment if Class C4 Votes in Favor of the Plan, Class C4 Claims Constitute “Securities,” and At Least a Portion of the Non-Cash Consideration Received Constitute “Securities.”

If a Class C4 Claim constitutes a “security,” then the exchange of such a Claim for the property described above generally should be treated as part of the Divisive G Reorganization and distribution under section 355 of the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim will recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange (generally equal to the fair market value of all of the consideration, including cash, received minus the Holder’s adjusted basis, if any, in the Claim) or (b) the cash and the fair market value of “other property” received in the distribution that is not permitted to be received under sections 355 and 356 of the IRC without the recognition of gain.

With respect to non-cash consideration that constitutes a “security” received in exchange for a Class 4 Claim, such U.S. Holder should obtain a tax basis in such property, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Claim surrendered, less (b) the cash received, plus (c) gain recognized (if any). The holding period for such non-cash consideration should include the holding period for the surrendered Claims.

With respect to non-cash consideration that does not constitute a “security,” U.S. Holders should obtain a tax basis in such property, other than any amounts treated as received in satisfaction of accrued but untaxed interest (or original issue discount), equal to such property’s fair market value as of the date such property is distributed to the U.S. Holder. The holding period for any such non-cash consideration should begin on the day following the Effective Date.

The tax basis of any non-cash consideration treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the non-cash consideration received in satisfaction of accrued but untaxed interest. The holding period for such non-cash consideration should not include the holding period of the debt instrument constituting the surrendered Claim, and should begin on the day following the Effective Date.

(b)	Treatment if Class C4 Does Not Vote in Favor of the Plan and/or Class C4 Claims Do Not Constitute “Securities.”

Certain Class C4 Claims may not constitute “securities.” A U.S. Holder of such a Claim will be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, a U.S. Holder of such a Claim would recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value of the other property received in exchange for the Claim and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim. The same treatment will apply if Class C4 does not vote in favor of the Plan, because a U.S. Holder of such a Claim will only receive cash in an exchange that is taxable under section 1001 of the IRC.

A U.S. Holder of such a Claim should obtain a tax basis in the non-cash consideration received, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value of the non-cash consideration as of the Effective Date.

The tax basis of any non-cash consideration treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, but in no event should such basis exceed the fair market value of the non-cash consideration received in satisfaction of accrued but untaxed interest.

The holding period for the non-cash consideration should begin on the day following the Effective Date.

(c)	Exercise of New Reorganized TCEH Warrants.

A U.S. Holder that elects not to exercise the New Reorganized TCEH Warrants may be entitled to claim a loss equal to the amount of tax basis allocated to the New Reorganized TCEH Warrants, subject to any limitations on such U.S. Holder’s ability to utilize capital losses. Such U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of electing not to exercise the New Reorganized TCEH Warrants.

A U.S. Holder that elects to exercise the New Reorganized TCEH Warrants will be treated as purchasing, in exchange for its New Reorganized TCEH Warrants and the exercise price. Such a purchase generally will be treated as the exercise of an option under general tax principles. Accordingly, such a U.S. Holder should not recognize income, gain or loss for U.S. federal income tax purposes when it exercises the New Reorganized TCEH Warrants. A U.S. Holder’s aggregate tax basis in the Reorganized TCEH Common Stock should equal the sum of (i) the amount of cash paid by the U.S. Holder to exercise its New Reorganized TCEH Warrants plus (ii) such U.S. Holder’s tax basis in its New Reorganized TCEH Warrants immediately before the option is exercised. A U.S. Holder’s holding period for the Reorganized TCEH Common Stock received pursuant to the exercise of the New Reorganized TCEH Warrants should begin on the day following such exercise.

14.	Consequences to U.S. Holders of General Unsecured Claims Against the TCEH Debtors Other Than EFCH (Class C5).

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH (Class C5) will receive cash.

Such U.S. Holder will be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder of such a Claim should recognize gain or loss equal to the difference between (a) the cash received and (b) such U.S. Holder’s adjusted basis, if any, in such a Claim.

15.	Accrued Interest.

To the extent that any amount received by a U.S. Holder of a surrendered Allowed Claim under the Plan is attributable to accrued but unpaid interest and such amount has not previously been included in the U.S. Holder’s gross income under such U.S. Holder’s method of accounting, such amount should be taxable to the U.S. Holder as ordinary interest income. Conversely, a U.S. Holder of a surrendered Allowed Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such a Claim was previously included in the U.S. Holder’s gross income, but was not paid in full by the Debtors.

The extent to which the consideration received by a U.S. Holder of a surrendered Allowed Claim will be attributable to accrued interest on the debt instrument constituting the surrendered Allowed Claim is unclear. U.S. Holders of Claims with accrued interest should consult with their tax advisors regarding the allocation of the consideration.

16.	Market Discount.

Under the “market discount” provisions of sections 1276 through 1278 of the IRC, some or all of any gain realized by a U.S. Holder exchanging the debt instruments constituting its Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on the debt constituting the surrendered Allowed Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” or (b) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition (determined as described above) of a debt instrument that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instrument was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that a surrendered debt instrument that had been acquired with market discount is exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the U.S. Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument. These rules are complex and the application of the market discount rules to Allowed Claims is uncertain. U.S. Holders of Allowed Claims should consult their own tax advisors regarding the application of the market discount rules to their Claims.

D.	Withholding and Reporting.

The Debtors will withhold all amounts required by law to be withheld from payments made pursuant to the Plan. The Debtors will comply with all applicable reporting requirements of the IRC. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim. Additionally, backup withholding, currently at a rate of 28%, generally will apply to such payments unless such U.S. Holder provides a properly executed IRS Form W-9 or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund from the IRS, provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, U.S. Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. U.S. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XI. Recommendation of the Debtors

In the opinion of the Debtors, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to the Debtors’ creditors and other parties in interest than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than Confirmation could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims and Allowed Interests than proposed under the Plan. Accordingly, the Debtors recommend that Holders of Claims and Interests entitled to vote to accept or reject the Plan support Confirmation and vote to accept the Plan.

Dated: April 14, 2015

Respectfully submitted,

ENERGY FUTURE HOLDINGS CORP.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

4CHANGE ENERGY COMPANY

4CHANGE ENERGY HOLDINGS LLC

BIG BROWN 3 POWER COMPANY LLC

BIG BROWN LIGNITE COMPANY LLC

BIG BROWN POWER COMPANY LLC

BRIGHTEN ENERGY LLC

BRIGHTEN HOLDINGS LLC

COLLIN POWER COMPANY LLC

DALLAS POWER & LIGHT COMPANY, INC.

DECORDOVA II POWER COMPANY LLC

DECORDOVA POWER COMPANY LLC

EAGLE MOUNTAIN POWER COMPANY LLC

EBASCO SERVICES OF CANADA LIMITED

EEC HOLDINGS, INC.

EECI, INC.

EFH AUSTRALIA (NO. 2) HOLDINGS COMPANY

EFH CG HOLDINGS COMPANY LP

EFH CG MANAGEMENT COMPANY LLC

EFH CORPORATE SERVICES COMPANY

EFH FINANCE (NO. 2) HOLDINGS COMPANY

EFIH FINANCE INC.

EFH FS HOLDINGS COMPANY

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

EFH RENEWABLES COMPANY LLC

GENERATION DEVELOPMENT COMPANY LLC

GENERATION MT COMPANY LLC

GENERATION SVC COMPANY

LAKE CREEK 3 POWER COMPANY LLC

LONE STAR ENERGY COMPANY, INC.

LONE STAR PIPELINE COMPANY, INC.

LSGT GAS COMPANY LLC

LSGT SACROC, INC.

LUMINANT BIG BROWN MINING COMPANY LLC

LUMINANT ENERGY COMPANY LLC

LUMINANT ENERGY TRADING CALIFORNIA COMPANY

LUMINANT ET SERVICES COMPANY

LUMINANT GENERATION COMPANY LLC

LUMINANT HOLDING COMPANY LLC

LUMINANT MINERAL DEVELOPMENT COMPANY LLC

LUMINANT MINING COMPANY LLC

LUMINANT RENEWABLES COMPANY LLC

MARTIN LAKE 4 POWER COMPANY LLC

MONTICELLO 4 POWER COMPANY LLC

MORGAN CREEK 7 POWER COMPANY LLC

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NCA DEVELOPMENT COMPANY LLC

NCA RESOURCES DEVELOPMENT COMPANY LLC

OAK GROVE MANAGEMENT COMPANY LLC

OAK GROVE MINING COMPANY LLC

OAK GROVE POWER COMPANY LLC

SANDOW POWER COMPANY LLC

SOUTHWESTERN ELECTRIC SERVICE COMPANY, INC.

TCEH FINANCE, INC.

TEXAS ELECTRIC SERVICE COMPANY, INC.

TEXAS ENERGY INDUSTRIES COMPANY, INC.

TEXAS POWER & LIGHT COMPANY, INC.

TEXAS UTILITIES COMPANY, INC.

TEXAS UTILITIES ELECTRIC COMPANY, INC.

TRADINGHOUSE 3 & 4 POWER COMPANY LLC

TRADINGHOUSE POWER COMPANY LLC

TXU ELECTRIC COMPANY, INC.

TXU ENERGY RECEIVABLES COMPANY LLC

TXU ENERGY RETAIL COMPANY LLC

TXU ENERGY SOLUTIONS COMPANY LLC

TXU RECEIVABLES COMPANY

TXU RETAIL SERVICES COMPANY

TXU SEM COMPANY

VALLEY NG POWER COMPANY LLC

VALLEY POWER COMPANY LLC

By:	/s/ Paul M. Keglevic

Name:	Paul M. Keglevic
Title:	Executive Vice President, Chief Financial Officer, and Co-Chief Restructuring Officer of EFH Corp., EFIH, EFCH, and TCEH

Prepared by:

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800 (telephone)

—and—

300 North LaSalle

Chicago, IL 60654

(312) 862-2000 (telephone)

—and—

RICHARDS LAYTON & FINGER

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700 (telephone)

Counsel to the Debtors and Debtors in Possession

—and—

PROSKAUER ROSE LLP

Three First National Plaza

70 W. Madison Street, Suite 3800

Chicago, IL 60602

(312) 962-3550 (telephone)

Co-Counsel to the Debtor Energy Future Holdings Corp.

—and—

O’KELLY ERNST & BIELLI, LLC

901 North Market Street

Wilmington, Delaware 19801

(302) 778-4000 (telephone)

Co-Counsel to the Debtor Energy Future Holdings Corp.

—and—

CRAVATH, SWAINE AND MOORE LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1978 (telephone)

Co-Counsel to the Debtor Energy Future Intermediate Holding Company LLC

—and—

STEVENS & LEE, P.C.

1105 North Market Street, Suite 700

Wilmington, Delaware 19801

(302) 425-3310 (telephone)

Co-Counsel to the Debtor Energy Future Intermediate Holding Company LLC

—and—

MUNGER, TOLLES & OLSON LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071

(213) 683-9100 (telephone)

Co-Counsel to the TCEH Debtors

—and—

MCELROY, DEUTSCH, MULVANEY

& CARPENTER, LLP

300 Delaware Avenue, Suite 770

Wilmington, Delaware 19801

(302) 300-4515 (telephone)

Co-Counsel to the TCEH Debtors

EXHIBIT A

LIST OF EFH DEBTORS

EFH Debtors

Energy Future Holdings Corp.

Brighten Energy LLC

Brighten Holdings LLC

Dallas Power & Light Company, Inc.

Ebasco Services of Canada Limited

EEC Holdings, Inc.

EECI, Inc.

EFH Australia (No. 2) Holdings Company

EFH CG Holdings Company LP

EFH CG Management Company LLC

EFH Corporate Services Company

EFH Finance (No. 2) Holdings Company

EFH FS Holdings Company

EFH Renewables Company LLC

Generation Development Company LLC

Lone Star Energy Company, Inc.

Lone Star Pipeline Company, Inc.

LSGT Gas Company LLC

LSGT SACROC, Inc.

NCA Development Company LLC

Southwestern Electric Service Company, Inc.

Texas Electric Service Company, Inc.

Texas Energy Industries Company, Inc.

Texas Power & Light Company, Inc.

Texas Utilities Company, Inc.

Texas Utilities Electric Company, Inc.

TXU Electric Company, Inc.

TXU Receivables Company

EXHIBIT B

LIST OF TCEH DEBTORS

TCEH Debtors

Texas Competitive Electric Holdings Company LLC

4Change Energy Company

4Change Energy Holdings LLC

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

DeCordova II Power Company LLC

Eagle Mountain Power Company LLC

Energy Future Competitive Holdings Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Trading California Company

Luminant ET Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Energy Receivables Company LLC

TXU Energy Retail Company LLC

TXU Energy Solutions Company LLC

TXU Retail Services Company

TXU SEM Company

Valley NG Power Company LLC

Valley Power Company LLC

EXHIBIT C

PLAN OF REORGANIZATION

[Filed Separately]

EXHIBIT D

CORPORATE STRUCTURE OF THE DEBTORS AND CERTAIN NON-DEBTOR AFFILIATES

(AS OF THE PETITION DATE)

(AS OF THE PETITION DATE)

Energy Future Holdings ("EFH")

Texas Energy Future Holdings Limited Partnership
[TX]
Energy Future Holdings Corp. ("EFH Corp.")
[TX]
Total Indebtedness: $1.929 billion (excluding guarantees)
Unsecured
($1.929 billion)
EFH Unsecured LBO Notes:
• 10.875% EFH LBO Senior Notes due 2017 ($33 million outstanding)
• 11.25%/12.0% EFH LBO Toggle Notes due 2017 ($27 million outstanding)
EFH Unsecured Legacy Notes:
• 5.55% EFH Legacy Notes due 2014 ($371 million outstanding)
• 6.50% EFH Legacy Notes due 2024 ($746 million outstanding)
• 6.55% EFH Legacy Notes due 2034 ($747 million outstanding)
EFH Other Unsecured Notes:
• 10.00% EFH Unsecured Notes due 2020 ($3 million outstanding)
• 9.75% EFH Unsecured Notes due 2019 ($2 million outstanding)
Total EFH Corp.
$1.929 billion
Guarantees
EFCH Tex-La Obligations
Energy Future Intermediate Holding Company LLC ("EFIH")
[DE]
Total Indebtedness: $7.709 billion (excluding guarantees)
1st Lien Secured
($3.985 billion)
EFIH First Lien Notes:
• 6.875% EFIH Senior Secured First Lien Notes due 2017 ($503 million outstanding)
• 10.00% EFIH Senior Secured First Lien Notes due 2020 ($3.482 billion outstanding)
2nd Lien Secured
($2.156 billion)
EFIH Second Lien Notes:
• 11.00% EFIH Senior Secured Second Lien Notes due 2021 ($406 million outstanding)
• 11.75% EFIH Senior Secured Second Lien Notes due 2022 ($1.750 billion outstanding)
Unsecured
($1.568 billion)
EFIH Unsecured Toggle Notes:
• 11.25%/12.25% Senior Toggle Notes due 2018 ($1.566 billion outstanding)
EFIH Other Unsecured Notes:
• 9.75% EFIH Unsecured Notes due 2019 ($2 million outstanding)
Total EFIH Debt
$7.707 billion
Guarantees
EFH Unsecured LBO Notes
EFIH Finance Inc.
[DE]
ONCOR
Energy Future Competitive Holdings Company LLC ("EFCH")
[DE]
Total Indebtedness: $70 million (excluding guarantees)
Secured ($61 million)
EFCH Tex-La Obligations due 2019/2020 ($61 million outstanding)
Unsecured ($9 million)
EFCH Notes due 2037 ($9 million outstanding)
Total EFCH
$70 million
Guarantees
EFH Unsecured LBO Notes
TCEH First Lien Debt
TCEH Second Lien Debt
TCEH Unsecured Notes (other than PCRBs)
Texas Competitive Electric Holdings Company LLC ("TCEH LLC")
[DE]
Total Indebtedness: $32.068 billion
1st Lien Secured
($24.385 billion)
TCEH First Lien Debt:
• TCEH First Lien Credit Agreement ($22.635 billion outstanding)
• 11.50% TCEH First Lien Notes due 2020 ($1.750 billion outstanding)
• Obligations under TECH First Lien Interest Rate Swaps and TCEH First Lien Commodity Hedges (to be determined)
2nd Lien Secured
($1.571 billion)
TCEH Second Lien Notes:
• 15.0% TCEH Second Lien Notes due 2021 ($1.571 billion outstanding)
Unsecured
($6.113 billion)
TCEH Unsecured Notes:
• 10.25% TCEH Fixed Senior Notes due 2015 ($3.488 billion outstanding)
• 10.50%/11.25% TCEH Senior Toggle Notes due 2016 ($1.749 billion outstanding)
TCEH Pollution Control Revenue Bonds:
• TCEH PCRBs ($875 million outstanding, $19 million supported by outstanding LCs)
(PCRBs are owed only by TCEH LLC, not by any subsidiaries.
Total TCEH
$32.068 billion
EFH Corporate
Services Company
[TX]
Luminant
TXU energy

EXHIBIT E

REORGANIZED TCEH FINANCIAL PROJECTIONS

I.	Development of Reorganized TCEH’s Financial Projections

A.	Responsibility for and Purpose of the Financial Projections.

As a condition to confirmation of a plan, the Bankruptcy Code1 requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, unless such liquidation is contemplated by the plan, i.e., that the plan meets the feasibility standard. In connection with the development of the Plan, and for purposes of demonstrating that the Plan satisfies this feasibility standard, the Debtors’ management, with the assistance of its financial advisors, has analyzed the ability of the Reorganized TCEH Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business. The TCEH Debtors believe that the Plan meets the Bankruptcy Code’s feasibility standard.

In order to conduct the analysis described above, the Debtors’ management developed and prepared financial projections (the “Financial Projections”), which are attached hereto as Exhibit 1, for the fiscal years ending December 31, 2015 through December 31, 2020, which assume that the Effective Date of the Plan is March 31, 2016. The Financial Projections have been presented on a consolidated Reorganized TCEH basis and include the operations of all of the TCEH Debtors along with certain assets, liabilities, and expenses of the EFH Debtors required for Reorganized TCEH to operate as a stand-alone company. TCEH does not, as a matter of course, publish its financial projections or anticipated financial position. Accordingly, TCEH does not anticipate that it will, and disclaims any obligation to, furnish updated financial projections to Holders of Claims or Interests after the Confirmation Date, or to include such information in documents required to be filed with the SEC (if any), or otherwise make such information public.

The Financial Projections are presented solely for purposes of the formulation and negotiation of the Plan in order to present the anticipated impact of the Plan. The Financial Projections assume that the Plan will be implemented in accordance with its stated terms. General information about Reorganized TCEH’s activities and projections are based on estimated power prices as of December 31, 2014. This information is given in summary form and does not purport to be a complete presentation of all underlying information.

The Debtors have prepared the Financial Projections based on information available to it, including information derived from public sources that have not been independently verified. No representation or warranty, express or implied, is provided in relation to the fairness, accuracy, correctness, completeness, or reliability of the information, opinions, or conclusions expressed herein.

[1]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Disclosure Statement for the Joint Plan of Reorganization of Energy Future Holdings Corp., et al. Pursuant to Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”) to which the Financial Projections are attached.

The Financial Projections are subject to the following cautionary statement:

The financial information reflected in this document does not purport to present TCEH’s financial condition in accordance with generally accepted accounting practices in the United States (“U.S. GAAP”). TCEH’s independent accountants have not audited or performed any review procedures on the financial information reflected in this document. Such financial information includes certain measures that are not measures recognized under U.S. GAAP, such as EBITDA. These measures do not purport to be alternatives to measures presented in accordance with U.S. GAAP.

The Financial Projections do reflect “pro forma adjustments” related to the adoption of “fresh start” reporting, which is required by Topic 852, Reorganizations, of the FASB Accounting Standards Codification. Under fresh start reporting, the reorganization value is assigned to assets and liabilities based upon their fair values. If the fair value of all identifiable assets exceeds reorganization value, the excess is recognized as a gain in earnings. If the reorganization value exceeds the fair value of all identifiable assets, goodwill is established for the excess. Neither case, however, has an impact on cash.

This document includes “forward-looking statements”, as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Reorganized TCEH’s plans, objectives, goals, strategies, future events, future revenue or performance, liquidity, cash flows, capital expenditures, financing needs, plans, or business trends, and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon TCEH’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described under the heading “Risk Factors” in Energy Future Competitive Holdings LLC’s (EFCH) most recent Annual Report on Form 10–K, filed on March 31, 2015, and those described in filings made by the Debtors with the U.S. Bankruptcy Court for the District of Delaware and in other filings EFCH makes with the SEC from time to time.

There may be other factors that may cause Reorganized TCEH’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Debtors or persons acting on their behalf apply only as of the date of this disclosure statement, and are expressly qualified in their entirety by the cautionary statements included in this document. The Debtors undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events.

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B.	TCEH’s Forecasting Process.

The Financial Projections are based on the forecast developed through TCEH’s 2014 forecasting process. Each year, TCEH undergoes a detailed annual forecasting process. The Financial Projections are updated for estimated December 31, 2014 power prices. This process ensures organizational and resource alignment, unified focus, and a clear direction for TCEH. The ultimate objective of the annual forecasting process is to develop a detailed operating plan for the subsequent calendar-year period and years beyond, in order to ensure that TCEH’s strategic plan is on target to be achieved. The operating plan developed as a result of this process has historically been the basis for the performance goals embedded in the Debtors’ employee incentive plans.

C.	Risk Factors.

Important factors that could cause actual events or results to differ materially from the financial projections include, among others, the risks and uncertainties described under the heading “Risk Factors” in EFCH’s most recent Annual Report on Form 10K filed on March 31, 2015 and those described in filings (including the Disclosure Statement) made by the Debtors with the U.S. Bankruptcy Court for the District of Delaware and in other filings EFCH makes with the SEC from time to time.

II.	REORGANIZED TCEH

A.	Background on Reorganized TCEH’s Projections.

The Financial Projections are based on the business strategy described in more detail in the Disclosure Statement to which the Financial Projections are attached.

The Financial Projections reflect “pro forma adjustments” related to the adoption of “fresh start” reporting, which is required by Topic 852, Reorganizations, of the FASB Accounting Standards Codification. Under fresh start reporting, the reorganization value is assigned to assets and liabilities based upon their fair values. If the fair value of all identifiable assets exceeds reorganization value, the excess is recognized as a gain in earnings. If the reorganization value exceeds the fair value of all identifiable assets, goodwill is established for the excess. Neither outcome has an impact on cash.

B.	Income Statement Assumptions.

•	Operating revenue and net gain (loss) from commodity hedging and trading activities – TCEH prepared the revenue projections based on detailed bottom-up forecasts referencing commodity price forecasts as of December 31, 2014.

•	Fuel, purchased power costs and delivery fees – Includes lignite mining costs, PRB purchase costs, cost to purchase power from 3rd parties and Transmission and Distribution Service Provider (TDSP) fees paid.

•	Operating costs – Operations and Maintenance expense for the power plants, including property taxes.

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•	Depreciation and amortization – Reflects impact of fresh start accounting.

•	Selling, general and administrative expenses – Includes the costs of TXU Energy functions including call centers, customer billing, marketing, and sales along with expenses from EFH Corporate Services.

•	Franchise and revenue-based taxes – Gross receipts tax and PUC fees.

•	Reorganization items – Reorganization items primarily include professional fees and expenses related to the Chapter 11 Cases.

•	Interest income – Interest earned on cash balance.

•	Interest expense and related charges – Through March 2016, includes adequate protection payments and interest on the TCEH DIP Facilities. Beginning April 1, 2016 (Post emergence) interest reflects the debt reflected on the balance sheet.

•	Income tax (expense)/benefit – Provision for federal income taxes and Texas gross margin tax at statutory rates taking into account projected permanent differences.

•	Preferred stock dividends – Dividends paid on $50 million of New Reorganized TCEH Sub Preferred Stock related to the new holding company described in Section X.B of the Disclosure Statement.

C.	Balance Sheet Assumptions.

•	Cash and cash equivalents – At emergence, there is forecasted unrestricted cash and cash equivalents of approximately $500 million and restricted cash of approximately $750 million. The Financial Projections reflect estimated cash flow from operations, and amounts paid pursuant to the Plan, including, but not limited to, payment of certain administrative, priority, miscellaneous secured claims, cure costs, and accrued professional fees related to restructuring.

•	Trade accounts receivable – Projected receivables consist primarily of trade receivables expected to be owed to Reorganized TCEH by its customers for power provided in the ordinary course of business. Trade receivables are based on historical activity and future forecasts of commodity prices, customer counts, and average consumption.

•	Inventories – Consists of materials and supplies, fuel stock, and natural gas in storage. Unspent nuclear fuel is included in plant balances and amortized.

•	Other current assets – Consists principally of prepaid insurance and prepaid sales taxes.

5

•	Restricted Cash – 2015 includes amounts related to the TCEH DIP Facility and TCEH’s pre-petition Letter of Credit Facility and 2016-2020 includes amounts related to post-emergence letters of credit.

•	Investments – Investments consists of the nuclear plant decommissioning trust, land and miscellaneous other investments. Projected changes in Investments reflect projected contributions to the nuclear decommissioning trust but does not predict any changes in the market value of assets in the trust.

•	Property, plant and equipment – net – Property, plant and equipment prior to March 31, 2016 reflect the historical plant values under GAAP. Post emergence plant values are based on the estimated fair values of the assets. The balances include nuclear fuel and are reported on the balance sheet net of accumulated depreciation and amortization. Changes in plant balances changes that occur throughout projection period represent capital expenditures reduced by depreciation and amortization.

•	Goodwill – Represents the pro forma estimate of excess of the assumed business enterprise value over the projected fair values of assets and liabilities.

•	Identifiable intangible assets – net – Consists of estimated fair value of retail trade name, favorable purchase and sales contracts, retail customers and retail and wholesale contracts. Changes in identifiable intangible assets reflect amortization of those intangible assets subject to amortization.

•	Long-term debt due currently – Includes payments of capitalized leases and mine purchase notes due within one year.

•	Trade accounts payable – Primarily payments due for O&M, fuel, SG&A expense and capital expenditures.

•	Trade accounts and other payables to affiliates – Reflects projected amounts payable to Oncor for electricity delivery charges, and for 2015 also includes amounts payable to EFH Corporate Services.

•	Accrued interest – 2015 includes accrued interest on TCEH’s DIP facility and accrued adequate protection. Post-March 31, 2016 amounts reflect accrued interest related to the emergence debt facilities.

•	Accrued taxes – Represents amounts estimated to be payable for current period Texas gross margin tax payable in the following year.

•	Accrued taxes other than income – Includes accrued estimated ad valorem taxes, sales taxes, and payroll-related taxes.

•	Other current liabilities – Includes customer deposits, estimated current portion of asset retirement obligation, and accrued payroll and incentive compensation.

6

•	Accumulated deferred income taxes – Reflects tax effect at statutory rates of estimated temporary differences.

•	Long-term debt, less amounts due currently – The TCEH DIP facilities include a $1.95 billion revolving credit facility and a $1.425 billion term loan facility. The Financial Projections assume that TCEH will retire its DIP Facility and obtain an exit facility consisting of a $6 billion term loan (of which $750 million will be deposited in an LC facility restricted cash account), $2.25 billion of unsecured notes, and a $1.5 billion revolving credit facility.

•	Liabilities subject to compromise – Prepetition obligations of TCEH consisting of debt, trade accounts payable, and net liability under terminated TCEH interest rate swap and natural gas hedging agreements.

•	Other noncurrent liabilities and deferred credits – Includes unfavorable purchase and sale contracts, asset retirement and mining reclamation obligations, nuclear decommissioning cost over-recovery, and retirement plan and other employee benefits.

•	Membership interests – At emergence, the equity balance assumes $7.1 billion of Reorganized TCEH Common Stock and New Reorganized TCEH Warrants are issued.

D.	Notes on Emergence Balance Sheet.

•	The consolidated pro forma projected balance sheet includes certain of the basic principles of “fresh start” reporting, which will be required for financial reporting following confirmation of the Plan. Under “fresh start” reporting, which is required by Topic 852, Reorganizations, of the FASB Accounting Standards Codification, the reorganization value is assigned to assets and liabilities based upon their fair values. The term “pro forma” as used herein is not intended to comply with the guidance outlined by the Securities Exchange Commission in Article 11 of Regulation S-X. Because determination of specific asset and liability fair values has not been completed, estimates of the fair values are utilized for illustrative purposes in the pro forma projected balance sheet. When the determination of specific asset and liability fair values is completed post-emergence, each asset and liability will be stated at their respective fair values. If the fair value of all identifiable assets exceeds the reorganization value, the excess will be recognized as a gain in earnings. If the reorganization value exceeds the fair value of all identifiable assets, an intangible asset will be established for the excess.

•	The adjustments in the condensed consolidated pro forma projected balance sheet are based on estimates. Actual adjustments will be based on the determined fair value and may be materially different than those presented herein.

7

EXHIBIT 1

FINANCIAL PROJECTIONS

TCEH Key Drivers and EBITDA Schedule

($ in millions, unless stated otherwise)

KEY DRIVERS	2015E	2016E	2017E	2018E	2019E	2020E

Net Generation (TWh)	61	66	66	65	65	65
Natural Gas Price ($/MMBtu)[1,2]	3.01	3.51	3.85	4.04	4.20	4.30
Heat Rate (MMBtu/MWh)[1,3]	10.09	9.69	9.89	10.23	10.89	10.89
Power Price ($/MWh)[1]	30.40	33.98	38.01	41.31	45.71	46.77

EBITDA SCHEDULE	2015E	2016E	2017E	2018E	2019E	2020E

Income (loss) before income taxes	(1,624)	(257)	465	691	1,095	1,128

Interest expense and related charges	1,348	761	528	506	470	407
Interest income	(1)	(2)	(9)	(12)	(16)	(18)
Depreciation and amortization	1,330	506	270	272	278	286

GAAP EBITDA	1,053	1,008	1,254	1,457	1,827	1,803
Restructuring & Other	234	109	—	—	—	—
Unrealized MtM net (gain) or loss	143	5	—	—	—	—
Non-cash compensation expenses (Management Incentive Plan)	4	45	65	75	50	40
Purchase Accounting, Business Optimization and Other	(23)	4	4	—	—	(14)

EBITDA (Valuation Basis)	1,411	1,171	1,323	1,532	1,877	1,829
Amortization of nuclear fuel	148	144	136	140	143	146
Land Sale & Other	6	1	30	1	1	1

Adjusted EBITDA[4]	1,565	1,316	1,489	1,673	2,021	1,976

(1)	Natural Gas Price, Heat Rate and Power Price are as of 12/31/2014 for 2015E - 2019E.
(2)	Natural gas prices are market as of December 31, 2014 for 2015E to 2019E, reflecting Houston Ship Channel index prices. 2020E is escalated by 2.4% vs. 2019E.
(3)	Heat rates are market for 2015E – 16E, interpolation for 2017E – 18E and model-based pricing for 2019 – 20E.
(4)	Adjusted EBITDA is essentially the same as defined in the TCEH Credit Agreement except no adjustment is made for expenses to upgrade or expand, or for unplanned outages at, generation facilities.

TCEH Post Emergence Pro Forma Financial Summary

($ in millions, unless stated otherwise)

INCOME STATEMENT	2015E	2016E	2017E	2018E	2019E	2020E

Operating revenues	5,566	5,684	5,914	6,161	6,623	6,739
Fuel, purchased power costs and delivery fees	(2,731)	(2,906)	(2,958)	(2,986)	(3,092)	(3,189)
Operating costs	(875)	(923)	(956)	(960)	(961)	(1,011)
Depreciation and amortization	(1,330)	(506)	(270)	(272)	(278)	(286)
Selling, general and administrative expenses	(605)	(648)	(658)	(672)	(650)	(641)
Franchise and revenue-based taxes	(83)	(83)	(85)	(88)	(94)	(97)
Other (income) deductions	15	(7)	(3)	2	1	2
Reorganization items	(234)	(109)	—	—	—	—
Interest income	1	2	9	12	16	18
Interest expense and related charges	(1,348)	(761)	(528)	(506)	(470)	(407)

Income (loss) before income taxes	(1,624)	(257)	465	691	1,095	1,128
Income tax (expense) benefit	495	90	(152)	(233)	(368)	(373)

Net income (loss)	(1,129)	(167)	313	458	727	755
Preferred stock dividends	—	(4)	(5)	(5)	(5)	(5)

Net income (loss) available for common stock	(1,129)	(171)	308	453	722	750

TCEH Post Emergence Pro Forma Financial Summary

($ in millions, unless stated otherwise)

CASH FLOW STATEMENT	2015E	2016E	2017E	2018E	2019E	2020E

Cash flows - operating activities:
Net income (loss)	(1,129)	(167)	313	458	727	755
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,456	673	442	448	458	454
Deferred income tax benefit (expense), net	(519)	(175)	131	204	269	183
Unrealized net (gain) loss from mark-to-market valuations of commodity positions	143	5	—	—	—	—
Net (gain) / loss from sale of assets	(4)	—	1	—	—	—
Changes in operating assets and liabilities:
Accounts receivable - trade	22	7	(12)	(15)	(20)	(7)
Inventories	36	(5)	(7)	(6)	(9)	3
Accounts payable - trade	(21)	(32)	—	10	—	—
Affiliate accounts payable	(5)	(15)	1	—	1	(2)
Other - net assets	7	7	4	9	(4)	4
Other - net liabilities	(79)	35	25	58	33	43

Cash provided by (used in) operating activities	(93)	333	898	1,166	1,455	1,433

Cash flows - financing activities:
Issuances of debt	—	—	—	—	—	—
Repayment of debt	(21)	(220)	(529)	(691)	(854)	(1,139)
Change in revolver	—	—	—	—	—	—
Settlements of notes/advances due to affiliates	(11)	(1)	—	—	—	—
Preferred stock dividends	—	(4)	(5)	(5)	(5)	(5)
Debt issuance costs	—	—	—	—	—	—

Cash provided by (used in) financing activities	(32)	(225)	(534)	(696)	(859)	(1,144)

Cash flows - investing activities:
Capital expenditures	(476)	(329)	(268)	(303)	(329)	(246)
Nuclear fuel	(147)	(81)	(86)	(161)	(90)	(100)
Proceeds from sale of assets	10	—	28	—	—	—
Purchase of environmental allowances and credits	—	—	—	—	—	—
Changes in restricted cash	12	—	—	—	—	—
Other investing cash flows	(16)	(26)	(10)	(16)	(16)	(16)

Cash provided by (used in) investing activities	(617)	(436)	(336)	(480)	(435)	(362)

Net change in cash and cash equivalents	(742)	(328)	28	(10)	161	(73)
Cash and cash equivalents - beginning balance	1,393	651	670	698	688	849

Cash and cash equivalents - ending balance	651	323	698	688	849	776

Cash from emergence financing transactions		347

Cash and cash equivalents - post-emergence		670

Note: Cash from Emergence financing transactions and creditor distributions under the Plan.

TCEH Post Emergence Pro Forma Financial Summary

($ in millions, unless stated otherwise)

BALANCE SHEET	2015E	2016E	2017E	2018E	2019E	2020E
ASSETS
Current assets:
Cash and cash equivalents	651	670	698	688	849	776
Trade accounts receivable	566	559	572	587	606	613
Inventories	432	437	443	449	458	455
Other current assets	114	65	61	53	56	52

Total current assets	1,763	1,731	1,774	1,777	1,969	1,896
Restricted cash	1,330	750	750	750	750	750
Investments	953	969	984	1,000	1,016	1,032
Property, plant and equipment - net	11,418	9,132	9,141	9,264	9,309	9,283
Goodwill	2,352	1,449	1,449	1,449	1,449	1,449
Identifiable intangible assets - net	1,296	2,629	2,537	2,470	2,418	2,379
Accumulated deferred income taxes	—	—	—	—	—	—
Other noncurrent assets	34	208	179	150	122	93

Total assets	19,146	16,868	16,814	16,860	17,033	16,882

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities
Borrowings under credit facilities	—	—	—	—	—	—
Long-term debt due currently	15	32	—	—	—	—
Trade accounts payable	286	262	264	276	270	276
Trade accounts and other payables to affiliates	157	142	144	144	145	143
Accumulated deferred income taxes	90	—	—	—	—	—
Accrued interest	117	38	38	38	38	38
Accrued taxes	24	27	29	25	15	18
Accrued taxes other than income	113	114	117	121	127	134
Other current liabilities	212	241	239	241	241	238

Total current liabilities	1,014	856	831	845	836	847
Accumulated deferred income taxes	448	106	232	445	714	892
Long-term debt	1,463	7,998	7,510	6,827	5,982	4,852
Liabilities subject to compromise	33,891	—	—	—	—	—
Other noncurrent liabilities and deferred credits	1,669	567	593	642	679	718

Total liabilities	38,485	9,527	9,166	8,759	8,211	7,309
Equity	(19,339)	7,341	7,648	8,101	8,822	9,573

Total liabilities and membership interests	19,146	16,868	16,814	16,860	17,033	16,882

TCEH 3/31/16 Pro-Forma Balance Sheet

$ Millions

	Unadjusted Balance	Settlement Transactions		Plan Transactions		Exit Financing/ Debt Discharge		Fresh Start Adjustments		Post- Restructuring As of 3/31/16
ASSETS:
Current Assets
Cash and cash equivalents	333	(65	) (a)	(115	) (b),(c)	347	(d),(j),(k),(l)			500
Advances to affiliate	35					(35	) (e)			0
Trade accounts receivable - net	496	(11	) (a)							485
Inventories	456									456
Commodity and other derivative contract assets	11									11
Other current assets	60	9	(a)	(7	) (b)	(12	) (f)			50

Total Current Assets	1,392	(68)		(121)		300		0		1,503

Restricted Cash	1,330					(580	) (g),(h),(i)			750
Notes receivable from affiliates	0									0
Property, plant and equipment - net	11,219	10	(a)					(2,159	) (p)	9,070
Goodwill	2,352							(903	) (n),(o),(p)	1,449
Other investment	958									958
Identifiable intangible assets - net	1,288							1,421	(p)	2,709
Accumulated deferred income taxes asset - noncurrent	272							(322	) (p)	(50)
Commodity and other derivative contract assets	0									0
Other noncurrent assets	34					195	(h),(i)			229

Total Assets	18,845	(58)		(121)		(85)		(1,962)		16,618

LIABILITIES AND MEMBERSHIP INTERESTS:
Current Liabilities
Bank loans	0									0
Long-term debt due currently	13									13
Trade accounts payable	317			(5	) (b)					312
Accounts payable, affiliates	160	(19	) (a)							141
Accumulated deferred income taxes	0									0
Accrued income taxes	7									7
Accrued taxes other than income	39									39
Accrued interest	13					(13	) (d)			0
Commodity and other derivative contract liabilities	0									0
Other current liabilities	168	21	(a)							189

Total Current Liabilities	717	2		(5)		(13)		0		701

Commodity derivative contract liabilities	0									0
Long-term debt, less amounts due currently	1,461					6,765	(h),(i)			8,226
Accumulated deferred income taxes	2,318							(2,318	) (p)	0
Intangible liabilities	566							(566	) (p)	0
Liabilities subject to compromise	33,800			(70	) (c)	(33,730	) (f),(g),(h),(k),(l),(m)			0
Other noncurrent liabilities and deferred credits	1,103	131	(a)					(693	) (p)	541

Total Liabilities	39,966	133		(75)		(26,977)		(3,578)		9,468

Preferred stock of subsidiaries	—					50	(j)			50
Shareholders’ equity	(21,120)	(191	) (a)	(46	) (b)	26,842	(e),(h),(i),(k),(l),(m)	1,615	(n),(o),(p)	7,100
Noncontrolling interests in consolidated affiliates	—									—

Total shareholders’ equity	(21,120)	(191)		(46)		26,892		1,615		7,150

Total liabilities and membership interests	18,845	(58)		(121)		(85)		(1,962)		16,618

TCEH Emergence Balance Sheet Footnotes

(a)	Reflects cash settlement of certain assets and liabilities transferred from EFH, settlement of final month service bill and assumption of pension, OPEB, and other employee related liabilities from EFH.
(b)	Reflects payment of estimated accrued professional fees and success fees, less prepaid fees.
(c)	The Plan assumes approximately $70 million of cash payments to creditors related to contract cures and 503(b)(9) claims.
(d)	Reflects the payment of accrued interest on TCEH DIP facility.
(e)	Reflects the write-off of advances to Energy Future Competitive Holdings to fund principal and interest payments on Tex-La Obligations.
(f)	Reflects estimated proceeds from land sales distributed to creditors at emergence.
(g)	Estimated remaining balance of restricted cash of $530 million related to prepetition LC facility distributed to creditors.
(h)	Reflects issuance of $6 billion term loans at a 1% discount, (of which $750 million proceeds will be deposited in an LC facility restricted cash account) and $2.25 billion of unsecured notes net of $195 million debt issuance costs and $62 million OID.
(i)	Reflects retirement of TCEH DIP Facility including $800 million LC facility restricted cash.
(j)	Reflects issuance of $50 million of New Reorganized TCEH Sub Preferred Stock related to the new holding company described in Section X.B of the Disclosure Statement.
(k)	The Plan, at this time, does not indicate (1) what percentage of the recovery on account of the TCEH Settlement Claim will be included in the TCEH Unsecured Settlement Distribution or what percentage will be included in the distribution to Holders of TCEH First Lien Secured Claims or (2) what percentage of the TCEH Equity Sharing Recovery will be included in the TCEH Unsecured Settlement Distribution or what percentage of the TCEH Equity Sharing Recovery will be included in the distribution to Holders of TCEH First Lien Secured Claims. Therefore, solely for illustrative purposes, the Financial Projections assumes no distribution to Holders of Claims on Account of the TCEH Settlement Claim embodied in the plan.
(l)	Reflects $[ ] warrants and $[ ] cash paid to Holders of TCEH Unsecured Claims.
(m)	Issuance of $[ ] of Reorganized TCEH Common Stock, $[ ] billion of cash, and up to an aggregate total of $[ ] to Holders of TCEH First Lien Claims as described in Section 1.C.2 of the Disclosure Statement with the remainder reflecting the elimination of the remainder of liabilities subject to compromise.
(n)	As required by “fresh start” accounting, goodwill of the predecessor entity is written off.
(o)	In accordance with Topic 852 of FASB Accounting Standards Codification, historical equity is eliminated, and equity is adjusted for the net impact of fair value adjustments.
(p)	Reflects adjustment of assets and liabilities to estimated fair value. Based on the assumed enterprise value of $14.20 billion, there is approximately $1.45 billion of reorganization value in excess of identifiable assets which will be reflected in Reorganized TCEH’s initial recording of its assets and liabilities at fair value.

EXHIBIT F

REORGANIZED TCEH VALUATION ANALYSIS

Reorganized TCEH Valuation Analysis

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.1 THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES.

I.	Introduction.

Solely for purposes of the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”) and the Disclosure Statement for the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”), Evercore Group L.L.C. (“Evercore”), as investment banker and financial advisor to the Debtors, has prepared this report (the “Valuation Analysis”) to summarize Evercore’s views as to the total enterprise value (“Reorganized TCEH Enterprise Value”) and implied equity value of Reorganized TCEH on a going concern basis and pro forma for the transactions contemplated by the Plan.

Evercore will perform a separate valuation analysis of Oncor, and EFH Corp. in conjunction with the Debtors’ anticipated motion to approve a stalking horse agreement pursuant to the Order (A) Approving Revised Bidding Procedures, (B) Scheduling an Auction and Related Deadlines and Hearings, and (C) Approving the Form and Manner of Notice Thereof [D.1.3295], or in the event a standalone reorganization is pursued with respect to EFH Corp. under the Plan.

The valuation information set forth in this section represents a hypothetical valuation of Reorganized TCEH based on the application of standard valuation techniques. The estimated values set forth in this section: (a) do not purport to constitute an appraisal of the assets of Reorganized TCEH, (b) do not constitute an opinion on the terms and provisions or fairness from a financial point of view to any person of the consideration to be received by such person under the Plan, (c) do not constitute a recommendation to any Holder of Allowed Claims or Interests as to how such person should vote or otherwise act with respect to the Plan, and (d) do not necessarily reflect the actual market value that might be realized through a sale or liquidation of Reorganized TCEH, its securities or assets, which value may be significantly higher or lower than the estimate set forth in this Valuation Analysis.

The estimated values set forth herein are not necessarily indicative of the prices at which the Reorganized TCEH Common Stock or other securities of Reorganized TCEH may trade after

[1]	All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Disclosure Statement, to which this valuation analysis is attached hereto as Exhibit F.

giving effect to the reorganization and transactions set forth in the Plan, which prices may be significantly higher or lower than indicated by this Valuation Analysis. Neither the Debtors, the Reorganized Debtors, Evercore, nor any other person expresses any view or assumes responsibility for any differences between the ranges of estimated values and such actual outcomes. Actual market prices of securities of Reorganized TCEH at issuance will depend upon, among other things, the respective operating performance of Reorganized TCEH, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in the Reorganized TCEH industry and economic conditions generally, and other factors which generally influence the prices of securities.

In preparing the estimates set forth below, Evercore has relied upon the accuracy, completeness, and fairness of financial and other information furnished by the Debtors and the Debtors’ energy consultant, Filsinger Energy Partners (“FEP”). Evercore did not attempt to independently audit or verify such information, nor did it make an independent appraisal of the assets or liabilities of Reorganized TCEH. Evercore did not conduct an independent investigation into any of the legal or accounting matters affecting Reorganized TCEH, and therefore makes no representation as to their potential impact on the Reorganized TCEH Enterprise Value.

The Debtors’ financial projections for Reorganized TCEH are attached as Exhibit E to the Disclosure Statement (the “Financial Projections”). The estimated values set forth herein assume that Reorganized TCEH will achieve its Financial Projections in all material respects, including: (i) earnings before interest, taxes, depreciation, and amortization (“EBITDA”), margins, earnings, cash flow, including terminal EBITDA prepared by FEP, and (ii) obtain the full intended tax benefit of the Preferred Stock Sale. Evercore has relied on the Debtors’ representation and warranty that the Financial Projections (i) have been prepared in good faith, (ii) are based on fully disclosed assumptions, which, in light of the circumstances under which they were made, are reasonable, (iii) reflect the Debtors’ and/or FEP’s best currently available estimates; and (iv) reflect the good faith judgments of the Debtors and/or FEP. Evercore does not offer an opinion as to the attainability of the Financial Projections. The future results of Reorganized TCEH are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and FEP, and consequently are inherently difficult to project. Reorganized TCEH’s actual future results may differ materially (positively or negatively) from the Financial Projections and as a result, the actual value of Reorganized TCEH Enterprise Value may be significantly higher or lower than the estimated ranges in this Valuation Analysis.

This report contemplates facts and conditions known and existing as of March 24, 2015. Events and conditions subsequent to this date, including updated projections, as well as other factors, could have a substantial effect upon Reorganized TCEH Enterprise Value. Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Reorganized TCEH Enterprise Value. For purposes of this valuation, Evercore has assumed that no material changes that would affect value will occur between the date of the Disclosure Statement and the Assumed Effective Date.

2

The following is a brief summary of certain financial analyses performed by Evercore to arrive at a range of estimated values for Reorganized TCEH. The following summary does not purport to be a complete description of all of the analyses and factors undertaken to support Evercore’s conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation report is not readily summarized.

In arriving at its valuation estimate for Reorganized TCEH, Evercore did not consider any one analysis or factor to the exclusion of any other analyses or factors. Accordingly, Evercore believes that its analysis and views on the value of Reorganized TCEH must be considered as a whole and that selecting portions of its analysis and factors could create a misleading or incomplete view of the processes underlying the preparation of the valuation for Reorganized TCEH.

II.	Overview of Reorganized TCEH Valuation.

Evercore has estimated the going concern value of Reorganized TCEH as of March 31, 2016 solely for purposes of the Plan, based on work performed by Evercore on the basis of information available to Evercore as of March 24, 2015. The Valuation Analysis is based on the Financial Projections, including: (i) “Base Case” financial projections provided by the Debtors’ for the years 2015 through 2020 (the “Reorganized TCEH Projection Period”); (ii) projected Base Case terminal EBITDA prepared by FEP; (iii) an “Environmental Case” prepared by FEP, which reflects adjustments to the Base Case terminal EBITDA, among others, for the effect of potential environmental regulations; and (iv) pro forma tax basis step-up of Reorganized TCEH resulting from the Preferred Stock Sale (collectively, the “Reorganized TCEH Financial Projections”). The Reorganized TCEH Enterprise Value assumes that the Effective Date takes place on or about March 31, 2016 (the “Assumed Effective Date”).

Evercore estimates the Reorganized TCEH Enterprise Value, including the value of the tax basis step-up resulting from the Preferred Stock Sale, falls within a range of approximately $12.80 to $15.60 billion, with a midpoint valuation of $14.20 billion.

Based on estimated New Reorganized TCEH Debt, net of cash, of approximately $7.05 billion2, and $50 million of the New Reorganized TCEH Sub Preferred Stock, projected as of the Assumed Effective Date, this implies a range of Reorganized TCEH common equity value, before the New Reorganized TCEH Warrants, from approximately $5.70 to $8.50 billion, with a midpoint of $7.10 billion. Evercore estimates that the implied Reorganized TCEH common equity value (after any deduction related to the values of the New Reorganized TCEH Warrants) will range from [        ] to [        ] billion, with a midpoint of [        ] billion. Evercore estimates the potential per share price based on the implied Reorganized TCEH common equity value will range from [        ] to [        ], with a midpoint of [        ], based on the distribution of [        ] million shares of Reorganized TCEH Common Stock pursuant to the Plan.

[2]	Net debt is comprised of $8.30 billion total indebtedness less unrestricted and restricted cash of approximately $1.25 billion.

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The table below summarizes the Reorganized TCEH Enterprise Value and equity value ranges, as well as the respective midpoints:

	Range
($ in millions, except share price)	Low		Midpoint		High
TCEH Enterprise Value	$12,800		$14,200		$15,600
Less: Net Debt	(7,049)		(7,049)		(7,049)
Less: Preferred Stock	(50)		(50)		(50)

Reorganized Common Equity Value (before Warrants)	$5,701		$7,101		$8,501
Less: Value of Warrants	[	]	[	]	[	]

Reorganized Common Equity Value (after Warrants)	[	]	[	]	[	]
Common Shares Outstanding (in millions)	[	]	[	]	[	]

Common Share Price	[	]	[	]	[	]

The equity values and share prices reflected herein do not give effect to the value of the New Reorganized TCEH Warrants or the potentially dilutive effect of any Reorganized TCEH Common Stock, warrants, or options that may be granted under the Reorganized TCEH Management Incentive Plan.

III.	Reorganized TCEH Valuation Methodology.

In estimating the Reorganized TCEH Enterprise Value and implied equity value of Reorganized TCEH, Evercore: (i) reviewed certain historical financial information of the Debtors for recent years and interim periods; (ii) reviewed certain internal financial and operating data of the Debtors; (iii) discussed the Debtors’ operations and future prospects with the senior management team as well as their views concerning the Reorganized TCEH’s business prospects before and after giving effect to the Plan; (iv) reviewed and discussed certain financial and operational forecasts of Reorganized TCEH prepared by FEP; (v) reviewed certain publicly available financial data for, and considered the market value of, companies that Evercore deemed generally comparable to the operating business of Reorganized TCEH; (vi) reviewed the Plan and related documents; (vii) considered certain economic and industry information relevant to the operating business; and (viii) conducted such other studies, analyses, inquiries and investigations as Evercore deemed appropriate. Although Evercore conducted a review and analysis of the Debtors’ business, operating assets and liabilities, and the business plan of Reorganized TCEH, it assumed and relied on the accuracy and completeness of the Financial Projections and all financial and other information furnished to it by the Debtors’ and FEP, as well as publicly available information.

Evercore’s valuation analysis for Reorganized TCEH includes (i) a discounted cash flow (“DCF”) analysis and (ii) peer group company analysis. Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion as to Reorganized TCEH Enterprise Value. Evercore assigned equal weightings to the two methodologies, before adding the value of the tax basis step-up resulting from the Preferred Stock Sale, which is valued separately. Evercore considered certain precedent transactions for businesses similar to that of Reorganized TCEH and concluded that precedent transactions analysis was not applicable to the Reorganized TCEH valuation.

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A.	Reorganized TCEH Discounted Cash Flow Analysis.

The DCF analysis involved deriving the unlevered free cash flows that Reorganized TCEH operations would generate based on the Financial Projections, for the period beginning April 1, 2016 and ending December 31, 2020, assuming Reorganized TCEH realized such projections.3 To determine the Reorganized TCEH Enterprise Value range, Evercore discounted these cash flows and an estimated terminal value at the end of the Reorganized TCEH Projection Period to the Assumed Effective Date (March 31, 2016), using the estimated weighted average cost of capital range of 5.7% to 6.2% for Reorganized TCEH. The terminal value is derived by applying a 1-year forward EBITDA multiple range of 8.1x to 9.1x to Reorganized TCEH’s projected EBITDA in 2021. Evercore also considered the perpetuity growth method for estimating the terminal value and concluded that the perpetuity growth method was not applicable for the Reorganized TCEH valuation given the nature of the Reorganized TCEH’s business.

Evercore performed a DCF analysis based on the following projections: (i) Base Case projections are assigned a 67% weighting within the DCF analysis and (ii) Environmental Case projections are assigned a 33% weighting.

B.	Reorganized TCEH Peer Group Company Analysis.

The peer group company valuation analysis involved identifying publicly traded companies that have operating and financial characteristics similar to Reorganized TCEH, for example, comparable lines of business, nature of the assets, business risks, growth prospects, market and geographic presence, and size and scale of operations. In addition, Evercore examined each of the selected peer group companies’ operational performance, profitability, leverage, and business trends.

Although Evercore used the selected companies for comparison purposes, no selected company is either identical or directly comparable to the business of Reorganized TCEH. Under this methodology, certain financial multiples and ratios are calculated based on the enterprise values of the selected peer group companies to apply to Reorganized TCEH’s EBITDA to derive a range of implied Reorganized TCEH Enterprise Values. Evercore assumed EBITDA multiple ranges for 2016, 2017, and 2018 EBITDA of 8.1x to 9.1x, 8.0x to 9.0x, and 7.7x to 8.7x, respectively, which are equally weighted within the peer group company valuation analysis. Evercore used EBITDA from the Base Case Financial Projections for the peer group company analysis.

C.	Reorganized TCEH Tax Basis Step-up Analysis.

The Reorganized TCEH Enterprise Value includes an estimated value for Reorganized TCEH’s tax basis step-up, resulting from the Preferred Stock Sale, of approximately $1.0 billion, based on a DCF analysis.

[3]	Projections relating to Reorganized TCEH tax basis step-up resulting from the Preferred Stock Sale are valued separately.

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EXHIBIT G

LIQUIDATION ANALYSIS

I.	Overview

Energy Future Holdings Corp. (“EFH Corp.”) and its affiliated direct and indirect debtor subsidiaries (collectively, the “Debtors”), with the assistance of their restructuring, legal, and financial advisors, have prepared this hypothetical liquidation analysis (this “Liquidation Analysis”) in connection with the Plan and the Disclosure Statement.1 This Liquidation Analysis indicates the estimated recoveries that may be obtained by Classes of Claims and Interests pursuant to a hypothetical liquidation under chapter 7 of the Bankruptcy Code upon disposition of the Debtors’ assets as an alternative to the Plan. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon the assumptions discussed herein.

The Liquidation Analysis has been prepared assuming that the Debtors’ converted their cases from chapter 11 cases to chapter 7 cases on December 31, 2015 (the “Liquidation Date”). The book values referenced herein are as of December 31, 2014 (unless otherwise noted), and are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date. The Liquidation Analysis was prepared on a legal entity basis and summarized accordingly for Energy Future Competitive Holdings Company LLC (“EFCH”), which includes Texas Competitive Electric Holdings Company LLC (“TCEH”) and its major operating units: (1) Luminant and (2) TXU Energy. The Liquidation Analysis for Energy Future Holdings, Inc. (“EFH Corp.”), Energy Future Intermediate Holdings Company LLC (“EFIH”), and certain other Debtors and non-Debtor Affiliates has not been included at this time because of the recovery amounts are predicated on the valuation of EFIH’s indirect ownership of approximately 80% of Oncor, which will be determined pursuant to the auction conducted in accordance with the Bidding Procedures Order. The Liquidation Analysis will be updated to include all of the Debtors once the effect of such valuation when determined.

The Liquidation Analysis represents an estimate of recovery values and percentages based upon a hypothetical liquidation of the Debtors as if a chapter 7 trustee(s) (the “Trustee”) were appointed by the Bankruptcy Court to convert assets into cash. The determination of the hypothetical proceeds from the liquidation of assets is a highly uncertain process involving the extensive use of estimates and assumptions, which, although considered reasonable by the Debtors and the Debtors’ advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors. In instances where assumptions and/or methodologies had to be utilized with regard to developing estimates or presenting the treatment of assets and claims that could potentially benefit one Class of Claims as compared to the alternative, an attempt was made to utilize an assumption that was equitable to both Secured Claims as well as Unsecured Claims.

NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT APPROXIMATE THE ASSUMPTIONS REPRESENTED HEREIN. ACTUAL RESULTS COULD VARY MATERIALLY.

[1]	Capitalized terms used but not otherwise defined in this Liquidation Analysis have the meanings ascribed to such terms in the Disclosure Statement for the Joint Plan of Reorganization of Energy Future Holdings Corp., et al. Pursuant to Chapter 11 of the Bankruptcy Code to which the Liquidation Analysis is attached.

The Liquidation Analysis envisions the orderly liquidation by the Trustee of substantially all of the Debtors’ assets (including interests in certain non-Debtor affiliates) over a six-month period beginning with the Liquidation Date, followed by a wind-down of the chapter 7 estates over an additional 12-month period (the “Estate Wind-Down”).

The Liquidation Analysis also includes certain estimates for the tax consequences that may be triggered upon the liquidation, deconsolidation, and sale events that may occur as a result of the hypothetical liquidation described herein. While it is only possible at this point to estimate the taxes that may be triggered upon a hypothetical liquidation, such taxes may be material.

The Liquidation Analysis does not consider the discounting over time of asset values and creditor recoveries, which would likely result in significantly lower recoveries to Holders of Claims and Interests than those estimated recoveries presented in the Liquidation Analysis.

II.	Purpose of Analysis.

The Liquidation Analysis is required to be included in the Disclosure Statement for the purpose of evaluating whether the Plan satisfies the best interests of creditors test under section 1129(a)(7) of the Bankruptcy Code.

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest must either:

•	accept the plan; or

•	receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

A.	Overview of Analytical Approach.

Except where noted, the Liquidation Analysis was developed from the Debtors’ consolidating legal entity balance sheets, as of December 31, 2014, and represents the Debtors’ current estimates for asset recovery in a liquidation. Balance sheet amounts presented are intended to be a proxy for actual balances on the date of a hypothetical liquidation with the exception of certain asset and liability balance sheet accounts that are based on forecasted or other alternative balances as of the Liquidation Date where appropriate (the “Liquidation Balances”).

Chapter 7 liquidation adjustments include post-conversion operating cash flow, costs of the Estate Wind-Down, retention pay, trustee fees, and professional fees.

The Liquidation Analysis concludes with a presentation of the overall estimated range of recoveries in a liquidation based on the distribution of the net proceeds of the liquidation in accordance with the claims waterfall required under chapter 7 of the Bankruptcy Code (super-priority claims, secured claims, chapter 11 priority/administrative claims, and general unsecured claims in accordance with the classifications of Claims and Interests under the Plan).

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B.	Liquidation Process.

The Debtors’ business liquidation would be conducted in a chapter 7 environment with the Trustee managing the bankruptcy estates to maximize recovery in an expedited process. The Trustee’s first step would be to develop a liquidation plan to generate proceeds from the sale of entity specific assets for distribution to creditors. The three major components of the liquidation are as follows:

•	generation of cash proceeds from asset sales;

•	costs related to the orderly liquidation of the business; and

•	distribution of net proceeds to claimants.

1.	Generation of Cash Proceeds from Assets.

The Liquidation Analysis process begins by determining the amounts of proceeds that would be generated from a hypothetical chapter 7 liquidation. The Trustee would be required to:

•	sell or otherwise monetize the assets owned by the Debtors to one or multiple buyers, which may include (a) sales of logical asset groups, (b) sales of major generation facilities with associated assets, (c) sales on a going-concern basis (where possible), or (d) other sales of assets on a piecemeal basis;

•	determine the amount of net proceeds generated by the Estates during the period from conversion to sale closing;

•	reconcile each Class of Claims asserted against the Estates to determine the amount of Allowed Claims per Class; and

•	distribute net cash proceeds generated from the sale of the Estates’ assets in accordance with the absolute priority rule.

2.	Costs to Liquidate the Business and Administer the Estate Under Chapter 7 (Liquidation Adjustments).

The gross amount of cash available from a liquidation would be the sum of proceeds from the disposition of the Debtors’ assets and cash held by the Debtors at the time of the commencement of the chapter 7 cases. This amount would be adjusted by the following amounts:

•	post-conversion operating cash flow (whether positive or negative) generated by each operating segment after conversion to chapter 7 and through disposition of estate assets (assumed to be six months);

•	costs related to the retention of certain of the Debtors’ personnel during the initial six-month monetization period;

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•	costs required to execute the Estate Wind-Down (assumed to be 12 months); and

•	trustee, professional, and other administrative fees.

3.	Distribution of Net Proceeds to Claimants.

Any available net proceeds would be allocated to Holders of Claims and Interests in strict priority in accordance with section 726 of the Bankruptcy Code:

•	Super-Priority Secured Claims - includes outstanding balances owed under TCEH postpetition Debtor-in-Possession (“DIP”) financing facilities;

•	Secured Claims - includes Claims arising under the Debtors’ secured credit facilities;

•	Chapter 11 Administrative & Priority Claims - includes Claims for post-petition accounts payable, post-petition accrued expenses, Claims arising under section 503(b)(9) of the Bankruptcy Code, and certain Unsecured Claims entitled to priority under section 507 of the Bankruptcy Code;

•	General Unsecured Claims - includes Claims arising under the Debtors’ non-secured long-term debt, non-priority debt, including prepetition trade payables, prepetition intercompany trade debt, and various other unsecured liabilities; and

•	Interests - includes Interests in the Debtors.

III.	Summary of Estimated Net Proceeds Methodology and Other Assumptions.

A.	Cash.

Cash at TCEH and its Debtor Affiliates based on cash balance as of December 31, 2014 adjusted for (i) the projected change in cash from December 31, 2014 to December 31, 2015, and (ii) the recoverability of both prepetition and postpetition restricted cash balances currently providing collateral for undrawn letters of credit. All projected cash and equivalents on hand are considered to be recoverable at 100%.

B.	Accounts Receivable.

Accounts Receivable balances is based on balances as of December 31, 2014. Net accounts receivable amounts reflect estimates for an allowance for doubtful accounts to eliminate accounts receivable that may not be recoverable and certain other adjustments related to the removal of realized commodity receivables balances (see Section III.E below). The Liquidation Analysis assumes that efforts to recover Accounts Receivable will lead to recoveries between 75% and 100%.

C.	Inventory.

Inventory is specific to TCEH and its Debtor Affiliates and based on balances as of December 31, 2014. Given the commodity nature of both the fuel stock (which includes lignite,

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coal, and oil) and the gas stored underground, these assets are assumed to have higher overall relative recovery values than materials and supplies inventory, which are expected to have minimal resale value. Inventory is expected to be recoverable at between 41% and 61%.

D.	Generation Plant Asset Valuations.

Generation plant asset valuations are specific to Luminant entities.

The Liquidation Analysis assumes that the Trustee(s) sell or otherwise monetize the assets owned by the Debtors on a single major generation facility and associated assets basis, in logical groups, or on a piecemeal basis, with sales to multiple buyers during a six-month period. The estimated values realized for such assets reflect, among other things, the following factors:

•	projected power prices;

•	fuel costs, based on fuel types and heat rates for each unit;

•	operating and maintenance costs for each unit;

•	long-term supply and demand fundamentals for power;

•	long-run cost of new power generation; and

•	capital and environmental expenditure requirements.

After a review of the assets, the Debtors and their advisors concluded that the forced sale of the Debtors’ generating portfolio in the compressed timeframe that may likely prevail during a chapter 7 liquidation could result in a valuation discount relative to “fair value.” As such, the Liquidation Analysis assumes recoveries of between 78% to 100% for the generation assets.2

[2]	The recovery estimates reflect the potential practical and pragmatic difficulties of: (a) the limitations on the Trustee of operating the Debtors’ businesses in a chapter 7 proceeding; (b) the risk of intervention of regulatory authorities in connection with the operation of a project in a chapter 7 proceeding; and (c) the “as is” nature of the sale given the Trustee’s limitation and/or inability to provide representations and warranties as well as indemnification provisions in connection with the sale of a project. The Liquidation Analysis does not reflect the practical difficulties, if any, of combining, or separating and re-combining, assets that may be held by multiple Debtors or any limitations on the assumption and assignment of any contracts and leases. Any such difficulty or additional extension of time to monetize these assets resulting from regulatory authority approvals, or other approvals, would likely further decrease the total value the Trustee could obtain for certain of these assets on a nominal basis, time value of money basis, or both. See, e.g., In re Edison Mission Energy, No. 12-49219 (JPC) (Bankr. N.D. Ill. Dec. 18, 2103) [Docket No. 1721, Ex. E] (“…the actual transaction value the Debtors obtained after a thorough, arm’s length, forced-sale marketing process over the course of three to six months would need to be discounted by approximately 25 percent to 35 percent… This reduction is consistent with discounts applied in other hypothetical Chapter 7 liquidation analyses regarding large Chapter 11 debtors, given a shorter due diligence period and therefore potentially higher assumed risks…”); In re NRG Energy, Inc., No. 03-13024 (PCB) (Bankr. S.D.N.Y Jul. 28, 2003) [Docket No. 510, Ex. B] (applying 25 to 35 percent discount and citing liquidation analyses in other cases).

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E.	Commodity and Hedging and Trading Assets.

As of December 31, 2014, there was less than $5 million in non-current commodity contracts outstanding covering the period beyond December 31, 2015. Given the uncertainty of achieving any forward unrealized mark-to-market positive position of any existing or new commodity contracts, all realized and unrealized commodity asset and liability impacts have been removed from the Liquidation Analysis.

F.	Intangible Asset Valuations.

Intangible asset valuations are specific to the TXU Energy Retail Company LLC legal entity as the holder of the intangible property related to the TXU Energy retail business. Based on the assumed sale of the Debtors’ TXU Energy assets on a going-concern basis over a six-month period. The Liquidation Analysis assumes recoveries of between 78% to 100% for these intangible assets.

G.	Tax Assets and Tax Consequences of a Liquidation.

The estimated recoveries in the Liquidation Analysis are presented for two different scenarios: (1) where a “check-the-box” election is assumed not to be made by EFH for each of its direct and indirect subsidiaries that are currently treated as disregarded entities for federal income tax purposes (other than Oncor Electric Delivery Holdings Company LLC and its direct and indirect subsidiaries) and (2) where a “check-the-box” election is assumed to be made by such currently disregarded entities, effective as of December 31, 2015. Such an election would cause such entities to be taxable as corporations (rather than treated as disregarded entities) for federal income tax purposes from and after the effective time of the election. Certain parties would potentially dispute EFH’s authority to make such a “check-the-box” election for some or all such entities, and the entities for which a “check-the-box” election would be made could vary and would potentially be determined by the Bankruptcy Court.

Entities that are treated as corporations for federal income tax purposes, including entities for which a “check-the-box” election is made, would be liable for the full tax liability of the EFH consolidated group to the extent such liability arises when the entity is treated as a corporation, including any tax liability resulting from (1) the liquidation of the Debtors’ assets (generally the difference between the tax basis and the sale price of such assets, i.e., “deconsolidation taxes”) and (2) cancellation of indebtedness income that is not excluded from the EFH consolidated group’s income because of “excess loss accounts” that would be created upon such “check-the-box” election, as discussed below. Such tax claims would likely be administrative expenses, resulting in significant dilution of recoveries. In addition, parties may argue that in a liquidation the amount of deconsolidation taxes can be surcharged against the collateral of the Holders of First Lien Secured Claims. Litigation on this issue would increase professional costs associated with the liquidation and delay distributions and could affect the sale price obtained for the assets, ultimately resulting in lower recoveries in a liquidation. If parties succeed in surcharging the collateral, recoveries in a liquidation for Holders of First Lien Secured Claims would be significantly reduced.

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This Liquidation Analysis includes an illustrative calculation of estimated deconsolidation taxes of approximately $1.737 billion to $2.564 billion. The actual amount of any deconsolidation taxes would vary depending on, among other things, (1) the sale values for the Debtors’ assets (including the Debtors’ interests in Oncor, as noted below); (2) available NOLs; and (3) the Debtors’ applicable state and federal tax rates. Moreover, this illustrative calculation of estimated deconsolidation taxes makes certain assumptions regarding the potential value of Oncor. Based on the results of the current auction process for the sale of the economic interest in Oncor, these assumptions will be revised and may materially change the potential deconsolidation taxes. The Liquidation Analysis will be updated to reflect such changes.

At the time entities become taxable as corporations as a result of a “check-the-box” election, “excess loss accounts” would be created in the stock of some or all such entities in an amount equaling the excess of (1) certain liabilities that are treated as assumed by such entity over (2) the tax basis of such entity’s assets. The existence of such “excess loss accounts” would cause the cancellation of indebtedness income (if any) realized upon the cancellation of such entities’ indebtedness (as well as certain other events) to be included in the EFH consolidated group’s taxable income to the extent of the excess loss accounts created in such entities’ stock, rather than being excluded from the EFH consolidated group’s taxable income pursuant to section 108 of the Internal Revenue Code. The amount of such liability is subject to significant uncertainty and is not included in this Liquidation Analysis, but any such liability would likely be significant.

H.	Prepaid and Other Assets.

The Liquidation Analysis assumes recoveries of between 5% and 10% for prepaid and other assets.

I.	Intercompany Balances Owed.

Intercompany balances owed amounts are based on (1) the prepetition intercompany balances owed from an EFH Debtor to any of the other EFH Debtors, amounts owed from an EFIH Debtor to any of the other EFIH Debtors, and amounts owed from a TCEH Debtors to any of the other TCEH Debtors for and (2) the postpetition intercompany balances owed between any of the Debtors, in each case as of December 31, 2014, as recorded on the Debtors’ books and records. Intercompany balances excludes prepetition intercompany balances allegedly arising under the Tax Sharing Agreement or any prepetition intercompany balances owed between EFH Debtors and EFIH Debtors, between EFH Debtors and TCEH Debtors, or between EFIH Debtors and TCEH Debtors because claims on account of such prepetition intercompany balances are subject to the global settlement of intercompany claims described below in Section III.N. The Liquidation Analysis assumes that efforts to recover intercompany balances will lead to recoveries between 25% and 75%.

J.	Investments.

The value of investments was adjusted to remove the Nuclear Decommissioning Trust that will transfer to the new owner of the nuclear facility and can only be used for the benefit of decommissioning the facility.

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K.	Summary of Estimated Liquidation Adjustments.

Post-Conversion Cash Flow: This adjustment is based on estimated cash flow generated (used) by individual operating Debtor entities for the period from conversion to a chapter 7 to the end of the six-month asset monetization period, based on the Debtors’ Financial Projections. For the six-month asset monetization period, no adequate protection interest payments are assumed to be paid by any entities. Pursuant to a chapter 7 liquidation environment, certain chapter 11 restructuring adjustments are not expected to occur and have also been adjusted from the free cash flow amounts. Post-Conversion Cash Flow amounts are allocated to each legal entity based on the ratable gross liquidation proceeds generated by legal entity.

Retention Costs: The retention of a substantial portion of the Debtors’ employees would be required during the first six-months of the liquidation to complete an orderly sale of certain of the Debtors’ assets on a going-concern basis. Retention costs are estimated to be [10-25%] of projected FY 2016 base labor expenses and payroll taxes. Retention costs are allocated to each legal entity based on the ratable gross liquidation proceeds generated by legal entity.

Estate Wind-Down Costs: This adjustment is based on assumed support functions that would be required for the wind-down of the Debtors’ estates following monetization of going-concern assets. These Estate Wind-Down functions are assumed to occur over a 12-month period following the six-month asset monetization period. Certain non-essential functions, including administration, external affairs, and corporate development, are assumed to cease upon the conclusion of the six-month asset monetization period and the commencement of the Estate Wind-Down period. All other support functions are assumed to continue at heavily reduced proportions to normal operating environments; these functions are assumed to continue to be scaled back over the 12-month Estate Wind-Down period. Certain key employees may be required to be retained by the Debtors’ estates, or via a transition services agreement with the buyer(s) of the assets to perform these functions over the 12-month Estate Wind-Down period. Estate Wind-Down costs are allocated to each legal entity based on the ratable gross liquidation proceeds generated by legal entity

Professional Fees: A rate of 0.5-1.0% of gross liquidation proceeds is assumed for professional fee expenses. Professional fee rates are based on a review of recent large-case comparable analyses.

Trustee Fees: Based on section 326 of Bankruptcy Code, Trustee fees are calculated at 1% of all gross liquidation proceeds in excess of $1 million (for convenience the same rate was calculated on amounts under $1 million).

L.	Estimated Claim Amounts.

In preparing the Liquidation Analysis, as the Debtors’ reconciliation of filed proofs of claims is ongoing and uncertain, the Debtors have estimated an amount of Allowed Claims for each Class based upon a review of the Debtors’ balance sheets as of December 31, 2014, adjusted as discussed herein. As a result of this ongoing claims reconciliation process, which is discussed in Section IV.O.6 of the Disclosure Statement, the Debtors currently expect the amount of Allowed Claims to generally correspond to the amounts set forth on the Debtors’

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balance sheets, but there can be no assurances that this convergence will occur. Subject to the following paragraphs, the estimate of all Allowed Claims in the Liquidation Analysis is based on the par value of those Claims on the Debtors’ balance sheets.

The Plan contemplates Holders of TCEH First Lien Claims waiving any recoveries on account of the TCEH First Lien Deficiency Claim. The Liquidation Analysis assumes that Holders of TCEH First Lien Claims will not waive such recoveries outside the context of the Plan and such Claims will be entitled to share in any distributions Pro Rata with Holders of Unsecured Claims.

The Plan also assumes a $0 Allowed Claim on account of the TCEH Debtors’ mining reclamation obligations with the Railroad Commission of Texas. The TCEH Debtors are current on their reclamation obligations and any purchaser of the TCEH Debtors’ assets would assume such obligations in order to maintain the TCEH Debtors’ mining permits with the Railroad Commission of Texas.

A liquidation also is likely to trigger certain Claims that otherwise would not exist. Examples of these kinds of Claims include various potential employee Claims (for such items as severance and potential WARN Act Claims), Claims related to the rejection of unexpired leases and executory contracts, and other potential Allowed Claims. These additional Claims could be significant and some will be entitled to priority in payment over General Unsecured Claims. Those priority Claims may need to be paid in full from the liquidation proceeds before any balance would be made available to pay General Unsecured Claims or to make any distribution in respect of Interests. No adjustment has been made for these potential claims.

Accordingly, the actual amount of Allowed Claims could be materially different from the amount of Allowed Claims estimated in the Liquidation Analysis. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, any determination of the value of any distribution to be made on account of allowed claims under the Plan.

M.	Cash Collateral Assumptions.

The amount of Allowed TCEH First Lien Claims assumes that all adequate protection payments made prior to the Assumed Liquidation Date are recharacterized as principal payments in accordance with the provisions of the Cash Collateral Order.

The Liquidation Analysis assumes no superpriority administrative expense claims are Allowed on account of any Diminution in Value (as defined in the Cash Collateral Order) (“Diminution in Value Claims”). If Diminution in Value Claims were Allowed, the recoveries set forth in the Liquidation Analysis for all other Holders of Claims and Interests junior to such Diminution in Value Claims would be reduced.

N.	Claims Settlement.

The Liquidation Analysis assumes that the Trustee(s) agrees to the same resolution of intercompany, lien, and other litigation that is discussed in Section V.H.1 of the Disclosure Statement and that is embodied in the Plan, which settlement would result in TCEH receiving the

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TCEH Settlement Claim and TCEH Equity Sharing Recovery up to an aggregate total of $805 million.3 See In re Capmark Fin. Grp. Inc., 438 B.R. 471, 513 (Bankr. D. Del. 2010) (Sontchi, J.) (“[O]nce the court determines that the settlement should be approved, the court will assume the same settlement would be made in chapter 7 for purposes of applying section 1129(a)(7).”); In re Adelphia Communication Corp., 368 B.R. 140, 255 (Bankr. S.D.N.Y. 2007) (holding that “a chapter 7 trustee would adopt settlements” similar to those embodied within the plan “in order to avoid the risks, length, cost and uncertainties of litigation”) and In re Enron Corp., No. 01–16034 (AJG) (Bankr. S.D.N.Y. July 15, 2004) [ECF No. 19758] (holding that section 1129(a)(7) requires an “apples to apples” comparison, and “assuming common legal issues are resolved the same way [in chapter 7 and chapter 11]”).

Consistent with the settlement, the Liquidation Analysis assumes that the Liens of Holders of TCEH First Lien Claims will not be avoided and that the TCEH First Lien Claims will not be equitably subordinated.

O.	Unencumbered Assets/Avoidance Actions.

At this time, the Liquidation Analysis does not include any estimates for recovery in a liquidation by the Trustee on account of unencumbered assets (e.g., unencumbered cash), certain Avoidance Actions and other Causes of Action that could be asserted against Holders of TCEH First Lien Claims, or preference actions (other than potential Avoidance Actions that could be asserted against Holders of TCEH First Lien Claims). The Debtors estimate that there would be at least between $150 million and $200 million of unencumbered assets that would be available for distribution in a liquidation, all of which amounts would be distributed in a liquidation to Holders of Administrative Claims. Any amounts received in a liquidation on account of Avoidance Actions and other Causes of Action that could be asserted against Holders of TCEH First Lien Claims would be paid first to Holders of Administrative Claims (until paid in full) and then to Holders of Unsecured Claims.

[3]	The Plan contemplates Holders of TCEH First Lien Claims waiving any recoveries on account of the TCEH First Lien Deficiency Claim. The Liquidation Analysis assumes that Holders of TCEH First Lien Claims will not waive such recoveries outside the context of the Plan and such Claims will be entitled to share in any distributions Pro Rata with Holders of Unsecured Claims.

11

IV.	Conclusion.

BASED ON THE SIGNIFICANTLY LOWER ESTIMATED RECOVERIES FOR ALL CLASSES UNDER THIS HYPOTHETICAL LIQUIDATION ANALYSIS VERSUS THE IMPLIED REORGANIZATION VALUE UNDER THE PLAN, THE DEBTORS’ PLAN SATISFIES THE REQUIREMENTS OF 1129(A)(7) OF THE BANKRUPTCY CODE.

Upon application of the above assumptions and estimates, the assumed recoveries for the TCEH Debtors are summarized in the table below.

Recovery amounts for the EFIH Debtors and the EFH Debtors are not set forth herein because recoveries are predicated on the valuation of EFIH’s indirect ownership of approximately 80% of Oncor, which will be determined pursuant to the auction conducted in accordance with the Bidding Procedures Order. The Liquidation Analysis will be updated to reflect the effect of such valuation when determined.

TCEH Debtors4

The estimated net proceeds available for distribution to Holders of Claims against and Interests in the TCEH Debtors (including the TXU Energy and Luminant operating entities) in a hypothetical liquidation are assumed to have a range of between $9.60 billion and $11.96 billion, with a mid-point of $10.63 billion. Recoveries to Holders of Claims and Interests by Plan Class are included in the table below. The liquidation proceeds waterfalls for the TCEH Debtors is attached as Exhibit 1 (scenario where the “check-the-box” is effective for no currently disregarded entities) and Exhibit 2 (scenario where the “check-the-box” is effective for all currently disregarded entities).

The Plan, at this time, does not indicate the amount of the TCEH Unsecured Settlement Distribution, which will depend on, among other things, (1) what percentage of the recovery on account of the TCEH Settlement Claim will be included in the TCEH Unsecured Settlement Distribution or what percentage will be included in the distribution to Holders of TCEH First Lien Secured Claims or (2) what percentage of the TCEH Equity Sharing Recovery will be included in the TCEH Unsecured Settlement Distribution or what percentage of the TCEH Equity Sharing Recovery will be included in the distribution to Holders of TCEH First Lien Secured Claims. TCEH will determine the appropriate percentage allocations on or before ten days before the hearing to approve the Disclosure Statement, unless the TCEH Committee and TCEH First Lien Ad Hoc Committee otherwise agree on such allocation.

Estimated recovery percentages for the TCEH Debtors will be updated, as appropriate, following (1) the determination of the value of EFIH’s indirect ownership of approximately 80% of Oncor, (2) the determination of the appropriate allocation of the TCEH Settlement Claim, and (3) the determination of the appropriate allocation of the TCEH Equity Sharing Recovery.

[4]	For ease of illustration and comparison with the estimated recoveries pursuant to the Plan, the estimated liquidation recoveries and proceeds waterfall are shown by Debtor grouping. The Liquidation Analysis also demonstrates that the best interests test is satisfied on an entity-by-entity basis by Debtor as will be established to the extent necessary in connection with the Confirmation process. For the avoidance of doubt, neither the Plan nor the Liquidation Analysis contemplates the substantive consolidation of any of the Debtors’ estates.

12

Class	Name of Class Under Plan	Description of Class	Percentage Recovery Under the Plan	Recovery Under Hypothetical Liquidation - Low	Recovery Under Hypothetical Liquidation – High
N/A	TCEH DIP Claims	Holders of Claims under the TCEH DIP Facility	100.0%	100.0%	100.0%

N/A	Administrative Claims[5]	Holders of Allowed Administrative Claims against any TCEH Debtor	100.0%	0.0% (“check-the-box” effective for no currently disregarded entities)	0.0% (“check-the-box” effective for no currently disregarded entities)
				0.0% (“check-the-box” effective for all currently disregarded entities)	0.0% (“check-the-box” effective for all currently disregarded entities)

N/A	Deconsolidation Tax Claims[5]	Holders of Deconsolidation Tax Claims against any TCEH Debtor	N/A	0.0% (“check-the-box” effective for no disregarded entities)	0.0% (“check-the-box” effective for no disregarded entities)
				0.0% (“check-the-box” effective for all disregarded entities)	0.0% (“check-the-box” effective for all disregarded entities)

N/A	Priority Tax Claim	Holders of any Priority Tax Claim against any TCEH Debtor	N/A	N/A	N/A

[5]	At this time, the Liquidation Analysis does not include any estimates for recovery in a liquidation by the Trustee on account of unencumbered assets (e.g., unencumbered cash), certain Avoidance Actions and other Causes of Action that could be asserted against Holders of TCEH First Lien Claims, or preference actions (other than potential Avoidance Actions that could be asserted against Holders of TCEH First Lien Claims). The Debtors estimate that there would be at least between $150 million and $200 million of unencumbered assets that would be available for distribution in a liquidation, all of which amounts would be distributed in a liquidation to Holders of Administrative Claims. Any amounts received in a liquidation on account of Avoidance Actions and other Causes of Action that could be asserted against Holders of TCEH First Lien Claims would be paid first to Holders of Administrative Claims (until paid in full) and then to Holders of Unsecured Claims. To the extent that deconsolidation taxes are determined to be entitled to priority over Administrative Claims, the recovery on account of Administrative Claims in a liquidation will be decreased.

13

Class	Name of Class Under Plan	Description of Class	Percentage Recovery Under the Plan		Recovery Under Hypothetical Liquidation - Low	Recovery Under Hypothetical Liquidation – High
C1	Other Secured Claims Against the TCEH Debtors	Holders of Allowed Other Secured Claims Against the TCEH Debtors	100.0%		100.0%	100.0%

C2	Other Priority Claims Against the TCEH Debtors	Holders of any Allowed Other Priority Claims Against the TCEH Debtors	N/A		N/A	N/A

C3	TCEH First Lien Secured Claims[6]	Holders of any Allowed TCEH First Lien Claim that is Secured		%[7]	33.2% (“check-the-box” effective for no currently disregarded entities)	43.1% (“check-the-box” effective for no currently disregarded entities)
					33.2% (“check-the-box” effective for all currently disregarded entities)	43.1% (“check-the-box” effective for all currently disregarded entities)

[6]	At this time, the Liquidation Analysis does not include any estimates for recovery in a liquidation by the Trustee on account of unencumbered assets (e.g., unencumbered cash), certain Avoidance Actions and other Causes of Action that could be asserted against Holders of TCEH First Lien Claims, or preference actions (other than potential Avoidance Actions that could be asserted against Holders of TCEH First Lien Claims). The Debtors estimate that there would be at least between $150 million and $200 million of unencumbered assets that would be available for distribution in a liquidation, all of which amounts would be distributed in a liquidation to Holders of Administrative Claims (and would reduce recoveries by Holders of Class C3 TCEH First Lien Secured Claims in a liquidation).
[7]	The estimated recovery under the Plan will assume the midpoint of the valuation of Reorganized TCEH set forth in the Valuation Analysis. Among other things, recoveries for Holders of Class C3 Claims will depend on the amount of the TCEH Unsecured Settlement Distribution, which will depend on, among other things, (1) whether any of the recovery by TCEH from EFH Corp. on account of the TCEH Settlement Claim (up to a maximum of $700 million) or the TCEH Equity Sharing Recovery (up to a maximum of $105 million) is included in the TCEH Unsecured Settlement Distribution. Increases in the amount of the TCEH Unsecured Settlement Distribution will reduce recoveries to Holders of TCEH First Lien Secured Claims.

14

Class	Name of Class Under Plan	Description of Class	Percentage Recovery Under the Plan		Recovery Under Hypothetical Liquidation - Low	Recovery Under Hypothetical Liquidation – High
C4	TCEH Unsecured Debt Claims	Holders of any Allowed (a) TCEH First Lien Deficiency Claims; (b) TCEH Second Lien Note Claims; and (c) TCEH Unsecured Note Claims		%[8]	0.0%	0.0%

C5	General Unsecured Claims Against the TCEH Debtors Other than EFCH	Holders of Allowed General Unsecured Claims Against the TCEH Debtors		%[8]	0.0%	0.0%

C6	General Unsecured Claims Against EFCH	Holders of Allowed General Unsecured Claims Against EFCH	0.0%		0.0%	0.0%

C7	TCEH Debtor Intercompany Claims	Claims held by one TCEH Debtor against another TCEH Debtor	N/A		0.0%	0.0%

C8	Non-TCEH Debtor Intercompany Claims	Claims held by any Debtor other than a TCEH Debtor against the TCEH Debtors	N/A		0.0%	0.0%

C9	Interests in TCEH Debtors other than TCEH and EFCH	Interests in each TCEH Debtor other than Interests in TCEH and EFCH	N/A		0.0%	0.0%

C10	Interests in TCEH and EFCH	Interests in TCEH and EFCH	N/A		0.0%	0.0%

[8]	Recoveries under the Plan for Holders of Class C4/C5 Claims will depend on the amount of the TCEH Unsecured Settlement Distribution, which will depend on, among other things, whether any of the recovery by TCEH from EFH Corp. on account of the TCEH Settlement Claim (up to a maximum of $700 million) or the TCEH Equity Sharing Recovery (up to a maximum of $105 million) is included in the TCEH Unsecured Settlement Distribution. Increases in the amount of the the TCEH Unsecured Settlement Distribution will increase recoveries to Holders of Class C4/C5 Claims.

15

EXHIBIT 1

PROCEEDS WATERFALL

“CHECK-THE-BOX” IS EFFECTIVE FOR NO CURRENTLY DISREGARDED ENTITIES

Total EFCH Summary - Regarded Entities Only
($ in millions)					Potential Recovery
		12/31/14 Net Book Value		Liquidation Balance	Recovery Estimate %			Recovery Estimate $
Assets	Notes		Adjustments		Low	Middle	High	Low	Middle	High

Gross Liquidation Proceeds:
Cash	[A]	2,746	(801)	1,944	100%	100%	100%	1,944	1,944	1,944
Accounts Receivable	[B]	588	(97)	491	75%	88%	100%	368	430	491
Inventory	[C]	468	—	468	41%	51%	61%	192	239	287
Property, Plant & Equipment	[D]	12,208	(5,072)	7,137	78%	87%	99%	5,537	6,204	7,096
Commodity and Derivative Assets	[E]	506	(506)	—	0%	0%	0%	—	—	—
Intangibles / Intellectual Property	[F]	3,685	(1,401)	2,284	78%	88%	100%	1,788	2,000	2,284
Other Assets	[G] [H]	83	9	92	5%	8%	10%	5	7	9
Intercompany Balances Owed	[I]	7	(1)	7	25%	50%	75%	2	3	5
Investments	[J]	934	(907)	27	100%	100%	100%	27	27	27

Total Assets		21,225	(8,776)	12,449	79%	87%	98%	9,863	10,854	12,143

					Rates
					Low	Middle	High
Less: Liquidation Adjustments
Post-Conversion Cash Flow	[K]							88	88	88
Retention Costs	[K]							(123)	(86)	(49)
Estate Wind-Down Costs	[K]							(35)	(35)	(35)
Professional Fees	[K]				1.0%	0.8%	0.5%	(99)	(81)	(61)
Ch. 7 Trustee Fees	[K]				1.0%	1.0%	1.0%	(99)	(109)	(121)

Total Liquidation Adjustments								(268)	(223)	(179)
Net Liquidation Proceeds Available for Distribution to Creditors (ex. Unencumbered Assets / Avoidance Actions)								9,595	10,631	11,965

		Claims			% Recovery
		Low	Middle	High	Low	Middle	High
Less: Superpriority Carve-Out Claims	[L]	50	50	50	100.0%	100.0%	100.0%	50	50	50

Remaining Amount Available for Distribution								9,545	10,581	11,915

Less: RCT Reclamation Support Carve-out	[L]	—	—	—	0.0%	0.0%	0.0%	—	—	—

Remaining Amount Available for Distribution								9,545	10,581	11,915

Less: TCEH DIP Claims	[L]	1,437	1,437	1,437	100.0%	100.0%	100.0%	1,437	1,437	1,437

Remaining Amount Available for Distribution								8,108	9,144	10,478

Less: Class C1 - Other Secured Claims	[L]	142	142	142	100.0%	100.0%	100.0%	142	142	142

Remaining Amount Available for Distribution								7,967	9,002	10,336

Less: Class C3 - TCEH First Liens	[L] [M] [N]	23,981	23,981	23,981	33.2%	37.5%	43.1%	7,967	9,002	10,336

Remaining Amount Available for Distribution								—	—	—
Plus: Recovery of Unencumbered Assets	[O]							—	—	—

Adjusted Remaining Amount Available for Distribution								—	—	—

Less: Superpriority Adequate Protection Lien	[M]	—	—	—	0.0%	0.0%	0.0%	—	—	—

Remaining Amount Available for Distribution								—	—	—
Plus: Recovery on Avoidance Actions	[N] [O]							—	—	—

Adjusted Remaining Amount Available for Distribution								—	—	—

Less: Admin / Priority Claims
Administrative Claims	[L]	2,695	2,695	2,695	0.0%	0.0%	0.0%	—	—	—
Priority Tax Claims	[L]	—	—	—	0.0%	0.0%	0.0%	—	—	—
Deconsolidation Tax	[L] [G]	1,737	2,098	2,564	0.0%	0.0%	0.0%	—	—	—
Class C2 - Other Priority Tax Claims Against the TCEH Debtors	[L]	—	—	—	0.0%	0.0%	0.0%	—	—	—

Total Admin / Priority Claims		4,432	4,793	5,259				—	—	—

Remaining Amount Available for Distribution								—	—	—

Less: General Unsecured Claims
Class C3 - TCEH First Liens (Deficiency Claim)	[L] [N]	16,014	14,979	13,645	0.0%	0.0%	0.0%	—	—	—
Admin / Priority Claims (Deficiency Claim)	[L]	4,432	4,793	5,259	0.0%	0.0%	0.0%	—	—	—
Class C4 - TCEH Unsecured Debt Claims (Second Lien Debt)	[L]	1,649	1,649	1,649	0.0%	0.0%	0.0%	—	—	—
Class C4 - TCEH Unsecured Debt Claims (Unsecured Debt)	[L]	5,124	5,124	5,124	0.0%	0.0%	0.0%	—	—	—
Class C5 - TCEH General Unsecured Claims	[L]	1,067	1,067	1,067	0.0%	0.0%	0.0%	—	—	—
Class C6 - EFCH General Unsecured Claims	[L]	10	10	10	0.0%	0.0%	0.0%	—	—	—
Class C7 - TCEH Debtors Intercompany Claims	[L] [I]	18,538	18,538	18,538	0.0%	0.0%	0.0%	—	—	—
Class C8 - Non-TCEH Debtors Intercompany Claims	[L] [I]	—	—	—	0.0%	0.0%	0.0%	—	—	—
Class C9 - Interests in TCEH Debtors Other Than TCEH/EFCH	[L]	—	—	—	0.0%	0.0%	0.0%	—	—	—
Class C10 - Interests in TCEH and EFCH	[L]	—	—	—	0.0%	0.0%	0.0%	—	—	—

Total General Unsecured Claims		46,834	46,160	45,292				—	—	—

Remaining Amount Available for Distribution								—	—	—

17

EXHIBIT 2

PROCEEDS WATERFALL

“CHECK-THE-BOX” IS EFFECTIVE FOR ALL CURRENTLY DISREGARDED ENTITIES

Total EFCH Summary - Check the Box
($ in millions)					Potential Recovery
		12/31/14 Net Book Value	Adjustments	Liquidation Balance	Recovery Estimate %			Recovery Estimate $
Assets	Notes				Low	Middle	High	Low	Middle	High

Gross Liquidation Proceeds:
Cash	[A]	2,746	(801)	1,944	100%	100%	100%	1,944	1,944	1,944
Accounts Receivable	[B]	588	(97)	491	75%	88%	100%	368	430	491
Inventory	[C]	468	—	468	41%	51%	61%	192	239	287
Property, Plant & Equipment	[D]	12,208	(5,072)	7,137	78%	87%	99%	5,537	6,204	7,096
Commodity and Derivative Assets	[E]	506	(506)	—	0%	0%	0%	—	—	—
Intangibles / Intellectual Property	[F]	3,685	(1,401)	2,284	78%	88%	100%	1,788	2,000	2,284
Other Assets	[G] [H]	83	9	92	5%	8%	10%	5	7	9
Intercompany Balances Owed	[I]	7	(2)	5	25%	50%	75%	1	3	4
Investments	[J]	934	(907)	27	100%	100%	100%	27	27	27

Total Assets		21,225	(8,778)	12,447	79%	87%	98%	9,862	10,853	12,142

					Rates
					Low	Middle	High
Less: Liquidation Adjustments
Post-Conversion Cash Flow	[K]							88	88	88
Retention Costs	[K]							(123)	(86)	(49)
Estate Wind-Down Costs	[K]							(35)	(35)	(35)
Professional Fees	[K]				1.0%	0.8%	0.5%	(99)	(81)	(61)
Ch. 7 Trustee Fees	[K]				1.0%	1.0%	1.0%	(99)	(109)	(121)

Total Liquidation Adjustments								(268)	(223)	(179)
Net Liquidation Proceeds Available for Distribution to Creditors (ex. Unencumbered Assets / Avoidance Actions)								9,595	10,630	11,964

		Claims			% Recovery
		Low	Middle	High	Low	Middle	High
Less: Superpriority Carve-Out Claims	[L]	50	50	50	100.0%	100.0%	100.0%	50	50	50

Remaining Amount Available for Distribution								9,545	10,580	11,914

Less: RCT Reclamation Support Carve-out	[L]	—	—	—	0.0%	0.0%	0.0%	—	—	—

Remaining Amount Available for Distribution								9,545	10,580	11,914

Less: TCEH DIP Claims	[L]	1,437	1,437	1,437	100.0%	100.0%	100.0%	1,437	1,437	1,437

Remaining Amount Available for Distribution								8,108	9,143	10,476

Less: Class C1 - Other Secured Claims	[L]	142	142	142	100.0%	100.0%	100.0%	142	142	142

Remaining Amount Available for Distribution								7,966	9,001	10,335

Less: Class C3 - TCEH First Liens	[L] [M] [N]	23,981	23,981	23,981	33.2%	37.5%	43.1%	7,966	9,001	10,335

Remaining Amount Available for Distribution								—	—	—
Plus: Recovery of Unencumbered Assets	[O]							—	—	—

Adjusted Remaining Amount Available for Distribution								—	—	—

Less: Superpriority Adequate Protection Lien	[M]	—	—	—	0.0%	0.0%	0.0%	—	—	—

Remaining Amount Available for Distribution								—	—	—
Plus: Recovery on Avoidance Actions	[N] [O]							—	—	—

Adjusted Remaining Amount Available for Distribution								—	—	—

Less: Admin / Priority Claims
Administrative Claims	[L]	2,695	2,695	2,695	0.0%	0.0%	0.0%	—	—	—
Priority Tax Claims	[L]	—	—	—	0.0%	0.0%	0.0%	—	—	—
Deconsolidation Tax	[L] [G]	1,737	2,098	2,564	0.0%	0.0%	0.0%	—	—	—
Class C2 - Other Priority Tax Claims Against the TCEH Debtors	[L]	—	—	—	0.0%	0.0%	0.0%	—	—	—

Total Admin / Priority Claims		4,432	4,793	5,259				—	—	—

Remaining Amount Available for Distribution								—	—	—

Less: General Unsecured Claims
Class C3 - TCEH First Liens (Deficiency Claim)	[L] [N]	16,015	14,979	13,646	0.0%	0.0%	0.0%	—	—	—
Admin / Priority Claims (Deficiency Claim)	[L]	4,432	4,793	5,259	0.0%	0.0%	0.0%	—	—	—
Class C4 - TCEH Unsecured Debt Claims (Second Lien Debt)	[L]	1,649	1,649	1,649	0.0%	0.0%	0.0%	—	—	—
Class C4 - TCEH Unsecured Debt Claims (Unsecured Debt)	[L]	5,124	5,124	5,124	0.0%	0.0%	0.0%	—	—	—
Class C5 - TCEH General Unsecured Claims	[L]	1,067	1,067	1,067	0.0%	0.0%	0.0%	—	—	—
Class C6 - EFCH General Unsecured Claims	[L]	10	10	10	0.0%	0.0%	0.0%	—	—	—
Class C7 - TCEH Debtors Intercompany Claims	[L] [I]	18,538	18,538	18,538	0.0%	0.0%	0.0%	—	—	—
Class C8 - Non-TCEH Debtors Intercompany Claims	[L] [I]	—	—	—	0.0%	0.0%	0.0%	—	—	—
Class C9 - Interests in TCEH Debtors Other Than TCEH/EFCH	[L]	—	—	—	0.0%	0.0%	0.0%	—	—	—
Class C10 - Interests in TCEH and EFCH	[L]	—	—	—	0.0%	0.0%	0.0%	—	—	—

Total General Unsecured Claims		46,835	46,161	45,293				—	—	—

Remaining Amount Available for Distribution								—	—	—

19

EXHIBIT H

DISCLOSURE STATEMENT ORDER

[TO COME]

EXHIBIT I

CONFIRMATION SCHEDULING ORDER

[TO COME]